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As filed with the Securities and Exchange Commission on October 27, 2006

Registration No. 333-135782

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERTZ GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
 (See table of additional registrants on following page.)

Delaware (State or other jurisdiction of incorporation or organization)	7514 (Primary Standard Industrial Classification Code Number)	20-3530539 (I.R.S. Employer Identification Number)
225 Brae Boulevard Park Ridge, New Jersey 07656-0713 (201) 307-2000 (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

Harold E. Rolfe, Esq.
Senior Vice President, General Counsel and Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With copies to:
Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Rod Miller, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Proposed maximum offering price per share(1)	Amount of Registration Fee(3)

Common Stock, $.01 par value	$1,826,464,500	$18.00	$195,432

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes 13,235,250 shares of Common Stock subject to the underwriters' option.

(2)
Includes 88,235,000 shares to be sold by Hertz Global Holdings, Inc. and 13,235,250 shares subject to the underwriters' option to be sold by the selling stockholders.

(3)
Includes $107,000 previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 27, 2006.

88,235,000 Shares

Hertz Global Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus as "Hertz Holdings."

        Hertz Holdings is offering 88,235,000 shares to be sold in this offering. Hertz Holdings intends to use a portion of the net proceeds of the offering to pay a special cash dividend to holders of record of its common stock immediately prior to this offering. The record date for this potential dividend will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments or distributions in connection with this dividend.

        Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00. Hertz Holdings has been approved to list the common stock on the New York Stock Exchange under the symbol HTZ.

        See "Risk Factors" on page 27 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Hertz Holdings	$	$

        To the extent that the underwriters sell more than 88,235,000 shares of common stock, the underwriters have the option to purchase up to an additional 13,235,250 shares from the selling stockholders at the initial public offering price less the underwriting discount. Hertz Holdings will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

        The underwriters expect to deliver the shares against payment in New York, New York on                        , 2006.

Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.
Deutsche Bank Securities		JPMorgan

Morgan Stanley

Credit Suisse	UBS Investment Bank	Wachovia Securities

Prospectus dated                        , 2006.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        We have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as

ii

an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        The public may read and copy any reports or other information that we and our subsidiaries file with the SEC. Such filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Unless the context otherwise requires, in this prospectus, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz Holdings, (iii) "we," "us" and "our" mean (a) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (b) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly owned equipment rental subsidiary, together with our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "equipment" means industrial, construction and material handling equipment, (vii) "EBITDA" means consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization and (viii) "Corporate EBITDA" means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully described in the agreements governing Hertz's senior credit facilities.

        On December 21, 2005, or the "Closing Date," an indirect, wholly owned subsidiary of Hertz Holdings acquired all of Hertz's common stock from Ford Holdings LLC, or "Ford Holdings," pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company, or "Ford," Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or, collectively, the "Sponsors," currently own over 99% of the common stock of Hertz Holdings. We refer to the acquisition of all of Hertz's common stock as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions." The "Successor period ended December 31, 2005" refers to the 11-day period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005. The term "Successor" refers to us following the Acquisition and the term "Predecessor" refers to us prior to the Closing Date.

        The "Restatement" refers to the restatement by Hertz of its previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005. See Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus for more information regarding the Restatement.

        Certain financial information in this prospectus for the Predecessor period ended December 20, 2005 (as restated) and Successor period ended December 31, 2005 has been presented on a combined basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" for a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis.

iii

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors," beginning on page 27 and our financial statements and notes to those financial statements included elsewhere in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,600 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through over 340 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

        We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.6% over the last 20 years, with year-over-year growth in 18 of those 20 years. For the year ended December 31, 2005 and the six months ended June 30, 2006, we generated consolidated revenues of $7,469.2 million and $3,827.2 million, respectively, income (loss) before income taxes and minority interest of $541.7 million and $(6.0) million, respectively, and net income (loss) of $350.0 million and $(31.4) million, respectively. For a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

Our Segments

        The table below sets forth key financial and other facts concerning our car rental and equipment rental business segments as of December 31, 2005 or for the year then ended, unless otherwise indicated. For the year ended December 31, 2005 and the six months ended June 30, 2006, our corporate and other segment had revenues of $7.1 million and $3.8 million, respectively, and losses before income taxes and minority interest of $72.0 million and $190.3 million, respectively. For more details regarding the key financial and other facts appearing below, see "Business," and for more information concerning our segment financial data, see Note 11 to the Notes to our audited annual consolidated financial statements and Note 10 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

	Car Rental			Equipment Rental
		Year Ended December 31, 2005	Six Months Ended June 30, 2006		Year Ended December 31, 2005	Six Months Ended June 30, 2006
	(Dollars in millions, unless otherwise indicated)			(Dollars in millions, unless otherwise indicated)
Revenues		$6,046.8	$3,039.8		$1,415.3	$783.6
Income (Loss) Before Income Taxes and Minority Interest		$374.6	$78.4		$239.1	$105.9
Key Facts	•	#1 worldwide general use car rental brand(1)		•	One of the largest equipment rental companies in the U.S. and Canadian
	•	#1 brand overall at U.S. airports with a			markets combined
		#1 position in each of the business and leisure markets(2)		•	Industry participant for over 40 years with a majority of its operations developed
	•	#1 overall airport market position at 69			from organic growth
		major European airports		•	Worldwide same store sales growth in
	•	Approximately 28 million annual transactions			each of the past eleven quarters, over the comparable quarter in the preceding year
	•	Balanced rental revenue base of 53% leisure and 47% business		•	27 month average fleet age in the United States, one of the youngest fleets in the
	•	Over 80% of revenues generated from			industry
		affiliated customer channels, including		•	Broad diversity of fleet and customers
		over 60 travel industry partnerships		•	Nationwide presence in the United States,
	•	Average of 438,800 company-operated cars in the fleet in 2005, with an average net book value of $8.3 billion			Canada, France and Spain, with over 40% of rental revenues derived from national accounts
				•	Total of 208,000 pieces of equipment, with an average fleet acquisition cost during 2005 of $2.6 billion

(1)
Market position based on management estimate

(2)
Business and leisure market positions based on management estimate

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States. Both industries are large with favorable growth trends and opportunities.

        We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2006 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $19 billion in 2005 and have grown at a 4.9% compound annual growth rate since 1990, including 7.2% growth in 2005. We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." The Federal Aviation Administration, or "FAA," projected in the first half of 2006 that U.S. domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. According to Euromonitor International, car rentals in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. The International Air Transport Association, or "IATA," projected in October 2005 that annual international enplanements would grow at a compound annual rate of 5.6% from 2005 to 2009. The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired.

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $31 billion in annual revenues. We believe that the industry grew at a 9.7% compound annual growth rate between 1991 and 2005. The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F. W. Dodge received during the first quarter of 2006, U.S. non-residential construction spending is projected to grow at an annual rate of 9% and 7% in 2006 and 2007, respectively. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

Our Strengths

  Premier Global Brand and Service Offerings

        We believe that our premier brand and service offerings have allowed us to create and maintain a loyal customer base and command premium pricing across our businesses.

        Car Rental.    The Hertz brand is one of the most recognized brands in the world. It has been the only travel company brand to be listed in Business Week's "100 Most Valuable Global Brands," and has been included in this list during each year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. Our customer surveys indicate that, in the United States, Hertz is the car rental brand most associated with the highest quality service, which is consistent with numerous published best-in-class car rental awards that we have won over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our global expedited rental program, Hertz #1

Club Gold, which accounted for approximately 40% of our car rental transactions worldwide for the twelve months ended June 30, 2006.

        Equipment Rental.    HERC, which is operated under the Hertz Equipment Rental brand, has long been a leader in equipment rental in the United States. We believe HERC was the first equipment rental company to develop an extensive national account program, which continues to be the source of substantial revenues. HERC's leadership position has recently been enhanced through a substantial investment in sales force automation and the operation of a high quality and diverse fleet. From January 1, 2004 through June 30, 2006, we invested $1.4 billion, net of dispositions, in HERC's U.S. fleet, thereby reducing its average age to 25 months, which we believe is one of the youngest fleets in the industry.

  Clear and Sustained Market Leadership Position in Car Rental

        We believe that Hertz is the leading worldwide general use car rental system, based on revenues. In the United States, we maintain the overall leading market share of airport car rentals among both business and leisure customers. Based on reported industry revenues for 2005 and the four months ended April 30, 2006, our market share at the 180 largest U.S. airports where we operate was over 28%, and we had a margin of approximately nine percentage points over the closest competing brand. We have maintained a leadership position for more than 30 years. We also believe that we had the largest market share, by reported revenues on a collective basis in 2005, at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity was available.

  Global, Diversified Business Mix

        We believe that our mix of businesses, customer types, end-markets, distribution channels and geographies provides us with a diverse revenue stream that positions us to capitalize on growth opportunities throughout our markets and makes us less vulnerable to economic cycles and events that might negatively affect either of our industries or any specific geography. Within our car rental business, we maintain a relatively balanced mix of leisure and business rentals (representing 53% and 47%, respectively, of our car rental revenues for the year ended December 31, 2005 and 51% and 49%, respectively, of our car rental revenues for the six months ended June 30, 2006), and utilize a broad range of distribution channels and partnerships. Within our equipment rental business, we serve a wide variety of industries and have a broad mix of end customers from local contractors to large national industrial accounts.

  Affiliated Customer Strategy Drives Premium Pricing and Customer Loyalty

        Over 80% of our car rental revenues are derived from affiliated customer channels, such as corporate accounts, associations and travel industry partnerships. We believe that we are one of only two car rental brands that have the service offerings and market presence to consistently serve these affiliated customer channels on a global basis. Our corporate accounts, which account for approximately 40% of our car rental revenues, represent a predictable source of revenues and a customer base that values our premium customer service. We have a leading position with this type of customer and provide our car rental services to most Fortune 500 companies. Our distribution partnerships include over 60 airlines, railroads and hotel chains worldwide, as well as leading traditional and online travel agencies and affiliations with non-travel organizations and associations.

  Best-in-Class Fleet and Fleet Management

        Car Rental.    Our worldwide car rental fleet includes cars from over 30 manufacturers, and we believe our U.S. fleet mix is significantly more diversified than those of most of our major competitors.

In the twelve months ended June 30, 2006, six manufacturers each supplied more than 5% of our U.S. fleet, while seven manufacturers each supplied more than 5% of our international fleet. We have longstanding relationships with leading American, European, Japanese and Korean automakers, enabling us to provide a wide variety of car models and brands to our customers. The diversity of our car fleet enables us to design innovative rental offerings, such as the Prestige, Fun and Green Collections, that help us maintain a competitive advantage over our competitors. In addition, we have substantial experience in the complex process of managing the mix of cars subject to manufacturer repurchase and similar programs, or "program cars," and other cars, or "risk cars," in our fleet. We maintain an extensive infrastructure that supports the efficient disposition of risk cars and enables us to be opportunistic when evaluating the relative merits of purchasing program and risk cars.

        Equipment Rental.    We believe that our U.S. equipment rental fleet is one of the youngest in the industry, offering a value proposition to our customers in terms of productivity, safety and operator use enhancements while simultaneously reducing HERC's maintenance costs and fleet downtime. Our diverse U.S. equipment rental fleet enables us to meet the rental equipment needs of many customers; moreover, we are further diversifying our fleet through the addition of general rental and specialty equipment at many locations. Our over 40 years of experience in the procurement and disposition of equipment allows us to adjust our fleet size efficiently in light of market trends.

  Proprietary Strategic Information Systems

        We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations and sales and marketing, as well as aspects of billing, finance, accounting and other reporting systems. Since January 1, 2001, we have invested more than $300 million in our proprietary information systems and computer equipment to permit us to conduct our business more efficiently and enhance our ability to offer innovative services. Our information systems, which we believe are unique in the car and equipment rental industries, permit us to provide superior end-to-end service to customers, maintain effective pricing structures in a rapidly changing environment, utilize our fleets efficiently and maintain a high level of control over our geographically dispersed operations.

  Experienced and Proven Management Team

        We have an experienced management team committed to maintaining operational excellence. Our management team has extensive knowledge of the car and equipment rental industries. While Craig R. Koch, our former Chief Executive Officer, relinquished the title of Chief Executive Officer and became Chairman of our Board of Directors effective July 19, 2006, we have employed our nine next most senior executive officers other than Mark P. Frissora, our current Chief Executive Officer, for an average of 26 years. Our regional and country managers also have a great deal of experience, having been employed by us for an average of 20 years and having been in their current positions for an average of seven years. Mr. Frissora, previously the Chairman and Chief Executive Officer of Tenneco Inc., replaced Mr. Koch as our Chief Executive Officer effective July 19, 2006. Mr. Frissora served in various management positions at Tenneco Inc. over the past 10 years, including as Chief Executive Officer since 1999 and Chairman since 2000. Prior to joining Tenneco Inc., Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation for five years and, in the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. We believe our stock incentive plan closely aligns the interests of our management team and our stockholders.

Our Strategy

        Further Enhance Our Premier Car Rental Brand, Differentiated Service Offering and Affiliated Customer Base

        The Hertz brand is recognized for superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation. We believe that consistent investments in our core business activities, particularly in the areas of brand, facilities, technology, training and customer loyalty initiatives, will improve customer satisfaction and further enhance our premium brand position and product offerings. Continuing to strengthen these attributes will allow us to build our affiliated customer base and increase our share of profitable business.

  Pursue Profitable Growth within Our Car Rental Business

        We believe that we have significant opportunities for growth within our global car rental business that will allow us to sustain growth rates in this business consistent with historical levels.

        U.S. Airport Market.    We intend to maintain or expand our leading market share in the U.S. airport rental business and to continue to build upon our brand positioning and service differentiation, allowing us to capitalize on opportunities in the business and leisure travel markets and further strengthen the advantages arising from our leading market share position.

        U.S. Off-Airport Market Opportunities.    We intend to leverage our significant recent investment in our U.S. off-airport network and to expand the network to enable us to further penetrate the large and growing insurance replacement rental market, as well as to increase our share of other off-airport business and leisure rentals. In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. Through this investment, we believe we have achieved critical scale in the off-airport market and will continue to grow our revenue by increasing penetration in the insurance rental replacement market through new and existing insurance company customers as well as with our traditional business and leisure customers as evidenced by our off-airport revenue growth of approximately 46% over the two years ended December 31, 2005. We believe our off-airport platform has significant future growth potential.

        European Markets.    We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the presence of high volume, low cost air carriers and increasing use of the Internet throughout the continent. We intend to continue to build on our affiliated relationships with travel providers and other associations in Europe to increase our penetration of the European market. We also intend to increase our participation in the off-airport portion of the car rental market in Europe, especially in leisure, replacement and light trucks.

  Increase Share of the Fragmented U.S. Equipment Rental Market

        We believe that our emphasis on customer service, large national account base, prominent brand name and diverse and comparatively young rental fleet will position HERC to continue to gain market share in the highly fragmented U.S. equipment rental market. HERC is pursuing growth through an expansion in a number of mid- to large-sized metropolitan areas, many of which will be in markets with high growth potential for HERC and adjacent to current operations, which will allow us to leverage existing infrastructure and customer relationships. We also plan to further increase our presence in the general rental, industrial and specialty equipment markets, many of which can be served from HERC's existing locations and provide incremental opportunities to increase revenues, margins and return on investment.

  Further Improve Profitability, Cash Flow and Return on Capital

        We believe that there are opportunities to further increase the productivity of our operations, thereby improving our profit margins and capital efficiency, as the profit margins that we have achieved in our car rental business during the twelve months ended June 30, 2006 are below our peak levels of profitability achieved in 2000. These opportunities include reducing our cost structure through process improvements and other reductions in operating costs. We also believe that we can improve our profitability by leveraging the investments we have made in building our off-airport business, in upgrading our airport facilities and through the use of our enhanced information systems to optimize our pricing, yield management and fleet utilization generally. In addition, we believe, based on our current business plans, capital structure, and the like-kind exchange programs implemented in connection with our car rental and equipment rental fleets, we will not be required to pay material U.S. federal income taxes for several years.

Recent Developments

Expected Results for the Nine Months Ended September 30, 2006

        The following are our expectations of our financial results for the Successor nine month period ended September 30, 2006, and corresponding data for the Predecessor nine month period ended September 30, 2005. We have not finalized our financial statements for the Successor nine month period ended September 30, 2006, and it is therefore possible that our actual results may vary from the expectations set forth below. Moreover, our expected results for the Successor nine month period ended September 30, 2006 and the results for the Predecessor nine month period ended September 30, 2005 are unaudited. In our opinion, the expected results disclosed below include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of our financial statements.

        For the Successor nine month period ended September 30, 2006, we expect to report consolidated revenues of $6,067.8 million, income before income taxes and minority interest of $157.9 million, net income of $76.1 million, EBITDA of $2,323.9 million and Corporate EBITDA of $1,017.1 million. For the Predecessor nine month period ended September 30, 2005, we had consolidated revenues of $5,626.5 million, income before income taxes and minority interest of $454.3 million, net income of $325.3 million, EBITDA of $2,127.7 million and Pro Forma Corporate EBITDA of $882.0 million. For a discussion of our use and presentation of EBITDA and Corporate EBITDA, see footnote (h) to our summary historical and unaudited pro forma financial data beginning on page 20 of this prospectus. The following table reconciles actual net income to EBITDA and Corporate EBITDA for the Predecessor nine month period ended September 30, 2005 and our estimated net income to our estimated EBITDA and estimated Corporate EBITDA for the Successor nine month period ended September 30, 2006 (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Net income(1)	$325.3	$76.1
Depreciation and amortization(2)	1,329.6	1,505.6
Interest expense, net of interest income(1)(3)	353.2	672.6
Provision for taxes on income	119.6	69.6

EBITDA	2,127.7	2,323.9
Adjustments:
Deduct pro forma car rental fleet interest(4)	(243.2)	(304.1)
Deduct car rental fleet depreciation(5)	(1,027.0)	(1,110.1)
Non-cash expenses and charges(6)	15.6	102.6
Extraordinary, unusual or non-recurring gains or losses(7)	8.9	2.3
Sponsors' fees	—	2.5

Pro forma Corporate EBITDA(4)	$882.0	$1,017.1

        The following table reconciles actual net cash provided by operating activities to EBITDA for the Predecessor nine month period ended September 30, 2005 and our estimated net cash provided by operating activities to EBITDA for the Successor nine month period ended September 30, 2006 (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Net cash provided by operating activities	$1,744.2	$2,197.6
Stock-based employee compensation	(4.6)	(20.9)
Provision for public liability and property damage	(126.7)	(129.1)
Minority interest	(9.5)	(12.3)
Deferred income taxes	283.9	(61.0)
Payments of public liability and property damage claims and expenses	124.6	138.0
Provision for taxes on income	119.6	69.6
Interest expense, net of interest income	353.2	672.6
Net changes in assets and liabilities	(357.0)	(530.6)

EBITDA	$2,127.7	$2,323.9

        For the Predecessor nine month period ended September 30, 2005, we had car rental revenues of $4,560.0 million and income before income taxes and minority interest attributable to our car rental segment of $325.2 million. For the Successor nine month period ended September 30, 2006, we expect to report car rental revenues of $4,825.3 million and income before income taxes and minority interest attributable to our car rental segment of $283.1 million.

        For the Predecessor nine month period ended September 30, 2005, we had equipment rental revenues of $1,021.1 million and income before income taxes and minority interest attributable to our equipment rental segment of $167.3 million. For the Successor nine month period ended September 30, 2006, we expect to report equipment rental revenues of $1,236.6 million and income before income taxes and minority interest attributable to our equipment rental segment of $190.3 million.

        The following table sets forth car rental operating data for the Predecessor nine month period ended September 30, 2005, as well as car rental operating data that we expect to report for the Successor nine month period ended September 30, 2006:

	Predecessor	Successor
	Nine Months Ended or As of September 30,
	2005	2006
Worldwide transaction days(8) (in thousands)	93,077	93,876
Domestic	65,503	65,178
International	27,574	28,698
Worldwide rental rate revenue per transaction day(9)	$41.90	$43.02
Domestic	$42.14	$43.61
International	$41.34	$41.70
Worldwide average number of company-operated cars during period	444,300	441,600
Domestic	305,300	298,500
International	139,000	143,100
Worldwide revenue earning equipment, net (in millions of dollars)	$8,574.2	$8,141.1

        The following table sets forth equipment rental operating data for the Predecessor nine month period ended September 30, 2005, as well as equipment rental operating data that we expect to report for the Successor nine month period ended September 30, 2006 (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Rental and rental related revenue(10)	$905.4	$1,078.4
Same store revenue growth(11)	22.5%	22.0%
Average acquisition cost of rental equipment operated during period	$2,544.0	$2,976.0
Revenue earning equipment, net	$1,975.9	$2,523.3

        The following table sets forth balance sheet data for the Predecessor as of September 30, 2005, as well as balance sheet data that we expect to report for the Successor as of September 30, 2006 (dollars in millions):

	Predecessor	Successor
	As of September 30,
	2005	2006
Cash and equivalents	$771.7	$440.7
Total assets	15,538.6	19,465.4
Total debt	10,597.9	13,955.5
Total fleet debt(12)	1,572.1	7,529.4
Total corporate debt(13)	9,025.8	6,426.1
Stockholders' equity	1,702.0	1,453.2

(1)
For the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, includes corporate minority interest of $9.5 million and $12.3 million, respectively. For the Successor nine month period ended September 30, 2006, includes $0.1 million of audit fees and $23.8 million of interest expense attributable to Hertz Holdings.

(2)
For the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, depreciation and amortization was $1,136.3 million and $1,245.4 million, respectively, in our car rental segment and $189.5 million and $255.7 million, respectively, in our equipment rental segment.

(3)
For the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, interest expense, net of interest income was $263.9 million and $323.2 million, respectively, in our car rental segment and $63.9 million and $101.3 million, respectively, in our equipment rental segment.

(4)
As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for certain car rental fleet related interest. For the Predecessor nine month period ended September 30, 2005, car rental fleet interest has been calculated on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor nine month period ended September 30, 2006, car rental fleet interest is based on actual results.

(5)
As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for car rental fleet depreciation. For pro forma purposes, car rental fleet depreciation does not vary from the historical amounts. For the nine months ended September 30, 2006, car rental fleet depreciation is based on actual results.

(6)
For the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, non-cash expenses and charges were $8.8 million and $56.8 million, respectively, in our car rental segment and $0.3 million and $0.0 million, respectively, in our equipment rental segment.

As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. The adjustments reflect the following (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Corporate non-cash stock-based employee compensation charges	$4.6	$20.9
Corporate unrealized losses (gains) on currency translation of Euro denominated senior notes	—	19.2
Non-cash amortization of debt financing costs included in car rental fleet interest	—	56.8
Non-cash charges for workers' compensation	8.9	—
Corporate non-cash charges for public liability and property damage	2.1	—
Corporate non-cash charges for pension	—	2.7
Corporate unrealized losses on derivatives	—	3.0

Total	$15.6	$102.6

(7)
As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits. The adjustments reflect the following (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
European car rental relocation costs	$4.0	$—
Car rental concession settlement	1.0	—
Car rental insurance settlements	(3.6)	—
Charge related to Hurricane Katrina:	—
Car rental	1.5	—
Equipment rental	1.2	—
Car rental value added tax settlement	1.7	—
Corporate pension settlement loss recorded in connection with the Supplemental Employee Retirement Plan	1.1	—
Car rental legal settlements	2.0	—
Cost incurred in closing of car sales locations	—	2.3

Total	$8.9	$2.3

(8)
Transaction days represents the total number of days that vehicles were on rent during the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006.

(9)
For a discussion of our use and calculation of car rental rate revenue and rental rate revenue per transaction day, see footnote (l) beginning on page 25 of this prospectus. The following table reconciles our car rental revenue to our rental rate revenue and rental rate revenue per transaction day for the Predecessor nine month period ended September 30, 2005, and our estimated car rental revenue to our estimated rental rate revenue and estimated rental rate revenue per transaction day for the Successor nine month period ended September 30, 2006 (dollars in millions, except as noted):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Car rental revenue per statement of operations	$4,526.1	$4,745.6
Non-rental rate revenue	(559.1)	(633.3)
Foreign currency adjustment	(66.8)	(73.5)

Rental rate revenue	$3,900.2	$4,038.8

Transaction days (in thousands)	93,077	93,876
Rental rate revenue per transaction day (in dollars)	$41.90	$43.02
(10)
For a discussion of our use and calculation of equipment rental and rental related revenue, see footnote (m) on page 26 of this prospectus. The following table reconciles our equipment rental revenue to our equipment rental and rental related revenue for the Predecessor nine month period ended September 30, 2005, and our estimated equipment rental revenue to our estimated equipment rental and rental related revenue for the Successor nine month period ended September 30, 2006 (dollars in millions):

	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
Equipment rental revenue per statement of operations	$1,020.9	$1,236.2
Equipment sales and other revenue	(113.7)	(147.2)
Foreign currency adjustment	(1.8)	(10.6)

Rental and rental related revenue	$905.4	$1,078.4

(11)
Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

(12)
As of September 30, 2005, fleet debt consists of pre-Acquisition ABS Notes; ABS commercial paper; and capital lease financings. As of September 30, 2006, fleet debt consists of our U.S. fleet debt; obligations incurred under our international fleet debt facilities; capital lease financings relating to revenue earning equipment that are outside the international fleet debt facilities; and the pre-Acquisition ABS Notes.

(13)
As of September 30, 2005, corporate debt consists of our senior unsecured notes; Euro medium term notes issued prior to the Acquisition; and certain other indebtedness of our domestic and international subsidiaries. As of September 30, 2006, corporate debt consists of senior unsecured notes and Euro medium term notes issued prior to the Acquisition; borrowings under our senior term facility; borrowings under our senior ABL facility; our senior notes; our senior subordinated notes; and certain other indebtedness of our domestic and international subsidiaries.

New Chief Executive Officer

        On July 17, 2006, we entered into an employment agreement with Mark P. Frissora, previously the Chairman and Chief Executive Officer of Tenneco Inc., who replaced Mr. Koch as our Chief Executive Officer effective July 19, 2006. Mr. Frissora also became a member of our Board of Directors as of July 19, 2006. As of that date, Craig R. Koch, our former Chief Executive Officer, became Chairman of our Board of Directors and George W. Tamke became Lead Director and Chairman of the Executive Committee of the Board of Directors. Mr. Frissora is expected to assume Mr. Koch's role as Chairman of the Board of Directors in late 2006 or early 2007. For a more detailed description of the terms of Mr. Frissora's employment, see "Management—Employment Agreements."

Hertz Holdings Loan Facility and Hertz Holdings Dividends

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit

Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, which we refer to in this prospectus as the "Hertz Holdings Loan Facility," for the purpose of paying a dividend to the holders of our common stock and paying fees and expenses related to the facility. Under the terms of the financing, Hertz Holdings will be required to pay interest in cash, but only to the extent that funds are available by way of dividend from Hertz to do so in accordance with applicable law and the instruments governing Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing Hertz's existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay the accrued and unpaid interest in cash without violating these restrictions. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders on June 30, 2006, which we refer to in this prospectus as the "Hertz Holdings Dividend." It is anticipated that the Hertz Holdings Loan Facility will be repaid with the proceeds to us from this offering. Because affiliates of certain of the underwriters are lenders under the Hertz Holdings Loan Facility, affiliates of such underwriters will receive a substantial portion of the proceeds of this offering. For a more detailed description of the Hertz Holdings Loan Facility, see "Description of Certain Indebtedness—Hertz Holdings Loan Facility."

        Prior to the consummation of this offering, we intend to declare a special cash dividend, payable promptly following completion of this offering to holders of record of our common stock on the date of the declaration, or the "dividend record date." This dividend will be funded by the proceeds to us from the sale of the common stock offered hereby after deducting underwriting discounts and commissions and offering expenses, to the extent such net proceeds exceed the amounts required to repay obligations outstanding under the Hertz Holdings Loan Facility. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of approximately $1.83 per share, or $426.8 million in the aggregate.

        The dividend record date for this potential dividend will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments or distributions in connection with this additional dividend on shares purchased in this offering.

Principal Stockholders

        Investment funds associated with or designated by the Sponsors invested approximately $2,295.0 million in the aggregate in connection with the Acquisition. These funds currently own over 99% of our outstanding common stock, and, following the completion of this offering, will continue to own approximately 72% of our outstanding common stock. On June 30, 2006, investment funds associated with or designated by the Sponsors received approximately $991.4 million, or approximately 99% of the aggregate amount paid to Hertz Holdings stockholders in connection with the Hertz Holdings Dividend. These funds will receive approximately $421.5 million in the aggregate in connection with the payment of the special cash dividend to be funded by the proceeds to us from this offering, after deducting underwriting discounts, commissions and offering expenses, to the extent these net proceeds exceed the amount required to repay obligations outstanding under the Hertz Holdings Loan Facility. Also, assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, if the underwriters exercise in full their option to purchase additional shares, these funds will receive an additional approximately $214.9 million in aggregate net proceeds from the sale of shares of our common stock.

        Of the nine members currently serving on our Board of Directors, seven are principals of the Sponsors. Under the terms of the Amended and Restated Stockholders Agreement to be entered into among the Sponsors in connection with this offering, the Sponsors will each have certain rights regarding the nomination of candidates for election to the Board of Directors. Upon completion of this offering, investment funds associated with or designated by the Sponsors will continue to have the right to nominate a majority of the members of our Board of Directors. In addition, this agreement will continue to provide rights and restrictions with respect to certain transactions in our securities entered into by such investment funds.

        Pursuant to consulting agreements entered into with each of the Sponsors, in connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor ($75 million in the aggregate) for certain direct acquisition and finance related services provided by the Sponsors and their affiliates. During 2006, pursuant to the consulting agreements, Hertz has paid $2.25 million in the aggregate, plus out of pocket expenses, to the Sponsors. Upon completion of this offering, each of these agreements will be terminated for a fee of $5 million ($15 million in the aggregate).

  Clayton, Dubilier & Rice

        Clayton, Dubilier & Rice Fund VII, L.P. and related funds are private investment funds managed by Clayton, Dubilier & Rice, Inc., or "CD&R." CD&R is a leading private equity investment firm that employs an integrated operational and financial approach to build and grow portfolio businesses. Approximately half of the firm's principals are seasoned corporate executives from major industrial enterprises and the remainder come from mergers and acquisitions, financing or investment backgrounds. Since its founding in 1978, CD&R has managed the investment of over $6 billion in 38 businesses—mostly subsidiaries or divisions of large multibusiness corporations—representing a broad range of industries with an aggregate transaction value in excess of $30 billion and revenues of more than $40 billion. CD&R and its affiliates have offices in New York and London. Investment funds associated with or designated by CD&R currently own approximately one-third of our outstanding common stock and, following the completion of this offering, will continue to own approximately 24.2% of our outstanding common stock, or approximately $1,317.5 million in equity value, calculated at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus and assuming that the underwriters do not exercise their option to purchase additional shares.

  The Carlyle Group

        Carlyle Partners IV, L.P. and related funds are private investment funds managed by TC Group, L.L.C. The Carlyle Group, or "Carlyle," is a global private equity firm with $44.3 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, Carlyle has invested $22.4 billion of equity in 528 transactions for a total purchase price of more than $94.6 billion. Carlyle employs more than 670 people in 16 countries. In the aggregate, Carlyle portfolio companies have more than $68 billion in revenues and employ more than 300,000 people around the world. Investment funds associated with or designated by Carlyle currently own approximately one-third of our outstanding common stock and, following the completion of this offering, will continue to own approximately 23.9% of our outstanding common stock, or approximately $1,300.5 million in equity value, calculated at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus and assuming that the underwriters do not exercise their option to purchase additional shares.

  Merrill Lynch Global Private Equity

        ML Global Private Equity Fund, L.P. and related funds are private investment funds managed by certain private equity arm affiliates of Merrill Lynch & Co., Inc., or "MLGPE." MLGPE invests in companies with high growth/profitability prospects or strong cash flow characteristics and capable and experienced management teams. MLGPE's dedicated team of private equity professionals invests globally, across industries including general manufacturing, consumer products, as well as business and consumer services. MLGPE takes a partnership approach to investing with both management teams and other financial or strategic investors. Investment funds associated with or designated by MLGPE currently own approximately one-third of our outstanding common stock and, following the completion of this offering, will continue to own approximately 23.5% of our outstanding common stock, or approximately $1,283.5 million in equity value, calculated at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus and assuming that the underwriters do not exercise their option to purchase additional shares.

*        *        *        *

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

The Offering

Common stock offered	88,235,000 shares of common stock, par value $0.01 per share, of Hertz Holdings, or "our common stock."
Shares of common stock offered by Hertz Holdings	88,235,000
Shares of common stock outstanding after the offering	320,618,692
Option to purchase additional shares of common stock	The selling stockholders have granted the underwriters a 30-day option to purchase up to 13,235,250 shares of our common stock.
Use of proceeds	Our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $1,426.8 million. We intend to use the net proceeds of this offering to repay borrowings outstanding under the Hertz Holdings Loan Facility, with the remainder of the net proceeds, if any, to be used to pay an additional dividend that will be declared prior to the completion of this offering and will be payable promptly following completion of this offering to holders of record of our common stock on the dividend record date. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of approximately $1.83 per share, or $426.8 million in the aggregate.
We will not receive any proceeds from the sale of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares. The selling stockholders include affiliates of Merrill Lynch & Co., an underwriter in this offering. Because affiliates of certain of the underwriters are lenders under the Hertz Holdings Loan Facility, affiliates of such underwriters will receive a substantial portion of the proceeds of this offering. See "Use of Proceeds."
Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future.
Proposed New York Stock Exchange symbol	HTZ

        Unless we specifically state otherwise, all information in this prospectus:

    •
    assumes no exercise of the underwriters' option to purchase additional shares from the selling stockholders; and

    •
    excludes 15,833,354 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.96 per share (which weighted average exercise price is expected to be adjusted in connection with the payment of the additional dividend "Use of Proceeds").

        320,618,692 shares of our common stock will be outstanding after this offering.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 27 for risks involved in investing in our common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

        The following tables present summary historical and unaudited pro forma consolidated financial information and other data for our business. The summary consolidated statement of operations data presented below for the Predecessor period ended December 20, 2005 has been restated. For a discussion of the Restatement, see note (a) below and Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for each of the years ended December 31, 2003 and 2004, the Predecessor period ended December 20, 2005 (as restated) and the Successor period ended December 31, 2005 and the summary consolidated balance sheet data as of December 31, 2005 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited summary consolidated statement of operations data for the Predecessor six-month period ended June 30, 2005 and for the Successor six-month period ended June 30, 2006 and the unaudited summary condensed consolidated balance sheet data as of June 30, 2006 are derived from the unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

        The unaudited pro forma as adjusted financial data below for the year ended December 31, 2005 and for the six months ended June 30, 2005 reflects adjustments to our historical financial data to give effect to (i) the Transactions and the use of the net proceeds therefrom, (ii) the borrowings under the Hertz Holdings Loan Facility and the payment of the Hertz Holdings Dividend and (iii) the sale of the common stock offered by this prospectus and the use of the net sale proceeds to repay borrowings under the Hertz Holdings Loan Facility with the remainder of our proceeds, if any, to be used for general corporate purposes (which may include the repayment of borrowings under our senior credit facilities) as if such transactions had occurred on January 1, 2005 for income statement purposes. The pro forma as adjusted financial data below for the six months ended June 30, 2006 reflects adjustments to our historical financial data to give effect to the Hertz Holdings Loan Facility, the Hertz Holdings Dividend and the sale of common stock offered by this prospectus and the use of the net sale proceeds to repay borrowings under the Hertz Holdings Loan Facility with the remainder of our proceeds, if any, to be used for general corporate purposes (which may include the repayment of borrowings under our senior credit facilities) as if such transactions had occurred on January 1, 2005 for income statement purposes. The pro forma as adjusted financial data below as of June 30, 2006 reflects adjustments to our historical financial data to give effect to the sale of common stock offered by this prospectus and the use of the net sale proceeds to repay borrowings under the Hertz Holdings Loan Facility with the remainder of our proceeds, if any, to be used for general corporate purposes (which may include the repayment of borrowings under our senior credit facilities) as if such transactions had occurred on June 30, 2006 for balance sheet purposes.

        You should read the following summary historical and unaudited pro forma financial data in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Historical					Pro Forma as Adjusted
	Predecessor		Predecessor	Successor	Combined
	Years Ended December 31,		For the periods from			Year Ended December 31,
	2003	2004	January 1, 2005 to December 20, 2005 Restated(a)	December 21, 2005 to December 31, 2005	2005(a) Restated	2005
	(Dollars in millions except per share data)
Statement of Operations Data
Revenues
Car rental	$4,819.3	$5,430.8	$5,820.5	$129.4	$5,949.9	$5,949.9
Equipment rental	1,037.8	1,162.0	1,392.4	22.5	1,414.9	1,414.9
Other(b)	76.6	83.2	101.8	2.6	104.4	104.4

Total revenues	5,933.7	6,676.0	7,314.7	154.5	7,469.2	7,469.2
Expenses
Direct operating	3,316.1	3,734.4	4,086.3	103.0	4,189.3	4,263.8
Depreciation of revenue earning equipment(c)	1,523.4	1,463.3	1,555.9	43.8	1,599.7	1,612.5
Selling, general and administrative	501.7	591.3	623.4	15.1	638.5	645.0
Interest, net of interest income(d)	355.0	384.4	474.2	25.8	500.0	885.8

Total expenses	5,696.2	6,173.4	6,739.8	187.7	6,927.5	7,407.1

Income (loss) before income taxes and minority interest	237.5	502.6	574.9	(33.2)	541.7	62.1
(Provision) benefit for taxes on income(e)	(78.9)	(133.9)	(191.3)	12.2	(179.1)	(46.2)
Minority interest	—	(3.2)	(12.3)	(0.3)	(12.6)	(12.6)

Net income (loss)	$158.6	$365.5	$371.3	$(21.3)	$350.0	$3.3

Weighted average shares outstanding (in millions)(f)
Basic	229.5	229.5	229.5	229.5	229.5
Diluted	229.5	229.5	229.5	229.5	229.5
Pro forma weighted average shares outstanding (in millions) (unaudited)(g)
Basic			317.7	317.7	317.7	317.7
Diluted			317.7	317.7	317.7	317.7
Earnings (loss) per share(f)
Basic	$0.69	$1.59	$1.62	$(0.09)	$1.53
Diluted	$0.69	$1.59	$1.62	$(0.09)	$1.53
Pro forma earnings (loss) per share (unaudited)(g)
Basic			$1.17	$(0.07)	$1.10	$0.01
Diluted			$1.17	$(0.07)	$1.10	$0.01
Other Financial Data
Cash flows from operating activities	$1,899.3	$2,251.4	$1,727.5	$(274.7)	$1,452.8
EBITDA(h)	2,268.6	2,525.3	2,775.8	43.7	2,819.5
Pro forma Corporate EBITDA(h)			1,144.5	(3.6)	1,140.9

			Pro Forma as Adjusted
	Predecessor	Successor
			Six Months Ended June 30,
	Six Months Ended June 30,
	2005	2006	2005	2006
Statement of Operations Data
Revenues
Car rental	$2,824.5	$2,992.3	$2,824.5	$2,992.3
Equipment rental	630.1	783.3	630.1	783.3
Other(b)	48.3	51.6	48.3	51.6

Total revenues	3,502.9	3,827.2	3,502.9	3,827.2

Expenses
Direct operating	2,025.5	2,207.4	2,063.7	2,207.4
Depreciation of revenue earning equipment(c)	756.4	843.5	762.8	843.5
Selling, general and administrative	318.9	359.4	322.2	362.2
Interest, net of interest income(d)	212.1	422.9	441.6	422.9

Total expenses	3,312.9	3,833.2	3,590.3	3,836.0

Income (loss) before income taxes and minority interest	190.0	(6.0)	(87.4)	(8.8)
Provision for taxes on income(e)	(64.9)	(18.1)	32.2	(17.2)
Minority interest	(5.0)	(7.3)	(5.0)	(7.3)

Net income (loss)	$120.1	$(31.4)	$(60.2)	$(33.3)

Weighted average shares outstanding (in millions)(f)
Basic	229.5	230.1
Diluted	229.5	230.1
Pro forma weighted average shares outstanding (in millions) (unaudited)(g)
Basic		318.3	317.7	318.3
Diluted		318.3	317.7	318.3
Earnings (loss) per share(f)
Basic	$0.52	$(0.14)
Diluted	$0.52	$(0.14)
Pro forma earnings (loss) per share (unaudited)(g)
Basic		$(0.10)	$(0.19)	$(0.10)
Diluted		$(0.10)	$(0.19)	$(0.10)
Other Financial Data
Cash flows from operating activities	$1,665.5	$2,104.1
EBITDA(h)	1,247.0	1,383.4
Pro forma Corporate EBITDA(h)	460.2	539.4

	Historical
			Pro Forma As Adjusted
	Successor
	As of December 31, 2005	As of June 30, 2006	As of June 30, 2006
	(Dollars in millions)
Balance Sheet Data
Cash and equivalents	$843.9	$512.4	$512.4
Total assets(i)	18,580.9	19,753.4	19,753.4
Total debt	12,515.0	13,940.2	12,945.2
Stockholders' equity(j)	2,266.2	1,367.2	2,352.5
	Historical
	Predecessor		Combined	Predecessor	Successor
	Years Ended, or as of December 31,			Six Months Ended, or as of June 30,
	2003	2004	2005	2005	2006
Selected Car Rental Operating Data
Worldwide transaction days(k) (in thousands)	102,281	115,246	122,102	58,402	59,174
Domestic	72,243	81,262	86,116	42,097	42,294
International	30,038	33,984	35,986	16,305	16,880
Worldwide rental rate revenue per transaction day(l)	$43.14	$41.92	$42.03	$41.51	$43.13
Domestic	$43.08	$41.85	$42.43	$41.59	$43.56
International	$43.28	$42.10	$41.10	$41.29	$42.05
Worldwide average number of company-operated cars during period	374,600	414,700	438,800	428,400	425,700
Domestic	260,600	285,500	301,400	301,000	295,500
International	114,000	129,200	137,400	127,400	130,200
Worldwide revenue earning equipment, net (in millions of dollars)	$6,462.0	$7,597.2	$7,399.5	$9,271.5	$8,963.0
Selected Worldwide Equipment Rental Operating Data
Rental and rental related revenue(m) (in millions of dollars)	$937.9	$1,032.5	$1,254.3	$555.8	$680.5
Same store revenue growth(n)	3.3%	13.3%	21.6%	19.2%	25.8%
Average acquisition cost of rental equipment operated during period (in millions of dollars)	$2,281.8	$2,305.7	$2,588.0	$2,460.6	$2,880.8
Revenue earning equipment, net (in millions of dollars)	$1,331.3	$1,525.7	$2,075.5	$1,893.8	$2,466.8

(a)
Hertz has restated its previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The Restatement resulted in the previously reported provision for taxes on income to increase by $27.5 million and net income to decrease by $27.5 million, due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

A split presentation of an annual period is required under accounting principles generally accepted in the United States of America, or "GAAP," when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. This results in a higher cost basis associated with the allocation of the purchase price, which affects post-acquisition period results and period-to-period comparisons. We believe presenting only the separate Predecessor and Successor periods for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11-day Successor period does not materially affect the comparison of the annual periods and, accordingly, we have also presented our results of operations for the year ended December 31, 2005 (combined, as restated.) For a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(b)
Includes fees and certain cost reimbursements from our licensees and revenues from our third-party claim management services.

(c)
For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Successor six months ended June 30, 2006, depreciation of revenue earning equipment was reduced by $33.8 million, $1.2 million and $14.1 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment upon disposal. For the years ended December 31, 2003, 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor six months ended June 30, 2005 and 2006, respectively, depreciation of revenue earning equipment includes a net loss of $0.8 million and net gains of $57.2 million, $68.3 million, $2.1 million, $41.2 million and $26.3 million, respectively, from the disposal of revenue earning equipment.

(d)
For the years ended December 31, 2003, 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor six months ended June 30, 2005 and 2006, respectively, interest income was $17.9 million, $23.7 million, $36.1 million, $1.1 million, $16.9 million and $16.5 million, respectively.

(e)
For the year ended December 31, 2004, includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals. For the Predecessor period ended December 20, 2005, includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. For the six months ended June 30, 2006, we established valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries.

(f)
Amounts for the Predecessor periods and the Successor period ended December 31, 2005 are computed based upon 229,500,000 shares of common stock outstanding immediately after the Acquisition applied to our historical net income (loss) amounts. Amounts for the Successor six months ended June 30, 2006 are computed based on the weighted average shares outstanding during the period applied to our historical net income (loss) amount.

(g)
Assuming an estimated offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus, the unaudited pro forma earnings (loss) per share has been computed to give effect to the issuance of 88,235,000 shares to be sold in this offering, the proceeds of which will be used to repay the Hertz Holdings Loan Facility and to pay a special cash dividend to stockholders.

	For the Periods from					Pro forma as adjusted Six Months ended June 30, 2006
	January 1, 2005 to December 20, 2005	December 21, 2005 to December 31, 2005	Combined 2005	Pro forma as adjusted Combined 2005	Six Months Ended June 30, 2006
Numerator:
Net income (loss) (as reported)	$371.3	$(21.3)	$350.0	$3.3	$(31.4)	$(33.3)
Denominator:
Weighted average shares outstanding as reported	229.5	229.5	229.5	229.5	230.1	230.1
Add:
Shares to be sold in this offering the proceeds of which will be used for the repayment of the Hertz Holdings Loan Facility and payment of a special cash dividend to stockholders	88.2	88.2	88.2	88.2	88.2	88.2
Pro forma weighted average shares outstanding—basic and diluted(1)	317.7	317.7	317.7	317.7	318.3	318.3

Pro forma earnings (loss) per share—basic	$1.17	$(0.07)	$1.10	$0.01	$(0.10)	$(0.10)
Pro forma earnings (loss) per share—diluted	$1.17	$(0.07)	$1.10	$0.01	$(0.10)	$(0.10)
  (1)
  The pro forma diluted weighted average shares outstanding for the six months ended June 30, 2006 excludes the impact of approximately 14 million stock options, because such impact would be antidilutive.

(h)
We present EBITDA and Corporate EBITDA in this prospectus to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz's senior credit facilities. EBITDA, as used in this prospectus, is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term "EBITDA" as it is commonly used. Corporate EBITDA, as used in this prospectus, means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or writedown of assets not in the ordinary course of business; certain management fees paid to the Sponsors; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in our senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing of our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather as part of our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of our material debt covenants are based on Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

The calculations of Pro forma Corporate EBITDA in the table above reflect historical financial data except for car rental fleet interest, which has been calculated on a pro forma basis to give effect to our new capital structure as if the fleet financings associated with the Transactions had occurred on January 1, 2005. This calculation may not be representative of the calculation of Corporate EBITDA under Hertz's senior credit facilities for any period prior to December 31, 2006 because consolidated interest expense (as defined in the agreements governing Hertz's senior credit facilities), a component of Corporate EBITDA, is calculated on a transitional basis until such date. As of June 30, 2006, Corporate EBITDA under this transitional formula would have been higher than the amount shown in the table above. Accordingly, we believe that the presentation of this amount would be misleading to investors and have instead provided what we believe to be a more meaningful calculation of Corporate EBITDA.

Borrowings under Hertz's senior credit facilities are a key source of our liquidity. Hertz's ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz's senior credit facilities. Hertz's senior term loan facility requires it to maintain a specified consolidated leverage ratio and consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants will be applicable to Hertz beginning with the four-quarter period ending September 30, 2006. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz's senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. Although we were not required to be in compliance with the above financial covenants as of June 30, 2006, we performed the calculations associated with them (noted below) and determined that we would have been in compliance, if compliance had been necessary, both under the transition rule as set forth in the credit agreements governing the senior credit facilities and as described in this footnote (h).

As of June 30, 2006, Hertz had aggregate principal amounts outstanding of $1,783.4 million and $654.1 million pursuant to its senior term loan facility and its senior asset-based loan facility, respectively. For the twelve months ended September 30, 2006, Hertz will be required under the senior term loan facility to have a consolidated leverage ratio of not more than 6.75:1 and a consolidated interest expense coverage ratio of not less than 1.25:1. In addition, under its senior asset-based loan facility, if there is less than $200 million of available borrowing capacity under that facility as of September 30, 2006, Hertz will be required to have a consolidated leverage ratio of not more than 6.75:1 and a consolidated fixed charge coverage ratio of not less than 1:1 for the twelve months then ended. Had the covenants under the senior term loan facility been applicable to us for the twelve months ended June 30, 2006, on a pro forma basis, we would have had a consolidated leverage ratio of approximately 6.0:1 and a consolidated interest expense coverage ratio of approximately 2.0:1. Since we have maintained sufficient borrowing capacity under our senior asset-based loan facility as of June 30, 2006, and expect to maintain such capacity in the future, the consolidated fixed charge coverage ratio was not deemed relevant for presentation. For further information on the terms of Hertz's senior credit facilities, see "Description of Certain Indebtedness—Senior Credit Facilities." We have a significant amount of debt. For a discussion of the risks associated with our significant leverage, see "Risk Factors—Risks Relating to Our Substantial Indebtedness."

The following table reconciles historical net income (loss) to EBITDA for the years ended December 31, 2003 and 2004 and historical net income (loss) to EBITDA and (i) on a pro forma basis to Corporate EBITDA for the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005, the combined year ended December 31, 2005 (as restated) and the Predecessor six month period ended June 30, 2005 and (ii) on an actual basis to Corporate EBITDA for the Successor six month period ended June 30, 2006:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
			For the Periods From
	Years Ended December 31,		January 1 to December 20,	December 21 to December 31,	Year Ended December 31,	Six Months Ended June 30,
	2003	2004	2005 Restated	2005	2005 Restated	2005	2006
				(Dollars in millions)
Net income (loss)(1)	$158.6	$365.5	$371.3	$(21.3)	$350.0	$120.1	$(31.4)
Depreciation and amortization(2)	1,676.1	1,641.5	1,739.0	51.4	1,790.4	849.9	973.8
Interest, net of interest income(1)(3)	355.0	384.4	474.2	25.8	500.0	212.1	422.9
Provision (benefit) for taxes on income	78.9	133.9	191.3	(12.2)	179.1	64.9	18.1

EBITDA	2,268.6	2,525.3	2,775.8	43.7	2,819.5	1,247.0	1,383.4
Adjustments:
Deduct pro forma car rental fleet interest(4)			(313.0)	(9.2)	(322.2)	(157.7)	(196.3)
Deduct car rental fleet depreciation(5)			(1,344.1)	(37.4)	(1,381.5)	(650.0)	(716.6)
Non-cash expenses and charges(6)			23.0	(0.7)	22.3	20.4	64.9
Extraordinary, unusual or non-recurring gains or losses(7)			2.8	—	2.8	0.5	2.3
Sponsors' fees			—	—	—	—	1.7

Pro forma Corporate EBITDA(8)			$1,144.5	$(3.6)	$1,140.9	$460.2	$539.4

  (1)
  For the Successor six month period ended June 30, 2006, includes corporate audit fees of $0.1 million and $0.2 million of interest expense attributable to Hertz Holdings. For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor six month period ended June 30, 2005 and the Successor six month period ended June 30, 2006, includes corporate minority interest of $(12.3) million, $(0.3) million, $(5.0) million and $(7.3) million, respectively.

  (2)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor six month period ended June 30, 2005 and the Successor six month period ended June 30, 2006, depreciation and amortization was $1,485.9 million, $42.6 million, $722.9 million and $807.8 million, respectively, in our car rental segment and $248.2 million, $8.6 million, $124.5 million and $162.7 million, respectively, in our equipment rental segment.

  (3)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor six month period ended June 30, 2005 and the Successor six month period ended June 30, 2006, interest, net of interest income was $349.2 million, $15.8 million, $163.5 million and $208.7 million, respectively, in our car rental segment and $86.4 million, $3.4 million, $41.2 million and $63.2 million, respectively, in our equipment rental segment.

  (4)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for certain car rental fleet related interest. For the Predecessor periods presented, car rental fleet interest has been calculated on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor period presented, car rental fleet interest is based on actual results.

  (5)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for car rental fleet depreciation. For pro forma purposes, car rental fleet depreciation does not vary from the historical amounts.

  (6)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor six month period ended June 30, 2005 and the Successor six month period ended June 30, 2006, non-cash expenses and charges were $11.7 million, $2.1 million, $4.9 million and $40.2 million, respectively, in our car rental segment and $1.0 million, $0.0 million, $(0.1) million and $0.8 million, respectively, in our equipment rental segment.

  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. The adjustments reflect the following:

	Predecessor	Successor	Combined	Predecessor	Successor
	For the Periods From		Year Ended	Six Months Ended June 30,
	January 1, 2005 to December 20, 2005	December 21 to December 31, 2005	December 31, 2005	2005	2006
	(Dollars in millions)
Corporate non-cash stock-based employee compensation charges	$10.5	$—	$10.5	$3.2	$2.0
Corporate unrealized losses (gains) on currency translation of Euro denominated senior notes	—	(2.8)	(2.8)	—	21.5
Non-cash amortization of debt financing costs included in car rental fleet interest	—	2.1	2.1	—	39.3
Non-cash charges for workers' compensation	12.5	—	12.5	4.7	1.7
Corporate non-cash charges for pension	—	—	—	12.5	—
Corporate unrealized loss on derivatives	—	—	—	—	0.4

Total	$23.0	$(0.7)	$22.3	$20.4	$64.9

  (7)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits. The adjustments reflect the following:

	Predecessor	Successor	Combined	Predecessor	Successor
	For the Periods From		Year Ended	Six Months Ended June 30,
	January 1, 2005 to December 20, 2005	December 21 to December 31, 2005	December 31, 2005	2005	2006
	(Dollars in millions)
European car rental relocation costs	$4.0	$—	$4.0	$—	$—
Car rental concession and lease settlements	(3.9)	—	(3.9)	1.0	—
Car rental insurance settlements	(3.6)	—	(3.6)	(3.6)	—
Charge related to Hurricane Katrina:
Car rental	1.5	—	1.5	—	—
Equipment Rental	1.2	—	1.2	—	—
Corporate and Other	—	—	—	—	—

Total	2.7		2.7
Car rental value added tax settlement	1.7	—	1.7	—	—
Corporate pension settlement loss recorded in connection with the Supplemental Employee Retirement Plan	1.1	—	1.1	1.1	—
Car rental legal settlements	0.8	—	0.8	2.0	—
Cost incurred in closing of car sales locations	—	—	—	—	2.3

Total	$2.8	$—	$2.8	$0.5	$2.3

  (8)
  Car rental fleet interest has been presented on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005 for all periods presented, except for the Successor six month period ended June 30, 2006, which is based on actual results.

          The following table reconciles historical net cash provided by (used in) operating activities to EBITDA for the years ended December 31, 2003 and 2004, the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005, the combined year ended December 31, 2005 (as restated) and the Predecessor and Successor six month periods ended June 30, 2005 and 2006, respectively:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
			For the Periods From
	Years Ended December 31,		January 1 to December 20,	December 21 to December 31,	Year Ended December 31,	Six Months Ended June 30,
	2003	2004	2005 Restated	2005	2005 Restated	2005	2006
				(Dollars in millions)
Net cash provided by (used in) operating activities	$1,899.3	$2,251.4	$1,727.5	$(274.7)	$1,452.8	$1,665.5	$2,104.1
Stock-based employee compensation	(6.0)	(5.6)	(10.5)	—	(10.5)	(3.2)	(2.0)
Provision for public liability and property damage	(178.3)	(153.1)	(158.1)	(1.9)	(160.0)	(68.5)	(86.4)
Minority interest	—	(3.2)	(12.3)	(0.3)	(12.6)	(3.1)	(7.3)
Deferred income taxes	(260.8)	(129.6)	411.5	12.2	423.7	(57.7)	(18.4)
Payments of public liability and property damage claims and expenses	155.2	178.7	155.9	7.9	163.8	86.6	95.0
Provision (benefit) for taxes on income	78.9	133.9	191.3	(12.2)	179.1	64.9	18.1
Interest expense, net of interest income	355.0	384.4	474.2	25.8	500.0	212.1	422.9
Net changes in assets and liabilities	225.3	(131.6)	(3.7)	286.9	283.2	(649.6)	(1,142.6)

EBITDA	$2,268.6	$2,525.3	$2,775.8	$43.7	$2,819.5	$1,247.0	$1,383.4

(i)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders. Substantially all our other assets in the United States are also subject to liens in favor of our lenders, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders. None of such assets are available to satisfy the claims of our general creditors.

(j)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005 and the payment of special cash dividends of approximately $999.2 million to our stockholders on June 30, 2006.

(k)
Transaction days represents the total number of days that vehicles were on rent in a given period.

(l)
Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to management as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

	Historical
	Predecessor		Combined	Predecessor	Successor
	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(Dollars in millions)
Car rental revenue per statement of operations	$4,819.3	$5,430.8	$5,949.9	$2,824.5	$2,992.3
Non-rental rate revenue	(491.9)	(561.4)	(758.2)	(346.5)	(406.6)
Foreign currency adjustment	85.1	(37.8)	(59.2)	(53.7)	(33.4)

Rental rate revenue	$4,412.5	$4,831.6	$5,132.5	$2,424.3	$2,552.3

Transaction days (in millions)	102.28	115.25	122.10	58.40	59.17
Rental rate revenue per transaction day	$43.14	$41.92	$42.03	$41.51	$43.13
(m)
Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

	Historical
	Predecessor		Combined	Predecessor	Successor
	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(Dollars in millions)
Equipment rental revenue per statement of operations	$1,037.8	$1,162.0	$1,414.9	$630.1	$783.3
Equipment sales and other revenue	(122.4)	(134.2)	(158.8)	(72.3)	(97.2)
Foreign currency adjustment	22.5	4.7	(1.8)	(2.0)	(5.6)

Rental and rental related revenue	$937.9	$1,032.5	$1,254.3	$555.8	$680.5

(n)
Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

RISK FACTORS

        Our business is subject to a number of important risks and uncertainties, some of which are described below. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our common stock.

Risks Related to Our Business

An economic downturn could result in a decline in business and leisure travel and non-residential capital investment, which could harm our business.

        Our results of operations are affected by many economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets may have a material adverse effect on our business. In the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. In the equipment rental business, a decline in economic activity typically results in a decline in activity in non-residential construction and other businesses in which our equipment rental customers operate and, therefore, results in a decline in the volume of equipment rental transactions. In the case of a decline in car or equipment rental activity, we may reduce rental rates to meet competitive pressures, which could have a material adverse effect on our results of operations. A decline in economic activity also may have a material adverse effect on residual values realized on the disposition of our revenue earning cars and/or equipment.

We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.

        The markets in which we operate are highly competitive. See "Business—Worldwide Car Rental—Competition" and "Business—Equipment Rental—Competition." We believe that price is one of the primary competitive factors in the car and equipment rental markets. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors' downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive distance from our competitors' pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among car rental companies by enabling cost-conscious customers, including business travelers, to more easily obtain the lowest rates available from car rental companies for any given trip. This transparency may increase the prevalence and intensity of price competition in the future.

Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business.

        We estimate that approximately 71% of our worldwide car rental revenues during the twelve months ended June 30, 2006 were generated at our airport rental locations. Significant capacity reductions or airfare increases (e.g., due to an increase in fuel costs) could result in reduced air travel and have a material adverse effect on our results of operations. In addition, any event that disrupts or reduces business or leisure air travel could have a material adverse effect on our results of operations. In particular, certain U.S. airlines have experienced economic distress in recent years, resulting in the bankruptcy proceedings of Delta Air Lines, Inc., Northwest Airlines Corporation, United Air Lines, Inc. and US Airways Group, Inc. Any further deterioration in the economic condition of U.S. and international airlines could exacerbate reductions in air travel. Other events that impact air travel could include work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events. For example, shortly before the September 11,

2001 terrorist attacks, we estimated that we would earn a pre-tax profit of approximately $250 million in 2001; by contrast, our actual pre-tax profit for 2001 was only approximately $3 million, and we continued to feel the adverse effects of the attacks well into the following year. On a smaller scale, the 2003 outbreak of Severe Acute Respiratory Syndrome, or "SARS," in the Toronto, Canada area and parts of Asia, significantly reduced our 2003 results of operations in Canada.

Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.

        Certain significant components of our expenses, including real estate taxes, rent, utilities, maintenance and other facility-related expenses, the costs of operating our information systems and minimum staffing costs, are fixed in the short-run. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher and lower profitability in periods when our revenues are lower. The second and third quarters of the year have historically been our strongest quarters due to their increased levels of leisure travel and construction activity. In 2005, the second and third quarters accounted for approximately 25% and 28% of total revenues and 29% and 49% of income before income taxes and minority interest, respectively. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our liquidity and/or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We may not be successful in our business strategy to expand into the off-airport rental market, including marketing to replacement renters and insurance companies that reimburse or pay for such rentals.

        We have been increasing our presence in the off-airport car rental market in the United States. We currently intend to pursue profitable growth opportunities in the off-airport market. We may do this through a combination of selected new location openings, a disciplined evaluation of existing locations and the pursuit of same-store sales growth. In order to increase revenues at our existing and any new off-airport locations, we will need to successfully market to insurance companies and other companies that provide rental referrals to those needing cars while their vehicles are being repaired or are temporarily unavailable for other reasons, as well as to the renters themselves. This could involve a significant number of additional off-airport locations or strategic changes with respect to our existing locations. We incur minimal non-fleet costs in opening our new off-airport locations, but new off-airport locations, once opened, take time to generate their full potential revenues. As a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation. See "Business—Worldwide Car Rental—Operations." The results of this strategy and the success of our implementation of this strategy will not be known for a number of years. If we are unable to grow profitably in our off-airport network, properly react to changes in market conditions or successfully market to replacement renters and the insurance companies covering the cost of their rentals, our financial condition, results of operations and cash flows could be materially adversely affected.

We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.

        We believe we are one of the largest private sector purchasers of new cars in the world for our rental fleet, and during the twelve months ended June 30, 2006, our approximate average holding period for a rental car was ten months in the United States and nine months in our international car rental operations. In recent years, the average cost of new cars has increased. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 6% from our net per-car depreciation costs for 2006 model year U.S. cars. We will begin to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars begin to enter our U.S. rental fleet. We may not be able to offset these car cost increases to a degree sufficient to maintain our profitability.

        Historically, we have purchased more of the cars we rent from Ford Motor Company, or "Ford," than from any other automobile manufacturer. Over the five years ended December 31, 2005, approximately 50% of the cars acquired by us for our U.S. car rental fleet, and approximately 30% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended June 30, 2006, approximately 37% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 32% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. Under our Master Supply and Advertising Agreement with Ford, Ford has agreed to develop fleet offerings in the United States that are generally competitive with terms and conditions of similar offerings by other automobile manufacturers. The Master Supply and Advertising Agreement expires in 2010. See "Business—Relationship with Ford—Supply and Advertising Arrangements." We cannot assure you that we will be able to extend the Master Supply and Advertising Agreement beyond its current term or enter into similar agreements at reasonable terms. In the future, we expect to buy a smaller proportion of our car rental fleet from Ford than we have in the past. If Ford does not offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors Corporation, or "General Motors." Over the five years ended December 31, 2005, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 16% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended June 30, 2006, approximately 22% of the cars acquired by our U.S. car rental fleet, and approximately 13% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        To date we have not entered into any long-term car supply arrangements with manufacturers other than Ford. In addition, certain car manufacturers, including Ford, have adopted strategies to de-emphasize sales to the car rental industry which they view as less profitable due to historical sales incentive and other discount programs that tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot offer assurance that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.

We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs.

        For the twelve months ended June 30, 2006, approximately 72% of the cars purchased in our combined U.S. and international car rental fleet were subject to repurchase by car manufacturers under contractual repurchase or guaranteed depreciation programs. Under these programs, car manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during a specified time period, typically subject to certain car condition and mileage requirements. These repurchase and guaranteed depreciation programs limit the risk to us that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. We refer to this risk as "residual risk." For this reason, cars purchased by car rental companies under repurchase and guaranteed depreciation programs are sometimes referred to by industry participants as "program" cars. Conversely, those cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk are sometimes referred to as "risk" cars.

        Repurchase and guaranteed depreciation programs enable us to determine our depreciation expense in advance. This predictability is useful to us, since depreciation is a significant cost factor in our operations. Repurchase and guaranteed depreciation programs are also useful in managing our seasonal peak demand for fleet, because some of them permit us to acquire cars and dispose of them after relatively short periods of time. A trade-off we face when we purchase program cars is that we typically pay the manufacturer of a program car more than we would pay to buy the same car as a risk car. Program cars thus involve a larger initial investment than their risk counterparts. If a program car is damaged or otherwise becomes ineligible for return or sale under the relevant program, our loss upon the disposition of the car will be larger than if the car had been a risk car, because our initial investment in the car was larger.

        We expect the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs to decrease substantially due primarily to anticipated changes in the terms to be offered by automobile manufacturers under repurchase programs and because we expect car manufacturers to offer fewer program cars to us as part of their announced efforts to de-emphasize sales to car rental companies. Accordingly, we expect to bear increased risk relating to the residual market value and the related depreciation on our car rental fleet and to use different rotational techniques to accommodate our seasonal peak demand for cars.

        Repurchase and guaranteed depreciation programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in rental demand. This flexibility will be reduced if the percentage of program cars in our car rental fleet decreases materially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" and "Business—Worldwide Car Rental—Fleet."

        In the future, car manufacturers could modify or eliminate their repurchase or guaranteed depreciation programs or change their return policies (which include condition, mileage and holding period requirements for returned cars) from one program year to another to make it disadvantageous to acquire certain cars. Any such modification or elimination would increase our exposure to the risks described in the preceding paragraphs. In addition, because we obtain a substantial portion of our financing in reliance on repurchase and guaranteed depreciation programs, the modification or elimination of those programs, or the associated return policies, by manufacturers or significant adverse changes in the financial condition of manufacturers could make needed vehicle-related debt financing significantly more difficult to obtain on reasonable terms. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We could be harmed by a decline in the results of operations or financial condition of the manufacturers of our cars, particularly if they are unable, or reject their obligations, to repurchase program cars from us or to guarantee the depreciation of program cars.

        In 2005 and 2006, Ford and General Motors, which are the principal suppliers of cars to us on both a program and risk basis, have experienced deterioration in their operating results and significant declines in their credit ratings. A severe or persistent decline in the results of operations or financial condition of a manufacturer of cars that we own could reduce the cars' residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of its models or nameplates or ceased manufacturing them altogether. Such a reduction could cause us to sustain a loss on the ultimate sale of risk cars, on which we bear the risk of such declines in residual value, or require us to depreciate those cars on a more rapid basis while we own them.

        In addition, if a decline in results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase or guarantee the depreciation of program cars we own, or to cause a manufacturer to commence bankruptcy reorganization proceedings, and reject its repurchase or guaranteed depreciation obligations, we would have to dispose of those program cars without the benefits of the associated programs. This could significantly increase our expenses. In addition, disposing of program cars following a manufacturer default or rejection of the program in bankruptcy could result in losses similar to those associated with the disposition of cars that have become ineligible for return or sale under the applicable program. Such losses could be material if a large number of program cars were affected. For example, we estimate that if Ford Motor Company, but not its subsidiaries, were to file for bankruptcy reorganization and reject all its commitments to repurchase program cars from us, we would sustain material losses, which could be as high as several hundred million dollars, upon disposition of those cars. A reduction in the number of program cars that we buy would reduce the magnitude of this exposure, but it would simultaneously increase our exposure to residual value risk. See "—We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs."

        Any default or reorganization of a manufacturer that has sold us program cars might also leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the car manufacturer but not paid for, or that were sold for less than their agreed repurchase price or guaranteed value. For the twelve months ended June 30, 2006, outstanding month-end receivables for cars sold to manufacturers were as much as $975 million, with the highest amount for a single manufacturer being $350 million owed by Ford. A decline in the economic and business prospects of car manufacturers, including any economic distress impacting the suppliers of car components to manufacturers, could also cause manufacturers to raise the prices we pay for cars or reduce their supply to us. In addition, events negatively affecting the car manufacturers could affect how much we may borrow under our asset-backed financing. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We may not be successful in implementing our strategy of reducing operating costs and our cost reduction initiatives may have other adverse consequences.

        We intend to implement initiatives to reduce our operating expenses. These initiatives may include headcount reductions, as well as other expense controls. We cannot assure you that we will be able to implement our cost reduction initiatives successfully, or at all. Even if we are successful in our cost reduction initiatives, we may face other risks associated with our plans, including declines in employee morale or the level of customer service we provide. Any of these risks could materialize and therefore may have a material adverse impact on our results of operations, financial condition and cash flows.

Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control.

        We rely significantly on asset-backed financing to purchase cars for our domestic and international car rental fleets. In connection with the Acquisition, a bankruptcy-remote special purpose entity wholly owned by us issued approximately $4,300 million of new debt (plus an additional $1,500 million in the form of variable funding notes issued but not funded at the closing of the Acquisition) backed by our U.S. car rental fleet under our U.S. asset-backed securities program, or our "ABS Program." In addition, we issued $600 million of medium term notes backed by our U.S. car rental fleet prior to the

Acquisition, or the "pre-Acquisition ABS Notes," all of which remain outstanding. As part of the Acquisition, various of our non-U.S. subsidiaries and certain special purpose entities issued approximately $1,781 million of debt under loan facilities secured by rental vehicles and related assets of certain of our subsidiaries (all of which are organized outside the United States) or by rental equipment and related assets of certain of our subsidiaries organized outside North America, as well as (subject to certain limited exceptions) substantially all our other assets outside North America. The asset-backed debt issued in connection with the Transactions has expected final payment dates ranging from 2008 to 2010 and the pre-Acquisition ABS Notes have expected final payment dates ranging from 2007 to 2009. Based upon these repayment dates, this debt will need to be refinanced within five years from the date of the closing of the Transactions. Consequently, if our access to asset-backed financing were reduced or were to become significantly more expensive for any reason, we cannot assure you that we would be able to refinance or replace our existing asset-backed financing or continue to finance new car acquisitions through asset-backed financing on favorable terms, or at all. Our asset-backed financing capacity could be decreased, or financing costs and interest rates could be increased, as a result of risks and contingencies, many of which are beyond our control, including, without limitation:

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  rating agencies that provide credit ratings for our asset-backed indebtedness, third-party credit enhancers that insure our asset-backed indebtedness or other third parties requiring changes in the terms and structure of our asset-backed financing, including increased credit enhancement (i) in connection with the incurrence of additional or refinancing of existing asset-backed debt, (ii) upon the occurrence of external events, such as changes in general economic and market conditions or further deterioration in the credit ratings of our principal car manufacturers, including Ford and General Motors, or (iii) or otherwise;

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  the terms and availability of third-party credit enhancement at the time of the incurrence of additional or refinancing of existing asset-backed debt;

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  the insolvency or deterioration of the financial condition of one or more of the third-party credit enhancers that insure our asset-backed indebtedness;

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  the occurrence of certain events that, under the agreements governing our asset-backed financing, could result, among other things, in (i) an amortization event pursuant to which payments of principal and interest on the affected series of asset-backed notes may be accelerated, or (ii) a liquidation event of default pursuant to which the trustee or holders of asset-backed notes would be permitted to require the sale of fleet vehicles or equipment that collateralize the asset-backed financing; or

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  changes in law that negatively impact our asset-backed financing structure.

        Any disruption in our ability to refinance or replace our existing asset-backed financing or to continue to finance new car acquisitions through asset-backed financing, or any negative development in the terms of the asset-backed financing available to us, could cause our cost of financing to increase significantly and have a material adverse effect on our financial condition and results of operations. The assets that collateralize our asset-backed financing will not be available to satisfy the claims of our general creditors. The terms of our senior credit facilities permit us to finance or refinance new car acquisitions through other means, including secured financing that is not limited to the assets of special purpose entity subsidiaries. We may seek in the future to finance or refinance new car acquisitions, including cars excluded from the ABS Program such as our fleet in Hawaii, Kansas and Puerto Rico, through such other means. No assurances can be given, however, as to whether such financing will be available, or as to whether the terms of such financing will be comparable to the debt issued under the ABS Program.

Fluctuations in fuel costs or reduced supplies could harm our business.

        We could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe or protracted disruption of fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations, either by directly interfering with our normal activities or by disrupting the air travel on which a significant portion of our car rental business relies. See "—Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business."

Manufacturer safety recalls could create risks to our business.

        Our cars may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve cars from renters or to decline to re-rent returned cars until we can arrange for the steps described in the recalls to be taken. If a large number of cars are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled cars for a significant period of time. We could also face liability claims if recalls affect cars that we have already sold. Depending on the severity of the recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the cars involved and harm our general reputation.

We face risks arising from our heavy reliance on communications networks and centralized information systems.

        We rely heavily on information systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. We have centralized our information systems in two redundant facilities in Oklahoma City, Oklahoma, and we rely on communications service providers to link our systems with the business locations these systems serve. A simultaneous loss of both facilities, or a major disruption of communications between the systems and the locations they serve, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems back-up plans, business continuity plans and insurance programs are designed to mitigate such a risk, not to eliminate it. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

The concentration of our reservations, accounting and information technology functions at a limited number of facilities in Oklahoma, Alabama and Ireland creates risks for us.

        We have concentrated our reservations functions for the United States in two facilities, one in Oklahoma City, Oklahoma, and one in Saraland (Mobile County), Alabama, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Similarly, we have concentrated reservations and accounting functions for our European operations in a single facility near Dublin, Ireland. In addition, our major information systems are centralized in two of our facilities in Oklahoma City. A disruption of normal business at any of our principal facilities in Oklahoma City, Saraland or Dublin, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities. Our systems designs, business continuity plans and insurance programs are designed to mitigate those risks, not to eliminate them, and this is particularly true with respect to events of broad geographic impact.

Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations.

        A number of entities, including some of our competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that we rely on to operate our business. For example, Enterprise Rent-A-Car Company, or "Enterprise," has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied.

        Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems we use infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase our expenses materially or impact the marketability of our services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. In addition, a third-party intellectual property owner might not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially affect our competitive position and our results of operations. For example, if Enterprise were to obtain the patent rights referred to above and after that pursue and prevail on claims of infringement similar to those it has previously asserted, it could have a material adverse effect on our ability to grow our insurance replacement business and, in turn, our off-airport business.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

        We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions which may be significant. Any future acquisition would involve numerous risks including, without limitation:

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  potential disruption of our ongoing business and distraction of management;

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  difficulty integrating the acquired business; and

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  exposure to unknown liabilities, including litigation against the companies we may acquire.

        If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

We face risks related to changes in our ownership.

        A substantial number of our airport concession agreements, as well as certain of our other agreements with third parties, require the consent of the airports' operators or other parties in connection with any change in ownership of us. Changes in ownership of us could also require the approval of other governmental authorities (including insurance regulators, regulators of our retail used car sales activities and antitrust regulators), and we cannot offer assurance that those approvals would be obtained on terms acceptable to us. If our owners were to proceed to change their ownership of us without obtaining necessary approvals, or if significant conditions on our operations were imposed in connection with obtaining such approvals, our ability to conduct our business could be impaired, resulting in a material adverse effect on our results of operations and financial condition.

We face risks related to liabilities and insurance.

        Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us and for workers' compensation claims and other employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures and maintain insurance with unaffiliated carriers in excess of such levels up to $100 million per occurrence, or in the case of equipment rental in Europe and international operations outside of Europe, in such lower amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See "Business—Risk Management" and "Business—Legal Proceedings."

We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate.

        We participate in various "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one or more of these plans, then applicable law could require us to make an additional lump-sum contribution to those plans, and we would have to reflect that on our balance sheet and statement of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans, including ones in which we participate, are reported to have significantly underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

We have received an informal request from the SEC to provide information about car rental services that we provide to our independent registered public accounting firm in the ordinary course of business.

        In July 2005, the Division of Enforcement of the SEC informed us that it was conducting an informal inquiry and asked Hertz to voluntarily provide documents and information related to car rental services that we provide to our independent registered public accounting firm PricewaterhouseCoopers LLP, or "PwC." The SEC noted in its letter that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as a reflection upon any person, entity or security. We cooperated with the SEC by providing it with certain requested information in July and September 2005. Since then, we have received no further requests from the SEC with respect to this informal inquiry, but neither have we been advised that it has been closed.

        After learning of this informal inquiry, our audit committee and representatives of PwC discussed PwC's independence with respect to us. PwC reconfirmed that it has been and remains independent with respect to us. In making this determination, PwC considered, among other things, its belief that PwC's arrangements with us represent arm's-length transactions that were negotiated in the normal course of business, and, therefore, that the commercial relationship does not impair PwC's independence with respect to us. If the SEC were to take a different view and it were ultimately determined that PwC was not independent with respect to us for certain periods, our filings with the SEC which contain our consolidated financial statements for such periods would be non-compliant with applicable securities laws. A determination that PwC was not independent with respect to us could, among other things, cause us to be in violation of, or in default under, the instruments governing our indebtedness and airport concession agreements, limit our access to capital markets and result in regulatory sanctions. Also, in the event of such a determination, we may be required to have independent audits conducted on our previously audited financial statements by another independent registered public accounting firm for the affected periods. The time involved to conduct such independent audits may make it more difficult to obtain capital on favorable terms, or at all, pending the completion of such audits. Any of the foregoing could have a material adverse effect on our results of operations, liquidity and financial condition, the trading prices of our securities and the eligibility for listing of our common stock on The New York Stock Exchange, or "NYSE."

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flows.

        We are regulated by federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tanks that is intended to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements. However, we cannot assure you that these tank systems will at all times remain free from undetected leaks or that the use of these tanks will not result in significant spills.

        We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. We cannot assure you that compliance with existing or future environmental legislation and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows. See "Business—Governmental Regulation and Environmental Matters" and "Business—Legal Proceedings."

Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.

        We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances.

        The optional liability insurance policies and products providing insurance coverage in our domestic car rental operations are conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated. Any changes in the law in the United States or internationally that change our operating requirements with respect to insurance could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenues. For instance, in the countries of the European Union and

Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering such coverage without substantial changes in our offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued sales of certain insurance products there. See "Business—Risk Management" for further discussion regarding how changes in the regulation of insurance intermediaries may affect us internationally.

        Laws in many countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. In addition, the centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time. Other changes in the regulation of customer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Thus, changes in the worldwide legal and regulatory environment in the areas of customer privacy, data security and cross-border data flows could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities.

        Further, the substantive regulation of the rates we charge car renters, either through direct price regulation or a requirement that we disregard a customer's source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses. We set rates based on a variety of factors including the sources of rental reservations geographically and the means through which the reservations were made, all of which are in response to various market factors and costs. The European Commission has recently considered a directive that could eventually require us to disregard the country of residence of European Union residents for rate purposes, and bills have been introduced into the New York State legislature that similarly would prevent us from charging higher rates to renters residing in certain boroughs of New York City. The adoption of any such measures could have a material adverse impact on our revenues and results of operations.

        The Attorneys General of Massachusetts, Virginia and Montana have in the past year taken positions that car rental companies may not pass through to customers, by means of separate charges, various expenses, such as vehicle licensing costs and airport concession fees, that the companies incur in their business, or that our ability to pass through such expenses is limited. In Massachusetts and Virginia, as well as in most other places where we operate, we pass through various expenses, including the recovery of vehicle licensing costs and airport concession fees, to our car rental customers as separate charges; we have no corporate operations in Montana. We believe our expense pass-through charges, where imposed, are lawful, and expense pass-throughs have, when challenged, been upheld in courts of other states. The position of the Attorney General of Virginia was reversed by subsequent legislation, while the concerns of the Attorney General of Montana, which related primarily to the passing through of vehicle licensing costs, were resolved by assurances of voluntary compliance by our licensees (which permitted passing through of such costs subject to certain limitations of small operational significance). Nonetheless, we cannot offer assurance that the Attorney General of Massachusetts or other states will not take enforcement action against us with respect to our car rental expense pass-throughs. If such action were taken and the Attorneys General were to prevail, it could have a material adverse impact on our revenues and results of operations. In the United States, our revenues from car rental expense pass-throughs for the year ended December 31, 2005 and the six months ended June 30, 2006 were approximately $287.4 million and $156.2 million, respectively.

After this offering, the Sponsors or their affiliates may compete directly against us.

        Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to one or more of the Sponsors, including through potential acquisitions by one or more Sponsors or their affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of one or more of the Sponsors were to enter into or acquire a business similar to our car rental or equipment rental operations. Given that after the consummation of this offering, we will not be wholly owned by any one of the three Sponsors, the Sponsors may be inclined to direct relevant corporate opportunities to entities which they control individually rather than to us. In addition, our amended and restated certificate of incorporation will provide that the Sponsors are under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries. See "Description of Capital Stock" and "Certain Relationships and Related Party Transactions—Stockholders Agreement."

The misuse of information we possess could harm our reputation or competitive position, change the price at which shares of our common stock trade or give rise to material liabilities.

        We possess non-public information with respect to millions of individuals, including our customers and our current and former employees, and thousands of businesses, as well as non-public information with respect to our own affairs. The misuse of that information by either our employees or third parties could result in material damage to our brand, reputation or competitive position or materially affect the price at which shares of our common stock trade. In addition, depending on the type of information involved, the nature of our relationship with the person or entity to which the information relates, the cause and the jurisdiction whose laws are applicable, such misuse could result in governmental investigations or material civil or criminal liability. The laws that would be applicable to such a failure are rapidly evolving and becoming more burdensome. See "—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        On October 18, 2006, we were advised by the U.S. Federal Bureau of Investigation, or the "FBI," that the names, social security numbers, titles and dates of hire of most of our U.S. employees as of a date in late 2002 had been found on the home computer of one of our former employees. We are cooperating with the FBI in its investigation of this matter. We believe that the information was obtained by the former employee in the course of his employment and subsequently retained by him in violation of applicable company procedures. Regardless of whether we are required by law to do so, we intend to notify the affected individuals and to offer them free credit monitoring for a fixed period of time. We cannot give assurance that this notice will not give rise to adverse publicity or damage employee morale.

Risks Relating to Our Substantial Indebtedness

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business.

        We have a significant amount of debt. On a pro forma basis assuming that this offering and the use of proceeds to us thereof as described in "Use of Proceeds" occurred on June 30, 2006, we would have had approximately $12,945.2 million of debt outstanding and a total debt to equity ratio of 5.5 to 1.0. Our substantial debt could have important consequences to you. For example, it could:

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  make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and to the lenders under our senior credit facilities and the U.S. and international fleet debt financings entered into as part of the Transactions, resulting in possible defaults on and acceleration of such indebtedness;

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  require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

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  increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the agreements governing our U.S. and international fleet debt financings entered into as part of the Transactions and our senior credit facilities, is at variable rates of interest;

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  place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

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  limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

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  limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

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  limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

        Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit us or our subsidiaries from doing so. As of June 30, 2006, our senior credit facilities provided us commitments for additional aggregate borrowings (subject to borrowing base limitations) of approximately $1,154.0 million, and permitted additional borrowings beyond those commitments under certain circumstances. As of June 30, 2006, our U.S. and international fleet debt facilities provided us commitments for additional aggregate borrowings of approximately $1,303.0 million and the foreign currency equivalent of $1,217.0 million respectively, subject to borrowing base limitations. If new debt is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. On June 30, 2006, Hertz Holdings entered into the Hertz Holdings Loan Facility in order to finance the payment of the Hertz Holdings Dividend. We cannot assure you that Hertz Holdings will not enter into similar transactions in the future.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

        Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements, will depend on the financial and operating performance of us and our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors, many of which may be beyond our control, as described under "—Risks Related to Our Business" above.

        We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and restrict the use of proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

A significant portion of our outstanding indebtedness is secured by substantially all of our consolidated assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

        Indebtedness under our senior credit facilities is secured by a lien on substantially all our assets (other than assets of foreign subsidiaries), including pledges of all or a portion of the capital stock of certain of our subsidiaries. Our senior notes and senior subordinated notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under our senior credit facilities, the senior secured lenders under such facilities would have a prior right to our assets, to the exclusion of our general creditors, including the holders of our senior notes and senior subordinated notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our senior credit facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness. Furthermore, many of the subsidiaries that hold our U.S. and international car rental fleets in connection with our asset-backed financing programs are intended to be bankruptcy remote and the assets held by them may not be available to our general creditors in a bankruptcy unless and until they are transferred to a non-bankruptcy remote entity. As of June 30, 2006, substantially all of our consolidated assets, including our car and equipment rental fleets, have been pledged for the benefit of the lenders under our senior credit facilities or are subject to securitization facilities in connection with our U.S. and international fleet debt facilities. As a result, the lenders under these facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness may receive less, ratably, than the holders of our senior debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. In that event, holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. See "Description of Certain Indebtedness—Senior Credit Facilities—Senior Term Facility—Guarantees; Security" and "—Senior ABL Facility—Guarantees; Security." As discussed below, the pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may adversely affect our financial flexibility.

        Our senior credit facilities and the indentures governing our senior notes and senior subordinated notes contain covenants that, among other things, restrict Hertz's and its subsidiaries' ability to:

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  dispose of assets;

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  incur additional indebtedness;

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  incur guarantee obligations;

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  prepay other indebtedness or amend other debt instruments;

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  pay dividends;

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  create liens on assets;

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  enter into sale and leaseback transactions;

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  make investments, loans or advances;

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  make acquisitions;

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  engage in mergers or consolidations;

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  change the business conducted by us; and

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  engage in certain transactions with affiliates.

        In addition, our senior credit facilities contain covenants that require us to maintain specified financial ratios and satisfy other financial condition tests, including ratios and tests which utilize Corporate EBITDA. Our ability to comply with the covenants and restrictions contained in our senior credit facilities and the indentures for our senior notes and senior subordinated notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either our senior credit facilities or the indentures that would permit the applicable lenders or holders of the senior notes and senior subordinated notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under the senior credit facilities and may not be able to repay the amounts due under the senior credit facilities and the senior notes and senior subordinated notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

        We are also subject to operational limitations under the terms of our ABS Program. For example, there are contractual limitations with respect to the cars that secure our ABS Program. These limitations are based on the identity or credit ratings of the cars' manufacturers, the existence of satisfactory repurchase or guaranteed depreciation arrangements for the cars or the physical characteristics of the cars. As a result, we may be required to limit the percentage of cars from any one manufacturer or increase the credit enhancement related to the program and may not be able to take advantage of certain cost savings that might otherwise be available through manufacturers. If these limitations prevented us from purchasing, or retaining in our fleet, cars on terms that we would otherwise find advantageous, our results of operations could be adversely affected.

        Further, the facilities relating to our international fleet financing contain a number of covenants, including a covenant that restricts the ability of Hertz International, Ltd., a subsidiary of ours that is the direct or indirect holding company of substantially all of our non-U.S. operating subsidiaries, to make dividends and other restricted payments (which may include payments of intercompany indebtedness), in an amount greater than €100 million plus a specified excess cash flow amount, calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the facilities on the Closing Date have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of excess cash flow based on the percentage of facilities relating to our international fleet debt at the closing of the Acquisition that have been replaced by permanent take-out international asset-based facilities. These restrictions will limit the availability of funds from Hertz International, Ltd. and its subsidiaries to help us make payments on our indebtedness. Certain of these permanent take-out international asset-based facilities are expected to be novel and complicated structures. We cannot assure you that we will be able to complete such permanent take-out financings on terms acceptable to us or on a timely basis, if at all; if we are unable to do so, our liquidity and interest costs may be adversely affected.

The instruments governing our debt contain cross default or cross acceleration provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our senior notes and senior subordinated notes and the agreements governing our senior credit facilities contain numerous covenants and require us to meet certain financial ratios and tests which utilize Corporate EBITDA. Our failure to comply with the obligations contained in these agreements or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Common Stock and This Offering

Hertz Holdings is a holding company with no operations of its own that depends on its subsidiaries for cash.

        The operations of Hertz Holdings are conducted almost entirely through its subsidiaries and its ability to generate cash to meet its debt service obligations or to pay dividends is highly dependent on the earnings and the receipt of funds from its subsidiaries via dividends or intercompany loans. However, none of the subsidiaries of Hertz Holdings are obligated to make funds available to Hertz Holdings for the payment of dividends. In addition, payments of dividends and interest among the companies in our group may be subject to withholding taxes. Further, the terms of the indentures governing Hertz's senior notes and senior subordinated notes and the agreements governing Hertz's senior credit facilities and Hertz's fleet debt facilities significantly restrict the ability of the subsidiaries of Hertz to pay dividends or otherwise transfer assets to Hertz Holdings. Furthermore, the subsidiaries of Hertz are permitted under the terms of Hertz's senior credit facilities and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Hertz Holdings. See "Risk Factors—Risks Relating to Our Substantial Indebtedness—Restrictive covenants in certain of the agreements governing our indebtedness may adversely affect our financial flexibility." In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

There currently exists no market for our common stock. We cannot assure you that an active trading market will develop for our common stock. If our stock price fluctuates after this offering, you could lose all or a significant part of your investment.

        Prior to this offering, there was no public market for shares of our common stock. An active market may not develop following the completion of this offering or, if developed, may not be maintained. We negotiated the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

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  the failure of securities analysts to cover our common stock after this offering, changes in financial estimates by analysts or a downgrade of our stock or our sector by analysts;

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  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  variations in quarterly operating results;

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  loss of a large customer or supplier;

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  general economic conditions;

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  war, terrorist acts and epidemic disease;

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  future sales of our common stock; and

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  investor perceptions of us and the car and equipment rental industries.

        As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

A few significant stockholders control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it will prevent you and other stockholders from influencing significant corporate decisions.

        Following the completion of this offering, Clayton, Dubilier & Rice Fund VII, L.P. and related funds, Carlyle Partners IV, L.P. and related funds and ML Global Private Equity Fund, L.P. and related funds will beneficially own approximately 24.2%, 23.9% and 23.6%, respectively, of the outstanding shares of our common stock assuming that the underwriters do not exercise their option to purchase additional shares. These funds and Hertz Holdings are parties to a Stockholders Agreement, pursuant to which the funds have agreed to vote in favor of nominees to our board of directors nominated by the other funds. As a result, the Sponsors will continue to exercise control over matters requiring stockholder approval and our policy and affairs, for example, by being able to direct the use of proceeds received from this and future security offerings. See "Certain Relationships and Related Party Transactions." In addition, we are a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, currently intend to rely on exemptions from certain corporate governance requirements.

        The concentrated holdings of the funds associated with the Sponsors, certain provisions of the Stockholders Agreement among the funds and us and the presence of these funds' nominees on our board of directors may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of our existing stockholders may conflict with the interests of our other stockholders. Our board of directors intends to adopt corporate governance guidelines that will, among other things, address potential conflicts between a director's interests and our interests. In addition, we have adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of Hertz Holdings, and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These corporate governance guidelines and code of business ethics will not, by themselves, prohibit transactions with our principal stockholders.

Because affiliates of the lead underwriters for this offering are lenders under the Hertz Holdings Loan Facility and, in one case, a potential selling stockholder, they may have interests that conflict with yours as an investor in our common stock.

        On June 30, 2006, we entered into the Hertz Holdings Loan Facility under which certain affiliates of Deutsche Bank Securities, Lehman Brothers, Merrill Lynch & Co., Goldman, Sachs & Co., JPMorgan and Morgan Stanley provided a $1.0 billion loan to us, which loan must be repaid or converted into longer term debt securities on June 30, 2007. Under the terms of the credit agreement, we are required to use the proceeds of this offering to repay the loan. For a description of the material terms of the Hertz Holdings Loan Facility, we refer you to the disclosure under the heading "Description of Certain Indebtedness—Hertz Holdings Loan Facility." In addition, affiliates of Merrill Lynch & Co. will be selling stockholders in this offering if the underwriters exercise their option to purchase additional shares. As a result of this loan, together with the potential participation of affiliates of Merrill Lynch & Co. as selling stockholders, these underwriters have interests that may conflict with yours as an investor in our common stock with respect to this offering because they have interests in the successful completion of this offering beyond the underwriting discount and commissions they will receive in the offering, including their interest in the repayment of the Hertz Holdings Loan Facility and, in the case of selling stockholders affiliated with Merrill Lynch & Co., the potential return on their equity investment in us.

        Because these underwriters may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. or "NASD." In addition, because affiliates of Merrill Lynch & Co. own more than 10% of our outstanding common stock, Merrill Lynch & Co. is deemed to be an affiliate of Hertz Holdings under Rule 2720(b)(1) of the NASD Conduct Rules and, therefore, the underwriters may also be deemed to have a conflict of interest under Rule 2720 of the NASD Conduct Rules. Accordingly, this offering will be made in compliance with the applicable NASD Conduct Rules, which require that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Credit Suisse Securities (USA) LLC is serving in that capacity. We cannot assure you that the use of a qualified independent underwriter will be sufficient to eliminate any actual or potential conflicts of interest. For more information regarding the role of the qualified independent underwriter in this offering and other relationships we and our affiliates have with the underwriters, we refer you to the disclosure under the heading "Underwriting."

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

        Upon consummation of this offering, there will be 320,618,692 shares of common stock outstanding. Of these shares, the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the "Securities Act," unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 232,383,692 shares of common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act. Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock incentive plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 28.5 million shares of common stock are reserved for issuance under our stock incentive plans.

        We, each of the funds associated with or designated by the Sponsors that currently own shares of our common stock, our executive officers and directors have agreed to a "lock-up," meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period, 229,500,000 of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our existing stockholders have the right under certain circumstances to require that we register their shares for resale. As of June 30, 2006, these registration rights apply to the 229,500,000 shares of our outstanding common stock owned by the investment funds affiliated with or designated by the Sponsors. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for a description of the shares of common stock that may be sold into the public market in the future.

Purchasers of our common stock will experience immediate and substantial dilution resulting in their shares being worth less on a net tangible book value basis than the amount they invested.

        The initial public offering price is expected to be significantly higher than the net tangible book value per share of our common stock. Purchasers of the common stock in this offering will experience an immediate dilution in net tangible book value of $22.88 per share of common stock purchased. In the past, we issued options to acquire shares of common stock at prices that may be significantly below the initial public offering price. To the extent that these outstanding options are exercised, there may be further dilution to investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See "Dilution."

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        A number of provisions we intend to include, effective as of the offering, in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Hertz Holdings that our stockholders might consider in their best interests. These provisions include:

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  establishment of a classified board of directors, with staggered terms;

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  granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  limitations on the ability of stockholders to remove directors;

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  the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

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  prohibition on stockholders from calling special meetings of stockholders;

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  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

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  prohibiting our stockholders from acting by written consent if investment funds affiliated with or designated by the Sponsors cease to collectively hold a majority of our outstanding common stock.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

        See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus under "Business," "Business—Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management—Directors and Executive Officers" and "Management—Executive Compensation" include "forward-looking statements." You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

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  our operations;

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  economic performance;

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  financial condition;

  •
  management forecasts;

  •
  efficiencies,

  •
  cost savings and opportunities to increase productivity and profitability;

  •
  income and margins;

  •
  liquidity;

  •
  anticipated growth;

  •
  economies of scale;

  •
  the economy;

  •
  future economic performance;

  •
  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

  •
  future acquisitions and dispositions;

  •
  litigation;

  •
  potential and contingent liabilities;

  •
  management's plans;

  •
  taxes; and

  •
  refinancing of existing debt.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Information in this prospectus about the car and equipment rental industries, including our general expectations concerning the industries and our market position and market share, are based in part on industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the car and equipment rental industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

RECENT TRANSACTIONS

Hertz Holdings Dividends and Related Financing

        In June 2006, Hertz Holdings entered into the Hertz Holdings Loan Facility. Hertz Holdings primarily used the proceeds from the borrowings under the Hertz Holdings Loan Facility plus cash on hand to pay the Hertz Holdings Dividend and related fees and expenses. It is anticipated that all borrowings and other amounts owing under the Hertz Holdings Loan Facility will be repaid with the proceeds to us from this offering.

        Prior to the consummation of this offering, we intend to declare a special cash dividend, payable promptly following the completion of this offering to holders of record of our common stock on the dividend record date. This dividend will be funded by the proceeds to us from the sale of the common stock offered hereby after deducting underwriting discounts and commissions and offering expenses, to the extent these net proceeds exceed the amount required to repay obligations outstanding under the Hertz Holdings Loan Facility. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of approximately $1.83 per share, or $426.8 million in the aggregate.

        The dividend record date for this potential dividend will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments in connection with this additional dividend on shares purchased or distributions in this offering.

The Transactions

        On the Closing Date, we entered into a series of financing and refinancing transactions in connection with the Acquisition. To finance the cash consideration for the Acquisition, to refinance certain of Hertz's existing indebtedness and to pay related transaction fees and expenses, the following funds were used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings, of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. We refer to the Senior Dollar Notes and the Senior Euro Notes together in this prospectus as the "Senior Notes;"

  •
  aggregate borrowings of approximately $1,707 million by Hertz under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a $293 million delayed draw term loan that was made available until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million. On May 15, 2006, Hertz borrowed approximately $84.9 million under the delayed draw term loan of the Senior Term Facility, or the "Delayed Draw Term Loan," and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the asset-based revolving loan facility described below;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility,"

    with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together in this prospectus as the "Senior Credit Facilities;"

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by Hertz of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which were issued under our ABS Program, under which an additional $600 million of pre-Acquisition ABS Notes having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the Closing Date;

  •
  aggregate borrowings of the U.S. dollar equivalent of approximately $1,781 million by certain of Hertz's foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case as of December 31, 2005), subject to borrowing bases comprised of rental vehicles, and related assets of certain of Hertz's foreign subsidiaries (all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and rental equipment and related assets of certain of Hertz's subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities are referred to collectively in this prospectus as the "International Fleet Debt Facilities;" and

  •
  Hertz's cash on hand in an aggregate amount of approximately $6.1 million.

        In connection with the Transactions, Hertz refinanced existing indebtedness in an aggregate principal amount of $8,346 million, through the following transactions:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, which left additional notes in the aggregate principal amount of approximately $803.3 million outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro medium term notes with a maturity of July 2007, which left additional medium term notes in the aggregate principal amount of approximately €7.6 million outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above indebtedness.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of 88,235,000 shares of our common stock being offered by us pursuant to this prospectus at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated offering expenses, will be approximately $1,426.8 million. A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the net proceeds to us from this offering by $84.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. We will not receive any proceeds from the sale of up to 13,235,250 shares of our common stock by the selling stockholders, which include affiliates of Merrill Lynch & Co., an underwriter in this offering, if the underwriters exercise their option to purchase additional shares from the selling stockholders.

        We intend to use the net proceeds to us from the sale of common stock to repay borrowings outstanding under the Hertz Holdings Loan Facility and to pay related transaction fees and expenses. Hertz Holdings used the proceeds of the Hertz Holdings Loan Facility plus cash on hand to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders on June 30, 2006 and related fees and expenses. Of this amount, approximately $991.4 million, or over 99%, was paid to investment funds associated with or designated by the Sponsors on a pro rata basis according to their ownership of our common stock. Borrowings outstanding under the Hertz Holdings Loan Facility, which currently has a stated maturity of June 30, 2007, bear interest, at our option, at a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. See "Description of Certain Indebtedness—Hertz Holdings Loan Facility." As of June 30, 2006, borrowings under the Hertz Holdings Loan Facility bore interest at 10.5%. This loan was converted to a LIBOR based loan with an interest rate of 8.59% on July 7, 2006. Because affiliates of Deutsche Bank Securities, Lehman Brothers, Merrill Lynch & Co., Goldman, Sachs & Co., JPMorgan and Morgan Stanley are lenders under the Hertz Holdings Loan Facility, affiliates of such underwriters will receive a substantial portion of the proceeds of this offering. See "Underwriting."

        Prior to the consummation of this offering, we intend to declare a special cash dividend, payable promptly following the completion of this offering to holders of record of our common stock on the dividend record date. This dividend will be funded by the proceeds to us from the sale of our common stock offered hereby after deducting underwriting discounts and commissions and offering expenses, to the extent these net proceeds exceed the amount required to repay borrowings outstanding under the Hertz Holdings Loan Facility. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of approximately $1.83 per share, or $426.8 million in the aggregate.

        The dividend record date for this potential dividend will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments or distributions in connection with this additional dividend on shares purchased in this offering.

DIVIDEND POLICY

        We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Our ability to pay dividends to holders of our common stock is limited as a practical matter by Hertz's Senior Credit Facilities, Hertz's Fleet Debt Facilities and the indentures governing Hertz's Senior Notes and Senior Subordinated Notes, insofar as we may seek to pay dividends out of funds made available to us by Hertz and/or its subsidiaries, because Hertz's debt facilities directly or indirectly restrict Hertz's ability to pay dividends or make loans to us. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions that may be imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors.

        On June 30, 2006, we paid special dividends of $4.32 per share to the holders of our common stock, totaling approximately $999.2 million. Of this amount, approximately $991.4 million, or over 99%, was paid to investment funds associated with or designated by the Sponsors on a pro rata basis according to their ownership of our common stock. Prior to the consummation of this offering, we intend to declare a special cash dividend, payable promptly following the completion of this offering to holders of record of our common stock on the dividend record date. This dividend will be funded by the proceeds to us from the sale of the common stock offered hereby after deducting underwriting discounts and commissions and offering expenses, to the extent these net proceeds exceed the amounts required to repay obligations outstanding under the Hertz Holdings Loan Facility. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of $1.83 per share, or approximately $426.8 million in the aggregate.

        The dividend record date for this potential dividend will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments or distributions in connection with this additional dividend on shares purchased in this offering. We do not currently intend to declare or pay any similar special dividends in the future.

CAPITALIZATION

        The following table sets forth as of June 30, 2006, on a consolidated basis:

  •
  Our actual capitalization;

  •
  Our as adjusted capitalization that gives effect to the purchase of shares by certain newly hired employees on August 15, 2006;

  •
  Our pro forma capitalization that gives further effect to our sale of 88,235,000 shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus; and

  •
  The application of the net proceeds therefrom to repay borrowings outstanding under the Hertz Holdings Loan Facility, to pay related transaction fees and expenses and to pay a special cash dividend to holders of record of our common stock on the dividend record date that will be funded by the net proceeds to us in excess of the amounts required to repay borrowings outstanding under the Hertz Holdings Loan Facility as described in "Use of Proceeds."

        You should read the following table in conjunction with the information in this prospectus under the captions "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the audited annual consolidated and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. For a description of the debt facilities and instruments referred to below, see "Recent Transactions—The Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

	As of June 30, 2006
	Actual	As Adjusted	Pro Forma
	(Dollars in millions)
Cash and equivalents	$512.4	$518.5	$518.5

Total debt:
Fleet debt(1)	$7,069.2	7,069.2	7,069.2
Corporate debt(2)	5,876.0	5,876.0	5,876.0
Hertz Holdings Loan Facility(3)	995.0	995.0	—

Total debt (including current portion)	13,940.2	13,940.2	12,945.2

Stockholders' equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized; 231,307,354 shares outstanding actual, 232,383,692 shares outstanding as adjusted; 320,618,692 shares outstanding pro forma	2.3	2.3	3.2
Additional capital paid-in	1,313.5	1,319.7	2,318.8
Retained earnings (deficit)	(52.7)	(52.7)	(67.4)
Accumulated other comprehensive income (loss)	104.1	104.1	104.1

Total stockholders' equity	1,367.2	1,373.4	2,358.7

Total capitalization	$15,307.4	$15,313.6	$15,303.9

(1)
Fleet debt consists of our U.S. Fleet Debt, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities and the pre-Acquisition ABS Notes. For a description of these facilities see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing—Fleet Financing."

(2)
Corporate debt consists of senior notes and Euro medium term notes issued prior to the Acquisition; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; and certain other indebtedness of our domestic and foreign subsidiaries. For a description of these facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing—Senior Credit Facilities" and "—Senior Notes and Senior Subordinated Notes."

(3)
Represents aggregate borrowings of $1.0 billion under the Hertz Holdings Loan Facility net of fees of $5.0 million paid to the lenders thereunder on June 30, 2006.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price of the shares of our common stock and the net tangible book value per share after this offering.

        Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value (deficit) as of June 30, 2006 was $(2,889.8) million, or $(12.49) per share, based on the 231.3 million shares of common stock outstanding as of such date. Our pro forma net tangible book value (deficit) as of June 30, 2006 that gives effect to the purchase of shares by certain newly hired employees on August 15, 2006 was $(2,883.7) million, or $(12.41) per share, based on the 232.4 million shares of common stock outstanding as of such date. After giving further effect to our sale of 88,235,000 shares in this offering at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses, our pro forma net tangible book value (deficit) as of June 30, 2006 would have been $(1,884.7) million, or $(5.88) per share. This represents an immediate increase in the pro forma net tangible book value of $6.53 per share to existing stockholders and an immediate and substantial dilution of $22.88 per share to new investors purchasing shares in this offering. If the initial offering price is higher or lower, the dilution to new investors purchasing our common stock will be greater or less, respectively. The following table illustrates this dilution:

		Per Share
Assumed initial public offering price		$17.00
Pro forma net tangible book value (deficit) as of June 30, 2006	(12.41)
Increase attributable to this offering	6.53

Pro forma as adjusted net tangible book value after this offering		(5.88)

Dilution in net tangible book value to new investors		$22.88

        Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) our net tangible book deficit per share to new investors in this offering by $1.00 since any increase (decrease) in the assumed initial public offering price will be reflected as an adjustment to the special cash dividend to stockholders.

        The following table summarizes as of August 15, 2006 the total number of shares of common stock purchased from us, the total consideration paid to us, and the weighted average price per share paid by existing stockholders and by new investors purchasing shares from us in this offering at our assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and before deducting underwriting discounts and estimated offering expenses payable by us.

	Shares Acquired (in millions)		Total Consideration (in millions)
					Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	232.4	72.5%	$2,321.3	60.8%	$9.99
New investors	88.2	27.5	1,500.0	39.2	17.00

Total	320.6	100.0%	$3,821.3	100.0%	$11.92

        The number of shares held by the selling stockholders will be reduced to the extent the underwriters exercise their option to purchase additional shares. If the underwriters fully exercise their option, the selling stockholders will own a total of 216,264,750 shares, or approximately 67.5% of our total outstanding shares, which will effectively decrease the average price paid by the selling stockholders per share from $10.00 ($5.68 after adjustment for the Hertz Holdings Dividend) to $3.85 after giving effect to the special cash dividend of approximately $1.83 per share contemplated to be funded from the net proceeds to us from this offering after repaying obligations outstanding under the Hertz Holdings Loan Facility.

        A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) total consideration paid by new investors and the total average price per share by $88.2 million and $0.27 respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and estimated expenses payable by us.

        The foregoing discussion and tables assume no exercise of outstanding stock options. As of August 15, 2006, there were options outstanding to purchase a total of 15,833,354 shares of our common stock at a weighted average exercise price of $6.96 per share.

        To the extent that any of these stock options are exercised, there may be further dilution to new investors. See "Capitalization," "Management," Note 17 to the Notes to our audited annual consolidated financial statements and Note 11 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statements of operations and the unaudited pro forma condensed consolidated balance sheet have been derived from our historical audited annual consolidated financial statements and the related notes thereto and our historical unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The pro forma as adjusted financial data below for the year ended December 31, 2005 (as restated) and the six months ended June 30, 2005 reflect adjustments to our historical financial data to give effect to (i) the Transactions and the use of the net proceeds therefrom, (ii) the borrowings under the Hertz Holdings Loan Facility and the payment of the Hertz Holdings Dividend, or the "Hertz Holdings Transactions," and (iii) the sale of 88,235,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus and the use of the net sale proceeds to repay borrowings under the Hertz Holdings Loan Facility and to pay a special cash dividend to holders of record of our common stock on the dividend record date that will be funded by the net proceeds to us in excess of the amounts required to repay borrowings outstanding under the Hertz Holdings Loan Facility, or the "Offering and Use of Proceeds" as if they had occurred on January 1, 2005 for income statement purposes. The historical consolidated statements of operations data presented below for the Predecessor period ended December 20, 2005 and the combined year ended December 31, 2005 have been restated. For a discussion of the Restatement, see Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The pro forma as adjusted financial data below for the six months ended June 30, 2006 reflects adjustments to our historical financial data to give effect to the Hertz Holdings Transactions and the Offering and Use of Proceeds as if such transactions had occurred on January 1, 2005 for income statement purposes. The pro forma as adjusted financial data below as of June 30, 2006 reflects adjustments to our historical financial data to give effect to the Offering and Use of Proceeds as if such transactions had occurred on June 30, 2006 for balance sheet purposes.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Transactions, the Hertz Holdings Transactions and the Offering and Use of Proceeds that are expected to have a continuing impact on us. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to represent our results of operations or financial position had the Transactions, the Hertz Holdings Transactions and the Offering and Use of Proceeds actually occurred as of such dates or of the results that we would have achieved after the Transactions, the Hertz Holdings Transactions and the Offering and Use of Proceeds.

        The Acquisition has been accounted for using the purchase method of accounting for business combinations. Under this method, assets and liabilities are recorded at their fair values on the closing date of the Acquisition. The total purchase price plus acquisition costs in excess of the fair value of the assets acquired and liabilities assumed results in goodwill. The fair value adjustments included in the unaudited pro forma condensed consolidated financial statements summarize management's evaluation of the fair value of the net assets acquired based upon available information. This evaluation assigned value to certain identifiable tangible and intangible assets, including our trade name and customer relationships.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information included in this prospectus under the captions "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the historical consolidated and condensed consolidated financial statements and the related notes thereto.

Hertz Global Holdings, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005
(Dollars in millions except per share data)

	Historical			Pro Forma
	Predecessor	Successor	Combined
	For the Periods from		Year Ended
	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	December 31, 2005 Restated	Adjustments for the Transactions(1)		Pro Forma Subtotal	Adjustments for the Hertz Holdings Transactions		Adjustments for the Offering and Use of Proceeds			Pro Forma As Adjusted
Revenues:
Car rental	$5,820.5	$129.4	$5,949.9	$—		$5,949.9	$—		$			$5,949.9
Equipment rental	1,392.4	22.5	1,414.9	—		1,414.9	—					1,414.9
Other	101.8	2.6	104.4	—		104.4	—					104.4

Total revenues	7,314.7	154.5	7,469.2	—		7,469.2	—					7,469.2

Expenses:
Direct operating	4,086.3	103.0	4,189.3	74.5	(2)	4,263.8	—					4,263.8
Depreciation of revenue earning equipment	1,555.9	43.8	1,599.7	12.8	(2)	1,612.5	—					1,612.5
Selling, general and administrative	623.4	15.1	638.5	0.9	(2)	639.4	2.8	(6)		2.8	(8)	645.0
Interest, net of interest income	474.2	25.8	500.0	385.8	(3)	885.8	93.9	(5)		(93.9	)(7)	885.8

Total expenses	6,739.8	187.7	6,927.5	474.0		7,401.5	96.7			(91.1)		7,407.1

Income (loss) before income taxes and minority interest	574.9	(33.2)	541.7	(474.0)		67.7	(96.7)			91.1		62.1
(Provision) benefit for taxes on income	(191.3)	12.2	(179.1)	131.0	(4)	(48.1)	33.8	(4)		(31.9	)(4)	(46.2)
Minority interest	(12.3)	(0.3)	(12.6)	—		(12.6)	—			—		(12.6)

Net income (loss)	$371.3	$(21.3)	$350.0	$(343.0)		$7.0	$(62.9)			59.2		$3.3

Weighted average shares outstanding (in millions)(11)
Basic	229.5	229.5	229.5							88.2		317.7
Diluted	229.5	229.5	229.5							88.2		317.7
Earnings (loss) per share:(11)
Basic	$1.62	$(0.09)	$1.53									$0.01
Diluted	$1.62	$(0.09)	$1.53									$0.01

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Hertz Global Holdings, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2005
(Dollars in millions except per share data)

	Historical	Pro Forma
	Predecessor	Adjustments for the Transactions(1)		Pro Forma Subtotal	Adjustments for the Hertz Holdings Transactions			Adjustments for the Offering and Use of Proceeds			Pro Forma As Adjusted
Revenues:
Car rental	$2,824.5	$—		$2,824.5	$			$			$2,824.5
Equipment rental	630.1	—		630.1							630.1
Other	48.3	—		48.3							48.3

Total revenues	3,502.9	—		3,502.9							3,502.9

Expenses:
Direct operating	2,025.5	38.2	(2)	2,063.7		—					2,063.7
Depreciation of revenue earning equipment	756.4	6.4	(2)	762.8		—					762.8
Selling, general and administrative	318.9	0.5	(2)	319.4		1.4	(6)		1.4	(8)	322.2
Interest, net of interest income	212.1	229.5	(3)	441.6		43.2	(5)		(43.2	)(7)	441.6

Total expenses	3,312.9	274.6		3,587.5		44.6			(41.8)		3,590.3

Income (loss) before income taxes and minority interest	190.0	(274.6)		(84.6)		(44.6)			41.8		(87.4)
(Provision) benefit for taxes on income	(64.9)	96.1	(4)	31.2		15.6	(4)		(14.6	)(4)	32.2
Minority interest	(5.0)	—		(5.0)		—			—		(5.0)

Net income (loss)	$120.1	$(178.5)		$(58.4)		$(29.0)			$27.2		$(60.2)

Weighted average shares outstanding (in millions)(11)
Basic	229.5								88.2		317.7
Diluted	229.5								88.2		317.7
Earnings (loss) per share:(11)
Basic	$0.52										$(0.19)
Diluted	$0.52										$(0.19)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Hertz Global Holdings, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2006
(Dollars in millions except per share data)

		Pro Forma
	Historical
		Adjustments for the Hertz Holdings Transactions
					Adjustments for the Offering and Use of Proceeds		Pro Forma as Adjusted
Revenues:
Car rental	$2,992.3	$			$—		$2,992.3
Equipment rental	783.3				—		783.3
Other	51.6				—		51.6

Total revenues	3,827.2				—		3,827.2

Expenses:
Direct operating	2,207.4						2,207.4
Depreciation of revenue earning equipment	843.5						843.5
Selling, general and administrative	359.4		1.4	(6)	1.4		362.2
Interest, net of interest income	422.9		50.7	(5)	(50.7	)(7)	422.9

Total expenses	3.833.2		52.1		(49.3)		3,836.0

Income (loss) before income taxes and minority interest	(6.0)		(52.1)		49.3		(8.8)
(Provision) benefit for taxes on income	(18.1)		18.2	(4)	(17.3	)(4)	(17.2)
Minority interest	(7.3)		—		—		(7.3)

Net income (loss)	$(31.4)		$(33.9)		32.0		$(33.3)

Weighted average shares outstanding (in millions)(11)
Basic	230.1				88.2		318.3
Diluted	230.1				88.2		318.3
Earnings (loss) per share:(11)
Basic	$(0.14)						$(0.10)
Diluted	$(0.14)						$(0.10)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Hertz Global Holdings, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2006
(Dollars in millions)

	Historical	Pro Forma
		Adjustments for the Offering and Use of Proceeds		Pro Forma as Adjusted
Assets
Cash and equivalents	$512.4	—		512.4
Restricted cash	220.6			220.6
Receivables, less allowance for doubtful accounts	1,321.7	—		1,321.7
Inventories, at lower of cost or market	126.9	—		126.9
Prepaid expenses and other assets	483.1	—		483.1
Revenue earning equipment, net	11,429.8	—		11,429.8
Property and equipment, net	1,401.9	—		1,401.9
Goodwill and other intangible assets	4,257.0	—		4,257.0

Total assets	$19,753.4	—		19,753.4

Liabilities and Stockholders' Equity
Accounts payable	$1,131.0	—		1,131.0
Accrued liabilities	951.4	15.0	(12)	966.4
Accrued taxes	113.9	—		113.9
Debt	13,940.2	(995.0	)(9)(10)	12,945.2
Public liability and property damage	345.0	—		345.0
Deferred taxes on income	1,890.9	(5.3	)(12)	1,885.6

Total liabilities	18,372.4	(985.3)		17,387.1

Minority interest	13.8			13.8
Stockholders' equity:
Common stock	2.3	0.9	(9)	3.2
Preferred stock	—	—		—
Additional capital paid-in	1,313.5	999.1	(9)	2,312.6
Retained earnings (deficit)	(52.7)	(14.7	)(10)(12)	(67.4)
Accumulated other comprehensive income	104.1	—		104.1

Total stockholders' equity	1,367.2	985.3		2,352.5

Total liabilities and stockholders' equity	$19,753.4	—		19,753.4

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Hertz Global Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(Dollars in millions)

                 (1)   On December 21, 2005, an indirect wholly owned subsidiary of Hertz Holdings acquired all of Hertz's common stock from Ford Holdings pursuant to a Stock Purchase Agreement dated as of September 12, 2005, among Ford, Ford Holdings and Hertz Holdings. As a result of this transaction, investment funds associated with or designated by the Sponsors currently own over 99% of our common stock.

        We have accounted for the Acquisition as a purchase in accordance with Statement of Financial Accounting Standards, or "SFAS," No. 141, "Business Combinations," with goodwill and other intangible assets recorded in conformity with SFAS No. 142, "Goodwill and Other Intangible Assets," requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. Accordingly, we have allocated the excess of the purchase price over the net assets acquired to certain identifiable intangible assets, including our customer relationships and trade name, and goodwill. We believe that the Hertz trade name has an indefinite life and therefore will be assessed on an annual basis for impairment. In accordance with SFAS No. 142, goodwill is not amortized but is reviewed at least annually for impairment. Goodwill recorded in relation to the Acquisition will not be deductible for tax purposes since it was a stock purchase transaction.

        As noted above, a portion of the excess purchase price has been allocated to certain identifiable intangible assets, which has created a difference in the book and tax values of the assets. This difference has impacted the deferred tax liability accounts reflected in our unaudited condensed consolidated balance sheet as of June 30, 2006.

        The allocation of the purchase price was based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist.

        The following table summarizes the allocation of the Acquisition purchase price (in millions of dollars):

Purchase price allocation:
Purchase price			$14,495	(a)
Transaction fees and expenses			439	(b)

Total cash purchase price			14,934
Less:
Debt refinanced	$8,346	(c)
Assumption of remaining existing debt	1,770	(d)
Fair value adjustments to tangible net assets	1,464
Other intangible assets acquired	3,237
Deferred taxes	(1,238)
Deferred financing fees and debt discount	312		13,891

Excess purchase price attributed to goodwill			$1,043

        At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which required the consent of Ford, had to be made on or prior to September 15, 2006. This election was not made.

(a)
Represents the use of proceeds from the Transactions to (i) purchase equity, and (ii) refinance pre-Acquisition and assume existing debt outstanding, as follows (in millions of dollars):

Purchase equity	$4,379
Refinance pre-Acquisition debt	8,346
Existing debt remaining outstanding	1,770

$14,495

(b)
Represents fees and expenses incurred in connection with the Transactions, including placement and other financing fees, bond tender costs, advisory fees and other transaction costs and professional fees and expenses. Of these fees and expenses, $223.2 million are capitalized on our balance sheet as deferred financing fees and $89.3 million are costs paid directly to lenders and classified as discounts on the respective loans.

(c)
Represents refinancing of pre-Acquisition debt, including related accrued interest and unamortized debt discount.

(d)
Represents pre-Acquisition debt that remains outstanding subsequent to the Transactions, including $600.0 million of pre-Acquisition ABS Notes, $817.4 million of pre-Acquisition Euro medium term notes and pre-existing senior notes not tendered and $69.0 million of pre-Acquisition capital lease obligations. The remaining balance represents commercial paper and other short term debt that was repaid with the proceeds of the Transactions upon maturity.

(2)
Represents the adjustments to income for the following:
	Year Ended December 31,	Six Months Ended June 30,
	2005	2005
	(Dollars in millions)
Direct Operating Expenses
Historical amortization expense of intangibles	$(2.8)	$(0.4)
Pro forma amortization expense of intangibles	61.2	30.6

Increased amortization expense	58.4	30.2

Increased property and equipment depreciation	10.6	5.3
Increased public liability and property damage accretion expense(a)	4.1	2.0
Increased workers' compensation accretion expense(a)	1.4	0.7

Pro forma increase in direct operating expenses	$74.5	$38.2

Depreciation of Revenue Earning Equipment
Historical depreciation of revenue earning equipment	$(1,599.7)	$(756.4)
Pro forma depreciation of revenue earning equipment	1,612.5	762.8

Pro forma increase in depreciation of revenue earning equipment	$12.8	$6.4

Selling, General and Administrative Expenses
Increased property and equipment depreciation	$0.9	$0.5

Pro forma increase in selling, general and administrative expenses	$0.9	$0.5

(a)
As a result of the Acquisition, these liabilities were adjusted to their fair value. The pro forma adjustment represents the accretion of the liability based on the fair value.

        (3)  Represents the increase in net interest expense, reflecting the refinancing of pre-Acquisition debt, the notes and the other debt incurred in connection with the Transactions.

	Year Ended December 31, 2005	Six Months Ended June 30, 2005
	(Dollars in millions)
Pro forma interest expense, net(a):
Pre-Acquisition ABS Notes(b)	$19.6	$9.8
Pre-Acquisition capital lease obligations(c)	3.0	1.3
U.S. Fleet Debt(d)	235.4	116.2
International Fleet Debt(e)	87.2	41.9

Sub-total fleet debt	345.2	169.2
Pre-Acquisition senior notes and Euro medium term notes not tendered(f)	55.1	27.6
Senior Term Facility(g)	129.4	64.7
Senior ABL Facility(h)	33.1	16.5
Synthetic Letter of Credit	5.6	2.8
Senior and Senior Subordinated Notes(i)	244.8	122.8

	813.2	403.6
Amortization of deferred financing fees and debt discount	109.8	54.9
Historical interest income(j)	(37.2)	(16.9)

Pro forma interest expense, net of interest income	885.8	441.6
Historical interest expense, net of interest income	(500.0)	(212.1)

Increased interest expense, net of interest income	$385.8	$229.5

The significant terms and interest rate assumptions applied in determining the pro forma interest expense are summarized as follows:

(a)
Variable rate credit facilities are calculated using the U.S. Dollar LIBOR rate, the EURIBOR rate and the LIBOR rates in specific countries as of September 15, 2006. Assuming a hypothetical increase of one eighth of a percentage point in interest rates on our variable rate debt portfolio on a pro forma basis as of December 31, 2005, our net interest expense would increase by an estimated $5.2 million over a twelve-month period without taking into account any potential required hedging under the instruments governing our debt.

(b)
Of the $600.0 million of pre-Acquisition ABS Notes, $500.0 million has fixed interest rates ranging from 2.38% to 3.23% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on LIBOR plus nine basis points and matures in 2007.

(c)
Represents the interest expense on capital lease obligations in the United Kingdom and Netherlands as historically reported.

(d)
Includes a mixture of fixed and variable rate U.S. medium term asset-backed debt and U.S. variable funding asset-backed debt. The annual interest rate for the fixed and variable rate U.S. medium term asset-backed debt is equal to (i) the applicable fixed rate benchmark or (ii) LIBOR, in each case, plus a margin. We have entered into floating to fixed interest rate swaps which have been reflected in pro forma interest expense. Giving effect to these swaps, the blended annual interest rates for the fixed and variable rate U.S. medium term asset-backed debt are 5.37% and 5.01%, respectively. The blended annual interest rate on the U.S. variable funding asset-backed debt is 5.94%. Both the U.S. medium term asset-backed debt and the U.S. variable funding asset-backed debt have associated fees paid to monoline insurers for credit enhancement and insurance, which have been included as a component of pro forma interest expense. The average monoline fee for each of the U.S. medium term asset-backed debt and U.S. variable funding asset-backed debt is 29 basis points.

The U.S. variable funding asset-backed debt, which includes an unfunded amount of $1,500 million, has a blended commitment fee of 16 basis points on the undrawn balance.

(e)
Based on a variable asset-based interim credit facility with interest rates equal to the anticipated EURIBOR or local currency LIBOR plus a weighted average margin of 104 basis points. This four tranche facility, which allows for borrowings in various currencies of up to a maximum amount equivalent to approximately $3,124 million (using currency exchange rates in effect on September 15, 2006), also requires the payment of a weighted average commitment fee of 39 basis points on the undrawn balance.

(f)
Hertz received tenders from holders of approximately $3,701 million of existing senior notes and approximately €192 million of existing Euro medium term notes pursuant to the Tender Offers. The table above reflects interest expense on the amount that remained untendered at the expiration of the Tender Offers.

(g)
Based on a $1,707 million 7-year Senior Term Facility funded at closing with an interest rate of LIBOR plus a margin of 225 basis points. This facility included the $293 million Delayed Draw Term Loan that was made available until August 2007 to refinance existing senior notes and a $250 million synthetic letter of credit facility. On May 15, 2006, Hertz borrowed approximately $84.9 million under the Delayed Draw Term Loan and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the Senior ABL Facility. As of December 31, 2005, on a pro forma basis, no amount would have been drawn against the letter of credit facility by the beneficiaries thereof and the delayed draw facility would have been undrawn.

(h)
Based on $400 million drawn on a 5-year Senior ABL Facility with an interest rate of LIBOR plus a margin of 200 basis points. The Senior ABL Facility has a maximum borrowing capacity of $1,600 million and a commitment fee of 50 basis points on the undrawn balance.

(i)
Based on $2,668.9 million aggregate principal amount of notes, including (i) $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, (ii) $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 and (iii) €225 million aggregate principal amount of 7.875% Senior Notes due 2014.

(j)
Represents interest income as historically reported.

        (4)  Represents the tax effect of the pro forma adjusted income (loss) before taxes and minority interest at an estimated statutory tax rate of 35% for the period presented. We expect our tax payments in future years, however, to vary from this amount. In January 2006, we implemented a like-kind exchange program for our U.S. car rental business. The program is expected to result in a material deferral of federal and state income taxes. A similar plan for HERC has been in place for several years. We cannot, however, offer assurance that the expected tax deferral will be achieved or that the relevant law concerning the programs will remain in its current form. In addition, the benefit of deferral is subject to recapture, if, for example, there were a material downsizing of our fleet.

        During the year ended December 31, 2004, we recorded a tax valuation allowance of $35.0 million in respect of uncertainties regarding the future use of certain foreign tax credits. Subsequently, during the Predecessor period ended December 20, 2005, we reversed this allowance. In connection with the Acquisition, the deferred tax asset related to the foreign tax credits were settled with Ford and have been excluded from the pro forma balance sheet. Accordingly, the impact of the valuation allowance has also been excluded in the period presented.

        As of December 31, 2005, we have U.S. Federal Net Operating Losses, or "NOLs," of $126 million available to offset future taxable income and are therefore a "loss company" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or "Section 382." Additionally, we expect these NOLs to increase over the next few years, predominantly due to timing benefits of the like-kind exchange program (as discussed above). Under Section 382, NOLs could be limited if Hertz Holdings undergoes an ownership change within the meaning of Section 382(g). We do not believe that the proposed offering will constitute an ownership change within the meaning of Section 382(g). We will continue to monitor cumulative ownership changes, as required by regulation, and the effect, if any, on the value of the NOLs. Future sales of our shares could result in an ownership change for purposes of Section 382 and, consequently, a limitation on the use of our NOLs.

        (5)   Represents the increase in interest expense reflecting the borrowings under the Hertz Holdings Loan Facility. On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P.,

JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., or affiliates thereof, providing for a loan of $1.0 billion with a maturity date of June 30, 2007. The borrowing margins applicable to the loans under the Hertz Holdings Loan Facility will increase by 1.5% per annum following the six-month anniversary of the closing date, and by 1.0% per annum during any period in which interest is deferred pursuant to the terms of the facility. Interest on the loan was calculated using the three-month LIBOR rate on September 15, 2006 plus 3.25% for the first six months of 2005 and the same LIBOR rate plus 4.75% for both the last six months of 2005 and the first six months of 2006 based on the assumption that no interest will be deferred. Additionally, a $5 million fee was charged on the loan by the lenders and reflected as a debt discount. In addition, we incurred an estimated additional $3.6 million in other fees and expenses related to the facility. We will amortize these costs over the life of the loan. However, since the amortization is only expected to be recorded for a short duration and will be eliminated upon repayment of the loan if the offering is completed, these charges were excluded from presentation in our pro forma statements of operations.

        (6)   On June 30, 2006, the proceeds from this loan were used to pay a special cash dividend of $4.32 per share, or approximately $999.2 million in the aggregate, to our common stockholders and to pay other fees and expenses related to the facility. In connection with the special cash dividend, our outstanding options were adjusted to preserve the intrinsic value of the options. This resulted in unrecognized compensation cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is being recognized over the remainder of the requisite service period that began on the grant dates. The amortization of this unearned compensation cost has been reflected as an adjustment in Selling, general and administrative expenses.

        (7)   Represents the decrease in interest expense as a result of the repayment of the borrowings under the Hertz Holdings Loan Facility from the proceeds of the offering.

        (8)   In connection with the special cash dividend of approximately $1.83 per share of our common stock, or $426.8 million in the aggregate, to be paid upon completion of this offering to holders of record of our common stock on the dividend record date, our outstanding stock options will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Hertz Global Holdings Inc. Stock Incentive Plan.

        We will have an unrecognized stock-based compensation cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost has been estimated assuming that the mid-point of the estimated offering range, or $17.00, is the fair value of the stock immediately after the payment of the dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates. The amortization of this unearned compensation cost has been reflected as an adjustment in Selling, general and administrative expenses.

        (9)   Represents the sale of 88,235,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus and the use of the net sale proceeds to repay the $1.0 billion borrowings under the Hertz Holdings Loan Facility and to pay a special cash dividend of $426.8 million to holders of record of our common stock on the dividend record date that will be funded by the net proceeds to us in excess of the amounts required to repay borrowings outstanding under the Hertz Holdings Loan Facility.

        A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the net proceeds to us from this offering by $84.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Any increase (decrease) in the assumed initial public offering price will be reflected as an adjustment to the special cash divided to stockholders.

        (10) Represents the write-off of the debt discount on the Hertz Holdings Loan Facility of $5.0 million upon repayment.

        (11) Pro forma basic earnings (loss) per common share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share is computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period. Pro forma basic and diluted common shares also include the number of shares from this offering the proceeds of which are to be used for the repayment of debt and the special cash dividend to stockholders.

        The following table sets forth the computation of pro forma basic and diluted net income (loss) per share (in millions, except per share amounts):

	Year Ended December 31, 2005	Six Month Ended June 30, 2005	Six Month Ended June 30, 2006
Basic and diluted pro forma net loss per common share:
Numerator:
Net income (loss)	$3.3	$(60.2)	$(33.3)
Denominator:
Weighted average common shares outstanding	229.5	229.5	230.1
Add:
Shares from this offering whose proceeds will be used for the repayment of debt and the payment of a special cash dividend to stockholders	88.2	88.2	88.2

Pro forma weighted average common shares outstanding—basic and diluted(a)	317.7	317.7	318.3

Pro forma net loss per share — basic	$0.01	$(0.19)	$(0.10)
Pro forma net loss per share — diluted	$0.01	$(0.19)	$(0.10)

(a)
The pro forma diluted weighted average shares outstanding for the six months ended June 30, 2006 excludes the impact of approximately 14 million stock options because such impact would be anti-dilutive.

        (12)   Upon completion of this offering, we plan to terminate our consulting agreements with the Sponsors. Fees paid in the amount of $2.25 million for the six months ended June 30, 2006, have been recorded in selling, general and administrative expenses in the historical June 30, 2006 statement of operations.

        The proforma balance sheet reflects the accrual of the $15.0 million fee and the related deferred tax asset of $5.3 million at an estimated tax rate of 35%. In addition, the pro forma offering adjustments in the statement of operations exclude the $15 million fee for the termination of the consulting agreements, as this payment is non-recurring in nature with no continuing impact on our operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial information and other data for our business. The summary consolidated statement of operations data presented below for the Predecessor period ended December 20, 2005 has been restated. For a discussion of the Restatement, see note (a) below and Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2003 and December 31, 2004, the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and the unaudited selected condensed consolidated statement of operations data for the Predecessor six-month period ended June 30, 2005 and the Successor six-month period ended June 30, 2006 and the unaudited condensed consolidated balance sheet data as of June 30, 2006 were derived from our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001 and December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 presented below were derived from our audited annual consolidated financial statements and related notes thereto, which are not included in this prospectus.

        You should read the following information in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited annual consolidated financial statements and related notes thereto and our unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor				Predecessor	Successor	Predecessor	Successor
	Years ended December 31,				For the Periods From		Six Months Ended, June 30,
	2001	2002	2003	2004	January 1, 2005 to December 20, 2005 Restated(a)	December 21, 2005 to December 31, 2005	2005	2006
	(Dollars in millions except per share data)
Statement of Operations Data
Revenues:
Car rental	$4,366.6	$4,537.6	$4,819.3	$5,430.8	$5,820.5	$129.4	$2,824.5	$2,992.3
Equipment rental	1,128.7	1,018.7	1,037.8	1,162.0	1,392.4	22.5	630.1	783.3
Other(b)	101.6	82.1	76.6	83.2	101.8	2.6	48.3	51.6

Total revenues	5,596.9	5,638.4	5,933.7	6,676.0	7,314.7	154.5	3,502.9	3,827.2

Expenses:
Direct operating	3,248.0	3,093.0	3,316.1	3,734.4	4,086.3	103.0	2,025.5	2,207.4
Depreciation of revenue earning equipment(c)	1,462.3	1,499.5	1,523.4	1,463.3	1,555.9	43.8	756.4	843.5
Selling, general and administrative	479.2	463.1	501.7	591.3	623.4	15.1	318.9	359.4
Interest, net of interest income(d)	404.7	366.4	355.0	384.4	474.2	25.8	212.1	422.9

Total expenses	5,594.2	5,422.0	5,696.2	6,173.4	6,739.8	187.7	3,312.9	3,833.2

Income (loss) before income taxes and minority interest	2.7	216.4	237.5	502.6	574.9	(33.2)	190.0	(6.0)
(Provision) benefit for taxes on income(e)	20.6	(72.4)	(78.9)	(133.9)	(191.3)	12.2	(64.9)	(18.1)
Minority interest	—	—	—	(3.2)	(12.3)	(0.3)	(5.0)	(7.3)

Income (loss) before cumulative effect of change in accounting principle	23.3	144.0	158.6	365.5	371.3	(21.3)	120.1	(31.4)
Cumulative effect of change in accounting principle(f)	—	(294.0)	—	—	—	—	—	—

Net income (loss)	$23.3	$(150.0)	$158.6	$365.5	$371.3	$(21.3)	$120.1	$(31.4)

	Predecessor				Predecessor	Successor	Predecessor	Successor
	Years ended December 31,				For the Periods From		Six Months Ended, June 30,
	2001	2002	2003	2004	January 1, 2005 to December 20, 2005 Restated(a)	December 21, 2005 to December 31, 2005	2005	2006
	(Dollars in millions except per share data)
Weighted average shares outstanding (in millions)(g):
Basic	229.5	229.5	229.5	229.5	229.5	229.5	229.5	230.1
Diluted	229.5	229.5	229.5	229.5	229.5	229.5	229.5	230.1
Pro forma weighted average shares outstanding (in millions) (unaudited)(h)
Basic					317.7	317.7		318.3
Diluted					317.7	317.7		318.3
Earnings (loss) per share(g):
Basic	$0.10	$(0.65)	$0.69	$1.59	$1.62	$(0.09)	$0.52	$(0.14)
Diluted	$0.10	$(0.65)	$0.69	$1.59	$1.62	$(0.09)	$0.52	$(0.14)
Pro forma earnings (loss) per share (unaudited)(h)
Basic					$1.17	$(0.07)		$(0.10)
Diluted					$1.17	$(0.07)		$(0.10)
Other Financial Data
Net non-fleet capital expenditures	$230.9	$189.2	$172.1	$227.1	$261.9	$7.3	$156.5	$102.1
	Predecessor				Successor
	Years ended, or as of December 31,				Year Ended, or as of December 31,	Six Months Ended, or as of June 30,
	2001	2002	2003	2004	2005	2006
	(Dollars in millions)
Balance Sheet Data
Cash and equivalents and short-term investments	$214.0	$601.3	$1,110.1	$1,235.0	$843.9	$512.4
Total assets(i)	10,158.4	11,128.9	12,579.0	14,096.4	18,580.9	19,753.4
Total debt	6,314.0	7,043.2	7,627.9	8,428.0	12,515.0	13,940.2
Stockholders' equity(j)	1,984.4	1,921.9	2,225.4	2,670.2	2,266.2	1,367.2

(a)
Hertz has restated its previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The Restatement resulted in the previously reported provision for taxes on income to increase by $27.5 million and net income to decrease by $27.5 million, due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

(b)
Includes fees and certain cost reimbursements from our licensees and revenues from our car leasing operations, telecommunications services through 2001 and third-party claim management services.

(c)
For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Successor six months ended June 30, 2006, depreciation of revenue earning equipment was reduced by $33.8 million, $1.2 million and $14.1 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment. For the years ended December 31, 2001, 2002, 2003 and 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor six months ended June 30, 2005 and 2006, respectively, depreciation of revenue earning equipment includes a net loss of $1.6 million, a net gain of $10.8 million, a net loss of $0.8 million and net gains of $57.2 million, $68.3 million, $2.1 million, $41.2 million and $26.3 million, respectively, from the disposal of revenue earning equipment.

(d)
For the years ended December 31, 2001, 2002, 2003 and 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor six months ended June 30, 2005 and 2006, respectively, interest income was $9.0 million, $10.3 million, $17.9 million, $23.7 million, $36.1 million, $1.1 million, $16.9 million and $16.5 million, respectively.

(e)
For the year ended December 31, 2001, includes benefits of $30.2 million from certain foreign tax credits, for the year ended December 31, 2004, includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals and, for the Predecessor period ended December 20, 2005, includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. For the six months ended June 30, 2006, we established valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries.

(f)
Cumulative effect of change in accounting principle represents a non-cash charge for the year ended December 31, 2002, related to impairment of goodwill in our equipment rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

(g)
Amounts for the Predecessor periods and the Successor period ended December 31, 2005 are computed based upon 229,500,000 shares of common stock outstanding immediately after the Acquisition applied to our historical net income (loss) amounts. Amounts for the Successor six months ended June 30, 2006 are computed based on the weighted average shares outstanding during the period applied to our historical net income (loss) amount. Due to the changes in our capital structure, historical share and per share data will not be comparable to, or meaningful in the context of, future periods.

(h)
Assuming an initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of the prospectus, the unaudited pro forma earnings (loss) per share has been computed to give effect to the issuance of 88,235,000 shares to be sold in this offering, the proceeds of which will be used to repay the Hertz Holdings Loan Facility and to pay a special cash dividend to stockholders.

	For the Periods from
	January 1, 2005 to December 20, 2005	December 21, 2005 to December 31, 2005	Combined 2005	Six Months Ended June 30, 2006
Numerator:
Net loss (as reported)	$371.3	$(21.3)	$350.0	$(31.4)

Denominator:
Weighted average shares outstanding as reported	229.5	229.5	229.5	230.1
Add:
Shares to be sold in this offering the proceeds of which will be used for the repayment of the Hertz Holdings Loan Facility and the payment of a special cash dividend to stockholders	88.2	88.2	88.2	88.2

Pro forma weighted average shares outstanding—basic and diluted(1)	317.7	317.7	317.7	318.3

Pro forma earnings (loss) per share—basic	$1.17	$(0.07)	$1.10	$(0.10)
Pro forma earnings (loss) per share—diluted	$1.17	$(0.07)	$1.10	$(0.10)

  (1)
  The pro forma diluted weighted average shares outstanding for the six months ended June 30, 2006, excludes the impact of approximately 14 million stock options, because such impact would be antidilutive.

(i)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders. Substantially all our other assets in the United States are also subject to liens in favor of our lenders, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders. None of such assets are available to satisfy the claims of our general creditors.

(j)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005 and the payment of special cash dividends of approximately $999.2 million to our stockholders on June 30, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition primarily covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods prior to the six months ended June 30, 2006 does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements," "Selected Historical Consolidated Financial Data" and our audited annual consolidated financial statements and related notes thereto and unaudited interim consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

        We are engaged principally in the business of renting cars and renting equipment.

        Our revenues primarily are derived from rental and related charges and consist of:

  •
  Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

  •
  Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers); and

  •
  Other revenues (fees and certain cost reimbursements from our licensees and revenues from our third-party claim management services).

        Our equipment rental business also derives revenues from the sale of new equipment and consumables.

        Our expenses primarily consist of:

  •
  Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservations costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of revenue earning equipment, such as damage, maintenance and fuel costs);

  •
  Depreciation expense relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and equipment;

  •
  Selling, general and administrative expenses (including advertising); and

  •
  Interest expense, net of interest income.

        The car and equipment rental industries are significantly influenced by general economic conditions. The car rental industry is also significantly influenced by developments in the travel industry, and, particularly, in airline passenger traffic. Our profitability is primarily a function of the volume and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price of cars and equipment or interest rates can also have a significant effect on our profitability depending on our ability to adjust pricing for these changes. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 6% from our net per-car depreciation costs for 2006 model year U.S. cars. We will begin to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars begin to enter our U.S. rental fleet. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures.

        Our car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. We have the ability to dynamically manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. A number of our other major operating costs, including airport fees, commissions and vehicle liability expenses, are directly related to revenues or transaction volumes. In addition, our management expects to utilize enhanced process improvements, including efficiency initiatives and use of our information systems, to help manage our variable costs. Approximately two-thirds of our typical annual operating costs represent variable costs, while the remaining one-third are fixed or semi-fixed. We also maintain a flexible workforce, with a significant number of part time and seasonal workers. However, certain operating expenses, including minimum concession fees, rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and intend to make adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations, that we believe are necessary and appropriate. When we make adjustments to our workforce and operations, we may incur incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increasing our operating efficiency and reducing the costs associated with the operation of our business are important to our long-term competitiveness. We currently anticipate incurring future charges to earnings in connection with the implementation of this strategy; however, we have not yet developed detailed estimates of these expenses. We are currently developing a timeline for the implementation of this strategy and currently expect to complete our planning in late 2006 or early 2007 and begin its implementation at that time.

        In the United States, industry revenues from airport rentals have only in 2004 returned to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks. During the year ended December 31, 2005, we believe car rental pricing among the major U.S. car rental brands declined slightly, as measured by rental rates charged. During the latter part of the fourth quarter of 2005 and the first half of 2006, based on publicly available information, some U.S. car rental providers experienced transaction day growth and pricing increases compared to the comparable prior periods. We experienced higher car rental volumes and pricing in the U.S. for the year ended December 31, 2005 and the first half of 2006. During most of the third quarter of 2006, we experienced a low single digit volume decline versus the prior period, while pricing was positive. The volume decline was the result of running our fleet at a higher utilization level. It is not certain whether these trends will continue during the remainder of 2006. Also, we believe most European car rental companies' pricing moved downward in 2005. During the six months ended June 30, 2006, we experienced moderate transaction day growth in our European operations and our car rental pricing was above the level of pricing during the six months ended June 30, 2005. During the third quarter of 2006, moderate transaction day growth continued while pricing was flat versus the prior period.

        In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. Revenues from our U.S. off-airport operations grew during the same period, representing $576.9 million, $697.4 million and $843.7 million of our total car rental revenues in the years ended December 31, 2003, 2004 and 2005, respectively. Our expanding U.S. off-airport operations represented $400.9 million and $365.6 million of our total car rental revenues in the six months ended June 30, 2006 and 2005, respectively. In 2006 and subsequent years our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and the pursuit of same-store sales growth. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location's replacement renters for their rentals. A new off-airport location, once opened, takes time to generate its full potential revenues, and as a result revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation.

        From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the rental rates charged by rental companies. For the years ended December 31, 2004 and 2005 and the first half of 2006, we believe industry pricing, measured in the same way, improved in the United States and Canada but only started to improve towards the end of 2005 in France and Spain. HERC also experienced higher equipment rental volumes worldwide for the year ended December 31, 2005 and the first half of 2006. During the third quarter of 2006, HERC's double-digit volume growth rate versus the prior year continued, albeit at a somewhat reduced pace from the first half of 2006, while pricing remained positive. HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States in 2004 and six new locations in 2005. During the first half of 2006, HERC added four new U.S. locations and two new Canadian locations, and expects to add eight additional new locations in the United States, during the remainder of the year. In its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $600,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.5 million per location.

        Property damage and business interruption from the 2005 hurricanes in Florida and other Gulf Coast states did not have a material effect on our results of operations for the year ended December 31, 2005.

        Based upon early indications, our expectations for revenues in the fourth quarter of 2006, versus the comparable period last year, are for low- to mid-single-digit growth in our car rental segment, based on volume and pricing improvement, and low double-digit growth in our equipment rental segment, based on volume and pricing improvement. However, as discussed in the introductory paragraph to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cautionary Note Regarding Forward-Looking Statements" above, there can be no assurance that our revenues, volume and pricing in the fourth quarter of 2006 will not be materially different from this estimate.

        The following discussion and analysis provides information that management believes to be relevant to an understanding of our consolidated financial condition and results of operations. This discussion should be read in conjunction with the financial statements and the related notes thereto contained in our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Restatement of Predecessor Financial Statements

        Hertz has restated its previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005. The Restatement revises, in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," Hertz's tax provision on repatriated foreign earnings.

        Prior to the Acquisition, Hertz and its domestic subsidiaries filed consolidated Federal income tax returns with Ford. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. The provision for taxes on income for the Predecessor period ended December 20, 2005, as originally reported, included $54.1 million of tax expense associated with that repatriation, of which $50.3 million was offset by foreign tax credits, resulting in net tax expense of $3.8 million. All Federal income taxes associated with the repatriation are to be reported and paid by Ford as part of their consolidated income tax return. In June 2006, it was determined that there was an error in estimating the amount of Hertz's tax expense for the December 2005 repatriation, which is payable by Ford and that it should be increased by $27.5 million to $31.3 million. This change resulted from a detailed study recently completed by Ford for the purpose of preparing their 2005 tax return.

        As Ford is responsible for the payment of this tax, we have determined that this error has no impact subsequent to the Acquisition. Because the liability for this tax rests with Ford, there is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or the Successor period ended December 31, 2005. A summary of the effects of the Restatement on the previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005 is as follows (in thousands of dollars):

	Predecessor
	January 1, 2005 to December 20, 2005
	As Reported	As Restated
Provision for taxes on income	$(163,832)	$(191,332)
Net income	398,823	371,323
Earnings per share
Basic	$1.74	$1.62
Diluted	$1.74	$1.62

        The effect of the Restatement on the previously issued consolidated statement of cash flows for the Predecessor period ended December 20, 2005, is to decrease net income by $27.5 million and to increase the change in accrued taxes by $27.5 million.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations are based upon our unaudited interim condensed consolidated and audited annual consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in our financial statements and accompanying notes.

        We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact our future results of operations and financial condition. For additional discussion of our accounting policies, see Note 1 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenue Earning Equipment

        Our principal assets are revenue earning equipment, which represented 51% of total assets as of December 31, 2005. Revenue earning equipment consists of vehicles utilized in our car rental operations and equipment utilized in our equipment rental operations. For the year ended December 31, 2005, 77% of the vehicles purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual repurchase and guaranteed depreciation programs, subject to certain manufacturers' car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under the programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When revenue earning equipment is acquired, we estimate the period that we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Depreciation rates are reviewed on an ongoing basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions. See Note 8 to the Notes to our audited annual consolidated financial statements and Note 6 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Public Liability and Property Damage

        The obligation for public liability and property damage, or "PL/PD," on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations.

        See Note 6 to the Notes to our audited annual consolidated financial statements and Note 8 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Goodwill and Other Intangible Assets

        We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Our annual review is conducted in the second quarter of each year. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. In addition, SFAS No. 142 requires that goodwill be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. We estimate the fair value of our reporting units using a discounted cash flow methodology. A significant decline in the projected cash flows used to determine fair value could result in a goodwill impairment charge.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, as a result of the Acquisition, we have recognized significant intangible assets. In accordance with SFAS No. 142, we reevaluate the estimated useful lives of our intangible assets annually or as circumstances change. Those intangible assets considered to have indefinite useful lives are evaluated for impairment on an annual basis, by comparing the fair value of the intangible asset to its carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might not be recoverable, we will perform an impairment review. We estimate the fair value of our intangible assets using a discounted cash flow methodology. Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        Our estimates are based upon historical trends, management's knowledge and experience and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in an impairment charge to the carrying amount of our goodwill and our intangible assets.

        See Note 2 to the Notes to our audited annual consolidated financial statements and Note 4 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Income Taxes

        We recognize deferred tax assets and liabilities resulting from differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance if we believe the asset may not be realized. In performing these reviews, we make estimates about future profits and the realization of these deferred tax assets. A change in profit results could cause an increase or decrease in the valuation allowance that may impact our effective tax rate, and ultimately our results of operations. Our filed tax returns could be challenged by local tax authorities upon audit. Our practice is to review tax filing positions and appropriately record contingent tax liabilities, including interest if applicable. Changes to these tax reserves could increase or decrease our income tax expense, effective tax rate and results of operations.

        See Note 9 to the Notes to our audited annual consolidated financial statements and Note 5 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Stock-Based Compensation

        In December 2004, the Financial Accounting Standards Board, or the "FASB," revised its Statement of Financial Accounting Standards, or "SFAS," No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123R. As disclosed in the notes to our financial statements included elsewhere in this prospectus, we estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate.

        As described under "—Hertz Holdings Stock Incentive Plan," Hertz Holdings granted or modified options to purchase shares of its common stock and sold shares of its common stock to certain of its employees in May, June and August of 2006. Our management and the compensation committee of our Board of Directors determined that the fair value per share of our common stock was $10.00 ($5.68 after giving effect to the Hertz Holdings Dividend) as of May 15, 2006, $12.00 per share ($7.68 after giving effect to the Hertz Holdings Dividend) as of June 30, 2006 and $7.68 as of August 15, 2006. Determining the fair value of our common stock as of each of these dates required making subjective judgments. Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings as of May 15, 2006, June 30, 2006 and August 15, 2006 to assist management and the compensation committee of our Board of Directors in connection with the determination of the fair market value of our common stock as of these dates.

        Several events that occurred over the period from late August through September 2006, as well as the proximity of the offering contemplated by this prospectus, led us to reconsider the method used for estimating the fair value of our common stock under SFAS No. 123R as of August 15, 2006, and we have subsequently determined that the fair value of our common stock as of August 15 should be $16.37 per share, rather than $7.68 as had originally been determined at that time. In determining the fair value per share of our common stock as of the August 15, 2006 date, we placed significantly greater weight on these additional events than on the valuation report prepared by the independent valuation specialist as of August 15, 2006.

        The events that led us to reconsider the fair value of our common stock as of August 15, 2006, in addition to the proximity of the offering, include the emergence of an actively traded car rental industry participant comparable in size to us, Avis Budget Group, Inc., or "ABG," and the related increase in analyst coverage of the car rental industry, with the associated emergence of coverage that includes fully developed, forward-looking income statement, balance sheet and revenue models and price targets and multiples for industry participants that utilize a more standardized valuation metric that utilizes measures similar to what Hertz Holdings refers to as "corporate EBITDA." Before ABG's emergence as a stand-alone public company and the industry research that has been associated with it, there was limited forward-looking industry trend information or valuation information available to provide forward-looking valuation benchmarks for companies in the car rental industry. This situation changed in August and September 2006 as analysts from major investment banking firms developed detailed projections models and provided their views of industry trends. Also in September 2006, analysts from two major investment banking firms each published their views with respect to trends in the car rental industry and of the appropriate valuation for ABG, including forward-looking price targets for ABG's stock. Each of these factors was also considered important when determining the price range set forth on the cover page of this prospectus.

        We determined the fair value of our common stock as of August 15, 2006 for financial reporting purposes by applying a marketability discount, reflecting the likelihood and timing of the successful completion of the offering contemplated by this prospectus as of August 15, 2006, to the price range set forth on the cover page of this prospectus.

        The options granted on August 15, 2006 were issued at strike prices of $7.68, $10.68 and $15.68 per share, and we will record compensation expense totaling $19.0 million based on a fair value per share of $16.37 that will be amortized over the service period that began on the grant date. We will also recognize compensation expense of $13.2 million associated with the difference between the price of $7.68 per share paid for the stock issued on August 15, 2006 and the reassessed fair value per share of $16.37 in the third quarter of 2006.

        Because the shares sold in May 2006 were issued at a price at least equal to the fair market value of our common stock on the date of the issuances, we were not required to recognize compensation expense associated with these issuances. The compensation expense for the stock options we issued in May and June 2006 was initially determined to be $72.9 million, which we will recognize over the service period that began on the grant dates. As a result of a modification of these options made in June 2006 in connection with the Hertz Holdings Dividend, an additional $14.1 million of compensation expense will also be recognized over the remaining service period of the options. In June 2006 we sold shares to Craig R. Koch, our former Chief Executive Officer, for less than their fair value as determined as of the date of issuance, and recognized compensation expense of $0.2 million as a result. See "Management—Hertz Holdings Stock Incentive Plan."

        If the fair value of our common stock exceeded the May 2006 option strike price by $1.00, we would have had to record additional compensation expense of $10.8 million in the aggregate over the service period of those options beginning in the second quarter of 2006, as well as a charge of $1.8 million in the aggregate as compensation expense associated with the May 2006 stock sales, the full amount of which would have been required to be recorded in the second quarter of 2006. If the fair value of our common stock had been $1.00 higher at the time of the Hertz Holdings Dividend on June 30, we would have had to recognize additional expense, related to the modification of the exercise price of the options, of $1.5 million, to be amortized over the service period of those options.

Results of Operations

        In the following discussion, comparisons are made between the years ended December 31, 2005 (combined, as restated) and December 31, 2004, notwithstanding the presentation in our consolidated statements of operations for the year ended December 31, 2005, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 (as restated). A split presentation of an annual period is required under GAAP when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. A resulting higher cost basis associated with the allocation of the purchase price impacts post-acquisition period results, which impacts period-to-period comparisons. We believe a discussion of the separate periods presented for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11-day Successor period does not materially affect the comparison of the annual periods and, accordingly, we have prepared the discussion of our results of operations by comparing the year ended December 31, 2005 (combined, as restated) with the year ended December 31, 2004 without regard to the differentiation between

Predecessor and Successor results of operations for the Predecessor period ended December 20, 2005 (as restated) and the Successor period ended December 31, 2005.

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
	Years Ended December 31,		For the Periods from		Year Ended December 31,	Six Months Ended
	2003	2004	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	2005 Restated	June 30, 2005	June 30, 2006
				(Dollars in thousands)
Revenues:
Car rental	$4,819,255	$5,430,805	$5,820,473	$129,448	$5,949,921	$2,824,539	$2,992,312
Equipment rental	1,037,754	1,161,955	1,392,461	22,430	1,414,891	630,094	783,342
Other	76,661	83,192	101,811	2,591	104,402	48,269	51,573

Total revenues	5,933,670	6,675,952	7,314,745	154,469	7,469,214	3,502,902	3,827,227

Expenses:
Direct operating	3,316,101	3,734,361	4,086,344	102,958	4,189,302	2,025,483	2,207,369
Depreciation of revenue earning equipment	1,523,391	1,463,258	1,555,862	43,827	1,599,689	756,437	843,474
Selling, general and administrative	501,643	591,317	623,386	15,167	638,553	318,905	359,488
Interest, net of interest income	355,043	384,464	474,247	25,735	499,982	212,044	422,923

Total expenses	5,696,178	6,173,400	6,739,839	187,687	6,927,526	3,312,869	3,833,254

Income (loss) before income taxes and minority interest	237,492	502,552	574,906	(33,218)	541,688	190,033	(6,027)
(Provision) benefit for taxes on income	(78,877)	(133,870)	(191,332)	12,243	(179,089)	(64,937)	(18,094)
Minority interest	—	(3,211)	(12,251)	(371)	(12,622)	(5,021)	(7,297)

Net income (loss)	$158,615	$365,471	$371,323	$(21,346)	$349,977	$120,075	$(31,418)

        The following table sets forth, for each of the periods indicated, the percentage of total revenues represented by certain items in our consolidated statements of operations:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
	Years Ended December 31,		For the Periods from		Year Ended December 31,	Six Months Ended June 30,
	2003	2004	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	2005 Restated	2005	2006
Revenues:
Car rental	81.2%	81.3%	79.6%	83.8%	79.7%	80.6%	78.2%
Equipment rental	17.5	17.4	19.0	14.5	18.9	18.0	20.5
Other	1.3	1.3	1.4	1.7	1.4	1.4	1.3

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Direct operating	55.9	55.9	55.9	66.6	56.1	57.8	57.7
Depreciation of revenue earning equipment	25.7	21.9	21.3	28.4	21.4	21.6	22.0
Selling, general and administrative	8.4	8.9	8.5	9.8	8.5	9.1	9.4
Interest, net of interest income	6.0	5.8	6.4	16.7	6.7	6.1	11.0

Total expenses	96.0	92.5	92.1	121.5	92.7	94.6	100.1

Income (loss) before income taxes and minority interest	4.0	7.5	7.9	(21.5)	7.3	5.4	(0.1)
(Provision) benefit for taxes on income	(1.3)	(2.0)	(2.6)	7.9	(2.4)	(1.9)	(0.5)
Minority interest	—	—	(0.2)	(0.2)	(0.2)	(0.1)	(0.2)

Net income (loss)	2.7%	5.5%	5.1%	(13.8)%	4.7%	3.4%	(0.8)%

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2005

Revenues

        Total revenues in the six months ended June 30, 2006 of $3,827.2 million increased by 9.3% from $3,502.9 million in the six months ended June 30, 2005.

        Revenues from our car rental operations of $2,992.3 million in the six months ended June 30, 2006 increased by $167.8 million, or 5.9%, from $2,824.5 million in the six months ended June 30, 2005. The increase was primarily the result of a 1.3% increase in car rental volume worldwide, a 3.9% increase in pricing worldwide (including a 4.7% increase in the U.S.), an increase in airport concession fees, refueling fees, and license and tax reimbursement fees, partially offset by the effects of foreign currency translation of approximately $21.9 million.

        Revenues from our equipment rental operations of $783.3 million in the six months ended June 30, 2006 increased by $153.2 million, or 24.3%, from $630.1 million in the six months ended June 30, 2005. The increase was due to higher rental volume and improved pricing in the United States and Canada.

        Revenues from all other sources of $51.6 million in the six months ended June 30, 2006 increased by $3.3 million, or 6.8%, from $48.3 million in the six months ended June 30, 2005, primarily due to the increase in car rental licensee revenue.

Expenses

        Total expenses of $3,833.3 million in the six months ended June 30, 2006 increased by 15.7% from $3,312.9 million in the six months ended June 30, 2005, and total expenses as a percentage of revenues increased to 100.1% in the six months ended June 30, 2006 compared with 94.6% in the six months ended June 30, 2005.

        Direct operating expenses of $2,207.4 million for the six months ended June 30, 2006 increased by $181.9 million (net of $12.2 million related to the effects of foreign currency translation), or 9.0%, from $2,025.5 million for the six months ended June 30, 2005. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $17.6 million, or 2.3%. The increase primarily related to increases in wages and related benefits.

        Fleet related expenses increased $56.1 million, or 12.4%. These increases were primarily related to the increase in worldwide rental volume and included increases in self-insurance expenses of $24.4 million, gasoline costs of $18.1 million, which also reflects the higher price of gasoline, and vehicle damage and maintenance costs of $9.0 million.

        Other direct operating expenses increased $108.2 million, or 13.7%. These increases were primarily related to the increase in worldwide rental volume and included increases in commission fees of $15.7 million, concession fees in our car rental operations of $13.0 million, facility expenses of $12.9 million and guaranteed charge card fees of $5.0 million. Additionally, there were increases in the amortization of other intangible assets of $30.6 million and the cost of equipment sold of $18.1 million.

        Depreciation of revenue earning equipment for our car rental operations of $716.6 million in the six months ended June 30, 2006 increased by 10.3% from $649.7 million in the six months ended June 30, 2005. The increase was primarily due to the higher cost of vehicles in the United States and lower net proceeds received in excess of book value on the disposal of used cars. This increase was partly offset by a $3.6 million net reduction in depreciation for our domestic car rental operations resulting from a decrease in depreciation rates effective January 1, 2006 to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for our equipment rental operations of $126.9 million in the six months ended June 30, 2006 increased by 18.9% from $106.7 million in the six months ended June 30, 2005 due to an increase in the quantity of equipment operated and lower net proceeds received in excess of book value on the disposal of used equipment in the United States. This increase was partly offset by a $10.5 million net reduction in depreciation for our United States and Canadian equipment rental operations resulting from a decrease in depreciation rates effective January 1, 2006 to reflect changes in the estimated residual values of equipment.

        Selling, general and administrative expenses of $359.5 million in the six months ended June 30, 2006 increased by 12.7% from $318.9 million in the six months ended June 30, 2005. The increase was primarily due to increases in administrative and sales promotion expenses. The increase in administrative expenses was primarily the result of foreign currency transaction losses of $21.5 million associated with foreign currency denominated debt. The increase in sales promotion expenses was primarily the result of increased salaries and sales commissions and incentive compensation. These increases were partly offset by the effects of foreign currency translation.

        Interest expense, net of interest income, of $422.9 million in the six months ended June 30, 2006 increased by 99.5% from $212.0 million in the six months ended June 30, 2005, primarily due to increases in the weighted average interest rate and the weighted average debt outstanding (both related to the Transactions).

        The provision for taxes on income of $18.1 million in the six months ended June 30, 2006 decreased $46.8 million from $64.9 million in the six months ended June 30, 2005, primarily due to the decrease in pre-tax profits in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, partly offset by the establishment of valuation allowances of $11.1 million during the six months ended June 30, 2006 relating to the realization of deferred tax assets in certain European countries. The effective tax rate in the six months ended June 30, 2006 was (300.2)% ((115.9)% prior to the additional valuation allowances) as compared to 34.2% in the six months ended June 30, 2005.

See Note 5 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $7.3 million in the six months ended June 30, 2006 increased $2.3 million from $5.0 million in the six months ended June 30, 2005. The increase was primarily due to an increase in our majority-owned subsidiary Navigation Solutions, L.L.C.'s, or "Navigation Solutions," net income in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005.

Net Income (Loss)

        We had a net loss of $31.4 million in the six months ended June 30, 2006, representing a decrease of $151.5 million from net income of $120.1 million in the six months ended June 30, 2005. The decrease in net income was primarily due to the 99.5% increase in interest expense over the first six months of 2005, as well as the net effect of other contributing factors noted above.

Effects of the Transactions

        Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, are expected to have a significant adverse impact on full year 2006 income (loss) before income taxes and minority interest.

        The following table summarizes the purchase accounting effects of the Acquisition on our results of operations for the six months ended June 30, 2006 (in millions of dollars):

Depreciation and amortization of tangible and intangible assets:
Other intangible assets	$30.6
Revenue earning equipment	2.8
Property and equipment	6.0
Accretion of revalued liabilities:
Discount on debt	4.2
Workers' compensation and public liability and property damage	2.7

$46.3

Year Ended December 31, 2005 Combined (as Restated) Compared with Year Ended December 31, 2004

Revenues

        Total revenues of $7,469.2 million for the year ended December 31, 2005 increased by 11.9% from $6,676.0 million for the year ended December 31, 2004.

        Revenues from our car rental operations of $5,949.9 million for the year ended December 31, 2005 increased by $519.1 million, or 9.6%, from $5,430.8 million for the year ended December 31, 2004. The increase was primarily the result of a 4.1% increase in car rental volume worldwide, a 0.2% increase in pricing worldwide, an increase in airport concession recovery and refueling fees and the effects of foreign currency translation of approximately $23.1 million.

        Revenues from our equipment rental operations of $1,414.9 million for the year ended December 31, 2005 increased by $252.9 million, or 21.8%, from $1,162.0 million for the year ended December 31, 2004. The increase was primarily due to higher rental volume and improved pricing in the United States and Canada and the effects of foreign currency translation of approximately $12.3 million.

        Revenues from all other sources of $104.4 million for the year ended December 31, 2005 increased by $21.2 million, or 25.5%, from $83.2 million for the year ended December 31, 2004, primarily due to the increase in car rental licensee revenue and the effects of foreign currency translation.

Expenses

        Total expenses of $6,927.5 million for the year ended December 31, 2005 increased by 12.2% from $6,173.4 million for the year ended December 31, 2004, principally due to the increase in revenues. Total expenses as a percentage of revenues increased to 92.7% for the year ended December 31, 2005 compared with 92.5% for the year ended December 31, 2004.

        Direct operating expenses of $4,189.3 million for the year ended December 31, 2005 increased by $454.9 million (inclusive of $22.1 million related to the effects of foreign currency translation), or 12.2%, from $3,734.4 million for the year ended December 31, 2004. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $139.8 million, or 9.7%. The increase primarily related to an increase in the number of employees and higher health care costs.

        Fleet related expenses increased $94.9 million, or 10.8%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in gasoline costs of $49.3 million, which also reflects the higher price of gasoline, self-insurance of $16.4 million and vehicle damage and maintenance expense of $9.1 million.

        Other direct operating expenses increased $220.3 million, or 15.7%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in commission fees of $51.0 million, facility expenses of $49.1 million (which includes a gain in 2004 of $7.5 million from the condemnation of a car rental and support facility in Florida), concession fees in our car rental operations of $25.9 million, customer service costs of $17.5 million and guaranteed charge card fees of $10.9 million. Additionally, there were increases in the cost of equipment sold of $18.7 million, equipment rental cost of $10.0 million and the receipt in 2004 of $7.0 million for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

        Depreciation of revenue earning equipment for our car rental operations of $1,381.5 million for the year ended December 31, 2005 increased by 12.4% from $1,228.6 million for the year ended December 31, 2004. The increase was primarily due to the increase in the average number of vehicles worldwide, higher cost of vehicles in the U.S., lower net proceeds received in excess of book value on the disposal of vehicles and the effects of foreign currency translation. This increase was partly offset by a $21.8 million net reduction in depreciation for our domestic car rental operations resulting from a decrease in depreciation rates to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for our equipment rental operations of $218.2 million for the year ended December 31, 2005 decreased by 7.0% from $234.7 million for the year ended December 31, 2004 due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States, and a $13.2 million net reduction in depreciation resulting from the effects of changes in depreciation rates of equipment in the U.S. and Canada, partly offset by an increase in the quantity of equipment operated.

        Selling, general and administrative expenses of $638.5 million for the year ended December 31, 2005 increased by 8.0% from $591.3 million for the year ended December 31, 2004. The increase was primarily due to increases in administrative and sales promotion expenses and the effects of foreign currency translation. The increases in administrative and sales promotion expenses were primarily due to increases in salaries, commissions and benefits relating to the improvement in earnings for the year ended December 31, 2005.

        Interest expense, net of interest income, of $500.0 million for the year ended December 31, 2005 increased by 30.0% from $384.4 million for the year ended December 31, 2004, primarily due to increases in the weighted average debt outstanding, the weighted average interest rate and $35.6 million of interest expense on the $1,185.0 million Intercompany Note payable to Ford Holdings LLC relating to a dividend declared and paid to Ford Holdings LLC on June 10, 2005. The increase was partly offset by an increase in interest income.

        The provision for taxes on income of $179.1 million for the year ended December 31, 2005 (restated) increased by 33.8% from $133.9 million for the year ended December 31, 2004, primarily due to an increase in income before income taxes and minority interest and a $31.3 million provision relating to the repatriation of foreign earnings for the year ended December 31, 2005, and net favorable tax adjustments in 2004 totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The increase was partly offset by the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million and favorable foreign tax adjustments of $5.3 million. The effective tax rate for the year ended December 31, 2005 (restated) was 33.1% as compared to 26.6% for the year ended December 31, 2004. See Notes 1, 1A and 9 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $12.6 million for the year ended December 31, 2005 increased $9.4 million from $3.2 million for the year ended December 31, 2004. The increase was due to only two quarters of earnings being included in 2004 as we increased our ownership interest in Navigation Solutions beginning in July 2004. See Note 5 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $350.0 million for the year ended December 31, 2005 (restated), representing a decrease of $15.5 million, or 4.2%, from $365.5 million for the year ended December 31, 2004. The decrease in net income was primarily due to the one-time $31.3 million tax provision relating to the repatriation of foreign earnings, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Effects of Acquisition

        The loss for the Successor period ended December 31, 2005 relates to lower rental demand due to the seasonality of the business and costs associated with the Transactions. Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, are expected to have a significant adverse impact on full year 2006 income before income taxes and minority interest.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Revenues

        Total revenues of $6,676.0 million for the year ended December 31, 2004 increased by 12.5% from $5,933.7 million for the year ended December 31, 2003.

        Revenues from our car rental operations of $5,430.8 million for the year ended December 31, 2004 increased by $611.5 million, or 12.7%, from $4,819.3 million for the year ended December 31, 2003. This increase was primarily the result of higher car rental volumes worldwide and the effects of foreign currency translation of approximately $143.6 million, partly offset by a 2.7% decrease in pricing worldwide.

        Revenues from our equipment rental operations of $1,162.0 million for the year ended December 31, 2004 increased by 12.0% from $1,037.8 million for the year ended December 31, 2003. This $124.2 million increase was principally due to improved pricing in the United States, higher equipment rental volumes worldwide and the effects of foreign currency translation of approximately $22.1 million.

        Revenues from all other sources of $83.2 million for the year ended December 31, 2004 increased by 8.5% from $76.6 million for the year ended December 31, 2003, due to an increase in licensee revenues.

Expenses

        Total expenses of $6,173.4 million for the year ended December 31, 2004 increased by 8.4% from $5,696.2 million for the year ended December 31, 2003, principally due to the increase in revenues. Total expenses as a percentage of revenues decreased to 92.5% for the year ended December 31, 2004 compared to 96.0% for the year ended December 31, 2003.

        Direct operating expenses of $3,734.4 million for the year ended December 31, 2004 increased by $418.3 million (inclusive of $105.3 million related to the effects of foreign currency translation), or 12.6%, from $3,316.1 million for the year ended December 31, 2003. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $193.9 million, or 15.5%. The increase primarily related to an increase in the number of employees and higher health care costs.

        Fleet related expenses increased $92.0 million, or 11.7%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in vehicle damage and maintenance expense (including higher parts costs) of $55.4 million, gasoline costs of $33.6 million, which also reflects the higher price of gasoline, and other fleet related costs, partly offset by favorable self-insurance claims experience.

        Other direct operating expenses increased $132.3 million, or 10.4%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in concession fees in our car rental operations of $48.0 million, commission fees of $30.5 million, facility expenses of $34.2 million (which includes the initial gain of $8.0 million in 2003 and a final gain of $7.5 million in 2004 from the condemnation of a car rental and support facility in Florida) and guaranteed charge card fees of $11.7 million. Current period expenses were further reduced by $7.0 million received in 2004 for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001

        Depreciation of revenue earning equipment for our car rental operations of $1,228.6 million for the year ended December 31, 2004 decreased by 2.4% from $1,258.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in the United States average cost per vehicle and higher net proceeds received in excess of book value on the disposal of used vehicles worldwide, partly offset by the effects of foreign currency translation, an increase in the average number of vehicles operated worldwide and a one-time refund of $7.8 million for the year ended December 31, 2003. The refund resulted from a special transitional credit for car rental companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for our equipment rental operations of $234.7 million for the year ended December 31, 2004 decreased by 11.5% from $265.1 million for the year ended December 31, 2003, primarily due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States.

        Selling, general and administrative expenses of $591.3 million for the year ended December 31, 2004 increased by 17.9% from $501.7 million for the year ended December 31, 2003. The increase was principally due to the effects of foreign currency translation and increases in administrative and advertising expenses. The increase in administrative expenses was attributable to increases in salaries and in incentive compensation expense relating to the improvement in earnings for the year ended December 31, 2004. The increase in advertising was due to expanded media advertising, primarily in television.

        Interest expense, net of interest income, of $384.4 million for the year ended December 31, 2004 increased 8.3% from $355.0 million for the year ended December 31, 2003, primarily due to an increase in the weighted average debt outstanding and foreign currency translation, partly offset by a decrease in the weighted average interest rate and higher interest income.

        The provision for taxes on income of $133.9 million for the year ended December 31, 2004 increased 69.7% from $78.9 million for the year ended December 31, 2003. The increase in the provision for taxes on income was primarily the result of an increase in income before income taxes for the year ended December 31, 2004, partly offset by net favorable tax adjustments totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The effect of the net tax adjustments caused a decrease in the effective tax rate from 35.9% to 26.6% as compared to 33.2% for the year ended December 31, 2003. See Notes 1 and 9 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        On July 1, 2004, we increased our joint venture ownership interest in Navigation Solutions from 40% to 65%. Minority interest of $3.2 million for the year ended December 31, 2004 represents the minority interest's share (35%) of Navigation Solutions' net income for the period July 1, 2004 through December 31, 2004. See Note 5 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $365.5 million for the year ended December 31, 2004, representing an increase of $206.9 million from $158.6 million for the year ended December 31, 2003. The increase reflects higher rental volume in our worldwide car and equipment rental businesses, lower fleet costs, higher net proceeds received in excess of book value on the disposal of used vehicles and equipment and net favorable tax adjustments, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Liquidity and Capital Resources

        As of June 30, 2006, we had cash and equivalents of $512.4 million, a decrease of $331.5 million from December 31, 2005. As of June 30, 2006, we had $220.6 million of restricted cash to be used for the purchase of revenue earning vehicles, the repayment of outstanding indebtedness primarily under our ABS Program and to satisfy certain of our self-insurance reserve requirements.

        Our domestic and foreign operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States, Europe, Australia, New Zealand, Canada and Brazil. Net cash provided by operating activities during the six months ended June 30, 2006 was $2,104.1 million, an increase of $438.5 million from the six months ended June 30, 2005. This increase was primarily due to the decrease in receivables as of June 30, 2006 compared to December 31, 2005.

        Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment. Net cash used in investing activities during the six months ended June 30, 2006 was $2,672.1 million, a decrease of $257.1 million from the six months ended June 30, 2005. The decrease is primarily due to the increase in proceeds from disposal of revenue earning equipment, decreases in revenue earning equipment and property and equipment expenditures and an increase in restricted cash, partly offset by the proceeds from the sale of short term investments in 2005. For the six months ended June 30, 2006, our expenditures for revenue earning equipment were $7,540.3 million, partially offset by proceeds from the disposal of such equipment of $4,899.5 million. These assets are purchased by us in accordance with the terms of programs negotiated with the car and equipment manufacturers.

        For the six months ended June 30, 2006, our capital expenditures for property and non-revenue earning equipment were $130.6 million. For the six months ended June 30, 2006, we experienced a slightly decreased level of net expenditures for revenue earning equipment and property and equipment compared to the six months ended June 30, 2005. This decrease was primarily due to an increase in revenue earning equipment disposals, a decrease in revenue earning equipment expenditures and property and non-revenue earning equipment expenditures for the six months ended June 30, 2006. For the full year 2006, we expect the level of net expenditures for revenue earning equipment to be lower than 2005 and net expenditures for property and non-revenue earning equipment to be similar to that of 2005. See "—Capital Expenditures" below.

        Our car rental and equipment rental operations are seasonal businesses with decreased levels of business in the winter months and heightened activity during the spring and summer. This is particularly true of our airport car rental operations and our equipment rental operations. To accommodate increased demand, we maintain a larger fleet by holding vehicles and equipment and purchasing additional fleet which increases our financing requirements in the second and third quarters of the year. These seasonal financing needs are funded by increasing the utilization of our bank credit facilities and, in past years, our commercial paper program. As business demand moderates during the winter, we reduce our fleet accordingly and dispose of vehicles and equipment. The disposal proceeds are used to reduce debt.

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on indebtedness incurred in connection with the Transactions and from the funding of our costs of operations, working capital and capital expenditures.

        As of June 30, 2006, we had approximately $13,940.2 million of total indebtedness outstanding. Cash paid for interest during the six months ended June 30, 2006, was $255.2 million, net of amounts capitalized.

        We rely significantly on asset-backed financing to purchase cars for our domestic and international car rental fleets. For further information concerning our asset-backed financing programs, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt" and "Description of Certain Indebtedness—ABS Program—International Fleet Debt" below. For a discussion of risks related to our reliance on asset-backed financing to purchase cars, see "Risk Factors—Risks Related to Our Business—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

        Also, substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are subject to liens in favor of our lenders. Substantially all our other assets in the United States are also subject to liens in favor of our lenders, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders. None of such assets will be available to satisfy the claims of our general creditors.

        We believe that cash generated from operations, together with amounts available under the Senior Credit Facilities, asset-backed financing and other available financing arrangements will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for the foreseeable future. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Financing

Hertz Holdings Financing

        On June 30, 2006, we incurred indebtedness of $1,000 million pursuant to the Hertz Holdings Loan Facility, which we expect to repay with a portion of the net proceeds to us of this offering. For further information regarding the Hertz Holdings Loan Facility, see "Description of Certain Indebtedness—Hertz Holdings Loan Facility."

        On the Closing Date, Hertz entered into a series of financing and refinancing transactions. For a description of the Transactions, see "Recent Transactions—The Transactions."

Senior Credit Facilities

Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000.0 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293.0 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility. On May 15, 2006, Hertz borrowed approximately $84.9 million under the delayed draw facility and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. As of June 30, 2006, Hertz had $1,741.8 million in borrowings outstanding under this facility, which is net of a discount of $41.6 million. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012.

Senior ABL Facility.    Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At June 30, 2006, net of a discount of $25.5 million, Hertz and Matthews Equipment Limited had $368.1 million and the Canadian dollar equivalent of $260.5 million, respectively, in borrowings outstanding under this facility. The Senior ABL Facility will mature on December 21, 2010.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrowers are subject to financial covenants, including a requirement to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods (the requirements for both of these ratios vary throughout the term of the loan.) Also, under the Senior ABL Facility, if the borrowers fail to maintain a specified minimum level of borrowing capacity, they will then be subject to financial covenants under such facility, including a specified debt to Corporate EBITDA leverage ratio (the ratio varies throughout the term of the loan) and a specified Corporate EBITDA to fixed charges coverage ratio of one to one. Failure to comply with the financial covenants under the Senior Credit Facilities would result in a default under the credit agreements governing our Senior Credit Facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the Senior Credit Facilities. Although we were not required to be in compliance with the above financial covenants as of June 30, 2006, we performed the calculations associated with them and determined that we would have been in compliance, if compliance had been necessary, both under the transition rule as set forth in the credit agreements governing the Senior Credit Facilities and as described in footnote (h) to "Summary—Summary Historical and Unaudited Pro Forma Financial Data." For a description of this calculation and the transition rule, see "Summary—Summary Historical and Unaudited Pro Forma Financial Data." The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        On June 30, 2006, Hertz entered into amendments to each of its Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends and, in the case of the amendment to the Senior Term Facility, to make investments. The amendment to the Senior Term Facility also permits Hertz to use proceeds of the unused portion of the $293.0 million Delayed Draw Term Loan to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain other outstanding indebtedness of Hertz. On July 10, 2006, Hertz drew down the remaining $208.1 million of the Delayed Draw Term Loan to pay down the equivalent amount of borrowings outstanding under the Senior ABL Facility. For further information regarding the Senior Credit Facilities, see "Description of Certain Indebtedness—Senior Credit Facilities."

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of June 30, 2006, $2,087.6 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Credit Facilities.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and a limitation on the types of senior subordinated debt that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default. For further information regarding the Senior Notes and Senior Subordinated Notes, see "Description of Certain Indebtedness—Senior Notes and Senior Subordinated Notes." We also have outstanding as of June 30, 2006 approximately

$722.5 million of pre-Acquisition senior notes and Euro-denominated medium-term notes, net of a $5.4 million discount. See "Description of Certain Indebtedness—Pre-Acquisition Senior Notes and Euro Medium Term Notes."

Fleet Financing

U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of June 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $197.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of June 30, 2006 and December 31, 2005, the fair value of the HVF Swaps were $119.2 million and $37.0 million, respectively, which are reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the six months ended June 30, 2006, we recorded a benefit of $1.0 million in the consolidated statement of operations associated with previously recognized ineffectiveness of the HVF Swaps.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        In addition, as of June 30, 2006, we had outstanding approximately $584.9 million of pre-Acquisition ABS Notes, net of a $15.1 million discount. See "Description of Certain Indebtedness—ABS Program—Pre-Acquisition ABS Notes."

International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies, up to an aggregate amount equivalent to approximately $3,093.1 million (calculated as of June 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of June 30, 2006, the foreign currency equivalent of $1,858.0 million in borrowings was outstanding under these facilities, net of a $9.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to us as of June 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets. For further information regarding the U.S. Fleet Debt Facilities and International Fleet Debt Facilities, see "Description of Certain Indebtedness—ABS Program."

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of June 30, 2006, there were $129.4 million of capital lease financings outside of the International Fleet Debt Facilities outstanding.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007. As of June 30, 2006, the fair value of the swaptions was $3.8 million, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." During the second quarter of 2006, the fair value adjustment related to these swaps was a loss of $0.4 million, which is recorded in the consolidated statement of operations in "Selling, general and administrative" expense.

Credit Facilities

        As of June 30, 2006, the following credit facilities were available for the use of Hertz and its subsidiaries:

  •
  The Senior Term Facility had $208.1 million available to refinance certain existing debt under the delayed draw facility and $8.3 million available under the letter of credit facility. On July 10, 2006, $208.1 million was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $945.9 million of remaining capacity, all of which was available under the borrowing base limitation. Additionally, $184.1 million was available under the letter of credit facility.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $1,217.0 million unused and $293.0 million available under the borrowing base limitation.

  •
  The U.S. Fleet Debt had approximately $1,303.0 million of remaining capacity and $169.8 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

        As of June 30, 2006, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

        For further information regarding these credit facilities, see "Description of Certain Indebtedness."

Contractual Obligations

        The following table details the contractual cash obligations for debt and related interest payable, operating leases and concession agreements and other purchase obligations as of December 31, 2005, without giving effect to this offering and the use of the proceeds to us thereof:

		Payments Due by Period
	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
	(In millions of dollars)
Debt(1)	$12,657.9	$2,774.9	$1,064.7	$4,099.6	$4,718.7
Interest on debt(2)	4,232.4	673.6	1,275.1	1,081.7	1,202.0
Operating leases and concession agreements(3)	1,552.8	328.3	467.0	244.3	513.2
Purchase obligations(4)	6,984.4	6,845.9	137.9	0.6	—

Total	$25,427.5	$10,622.7	$2,944.7	$5,426.2	$6,433.9

(1)
Amounts represent debt obligations included in "Debt" in our consolidated balance sheet and include $2,555.3 million of commercial paper and other short-term borrowings. These amounts exclude estimated payments under interest rate swap agreements and aggregate borrowings of $1.0 billion under the Hertz Holdings Loan Facility on June 30, 2006 which will mature on June 30, 2007. We expect to use the net proceeds to us from the sale of common stock in this offering to repay borrowings outstanding under this facility. See "Use of Proceeds." See Note 3 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Amounts represent the estimated interest payments based on the principal amounts, minimum non-cancelable maturity dates and applicable interest rates on the debt at December 31, 2005. The minimum non-cancelable obligations under the International Fleet Debt and Senior ABL Facility matured between January and March 2006. While there was no requirement to do so, these obligations were subsequently renewed.

(3)
Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See Note 10 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(4)
Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2005, $6,687.3 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as "agreements to purchase services" for these purposes.

Other Factors

Goodwill and Other Intangible Assets Following the Acquisition

        We have recognized a significant amount of goodwill and other intangible assets in connection with the Acquisition. We perform an impairment analysis with respect to our goodwill and indefinite-lived intangible assets at least annually, or more frequently if changes in circumstances indicate that the carrying amount of the goodwill or other intangible assets may not be recoverable. If we identify an impairment in goodwill or other intangible assets we may be required to take a charge that could negatively impact our future earnings.

Foreign Currency

        Provisions are not made for U.S. income taxes on undistributed earnings of foreign subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Foreign operations have been financed to a substantial extent through loans from local lending sources in the currency of the countries in which such operations are conducted. Car rental operations in foreign countries are, from time to time, subject to governmental regulations imposing varying degrees of currency restrictions. Currency restrictions and other regulations historically have not had a material impact on our operations as a whole.

Capital Expenditures

        The table below shows revenue earning equipment and property and equipment capital expenditures and related disposal proceeds received by quarter for 2005, 2004 and 2003 and the first half of 2006.

	Revenue Earning Equipment			Property and Equipment
	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures (Proceeds)	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
	(Dollars in millions)
2006
Successor
First Quarter	$3,862.1	$(2,591.3)	$1,270.8	$64.7	$(19.8)	$44.9
Second Quarter	3,678.2	(2,308.2)	1,370.0	65.9	(8.7)	57.2

Total	$7,540.3	$(4,899.5)	$2,640.8	$130.6	$(28.5)	$102.1

2005
Predecessor
First Quarter	$3,600.2	$(2,307.4)	$1,292.8	$81.3	$(9.0)	$72.3
Second Quarter	4,040.4	(2,304.3)	1,736.1	105.5	(21.3)	84.2
Third Quarter	2,377.5	(2,579.5)	(202.0)	92.9	(19.0)	73.9
Fourth Quarter (Oct. 1–Dec. 20, 2005)	2,168.1	(2,915.1)	(747.0)	54.8	(23.3)	31.5
Successor
Fourth Quarter (Dec. 21–Dec. 31, 2005)	234.8	(199.7)	35.1	8.5	(1.2)	7.3

Total Year	$12,421.0	$(10,306.0)	$2,115.0	$343.0	$(73.8)	$269.2

2004
Predecessor
First Quarter	$2,916.1	$(1,860.7)	$1,055.4	$61.2	$(11.7)	$49.5
Second Quarter	3,804.1	(1,921.2)	1,882.9	82.8	(20.9)	61.9
Third Quarter	2,179.0	(2,321.8)	(142.8)	74.6	(19.4)	55.2
Fourth Quarter	2,410.9	(2,637.2)	(226.3)	67.8	(7.3)	60.5

Total Year	$11,310.1	$(8,740.9)	$2,569.2	$286.4	$(59.3)	$227.1

2003
Predecessor
First Quarter	$2,951.4	$(2,557.3)	$394.1	$51.3	$(9.0)	$42.3
Second Quarter	2,338.3	(1,153.7)	1,184.6	56.6	(23.6)	33.0
Third Quarter	1,611.5	(1,656.2)	(44.7)	54.4	(13.1)	41.3
Fourth Quarter	2,535.4	(2,507.2)	28.2	64.4	(8.9)	55.5

Total Year	$9,436.6	$(7,874.4)	$1,562.2	$226.7	$(54.6)	$172.1

        Revenue earning equipment expenditures in our car rental operations were $11,493.9 million, $10,665.3 million and $9,100.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Revenue earning equipment expenditures in our equipment rental operations were $927.1 million, $644.7 million and $336.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Revenue earning equipment expenditures in our car rental operations were $6,940.1 million and $7,011.1 million for the six months ended June 30, 2006 and 2005, respectively. Revenue earning equipment expenditures in our equipment rental operations were $600.2 million and $629.5 million for the six months ended June 30, 2006 and 2005, respectively.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2005 increased by 7.8% and 43.8%, respectively, compared to the year ended December 31, 2004. The increase in equipment rental revenue earning equipment expenditures is primarily the result of higher rental volume.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the six months ended June 30, 2006 decreased by 1.0% and 4.7%, respectively, compared to the six months ended June 30, 2005. The decrease in car rental and equipment rental revenue earning equipment expenditures is due to the timing of purchases during the six months ended June 30, 2006 as compared to the six months ended June 30, 2005.

        Property and equipment expenditures in our car rental operations were $271.1 million, $220.4 million and $191.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Property and equipment expenditures in our equipment rental operations were $69.0 million, $63.1 million and $32.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Property and equipment expenditures in our "corporate and other" activities were $2.9 million, $3.0 million and $2.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Property and equipment expenditures in our car rental operations were $95.3 million and $148.1 million for the six months ended June 30, 2006 and 2005, respectively. Property and equipment expenditures in our equipment rental operations were $34.1 million and $37.8 million for the six months ended June 30, 2006 and 2005, respectively. Property and equipment expenditures in our "corporate and other" activities were $1.2 million and $0.9 million for the six months ended June 30, 2006 and 2005, respectively.

        Property and equipment expenditures in our car rental, equipment rental and "corporate and other" operations for the year ended December 31, 2005 increased by 23.0%, 9.4% and decreased by 3.3%, respectively, compared to the year ended December 31, 2004.

        Property and equipment expenditures in our car rental and equipment rental operations and "corporate and other" for the six months ended June 30, 2006 decreased by 35.7% and 9.8% and increased by 33.3%, respectively, compared to the six months ended June 30, 2005.

        For the year ended December 31, 2005, we experienced a level of net expenditures for revenue earning equipment and property and equipment slightly lower than our net expenditures in 2004. The net capital expenditures decrease was due to increased disposals partly offset by increases in the prices of 2006 model year vehicles acquired beginning in the fourth quarter of 2005, together with capital expenditures relating to the expansion of our off-airport locations.

        For the six months ended June 30, 2006, we experienced a level of net expenditures for revenue earning equipment and property and equipment slightly lower than our net expenditures in the six months ended June 30, 2005. The net capital expenditures decrease was due to increased disposals and a decrease in capital expenditures.

Off-Balance Sheet Commitments

        As of June 30, 2006, December 31, 2005 and 2004, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us. Prior to the completion of this offering, we will also enter into an indemnification agreement with each of our directors. See "Description of Capital Stock—Limitation of Liability of Directors; Indemnification of Directors."

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of June 30, 2006, December 31, 2005 and December 31, 2004, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our consolidated balance sheet in "Other accrued liabilities" were $4.0 million, $3.9 million and $5.4 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Risk Management

        For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see "Business—Risk Management."

Market Risks

        We are exposed to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and historically have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures, see Note 14 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% notes due June 15, 2010. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives are recognized in the statement of operations. Between December 21, 2005 (the date the hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these interest rate swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. During January 2006, we assigned these interest rate swaps to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of $6.6 million which is reflected in our unaudited interim condensed consolidated statement of operations in "Selling, general and administrative" expenses.

        In connection with the Acquisition and the issuance of the $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations.

        In connection with the remaining €7.6 million untendered balance of our Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows on the variable rate Euro Medium Term Notes at a fixed rate of 4.1%.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

        See Notes 3 and 14 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We have a significant amount of debt (including under our U.S. and International Fleet Debt and Senior ABL Facility) with variable rates of interest based generally on LIBOR, EURIBOR or their equivalents for local currencies plus an applicable margin. Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt.

        We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on our debt portfolio as of June 30, 2006, our net interest expense would increase by an estimated $21.6 million over a twelve-month period.

        Consistent with the terms of the agreements governing the respective debt obligations, we may hedge a portion of the floating rate interest exposure under the Senior Credit Facilities and the U.S. and International Fleet Debt to provide protection in respect of such exposure.

Foreign Currency Risk

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to currency option contracts are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty. Premiums paid for options outstanding as of June 30, 2006, were approximately $0.3 million, and we limit counterparties to financial institutions that have strong credit ratings.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans. The forward rate is reflected in the intercompany loan rate to the subsidiaries, and as a result, the forward contracts have no material impact on our results of operations.

        In connection with the Transactions, we issued €225 million of Senior Euro Notes, which are currently not hedged. The foreign exchange transaction gains or losses resulting from the monthly translation of these Euro-denominated Notes into the U.S. Dollar, could have a material impact on our consolidated financial position, results of operations or cash flows.

Like-Kind Exchange Program

        In January 2006, we implemented a like-kind exchange program for our U.S. car rental business. Pursuant to the program, we dispose of vehicles and acquire replacement vehicles in a form intended to allow such dispositions and replacements to qualify as tax-deferred "like-kind exchanges" pursuant to section 1031 of the Internal Revenue Code. The program is expected to result in a material deferral of federal and state income taxes. A similar plan for HERC has been in place for several years. We cannot, however, offer assurance that the expected tax deferral will be achieved or that the relevant law concerning the programs will remain in its current form. In addition, the benefit of deferral is subject to recapture, if, for example, there were a material downsizing of our fleet.

Inflation

        The increased acquisition cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

Employee Retirement Benefits

Pension

        We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in Note 6 of the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Our 2005 worldwide pre-tax pension expense was approximately $37.5 million, which is an increase of $6.8 million from 2004 primarily attributable to the decrease in the discount rate in the United States from 6.25% to 5.75% and in the United Kingdom from 5.50% to 5.25%, a pension settlement loss of $1.1 million relating to our Supplemental Executive Retirement Plan, as well as the effects of foreign currency translation. Based on present assumptions, 2006 worldwide pre-tax pension expense is expected to be approximately $34.8 million, which is a decrease of $2.7 million from 2005. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets, which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost. As a result, our expense for 2006 does not include any costs related to amortizing unrecognized losses or unrecognized prior service costs. Our pension expense for 2005 included $6.0 million of amortization costs, as well as a settlement loss of $1.1 million. This reduction in pension expense from 2005 to 2006 is partially offset by an increase due to a decrease in the discount rate in the United States from 5.75% to 5.50% and in the United Kingdom from 5.25% to 4.70%.

        The funded status (i.e., the amount by which the present value of projected benefit obligations exceeded the market value of pension plan assets) of our U.S. qualified plan, in which most domestic employees participate, declined as of December 31, 2005, compared with December 31, 2004. The primary factor that contributed to the change in the funded status was a decrease in the discount rate, partially offset by a discretionary contribution of $28.0 million.

        We review our pension assumptions regularly and from time to time make contributions beyond those legally required. For example, discretionary contributions of $28.0 million, $48.0 million and $54.0 million were made to our U.S. qualified plan for the years ended December 31, 2005, 2004 and 2003, respectively. After giving effect to these contributions, based on current interest rates and on our return assumptions and assuming no additional contributions, we do not expect to be required to pay any variable-rate premiums to the Pension Benefit Guaranty Corporation before 2010. For the six months ended June 30, 2006, we contributed $19.3 million to our worldwide pension plans, including a discretionary contribution of $15.6 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We participate in various "multiemployer" pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our statement of operations and as a liability on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Other Postretirement Benefits

        We provide limited postretirement health care and life insurance for employees of our domestic operations with hire dates prior to January 1, 1990. There are no plan assets associated with this plan. We provide for these postretirement costs through monthly accruals. The net periodic postretirement benefit cost for the year ended December 31, 2005 was $1.6 million and the accumulated benefit obligation as of December 31, 2005 was $18.2 million compared to a net periodic postretirement benefit cost of $1.6 million for the year ended December 31, 2004 and an accumulated benefit obligation of $17.3 million as of December 31, 2004. The increase in the accumulated benefit obligation was primarily attributable to the decrease in the discount rate from 5.75% as of December 31, 2004 to 5.50% as of December 31, 2005.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of stock of Hertz Holdings to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals.

        During the second quarter of 2006, we made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, we sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). In addition, on May 18, 2006, we granted Hertz's key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of our common stock at $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued 112,000 options with an exercise price of $7.68 per share. Hertz Holdings will make a payment to Mr. Koch in connection with his share purchase equal to $80,000. See "Management—Hertz Holdings Stock Incentive Plan."

        In order to assist management and the Compensation Committee of the Board of Directors in their determination of the value of the common stock of Hertz Holdings, Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings at May 15, 2006 and June 30, 2006. The May 15th date is close to the initial stock purchase and option grant date of May 5, 2006 and the second option grant date of May 18, 2006. The June 30th date coincides with the payment of the Hertz Holdings Dividend.

        The independent valuation specialist weighted each of the income, market transaction and market comparable valuation approaches equally. Management and the Compensation Committee of the Board of Directors believe that the valuation approaches employed are appropriate for an enterprise such as Hertz, which has an established financial history of profitable operations and generation of positive cash flows. The results of the approaches were not significantly different from one another.

        In connection with the authorization of the Hertz Holdings Dividend, the Board of Hertz Holdings authorized the modification of the option exercise prices downward by an amount equal to the per share amount of the Hertz Holdings Dividend, thereby preserving the intrinsic value of the options, consistent with applicable tax law. In order to assist management and the Compensation Committee of the Board of Directors in their determination of the value of the common stock of Hertz Holdings, an independent valuation was performed as of immediately before and after the modification. We have an unrecognized cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is expected to be recognized over the remainder of the five-year requisite vesting period that began on the grant date.

        In connection with the special cash dividend of approximately $1.83 per share of our common stock, or $426.8 in the aggregate, to be paid upon completion of this offering to holders of record of our common stock on the dividend record date, our outstanding stock options will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We will have an unrecognized stock-based compensation cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. The cost has been estimated assuming that the midpoint of the estimated offering range, or $17.00, is the fair value of the stock immediately after the payment of the special cash dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

Recent Share Purchase by Our Chief Executive Officer

        On July 10, 2006, Mark P. Frissora accepted an offer of employment to serve as our Chief Executive Officer. On August 15, 2006, Mr. Frissora purchased 1,056,338 shares of our common stock at a price of $5.68 per share, which was $2.00 below the fair market value of $7.68 on that date. We will recognize compensation expense of approximately $3.8 million, including amounts for a tax gross-up in accordance with Mr. Frissora's employment agreement, in the third quarter of 2006.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board, or "FASB," issued FASB Staff Position No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," or "FSP 109-2." FSP 109-2 provides accounting guidance for non-U.S. earnings that are repatriated under the American Jobs Creation Act of 2004. SFAS No. 109, "Accounting for Income Taxes," requires a company to reflect in the period of enactment the effect of a new tax law. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million.

        In December 2004, the FASB revised its SFAS No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of the revised statement are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or "SAB No. 107," regarding the SEC Staff's interpretation of the revised statement. SAB No. 107 provides the Staff's views regarding interactions between the revised statement and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123. Adoption of the revised statement did not have, nor is it expected to have, a significant effect on our financial position, results of operations or cash flows. Effective with the Acquisition, all unvested options granted to our employees under Ford's 1998 Long-Term Incentive Plan became vested and exercisable. In May, June and August 2006, we completed offerings of equity securities to our senior management. See "Management—Hertz Holdings Stock Incentive Plan."

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or "FIN 47." FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional upon future events should be recognized at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 was effective no later than December 31, 2005, and did not have a material impact on our financial position, results of operations or cash flows.

        In May 2005, FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." Previously, APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not currently anticipate making any accounting changes which would be governed by this statement.

        In June 2006, the FASB issued FASB Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing FIN 48 to determine its impact, if any, on our financial position or results of operations.

        In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (i.e., Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross or net basis, is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," or "SAB No. 108." SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. SAB No. 108 requires registrants to apply the new guidance for the first time that it identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. We are currently reviewing SAB No. 108 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," or "SFAS No. 157." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," or "SFAS No. 158." SFAS No. 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS No. 158 are effective as of the end of the fiscal year ending December 31, 2006. We are currently reviewing SFAS No. 158 to determine its impact, if any, on our financial position or results of operations.

Controls and Procedures

Restatement of Predecessor Financial Statements and Impact on Internal Control over Financial Reporting

        As discussed in Note 1A to the Notes to our annual audited consolidated financial statements included elsewhere in this prospectus, Hertz has restated its previously issued consolidated financial statements for the Predecessor period ended December 20, 2005, or the "Restatement." The Restatement revises Hertz's tax provision on repatriated foreign earnings. These dividends, which were initiated by Ford, Hertz's previous parent, and occurred prior to the Acquisition, resulted in an estimated provision for taxes of $54.1 million, net of foreign tax credits of $50.3 million, or $3.8 million. Upon Ford's completion of a detailed study in June 2006, for the purpose of preparing their 2005 tax return, it was determined that the amount of tax expense should be increased by $27.5 million to $31.3 million.

        The dividends were originally completed as part of the Ford pre-sale activities and also to obtain the one-time favorable tax treatment of dividends offered by the American Jobs Creation Act of 2004. Otherwise, it is not our policy to repatriate undistributed earnings of our foreign subsidiaries, but rather to invest them within their operations. All Federal income taxes associated with this one-time repatriation are to be paid by Ford and, as such, have no impact on the Successor period ended December 31, 2005 or in 2006 and beyond.

        Our management, who has responsibility for establishing and maintaining internal control over financial reporting, concluded that the Restatement is not an indication of a material weakness existing as of December 31, 2005 because management has assessed our controls as of that date and determined they were adequate to prevent or detect a material misstatement to our financial statements after the Acquisition. Accordingly, the Restatement did not have an impact on our management's conclusion that our internal control over financial reporting and disclosure controls and procedures as of December 31, 2005 were effective. Also, our management has concluded that no revisions to our controls over income tax accounting and reporting were required as a result of this matter.

Management's Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. We are not, however, an accelerated filer and are therefore not yet required to report on our assessment of our internal control over financial reporting under Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005. The assessment was based on criteria established in the framework Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2005.

Management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included elsewhere in this prospectus.

Changes in Internal Control Over Financial Reporting

        An evaluation of our internal controls over financial reporting was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, to determine whether any changes have occurred during the six months ended June 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that no changes in our internal control over financial reporting have occurred during the six months ended June 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Accounting for Deferred Income Taxes

        During the preparation of our 2005 financial statements and the related testing of our internal controls over financial reporting, we identified a significant deficiency with respect to the reporting of our taxes, including deferred tax liabilities, which was reported to our Audit Committee. This significant deficiency was considered by management in its overall assessment of our internal control over financial reporting as of December 31, 2005. Deferred taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. The deficiency resulted from our historical practice of determining our deferred tax balances using a "roll forward" approach rather than the "balance-sheet" approach required under SFAS 109, "Accounting for Income Taxes."

        To facilitate the remediation of this deficiency we engaged a third party under our supervision to perform a comprehensive analysis of our deferred tax liabilities. The study is in process and is currently expected to be completed prior to the filing of our annual report on Form 10-K for the year ending December 31, 2006.

        The preliminary results of the analysis as it relates to the Predecessor periods ended December 20, 2005 and fiscal years ended December 31, 2004, 2003, 2002 and 2001 indicate that no material adjustments are required to our previously issued financial statements for these Predecessor periods. However, it is possible that the analysis, once completed, will conclude that at December 20, 2005, prior to the Acquisition, certain amounts should have been classified as current tax liabilities rather than as deferred tax liabilities. With respect to the Successor period ended December 31, 2005 and subsequent completed quarterly periods, we currently do not expect that any material adjustment to our financial statements will be required because we utilized purchase accounting for the Acquisition at December 21, 2005. We do not believe, based on the preliminary results of the analysis, that any material adjustment to our previously issued balance sheets, statements of operations or statements of cash flows will be required, nor do we currently expect any final adjustment to be material at the end of or for the period in which the study and our analysis are finalized. Once the study is finalized, if the preliminary results of the analysis are confirmed, we would expect to record a reduction in our deferred tax liability, offset by an equivalent reduction in goodwill, at December 31, 2006. We do not currently expect the adjustment amount to exceed $300 million.

        Because the analysis is ongoing and the results are still preliminary and subject to change, the currently estimated amounts of the adjustments described above may increase or decrease. Also, because any final adjustments will not be known until the study is completed, there is a possibility that the final adjustments, once determined, could be material and could therefore result in a restatement of our previously issued financial statements.

BUSINESS

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,600 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through over 340 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.6% over the last 20 years, with year-over-year growth in 18 of those 20 years.

Corporate History

        Hertz Holdings was incorporated by the Sponsors in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by the Sponsors, through an indirect, wholly owned subsidiary of Hertz Holdings, acquired all of Hertz's common stock from Ford Holdings in the Acquisition. In connection with the Acquisition, Hertz entered into a series of financing and refinancing transactions. For a description of the Transactions, see "Recent Transactions—The Transactions."

Our Strengths

  Premier Global Brand and Service Offerings

        We believe that our premier brand and service offerings have allowed us to create and maintain a loyal customer base and command premium pricing across our businesses.

        Car Rental.    The Hertz brand is one of the most recognized brands in the world. It has been the only travel company brand to be listed in Business Week's "100 Most Valuable Global Brands," and has been included in this list during each year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. Our customer surveys indicate that, in the United States, Hertz is the car rental brand most associated with the highest quality service, which is consistent with numerous published best-in-class car rental awards that we have won over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our global expedited rental program, Hertz #1

Club Gold, which accounted for approximately 40% of our car rental transactions worldwide for the twelve months ended June 30, 2006.

        Equipment Rental.    HERC, which is operated under the Hertz Equipment Rental brand, has long been a leader in equipment rental in the United States. We believe HERC was the first equipment rental company to develop an extensive national account program, which continues to be the source of substantial revenues. HERC's leadership position has recently been enhanced through a substantial investment in sales force automation and the operation of a high quality and diverse fleet. From January 1, 2004 through June 30, 2006, we invested $1.4 billion, net of dispositions, in HERC's U.S. fleet, thereby reducing its average age to 25 months, which we believe is one of the youngest fleets in the industry.

  Clear and Sustained Market Leadership Position in Car Rental

        We believe that Hertz is the leading worldwide general use car rental system, based on revenues. In the United States, we maintain the overall leading market share of airport car rentals among both business and leisure customers. Based on reported industry revenues for 2005 and the four months ended April 30, 2006, our market share at the 180 largest U.S. airports where we operate was over 28%, and we had a margin of approximately nine percentage points over the closest competing brand. We have maintained a leadership position for more than 30 years. We also believe that we had the largest market share, by reported revenues on a collective basis in 2005, at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity was available.

  Global, Diversified Business Mix

        We believe that our mix of businesses, customer types, end-markets, distribution channels and geographies provides us with a diverse revenue stream that positions us to capitalize on growth opportunities throughout our markets and makes us less vulnerable to economic cycles and events that might negatively affect either of our industries or any specific geography. Within our car rental business, we maintain a relatively balanced mix of leisure and business rentals (representing 53% and 47%, respectively, of our car rental revenues for the year ended December 31, 2005 and 51% and 49%, respectively, of our car rental revenues for the six months ended June 30, 2006), and utilize a broad range of distribution channels and partnerships. Within our equipment rental business, we serve a wide variety of industries and have a broad mix of end customers from local contractors to large national industrial accounts. During the year ended December 31, 2005, no single customer or location generated more than 1.3% or 2.0%, respectively, of our total revenues and no more than 1.3% and 1.8%, respectively, of our total revenues for the six months ended June 30, 2006.

  Affiliated Customer Strategy Drives Premium Pricing and Customer Loyalty

        Over 80% of our car rental revenues are derived from affiliated customer channels, such as corporate accounts, associations and travel industry partnerships. We believe that we are one of only two car rental brands that have the service offerings and market presence to consistently serve these affiliated customer channels on a global basis. Our corporate accounts, which account for approximately 40% of our car rental revenues, represent a predictable source of revenues and a customer base that values our premium customer service. We have a leading position with this type of customer and provide our car rental services to most Fortune 500 companies. Our distribution partnerships include over 60 airlines, railroads and hotel chains worldwide, as well as leading traditional and online travel agencies and affiliations with non-travel organizations and associations.

  Best-in-Class Fleet and Fleet Management

        Car Rental.    Our worldwide car rental fleet includes cars from over 30 manufacturers, and we believe our U.S. fleet mix is significantly more diversified than those of most of our major competitors. In the twelve months ended June 30, 2006, six manufacturers each supplied more than 5% of our U.S. fleet, while seven manufacturers each supplied more than 5% of our international fleet. We have longstanding relationships with leading American, European, Japanese and Korean automakers, enabling us to provide a wide variety of car models and brands to our customers. The diversity of our car fleet enables us to design innovative rental offerings, such as the Prestige, Fun and Green Collections, that help us maintain a competitive advantage over our competitors. In addition, we have substantial experience in the complex process of managing the mix of cars in our fleet. We maintain an extensive infrastructure that supports the efficient disposition of risk cars and enables us to be opportunistic when evaluating the relative merits of purchasing program and risk cars.

        Equipment Rental.    We believe that our U.S. equipment rental fleet is one of the youngest in the industry, offering a value proposition to our customers in terms of productivity, safety and operator use enhancements while simultaneously reducing HERC's maintenance costs and fleet downtime. Our diverse U.S. equipment rental fleet enables us to meet the rental equipment needs of many customers; moreover, we are further diversifying our fleet through the addition of general rental and specialty equipment at many locations. Our over 40 years of experience in the procurement and disposition of equipment allows us to adjust our fleet size efficiently in light of market trends.

  Proprietary Strategic Information Systems

        We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations and sales and marketing, as well as aspects of billing, finance, accounting and other reporting systems. Since January 1, 2001, we have invested more than $300 million in our proprietary information systems and computer equipment to permit us to conduct our business more efficiently and enhance our ability to offer innovative services. Our information systems, which we believe are unique in the car and equipment rental industries, permit us to provide superior end-to-end service to customers, maintain effective pricing structures in a rapidly changing environment, utilize our fleets efficiently and maintain a high level of control over our geographically dispersed operations.

  Experienced and Proven Management Team

        We have an experienced management team committed to maintaining operational excellence. Our management team has extensive knowledge of the car and equipment rental industries. While Craig R. Koch, our former Chief Executive Officer, relinquished the title of Chief Executive Officer and became Chairman of our Board of Directors effective July 19, 2006, we have employed our nine next most senior executive officers other than Mark P. Frissora, our current Chief Executive Officer, for an average of 26 years. Our regional and country managers also have a great deal of experience, having been employed by us for an average of 20 years and having been in their current positions for an average of seven years. Mr. Frissora, previously the Chairman and Chief Executive Officer of Tenneco Inc., replaced Mr. Koch as our Chief Executive Officer effective July 19, 2006. Mr. Frissora served in various management positions at Tenneco Inc. over the past 10 years, including as Chief Executive Officer since 1999 and Chairman since 2000. Prior to joining Tenneco Inc., Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation for five years and, in the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. We believe our stock incentive plan closely aligns the interests of our management team and our stockholders.

Our Strategy

        Further Enhance Our Premier Car Rental Brand, Differentiated Service Offering and Affiliated Customer Base

        The Hertz brand is recognized for superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation. We believe that consistent investments in our core business activities, particularly in the areas of brand, facilities, technology, training and customer loyalty initiatives, will improve customer satisfaction and further enhance our premium brand position and product offerings. Continuing to strengthen these attributes will allow us to build our affiliated customer base and increase our share of profitable business.

  Pursue Profitable Growth within Our Car Rental Business

        We believe that we have significant opportunities for growth within our global car rental business that will allow us to sustain growth rates in this business consistent with historical levels.

        U.S. Airport Market.    We intend to maintain or expand our leading market share in the U.S. airport rental business and to continue to build upon our brand positioning and service differentiation, allowing us to capitalize on opportunities in the business and leisure travel markets and further strengthen the advantages arising from our leading market share position.

        U.S. Off-Airport Market Opportunities.    We intend to leverage our significant recent investment in our U.S. off-airport network and to expand the network to enable us to further penetrate the large and growing insurance replacement rental market, as well as to increase our share of other off-airport business and leisure rentals. In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. Through this investment, we believe we have achieved critical scale in the off-airport market and will continue to grow our revenue by increasing penetration in the insurance rental replacement market through new and existing insurance company customers as well with our traditional business and leisure customers as evidenced by our off-airport revenue growth of approximately 46% over the two years ended December 31, 2005. We believe our off-airport platform has significant future growth potential.

        European Markets.    We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the presence of high volume, low cost air carriers and increasing use of the Internet throughout the continent. We intend to continue to build on our affiliated relationships with travel providers and other associations in Europe to increase our penetration of the European market. We also intend to increase our participation in the off-airport portion of the car rental market in Europe, especially in leisure, replacement and light trucks.

  Increase Share of the Fragmented U.S. Equipment Rental Market

        We believe that our emphasis on customer service, large national account base, prominent brand name and diverse and comparatively young rental fleet will position HERC to continue to gain market share in the highly fragmented U.S. equipment rental market. HERC is pursuing growth through an expansion in a number of mid- to large-sized metropolitan areas, many of which will be in markets with high growth potential for HERC and adjacent to current operations, which will allow us to leverage existing infrastructure and customer relationships. We also plan to further increase our presence in the general rental, industrial and specialty equipment markets, many of which can be served from HERC's existing locations and provide incremental opportunities to increase revenues, margins and return on investment.

  Further Improve Profitability, Cash Flow and Return on Capital

        We believe that there are opportunities to further increase the productivity of our operations, thereby improving our profit margins and capital efficiency, as the profit margins that we have achieved in our car rental business during the twelve months ended June 30, 2006 are below our peak levels of profitability achieved in 2000. These opportunities include reducing our cost structure through process improvements and other reductions in operating costs. We also believe that we can improve our profitability by leveraging the investments we have made in building our off-airport business, in upgrading our airport facilities and through the use of our enhanced information systems to optimize our pricing, yield management and fleet utilization generally. In addition, we believe, based on our current business plan, capital structure, and the like-kind exchange programs implemented in connection with our car rental and equipment rental fleets, we will not be required to pay material U.S. federal income taxes for several years.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States.

  Worldwide Car Rental

        We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2006 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $19 billion in 2005 and have grown at a 4.9% compound annual growth rate since 1990, including 7.2% growth in 2005. According to Euromonitor International, car rental revenues in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are Germany, the United Kingdom and France. Based on market data from Euromonitor International, total rental revenues for the car rental industry in Europe in 2005 were approximately $10.5 billion in the nine countries—France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that airport rentals account for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or enplanements. According to the FAA, enplanements in the United States only completed their recovery and surpassed their pre-2001 levels in 2005. The FAA projected in the first half of 2006 that domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. The IATA projected in October 2005 that annual international enplanements would grow at a compound annual rate of 5.6% from 2005 to 2009.

        The off-airport part of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

  Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $31 billion in annual revenues, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 9.7% compound annual growth rate between 1991 and 2005. Other market data indicates that the equipment rental industries in France and Spain generate roughly $4 billion and $2 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F. W. Dodge received during the first quarter of 2006, U.S. non-residential construction spending is projected to grow at an annual rate of 9% and 7% in 2006 and 2007, respectively. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

Our Business Segments

        Our business consists of two significant segments, car rental and equipment rental. In addition, "corporate and other" includes general corporate expenses, as well as other business activities, such as third-party claim management services.

        Car Rental:    Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2005, we derived approximately 72% of our worldwide car rental revenues from airport locations. Our licensees and associates also operate rental locations in over 140 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental:    HERC operates what we believe to be one of the largest equipment rental businesses in the United States and Canada combined and one of the largest general equipment rental businesses in each of France and Spain, in each case based upon revenues. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables.

        Set forth below are charts showing revenues and operating income (loss), by segment, and revenues by geographic area, all for the year ended December 31, 2005 on a combined basis, and revenue earning equipment at net book value, as of June 30, 2006 (the majority of our international operations are in Europe). See Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenues by Segment for Year Ended December 31, 2005(1)(3)	Operating Income by Segment for Year Ended December 31, 2005(2)(3)
$7.5 billion	$1.1 billion

Revenues by Geographic Area for Year Ended December 31, 2005(3)	Revenue Earning Equipment, Net Book Value as of June 30, 2006
$7.5 billion	$11.4 billion

(1)
Car rental segment revenue includes fees and certain cost reimbursements from licensees. See Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Operating income represents pre-tax income before interest expense and minority interest. The above chart excludes an operating loss of $26.8 million attributable to our Corporate and Other activities.

(3)
For the Predecessor period ended December 20, 2005, we generated revenues of $5,150.5 million and $2,164.2 million in the United States and internationally, respectively, and operating income of $1,049.1 million. For the Successor period ended December 31, 2005, we generated revenues of $123.7 million and $30.8 million in the United States and internationally, respectively, and an operating loss of $7.4 million.

        For further information on our business segments, including financial information for the first six months of 2006 and the Successor period ended December 31, 2005, and the Predecessor period ended December 20, 2005 (as restated), and the years ended December 31, 2004 and 2003, see Note 9 to the Notes to our unaudited interim condensed consolidated financial statements and Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Worldwide Car Rental

Operations

        We rent a wide variety of makes and models of cars, nearly all of which are the current or previous year's models. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of vehicles in our Prestige Collection luxury rental program, our Fun Collection experiential rental program, our Green Collection environmentally friendly rental program and a limited number of models in high-volume, leisure-oriented destinations. We rent cars on a daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs, fueling charges, and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radio services. Several U.S. State Attorneys General have recently taken positions that car rental companies either may not pass through to customers, by means of separate charges, expenses such as vehicle licensing and concession fees or may do so only in certain limited circumstances. See "Risk Factors—Risks Related to Our Business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        We have company-operated rental locations both in the United States and internationally. The international car rental operations that generated the highest volumes of business from our company-operated locations for the year ended December 31, 2005 and the six months ended June 30, 2006 were, in descending order of revenues, those conducted in France, Germany, Italy, the United Kingdom, Australia, Spain and Canada. We also have company-operated rental locations in the Netherlands, Switzerland, Belgium, Luxembourg, New Zealand, Puerto Rico, Brazil and the U.S. Virgin Islands.

        As of June 30, 2006, we had over 1,700 staffed rental locations in the United States, of which approximately one-third were airport locations and two-thirds were off-airport locations, and we regularly rented cars from over 900 other locations that were not staffed. As of June 30, 2006, we had approximately 1,100 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rent cars from approximately 80 other locations that were not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.

        In order to operate airport rental locations, we have obtained concessions or similar leasing, licensing or permitting agreements or arrangements, or "concessions," granting us the right to conduct a car rental business at all major, and many other, airports with regularly scheduled passenger service in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations and Orlando International Airport in Orlando, Florida. Our concessions were obtained from the airports' operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport's operator concession fees based upon a specified percentage of the revenues we generate at the airport, subject to a minimum annual guarantee. Under most concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Most concessions are for a fixed length of time, while others create operating rights and payment obligations that are terminable at any time.

        The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but, except at small, regional airports, it is rarely less than four. At Orlando International Airport, where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport's premises and pick up and drop off our customers at the airport under a permit from the airport's operator. Certain of our concession agreements require the consent of the airport's operator in connection with changes in ownership of us. We will seek those consents that are required in connection with this offering, except where not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. See "Risk Factors—Risks Related to Our Business—We face risks related to changes in our ownership."

        The Hertz brand is one of the most recognized brands in the world. It has been listed in Business Week's "100 Most Valuable Global Brands" in 2005 and every year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. The Hertz brand has been the only travel company brand to appear in the study. Moreover, our customer surveys indicate that in the United States, Hertz is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in class car rental awards that we have won, both in the United States and internationally, over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection), our national-scale experiential rental program (Hertz Fun Collection), our environmentally friendly rental program (Green Collection) and our in-car navigational services (Hertz NeverLost). We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation.

        In the United States, the Hertz brand had the highest market share, by revenues, both in 2004 and in 2005 at the 180 largest airports where we operated. Out of approximately 150 major European airports at which we have company-operated rental locations, data regarding car rental concessionaire activity for the year ended December 31, 2005 was available at 69 of these airports. Based upon this data, we believe that we were the largest airport car rental company, measured by aggregate airport rental revenues during that period, at those 69 airports taken together. In the United States, we intend to maintain or expand our market share in the airport rental business. For a further description of our competitors, market share and competitive position see "—Competition" below.

        At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in Hertz #1 Club Gold often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. For the twelve months ended June 30, 2006, rentals by Hertz #1 Club Gold members accounted for approximately 40% of our worldwide rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.

        In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while theirs are being repaired or are temporarily unavailable for other reasons; we call these customers "replacement renters." At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.

        When compared to our airport rental locations, an off-airport rental location typically services more types of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, outside the area of replacement rentals, are supported by a common commercial sales force, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.

        We believe that the off-airport portion of the car rental market offers opportunities for us on several levels. First, presence in the off-airport market can provide customers a more convenient and geographically extensive network of rental locations, thereby creating revenue opportunities from replacement renters, non-airline travel renters and airline travelers with local rental needs. Second, it can give us a more balanced revenue mix by reducing our reliance on airport travel and therefore limiting our risk exposure to external events that may disrupt airline travel trends. Third, it can produce higher fleet utilization as a result of the longer average rental periods associated with off-airport business, compared to those of airport rentals. Fourth, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and labor planning. Finally, cross-selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we intend to seek profitable growth in the off-airport rental market, both in the United States and internationally.

        In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. In 2006 and subsequent years, our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and pursuit of same-store sales growth. We anticipate that same-store sales growth would be driven by our traditional leisure and business traveler customers and by increasing penetration of the insurance replacement market, of which we currently have a low market share. In the United States during the year ended December 31, 2005, approximately one-third of our rental revenues at off-airport locations were related to replacement rentals. We believe that if we successfully pursue our strategy of profitable off-airport growth, the proportion of replacement rental revenues will increase. As we move forward, our determination of whether to expand our U.S. off-airport network will be based upon a combination of factors, including the concentration of target insurance company policy holders, car dealerships, auto body shops and other clusters of retail, commercial activity and potential profitability. We also intend to increase the number of our staffed off-airport rental locations internationally on the basis of similar criteria.

        In addition to renting cars, in Germany we also rent trucks of eight tons and over, including truck tractors. This truck rental fleet consists of approximately 3,000 vehicles, which have been either acquired under repurchase programs similar to those under which we purchase program cars or are under operating leases. We believe we are a market leader in heavy truck rental in Germany. Also, we are engaged in a car leasing business in Brazil. Our truck rental activities in Germany and our car leasing activities in Brazil are treated as part of our international car rental business in our consolidated financial statements.

        Our worldwide car rental operations generated $6,046.8 million in revenues and $374.6 million in income before income taxes and minority interest during the year ended December 31, 2005, which consisted of $131.8 million in revenues, $16.2 million in losses before income taxes and minority interest for the Successor period ended December 31, 2005 and $5,915.0 million in revenues and $390.8 million in income before income taxes and minority interest for the Predecessor period ended December 20, 2005, and $3,039.8 million in revenues and $78.4 million in income before income taxes and minority interest in the first six months of 2006.

        We may also, from time to time, pursue profitable growth within our car rental business by pursuing opportunistic acquisitions that would expand our global car rental business.

Customers and Business Mix

        We categorize our rental business based on two primary criteria—the purpose for which customers rent from us (business or leisure) and the type of location from which they rent (airport or off-airport). The table below sets forth, for the year ended December 31, 2005 and the six months ended June 30, 2006, the percentages of rental revenues and rental transactions in our U.S. and international operations derived from business and leisure rentals and from airport and off-airport rentals.

	Year Ended December 31, 2005				Six Months Ended June 30, 2006
	U.S.		International		U.S.		International
	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions
Type of Car Rental
By Customer:
Business	46%	50%	48%	53%	48%	52%	50%	54%
Leisure	54	50	52	47	52	48	50	46

	100%	100%	100%	100%	100%	100%	100%	100%

By Location:
Airport	80%	80%	55%	57%	78%	80%	54%	57%
Off-airport	20	20	45	43	22	20	46	43

	100%	100%	100%	100%	100%	100%	100%	100%

        Customers who rent from us for "business" purposes include those who require cars in connection with commercial activities, the activities of governments and other organizations or for temporary vehicle replacement purposes. Most business customers rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated, and those terms can differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including most Fortune 500 companies.

        Customers who rent from us for "leisure" purposes include not only individual travelers booking vacation travel rentals with us but also people renting to meet other personal needs. Leisure rentals, taken as a whole, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.

        Our business and leisure customers rent from both our airport and off-airport locations. Demand for airport rentals is correlated with airline travel patterns, and transaction volumes generally follow enplanement trends on a global basis. Customers often make reservations for airport rentals when they book their flight plans, which makes our strong relationships with travel agents, associations and other partners (e.g., airlines) a key competitive advantage in generating consistent and recurring revenue streams.

        Off-airport rentals typically involve people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. This category also includes people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies because their cars have been damaged. In order to attract these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. While we estimate our share of the insurance replacement rental market was approximately 7% of the estimated rental revenue volume for the twelve months ended June 30, 2006, we have identified approximately 170 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. Although Enterprise currently has the largest share of the insurance replacement market, we believe that many of these companies are receptive to our replacement rental offerings and prefer to have at least two national rental car suppliers. Enterprise has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied. See "Risk Factors—Risks Related to Our Business—Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations."

        We conduct active sales and marketing programs to attract and retain customers. Our commercial and travel industry sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes, as well as on membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities.

        In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone with a disability, the individual to whom we rent a car is required to have a valid driver's license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only the individual renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, parking attendants and in some cases spouses or domestic partners) to operate the car.

        With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. For the year ended December 31, 2005 and the six months ended June 30, 2006, all amounts charged to Hertz charge accounts established in the United States, and approximately 99% of amounts charged to Hertz charge accounts established by our international subsidiaries, are billed directly to a company or other organization or are guaranteed by a company. The remainder of the amounts charged to Hertz charge accounts established by our international subsidiaries are billed to individual account holders whose obligations are not guaranteed by the holder's employer or any other organization associated with the account holder. We also issue rental vouchers and certificates that may be used to pay rental charges for mostly prepaid and tour-related rentals. In addition, where the law requires us to do so, we rent cars on a cash basis.

        In the United States for the year ended December 31, 2005 and the six months ended June 30, 2006, 86% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 8% came from customers using Hertz charge accounts, 4% came from customers using rental vouchers or another method of payment and 2% came from cash transactions. In our international operations for the year ended December 31, 2005 and the six months ended June 30, 2006, 48% and 52%, respectively, of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 31% and 29%, respectively, came from customers using Hertz charge accounts, 19% and 17%, respectively, came from customers using rental vouchers or another method of payment and 2% and 2%, respectively, came from cash transactions. For the year ended December 31, 2005 and the six months ended June 30, 2006, we had bad debt expense ratios of 0.1% and 0.2%, respectively, of car rental revenues for our U.S. operations and 0.3% and 0.2%, respectively, of car rental revenues for our international operations.

Reservations

        When customers reserve cars for rental from us and our licensees, they may seek to do so through travel agents or third-party travel websites. In many of those cases, the travel agent or website will utilize a third-party operated computerized reservation system, also known as a global distribution system, or "GDS," to contact us and make the reservation. There are currently four principal GDSs, and we have contracts with all of them providing that we will process reservation requests made through the GDSs. Historically, GDSs were owned and operated by airlines and were subject to extensive regulation along with their airline owners. In recent years, however, airlines have greatly reduced their ownership interests in GDSs and the level of regulation to which GDSs are subject has substantially decreased.

        In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations centers, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites. Our websites, which also allow customers to enroll in loyalty programs, obtain copies of bills for past transactions and obtain information about our rental offerings, have grown significantly in importance as a reservations channel in recent years. Third-party travel websites have also grown in importance to us as a reservations channel.

        For the twelve months ended June 30, 2006, approximately 35% of the worldwide reservations we accepted came through travel agents using GDSs, while 32% came through phone calls to our reservations centers, 22% through our websites, 7% through third-party websites and 4% through local booking sources.

Fleet

        We believe we are one of the largest private sector purchasers of new cars in the world. During the twelve months ended June 30, 2006, we operated a peak rental fleet in the United States of approximately 322,000 cars and a combined peak rental fleet in our international operations of approximately 163,000 cars, in each case exclusive of our licensees' fleet. During the twelve months ended June 30, 2006, our approximate average holding period for a rental car was ten months in the United States and nine months in our international operations.

        We have historically acquired, subject to availability, over 70% of our cars pursuant to various fleet repurchase or guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during established repurchase or auction periods, subject to, among other things, certain car condition, mileage and holding period requirements. Repurchase prices under repurchase programs are based on either a predetermined percentage of original car cost and the month in which the car is returned or the original capitalized cost less a set daily depreciation amount. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the cars covered by the programs upon sale according to certain parameters which include the holding period, mileage and condition of the cars. These repurchase and guaranteed depreciation programs limit our residual risk with respect to cars purchased under the programs and allow us to determine depreciation expense in advance. For the twelve months ended June 30, 2006, program cars as a percentage of all cars purchased by our U.S. operations were 73% and as a percentage of all cars purchased by our international operations were approximately 71%, or 72% when calculated on an aggregate worldwide basis.

        Over the five years ended December 31, 2005, approximately 50% of the cars acquired by us for our U.S. car rental fleet, and approximately 30% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended June 30, 2006, approximately 37% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 32% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. The percentage of the fleet which we purchase from Ford may decline as a result of recent changes to the vehicle supply arrangements between Ford and us. See "—Relationship with Ford" and Note 15 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors. Over the five years ended December 31, 2005, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 16% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended June 30, 2006, approximately 22% of the cars acquired by our U.S. car rental fleet, and approximately 13% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        Purchases of cars are financed through funds provided from operations and by active and ongoing global borrowing programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, providing maintenance facilities for our car rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

        We dispose of risk cars, as well as program cars that have for any reason become ineligible for manufacturer repurchase or guaranteed depreciation programs, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and, to a lesser extent and primarily in the United States, sales at retail through a network of seven company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet. During the twelve months ended June 30, 2006, of the cars that were not repurchased by manufacturers, we sold approximately 78% at auction or on a wholesale basis, while 14% were sold at retail and 8% through other channels. We closed 23 retail car sales locations in the United States in the first half of 2006. We do not expect these closures to have a significant impact on our results of operations.

Licensees

        We believe that our extensive worldwide ownership of car rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain predominantly smaller U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. As of June 30, 2006, we owned 95% of all the cars in the combined company-owned and licensee-owned fleets in the United States.

        We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly owned subsidiaries, Hertz System, Inc., or "System," and HIL under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many foreign countries.

        Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. System licensees share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club and #1 Club Gold programs, our one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.

        System licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days' notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, purchase licensee businesses.

Competition

        In the United States, our principal car rental industry competitors are ABG, which currently operates the Avis and Budget brands, Vanguard Car Rental USA Group, or "Vanguard," which operates the National Car Rental and Alamo brands, Dollar Thrifty Automotive Group, Inc., or "DTG," which operates the Dollar and Thrifty brands, and Enterprise, which operates the Enterprise brand.

        The following table lists our estimated market share, and the estimated market shares of our principal competitors and their licensees, at the 180 largest U.S. airports at which we have company-operated locations, determined on the basis of revenues reported to the airports' operators on which concession or off-airport permit fees are determined for the indicated periods. Complete market share data is not available for any date later than for the four months ended April 30, 2006.

	Years Ended December 31,					Four Months Ended April 30,
	2001	2002	2003	2004	2005	2006
Brand Name
Hertz	29.5%	29.2%	29.0%	29.6%	29.2%	28.7%
Avis	21.6	22.3	21.2	20.2	20.2	20.0
Budget	11.8	10.8	10.4	10.2	10.5	10.5

ABG Brands(1)	33.4	33.1	31.6	30.4	30.7	30.5
National/Alamo (Vanguard Brands)(2)	25.4	21.8	20.8	19.8	19.4	19.6
Dollar	7.1	7.2	7.4	7.7	7.1	6.8
Thrifty	1.8	3.2	4.4	4.5	4.3	4.3

DTG Brands	8.9	10.4	11.8	12.2	11.4	11.1
Enterprise	2.0	3.9	5.0	6.0	7.0	7.5
Other	0.8	1.6	1.8	2.0	2.3	2.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
ABG acquired all of the outstanding shares of Avis Group Holdings, Inc. on March 1, 2001 and acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. on November 22, 2002.

(2)
National and Alamo have been owned by Vanguard since October 2003.

        The U.S. off-airport rental market has historically been dominated by Enterprise. We now have a significant presence in the off-airport market, and ABG's brands also are present. Many smaller companies also operate in the airport and off-airport rental markets.

        In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of ABG but is operating under a license from ABG), which operates the Avis and Budget brands, and Europcar, which was recently acquired from Volkswagen AG by Eurazeo. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the Sixt brand), Vanguard (operating both the National Car Rental and Alamo brands) in the United Kingdom and Germany, and through franchises in Spain, Italy and France, and Enterprise (operating the Enterprise brand) in the United Kingdom, Ireland and Germany. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.

        Competition among car rental industry participants is intense and frequently takes the form of price competition. For the year ended December 31, 2005, we believe most U.S. and European car rental companies experienced downward pressure on pricing, as measured by the rental rates they charged. During the latter part of the fourth quarter of 2005 and first half of 2006, based on publicly available information, some U.S. car rental providers experienced transaction day growth and pricing increases compared to comparable prior periods. We experienced higher car rental volumes and pricing in the U.S. for the year ended December 31, 2005 and the first half of 2006. During most of the third quarter of 2006, we experienced a low single digit volume decline versus the prior period, while pricing was positive. The volume decline was the result of running our fleet at a higher utilization level. It is not certain whether these trends will continue during the remainder of 2006. Also, we believe most European car rental companies' pricing moved downward in 2005. During the six months ended June 30, 2006, we experienced moderate transaction day growth in our European operations and our car rental pricing was above the level of our pricing during the six months ended June 30, 2005. During the third quarter of 2006, moderate transaction day growth continued while pricing was flat versus the prior period.

        Our competitors, some of which may have access to substantial capital or which may benefit from lower operating costs, may seek to compete aggressively on the basis of pricing. To the extent that we match downward competitor pricing without reducing our operating costs, it could have an adverse impact on our results of operations. To the extent that we are not willing to match or remain within a reasonable competitive margin of our competitors' pricing, it could also have an adverse impact on our results of operations, as we may lose market share. As a result of increased use of the Internet as a travel distribution channel, pricing transparency has increased. See "Risk Factors—Risks Related to Our Business—We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations." We believe, however, that the prominence and service reputation of the Hertz brand and our extensive worldwide ownership of car rental operations provides us with a competitive advantage.

Equipment Rental

Operations

        We, through HERC, operate an equipment rental business in the United States, Canada, France and Spain. We believe HERC is one of the largest equipment rental companies in the United States and Canada combined and one of the largest general equipment rental companies in France and Spain, in each case based on revenues. HERC has operated in the United States since 1965.

        HERC's principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, generators, small tools, compaction equipment and construction-related trucks.

        HERC's comprehensive line of equipment enables it to supply equipment to a wide variety of customers from local contractors to large industrial plants. The fact that many larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs fits well with HERC's core competencies. Arrangements with such companies may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.

        As of June 30, 2006, HERC operated 350 equipment rental branches, of which 238 were in 40 states within the United States, 33 were in Canada, 71 were in France and 8 were in Spain. HERC generated same-store, year-over-year revenue growth for each of the last eleven quarters. HERC's rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location is approximately three acres in size, though smaller in Europe, and includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.

        HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States during 2004 and six during 2005. During the first half of 2006, HERC added four U.S. locations and two new Canadian locations, and we expect HERC to add eight additional locations in the United States during the remainder of 2006. In connection with its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $600,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.5 million per location.

        Starting in 2004, HERC began to broaden its equipment line in the United States to include more equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of June 30, 2006, these activities, referred to as "general rental activities," were conducted at approximately 35% of HERC's U.S. rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.

        HERC's operations generated $783.6 million in revenues and $105.9 million in income before income taxes and minority interest during the six months ended June 30, 2006, $1,415.3 million in revenues and $239.1 million in income before income taxes and minority interest during the year ended December 31, 2005, which consisted of $22.5 million in revenues and $11.4 million in losses before income taxes and minority interest for the Successor period ended December 31, 2005 and $1,392.8 million in revenues and $250.5 million in income before income taxes and minority interest for the Predecessor period ended December 20, 2005.

Customers

        HERC's customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC's revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the year ended December 31, 2005 and the six months ended June 30, 2006, no customer of HERC's U.S. and Canadian operations accounted for more than 1.3% and 1.1%, respectively, of HERC's rental revenues. Of HERC's rental revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, roughly half were derived from customers operating in the construction industry, while the remaining revenues were derived from rentals to industrial, governmental and other types of customers.

        Unlike in our car rental business, where we enter into rental agreements with the people who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity—typically a company, governmental body or other organization—seeking to rent HERC's equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers' job sites and retrieves the equipment from the job sites when the rentals conclude. Finally, unlike in our car rental business, HERC extends credit terms to many of its customers to pay for rentals. Thus, for the year ended December 31, 2005 and the six months ended June 30, 2006, 94% and 95%, respectively, of HERC's revenues came from customers who were invoiced by HERC for rental charges, while 5% and 4%, respectively, came from customers paying with third-party charge, credit or debit cards and 1% and 1%, respectively, came from customers who paid with cash or used another method of payment. For the year ended December 31, 2005 and the six months ended June 30, 2006, HERC had a bad debt expense ratio of 0.4% and 0.3%, respectively, of its revenues.

Fleet

        HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition cost of units of rental equipment in HERC's fleet vary from over $200,000 to under $100. As of June 30, 2006, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC's fleet in the United States was $35,000. As of June 30, 2006, the average age of HERC's rental fleet in the United States was 25 months. We believe that this fleet is one of the youngest fleets in the industry. Having a younger fleet reduces maintenance expenses, which generally escalate as equipment ages. As of June 30, 2006, the average age of HERC's international rental fleet was 32 months in Canada and in France and Spain, which we believe is roughly comparable to the average ages of the fleets of HERC's principal competitors in those countries.

        HERC disposes of its used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and hardhats at many of its rental locations.

Licensees

        HERC licenses the Hertz name to equipment rental businesses in seven countries in Europe and the Middle East. The terms of those licenses are broadly similar to those we grant to our international car rental licensees.

Competition

        HERC's competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. HERC's operations in the United States represented approximately 75% of our worldwide equipment rental revenues during the year ended December 31, 2005 and the six months ended June 30, 2006. In the United States and Canada, the other top six national-scale industry participants are United Rentals, Inc., RSC Equipment Rental, a division of the Atlas Copco Group, Sunbelt Rentals, Home Depot Rentals and NationsRent. In July 2006, Ashtead plc, the parent company of Sunbelt Rentals, announced it had entered into an agreement to purchase NationsRent. A number of individual Caterpillar dealers also participate in the equipment rental market in the United States and Canada. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho, while in Spain, the other principal national-scale industry participants are GAM, Euroloc and Vilatel.

        Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC's competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that HERC is not willing to match competitor pricing, it could also have an adverse impact on our results of operations due to lower rental volume. From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the rental rates charged by rental companies. For the years ended December 31, 2004 and 2005 and the first half of 2006, we believe industry pricing, measured in the same way, improved in the United States and Canada, but only started to improve towards the end of 2005 in France and Spain. HERC also experienced higher equipment rental volumes worldwide for the year ended December 31, 2005 and the first half of 2006. During the third quarter of 2006, HERC's double-digit volume growth rate versus the prior year continued, albeit at a somewhat reduced pace from the first half of 2006, while pricing remained positive. We believe that HERC's competitive success has been primarily the product of its 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet, the quality of its sales force and its established national accounts program.

Other Operations

        Our wholly owned subsidiary, Hertz Claim Management Corporation, or "HCM," provides claim administration services to us and, to a lesser extent, to third parties. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third-party, first-party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at nine regional offices in the United States. Separate subsidiaries of ours conduct similar operations in eight countries in Europe.

Seasonality

        Car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. See "Risk Factors—Risks Related to Our Business—Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations." The following tables set forth this seasonal effect by providing quarterly revenues and operating income for each of the quarters since the beginning of 2005:

Employees

        As of June 30, 2006, we employed approximately 32,400 persons, consisting of 22,800 persons in our U.S. operations and 9,600 persons in our international operations. Employee benefits in effect include group life insurance, hospitalization and surgical insurance, pension plans and a defined contribution plan. International employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. Labor contracts covering the terms of employment of approximately 7,350 employees in the United States are presently in effect under 136 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists. Labor contracts covering approximately 880 of these employees will expire during 2006. We have had no material work stoppage as a result of labor problems during the last 10 years, and we believe our labor relations to be good. Nonetheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruptions.

        In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of rental cars and equipment between rental locations and the movement of rental equipment to and from customers' job sites.

Risk Management

        Three types of generally insurable risks arise in our operations:

  •
  legal liability arising from the operation of our cars and on-road equipment (vehicle liability);

  •
  legal liability to members of the public and employees from other causes (general liability/workers' compensation); and

  •
  risk of property damage and/or business interruption and/or increased cost of working as a consequence of property damage.

        In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contracts.

        In many cases we self-insure our risks or reinsure risks through a wholly owned insurance subsidiary. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles and caps, through unaffiliated carriers with respect to our domestic operations and our car rental operations in Europe. For our international operations outside Europe and for HERC's operations in Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance with unaffiliated insurance carriers domestically and in Europe, subject to deductibles.

Third-Party Liability

        In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our cars and on-road equipment, sometimes called "vehicle liability," in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.

        For our car rental operations in Europe, we have established two wholly owned insurance subsidiaries, Probus Insurance Company Europe Limited, or "Probus," a direct writer of insurance domiciled in Ireland, and Hertz International RE Limited, or "HIRE," a reinsurer organized in Ireland. In most European countries with company-operated locations, we purchase from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE. In the remaining countries in Europe with company-operated locations, we obtain the coverage from unaffiliated insurance carriers, which reinsure their risks with HIRE. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside Europe and for HERC's operations in Europe, we maintain some form of vehicle liability insurance coverage. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

        Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our cars and on-road equipment, sometimes known as "general liability." As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

        To mitigate our exposure to large vehicle and general liability losses domestically and in our car rental operations in Europe, we maintain excess insurance coverage with unaffiliated insurance carriers against such losses to the extent they exceed $10 million per occurrence (for occurrences in Europe before December 15, 2003, to the extent such losses exceeded $5 million per occurrence). The coverage provided under such excess insurance policies is limited to $100 million for the current policy year, which began on December 21, 2005 and ends on December 21, 2006 (for occurrences between December 15, 2005 and December 20, 2005, $235 million; December 15, 2004 and December 14, 2005, $185 million; December 15, 2003 and December 14, 2004, $150 million; and December 15, 2002 and December 14, 2003, $675 million). For our international operations outside Europe and for HERC's operations in Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.

        Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC's domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.

        In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement, or "LIS," that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours. As a consequence of those reinsurance arrangements, rental customers' purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.

        In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer an optional product or products providing insurance coverage, or "PAI/PEC" coverage, to the renter and the renter's immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers' purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.

        Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated; however, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued the sales of certain insurance products there.

        Provisions on our books for self-insured vehicle liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of June 30, 2006, this liability was estimated at $345.0 million for our combined domestic and international operations.

Damage to Our Property

        We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

        To mitigate our risk of large, single-site property damage losses domestically and in Europe, we maintain property insurance with unaffiliated insurance carriers, generally with a per-occurrence deductible of $3.0 million ($10 million effective April 30, 2006 in the United States) and $2.5 million in respect of vehicle damage, and $50,000 in respect of all other losses, in Europe. For our international operations outside Europe, we also maintain property insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

        Our rental contracts typically provide that the renter is responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as "loss damage waiver," "collision damage waiver," "theft protection" or "accident excess reduction," under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the U.S. jurisdictions where we operate.

        Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.

Other Risks

        To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker's compensation and employer's liability (for which we, through contracts with insurers domestically, bear the risk of the first $5 million of loss from any occurrence), commercial crime and fidelity, performance bonds and directors' and officers' liability insurance, from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms.

Governmental Regulation and Environmental Matters

        Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental

        The environmental requirements applicable to our operations generally pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and oil; and (iii) the generation, storage, transportation and disposal of waste materials, including oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.

        The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.

        We utilize tanks worldwide, approximately 490 of which are underground and 1,740 of which are aboveground, to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements.

        We are also incurring and providing for expenses for the investigation and cleanup of contamination from the discharge of petroleum substances at, or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of June 30, 2006 and December 31, 2005, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in "Other accrued liabilities" were $4.0 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the nature of the contamination, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

        With respect to cleanup expenditures for the discharge of petroleum substances at, or emanating from, currently and formerly owned or leased properties, we have received reimbursement, in whole or in part, from certain U.S. states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site U.S. locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and comparable state superfund statutes.

        Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to cleanup of contamination, additional locations at which wastes generated by us or substances used by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, we cannot offer assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.

Dealings with Renters

        In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs "leases" of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See "—Risk Management" above for further discussion regarding the loss or damage waivers and optional insurance coverages that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.

        Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

Changes in Regulation

        Changes in government regulation of our business have the potential to alter our business practices, or our profitability, materially. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under "Risk Factors—Risks Related to Our Business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally. Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

Relationship with Ford

        Prior to the Acquisition, Ford, through its wholly owned subsidiary Ford Holdings, was Hertz's only stockholder. As a result of the Acquisition, Hertz Holdings indirectly owns all of Hertz's outstanding common stock. Currently, investment funds associated with or designated by the Sponsors own approximately 99% of Hertz Holdings' outstanding common stock, with the remainder held by members of management. Following the completion of this offering, the funds associated with or designated by the Sponsors will hold approximately 72% of our outstanding common stock.

        Set forth below are descriptions of certain agreements, relationships and transactions between Hertz and Ford that survived the completion of the Acquisition.

Supply and Advertising Arrangements

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaced and superseded the joint advertising and vehicle supply agreements that would have expired on August 31, 2007.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The advertising contributions paid by Ford for the 2005 vehicle model year were less than the advertising contributions we received from Ford for the 2004 model year. We expect that contributions in future years may also be below levels for the 2005 model year based upon anticipated reductions in the number of Ford vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations.

        Under the terms of the Master Supply and Advertising Agreement, we are able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate reductions in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford and its subsidiaries and affiliates are significant suppliers of cars to our international operations.

Other Relationships and Transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include HERC's providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

        We may be exposed to liabilities for regulatory or tax contingencies of Ford arising from the period during which we were a consolidated subsidiary of Ford. While Ford has agreed to indemnify us for any such liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that any payments in respect of these indemnification arrangements will be made available.

Properties

        We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in North America (the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada), Europe (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg), the Pacific (Australia and New Zealand) and Brazil, as well as retail used car sales locations in the United States and France. We operate equipment rental locations in North America (the United States and Canada) and Europe (France and Spain). We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental operations, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.

        Of such locations, fewer than 10% are owned by us. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See Note 10 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We own four major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information systems are serviced and major domestic and international accounting functions are performed. We also have a long-term lease for a reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions, and we lease a reservation center in Saraland (Mobile County), Alabama to supplement the capacity of our Oklahoma City car rental reservation center. We maintain our executive offices in an owned facility in Park Ridge, New Jersey, and lease a European headquarters office in Uxbridge, England.

Legal Proceedings

        On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or "FSC," by us or all Texas residents who were charged a FSC by us. The petition alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification has been scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000.

        On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint by the end of October, which the plaintiff did. A third amended complaint was filed in November 2005 and we then answered the complaint. Discovery has now commenced.

        On December 13, 2005, Janelle Johnson, individually and on behalf of all other similarly situated persons v. The Hertz Corporation was filed in the Second Judicial District Court of the County of Bernalillo, New Mexico. As with the Gomez and Kochner cases, Johnson purports to be a class action, this time on behalf of all New Mexico residents who rented from us and who were charged a FSC. The complaint alleges that the FSC is unconscionable as a matter of law under pertinent sections of the New Mexico Uniform Commercial Code and that, under New Mexico common law, the collection of FSC does not constitute valid liquidated damages, but rather is a void penalty. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and its actual cost. In the alternative, the plaintiff requests that the court exercise its equitable jurisdiction and order us to cease and desist from our unlawful conduct and to modify our lease provisions to conform with applicable provisions of New Mexico statutory and common law. The complaint also asks for attorneys' fees and costs. We have removed the action to the U.S. District Court for the District of New Mexico and, in lieu of an answer, filed a motion to dismiss.

        On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all other similarly situated persons v. Hertz Equipment Rental Corporation was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd. purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," charge. The plaintiff also indicates that it may seek leave to expand its complaint and class definition to include all persons who were charged an "Environmental Recovery Fee" by HERC. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting HERC from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

        On October 13, 2006, Janet Sobel, Daniel Dugan, and Lydia Lee, individually and on behalf of all other similarly situated persons v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise at airports in Nevada and whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleges that the airport concession recovery fees violate certain provisions of Nevada law, including Nevada's Deceptive Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for PL/PD arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them. See "—Risk Management."

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and number of years employed by us as of October 27, 2006 and positions of our executive officers and directors and the individuals who have been elected to serve as directors effective upon the completion of this offering.

Name	Age	Number of Years Employed by Us	Position
Craig R. Koch	59	35	Chairman of the Board of Directors
Mark P. Frissora	51	—	Chief Executive Officer and Director
Paul J. Siracusa	61	37	Executive Vice President and Chief Financial Officer
Joseph R. Nothwang	59	30	Executive Vice President and President, Vehicle Rental and Leasing, The Americas and Pacific
Brian J. Kennedy	64	23	Executive Vice President, Marketing & Sales
Gerald A. Plescia	51	27	Executive Vice President and President, HERC
Michel Taride	50	21	Executive Vice President and President, Hertz Europe Limited
Harold E. Rolfe	48	8	Senior Vice President, General Counsel & Secretary
Irwin Pollack	50	27	Senior Vice President, Employee Relations
Charles L. Shafer	62	40	Senior Vice President, Quality Assurance & Administration
Claude B. Burgess III	51	27	Senior Vice President, Technology & e-Business
Richard J. Foti	60	28	Controller
Elyse Douglas	50	—	Treasurer
George W. Tamke	59	—	Lead Director
Nathan K. Sleeper	33	—	Director
David H. Wasserman	39	—	Director
William E. Conway, Jr.	57	—	Director
Gregory S. Ledford	49	—	Director
George A. Bitar	42	—	Director
Robert F. End	51	—	Director
Barry H. Beracha	64	—	Director-elect
Carl T. Berquist	55	—	Director-elect
Michael J. Durham	55	—	Director-elect
Henry C. Wolf	64	—	Director-elect

        Mr. Koch has served as the Chairman of the Board of Directors of Hertz Holdings and Hertz since July 19, 2006. Mr. Koch served as the Chief Executive Officer and a director of Hertz Holdings from December 21, 2005 until July 19, 2006. He served as Chief Executive Officer of Hertz from January 2000 through July 19, 2006. From January 1, 2004 until December 21, 2005, he was Chairman of the Board of Hertz as well. Prior to his election as Chief Executive Officer, Mr. Koch served in various other operating positions with Hertz. From August 1993 until December 1999, he served as President and Chief Operating Officer. From February 1988 until August 1993, he served as Executive Vice President and President of North America Car Rental Operations. From May 1987 to February 1988, he served as President and Chief Operating Officer. From October 1983 until May 1987, he served as Executive Vice President and General Manager of Hertz's Car Rental Division. From March 1980 until October 1983, he served as Vice President and General Manager. Mr. Koch has been a director on Hertz's Board of Directors since June 1994 and previously served as a director from May 1987 to July 1993 and from October 1983 to September 1985. On October 27, 2005, Mr. Koch announced his current intention to retire from Hertz effective January 1, 2007.

        Mr. Frissora has served as the Chief Executive Officer and a director of Hertz and Hertz Holdings since July 19, 2006. Prior to joining Hertz and Hertz Holdings, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He also served as the Chairman of Tenneco Inc. from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.'s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee.

        Mr. Siracusa has served as the Executive Vice President and Chief Financial Officer of Hertz Holdings since the Acquisition in December 2005. He has served as the Executive Vice President and Chief Financial Officer of Hertz since August 1997. From January 1996 to August 1997, he served as Vice President, Finance and Chief Financial Officer, Hertz International, Ltd., based in England. He served as Staff Vice President and Controller Worldwide Rent A Car for Hertz from August 1994 until December 1995 and has served in various other financial positions with us since 1969. Mr. Siracusa served as a director on Hertz's Board of Directors from January 2004 until December 2005.

        Mr. Nothwang has served as the Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific, for Hertz since January 2000 and as the Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific of Hertz Holdings since June 2006. From September 1995 until December 1999 he was Executive Vice President and General Manager, U.S. Car Rental Operations for Hertz. From August 1993 until August 1995 he was Vice President and General Manager U.S. Car Rental Operations for Hertz. Prior to that he was Division Vice President, Region Operations for Hertz since 1985. He served in various other operating positions with Hertz between 1976 and 1985.

        Mr. Kennedy has served as Hertz's Executive Vice President, Marketing & Sales since February 1988 and as the Executive Vice President, Sales & Marketing, of Hertz Holdings since June 2006. From May 1987 through January 1988, he served as Executive Vice President and General Manager of Hertz's Car Rental Division, prior to which, from October 1983, he served as Senior Vice President, Marketing for Hertz.

        Mr. Plescia has served as the Executive Vice President and President, HERC since July 1997 and as the Executive Vice President and President, HERC, of Hertz Holdings since June 2006. From September 1991 until June 1997, he served as Division Vice President, Field Operations, HERC and has served in various other operations and financial positions with us since 1979.

        Mr. Taride has served as the Executive Vice President and President, Hertz Europe Limited since January 2004 and as the Executive Vice President and President, Hertz Europe Limited, of Hertz Holdings since June 2006. From January 2003 until December 2003, he served as Vice President and President, Hertz Europe Limited. From April 2000 until December 2002, he served as Vice President and General Manager, Rent A Car, Hertz Europe Limited. From July 1998 to March 2000, he was General Manager, Rent A Car France and HERC Europe. Previously, he served in various other operating positions in Europe from 1980 to 1983 and from 1985 to 1998.

        Mr. Rolfe has served as the Senior Vice President, General Counsel and Secretary of Hertz Holdings since June 2006. He served as the General Counsel and Secretary of Hertz Holdings from December 2005 until June 2006 and as the Senior Vice President, General Counsel and Secretary of Hertz since May 1999. He served as the Senior Vice President and General Counsel of Hertz from October 1998 to May 1999. Previously he served as Vice President and General Counsel, Corporate Property Investors, New York, New York from June 1991 until September 1998.

        Mr. Pollack has served as the Senior Vice President, Employee Relations of Hertz since January 2005 and as the Senior Vice President, Employee Relations of Hertz Holdings since June 2006. From July 1999 until December 2004, Mr. Pollack served as Division Vice President, Employee Relations, Vehicle Rental and Leasing, The Americas and Pacific for Hertz. He served in various other Employee Relations positions with Hertz from 1978 to 1999.

        Mr. Shafer has served as the Senior Vice President, Quality Assurance & Administration for Hertz since January 2003 and as the Senior Vice President, Quality Assurance & Administration of Hertz Holdings since June 2006. From February 1998 until December 2002, he had served as Vice President and President, Hertz Europe Limited. From January 1991 until January 1998, he was Division Vice President, Western Region Rent A Car Operations for Hertz. He served in various other operating positions with Hertz from 1966 to 1990.

        Mr. Burgess has served as the Senior Vice President, Technology and e-Business of Hertz since February 2003 and as the Senior Vice President, Technology and e-Business of Hertz Holdings since June 2006. From March 2000 until January 2003, he served as the Vice President, Technology and e-Business of Hertz. From May 1997 until February 2000, he served as Staff Vice President, Acquisitions and Diversified Businesses for Hertz. Prior to that he served as Division Vice President, Florida Rent A Car Operations for Hertz from September 1993 until May 1997. He served in various other operating positions, both domestically and internationally, from 1979 to 1997.

        Mr. Foti has served as the Controller of Hertz Holdings since December 21, 2005 and as the Staff Vice President and Controller of Hertz since July 1997. Previously he served as Staff Vice President, Internal Audit for Hertz from February 1990 until June 1997. Previously he served in various other financial positions with us since 1978.

        Ms. Douglas has served as the Treasurer of Hertz Holdings and Hertz since July 2006. Prior to joining Hertz Holdings and Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006. Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco from June 1995 until December 1999.

        Mr. Tamke has served as Lead Director of Hertz Holdings and Hertz since July 19, 2006. Mr. Tamke served as the Chairman of the Board of Directors of Hertz Holdings and Hertz from shortly after the Acquisition in December 2005 until July 19, 2006. Mr. Tamke is an operating principal with CD&R. Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999 and as Chairman of Culligan Ltd. since October 2004 and was previously Chairman and Chief Executive Officer of Kinko's, Inc.

        Mr. Sleeper has served as a director of Hertz Holdings from August to September 2005 and as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Mr. Sleeper is a financial principal of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004.

        Mr. Wasserman has served as a director of Hertz Holdings since August 2005 and of Hertz since shortly after the Acquisition in December 2005. Mr. Wasserman is a financial principal of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., Covansys Corporation and ICO Global Communications and formerly served as a director of Kinko's, Inc.

        Mr. Conway has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Mr. Conway is a Founding Partner and has been a Managing Director of Carlyle since 1987. From 1984 until 1987, Mr. Conway served as Senior Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Conway was a Vice President of MCI from 1981 to 1984. Before joining MCI, Mr. Conway served in a variety of positions for almost ten years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway is former Co-Lead Independent Director of the Board of Directors of Sprint Nextel Corporation, and former Chairman of the Board of United Defense Industries and Nextel Communications.

        Mr. Ledford has served as a director of Hertz Holdings since September 2005 and of Hertz since shortly after the Acquisition in December 2005. Mr. Ledford is a Managing Director of Carlyle. Mr. Ledford joined Carlyle in 1988 and is currently head of the firm's Automotive and Transportation practice. He led the firm's investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Board of Directors of AxleTech International Holdings, Inc.

        Mr. Bitar has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Mr. Bitar is a Managing Director in the Merrill Lynch Global Private Equity Division where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Prior to joining the Global Private Equity Division, Mr. Bitar was a Vice President in the High Yield Finance and Restructuring Group of Merrill Lynch & Co., Inc., or "Merrill Lynch," where he worked for four years. Mr. Bitar joined Merrill Lynch in 1991.

        Mr. End has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Since rejoining Merrill Lynch in 2004, Mr. End has been a Managing Director in the Merrill Lynch Global Private Equity Division where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, the firm's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989.

        Mr. Beracha will serve as a director of Hertz Holdings and Hertz effective upon the completion of this offering. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June, 2003. He also served as Chairman and CEO of The Earthgrains Company, which was spun off from Anheuser-Busch in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of Earthgrains. He served as Vice President and Group Executive of Anheuser Busch Companies from 1976 until March 1996. Mr. Beracha serves on the Boards of Directors of McCormick & Co. and Pepsi Bottling Group. As of Spring 2006, Mr. Beracha is Chairman of the Audit and Affiliated Transactions Committee of Pepsi Bottling Group and Chairman of the Compensation Committee of McCormick and Company. Since December 2005, he has served as Chairman of the Board of Trustees of St. Louis University.

        Mr. Berquist will serve as a director of Hertz Holdings and Hertz effective upon the completion of this offering. Mr. Berquist joined Marriott International in December 2002 as Executive Vice President of Financial Information and Enterprise Risk Management. He also serves as Chief Accounting Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of Eberle Communications, Inc., a privately held fund raising company, and Avendra LLC, a privately held procurement company.

        Mr. Durham will serve as a director of Hertz Holdings and Hertz effective upon the completion of this offering. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.'s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corp, he served as Sabre's president. Prior to his joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the CEO position at Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, as the chairman of the audit committee and board member of AGL Resources, a NYSE-listed company in the natural gas industry, as a board member and member of the audit committee of Acxiom Corporation, a public company listed on the NASDAQ, and a board member and a member of the audit committee of Bombardier, a Canadian company listed on the Toronto Exchange. Mr. Durham also serves as a member of either the Boards of Directors or the Advisory Boards of a number of other privately held corporations.

        Mr. Wolf will serve as a director of Hertz and Hertz Holdings effective upon the completion of this offering. Mr. Wolf has served as Vice Chairman and Chief Financial Officer for Norfolk Southern Corporation since 1994, with responsibility for the Law Department since 2004 and with responsibility for Accounting, Financial Analysis, Financial Planning, Treasury, Taxation and Information Technology from 1994 to 2004. Prior to 1994, he held various other positions with Norfolk Southern Corporation. From 1993 until 1998, he served as Executive Vice President of Finance. He also served as Vice President of Taxation from 1991 until 1993, Assistant Vice President of Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, a NYSE-listed company in the natural gas industry, as well as a member of their audit committee. He is also a director of Shenandoah Life Insurance Company.

Composition of Our Board of Directors

        Our business and affairs are managed under the direction of our Board of Directors, or "Board." Our Board is currently composed of nine directors. Messrs. Barry H. Beracha, Carl T. Berquist, Michael J. Durham, and Henry C. Wolf have been elected to our Board, effective upon the completion of this offering, at which time the size of our Board will increase to thirteen. Craig R. Koch, our former chief executive officer, is Chairman of our Board and Mark P. Frissora, our current Chief Executive Officer, is a member of our Board. Mr. Koch expects to continue as Chairman of our Board until late 2006 or early 2007. Our Board has determined that Messrs. Beracha, Berquist, Durham and Wolf meet the independence standards of the NYSE.

        Effective upon the completion of this offering, our Board will be divided into three classes serving staggered three-year terms. The first class, with a term to expire at the 2007 annual meeting of our stockholders, will consist of Messrs. Barry H. Beracha, William E. Conway, Jr., Robert F. End and George W. Tamke. The second class, with a term to expire at the 2008 annual meeting of our stockholders, will consist of Messrs. Michael J. Durham, Mark P. Frissora, Craig R. Koch, David H. Wasserman and Henry C. Wolf. The third class, with a term to expire at the 2009 annual meeting of our stockholders, will consist of Messrs. Carl T. Berquist, George A. Bitar, Gregory S. Ledford and Nathan K. Sleeper. We are a controlled company within the meaning of the NYSE rules and, as a result, expect to rely on exemptions from the requirements of having a majority of independent directors, a fully independent nominating/corporate governance committee, a fully independent compensation committee, nominating/corporate governance and compensation committee charters and other requirements prescribed for such committees by the NYSE.

  Audit Committee

        Our audit committee is currently comprised of Messrs. Nathan K. Sleeper, Gregory S. Ledford and George A. Bitar. None of the current members of the audit committee are considered "independent" as defined in federal securities laws.

        Effective upon the completion of this offering, our audit committee will consist of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf. Our Board has designated each of the four members of the audit committee "audit committee financial experts" and each has been determined to be "financially literate" under the NYSE rules. Our Board has also determined that each of them is "independent" as defined in the federal securities laws and NYSE rules. The charter for our audit committee will be available without charge on the investor relations portion of our website upon the completion of this offering.

  Executive and Governance Committee

        Upon the completion of this offering, the executive and governance committee of our Board will consist of Messrs. George W. Tamke (Chair), William E. Conway, Jr., Robert F. End, Mark P. Frissora and Craig R. Koch. The charter for our executive and governance committee will be available without charge on the investor relations portion of our website upon the completion of this offering.

  Compensation Committee

        Our compensation committee, upon the completion of this offering, will consist of Messrs. David H. Wasserman (Chair), Robert F. End and Gregory S. Ledford. The charter for our compensation committee will be available without charge on the investor relations portion of our website upon the completion of this offering.

Codes of Ethics

        We have adopted written Standards of Business Conduct, or the "Code of Ethics," applicable to our chief executive officer, chief financial officer, controller and all other officers and employees of Hertz and its subsidiaries worldwide. We have also adopted a written code of ethics, or the "Directors' Code of Ethics," applicable to our Board of Directors to be effective upon completion of this offering. Copies of the Code of Ethics and the Directors' Code of Ethics will be available without charge on the investor relations portion of our website upon completion of this offering or upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

Executive Compensation

        We have established executive compensation plans that link compensation with the performance of our Company. We will periodically review our executive compensation programs to ensure that they are competitive.

Summary Compensation Table

        The following table shows the compensation earned by Craig R. Koch, our Chief Executive Officer prior to July 19, 2006, and our four other most highly compensated executive officers, whom we refer to as the "named executive officers" for the years indicated.

					Long-Term Compensation
				Awards		Payouts
	Annual Compensation(1)				Securities Underlying Options #(6)
Name and Principal Position				Other Annual Compensation ($)(4)(5)		LTIP Payouts ($)(7)	All Other Compensation ($)(8)
	Year	Salary ($)(2)	Bonus ($)(3)
Craig R. Koch(9)	2005	957,500	2,099,000	174,592	161,000	1,600,000	6,300
Chief Executive Officer	2004	910,000	2,202,200	104,754	161,000	578,400	6,500
	2003	893,846	946,400	109,911	161,000	900,000	6,000
Joseph R. Nothwang	2005	545,962	681,300	9,500	103,000	800,000	6,300
Executive Vice President	2004	515,000	845,115	6,000	103,000	289,200	6,500
	2003	502,308	392,430	—	103,000	500,000	6,000
Paul J. Siracusa	2005	475,000	745,300	1,300	64,000	600,000	6,300
Executive Vice President and	2004	454,231	804,650	2,100	64,000	192,800	6,500
Chief Financial Officer	2003	444,519	323,960	1,800	64,000	360,000	6,000
Michel Taride	2005	491,913	592,513	136,545	52,000	240,000	—
Executive Vice President	2004	475,254	757,460	163,930	52,000	57,840	—
	2003	410,000	367,032	225,001	52,000	60,000	—
Gerald A. Plescia	2005	385,000	696,496	13,267	45,000	400,000	6,300
Executive Vice President	2004	373,077	613,613	—	45,000	115,680	6,500
	2003	365,000	148,044	4,287	45,000	240,000	6,000

(1)
Mr. Taride's annual compensation is paid in pounds sterling which have been converted at an average exchange rate for each year (2005—£1.00 = $1.8219; 2004—£1.00 = $1.8279; 2003—£1.00 = $1.6400).

(2)
Amounts included consist of salary payments for the respective year and amounts deferred pursuant to section 401(k) of the Internal Revenue Code of 1986, as amended, or the "Code."

(3)
Includes bonuses earned for the respective year and paid in the subsequent year, as well as amounts paid in 2005 related to the close of the Transactions.

(4)
For 2005, 2004 and 2003, amounts paid to Mr. Koch include personal use of our aircraft in the amounts of $157,268, $92,473 and $94,438, respectively, and tax gross-up payments related to personal use of our aircraft in the amounts of $12,324, $9,531 and $15,473, respectively. For information regarding our security policy and use of our aircraft by our executives, See "—Security Policy and Valuing the Use of Our Aircraft" below.

(5)
Country club memberships were reimbursed to Mr. Plescia ($6,885 in 2005) and Mr. Nothwang ($6,500 in 2005 and $6,000 in 2004). Amounts reimbursed for financial advice under a financial assistance program for 2005, 2004 and 2003 were as follows: Mr. Koch—$5,000, $2,750, $0; Mr. Nothwang—$3,000, $0, $0; Mr. Siracusa—$1,300, $2,100, $1,800; and Mr. Plescia—$6,382, $0, $4,287. Amounts paid to Mr. Taride include $78,573 for housing benefits, $53,271 for tax gross-up payments related to housing benefits and $4,701 in fuel allowances for 2005; $43,870 for tax equalization, $68,418 for housing benefits, $46,926 for tax gross-up payments related to housing benefits and $4,716 in fuel allowances for 2004; $118,080 for tax equalization, $62,059 for housing benefits, $40,631 for tax gross-up payments related to housing benefits and $4,231 in fuel allowances for 2003.

(6)
See "—Ford Stock Options" below.

(7)
Includes long term incentive bonuses earned for the prior year and paid in the indicated year.

(8)
Represents the amounts contributed by us to the Income Savings Plan for the respective year. Mr. Taride does not participate in this plan.

(9)
Effective July 19, 2006, Mr. Koch relinquished the title of Chief Executive Officer and became Chairman of the Board of Directors of Hertz Holdings and Hertz.

Security Policy and Valuing the Use of Our Aircraft

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives, primarily our Chief Executive Officer, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Our security policy calls for our Chief Executive Officer to use our aircraft for most domestic travel and, where feasible and advisable, certain international travel. We believe that this policy provides several business benefits to us. Our policy is intended to ensure the personal safety of our Chief Executive Officer, who maintains a significant public role as the leader of our company. In addition, our policy is intended to facilitate our Chief Executive Officer availability and to maximize his time available for company business. The methodology that we use to value personal use of our aircraft as a perquisite calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes the fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

Ford Stock Options

        Prior to the Acquisition, certain of our employees, including the named executive officers, were granted options to purchase shares of Ford common stock under the Ford Motor Company 1998 Long-Term Incentive Plan, or the "1998 Plan." As a result of the Acquisition, no further grants will be made to our employees or named executive officers under the 1998 Plan and we have no obligations to our executives (or other employees) with regard to these options. In general, whether exercising stock options is profitable depends on the relationship between Ford's common stock market price and the options' exercise prices, as well as on the grantee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if the stock price changes on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee. Since the closing of the Acquisition, we have no obligations to our executives (or other employees) with respect to these options.

        We also maintain the Hertz Long-Term Equity Compensation Plan, or the "1997 Plan," pursuant to which certain of our employees, including the named executive officers, hold options to purchase shares of common stock of Ford. The 1997 Plan was administered by Hertz's Board of Directors, and no new grants have been made under this plan since Ford acquired all of our outstanding common stock in 2001 and no new grants will be made at any time under this plan.

        The following two tables provide additional information on Ford stock options granted to our named executive officers under the 1997 Plan and the 1998 Plan. Options granted in the last fiscal year were granted under the Ford Motor Company 1998 Long-Term Incentive Plan.

Ford Option Grants in Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)	% of total Options Granted to Employees in Fiscal Year(3)	Exercise or Base Price ($/Sh)	Expiration Date(4)	Grant Date Present Value(2)(4)
Craig R. Koch	161,000	10.8%	12.485	12/21/10	716,450
Joseph R. Nothwang	103,000	6.9%	12.485	12/21/10	458,350
Paul J. Siracusa	64,000	4.3%	12.485	12/21/10	284,800
Michel Taride	52,000	3.5%	12.485	12/21/10	231,400
Gerald A. Plescia	45,000	3.0%	12.485	12/21/10	200,250

(1)
The exercise price of the stock options is the average of the high and low selling prices of Ford's common stock on the New York Stock Exchange on the grant date. In general, under the 1998 plan, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. However, in connection with the Acquisition, all unvested options granted to our employees became vested and exercisable. Any unexercised options expire after five years after the closing date of the Acquisition.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

(2)
These values were determined using the Black-Scholes methodology and the assumptions described in Note 7 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The ultimate value of the options, if any, will depend on the future value of the Ford common stock and the grantee's investment decisions, neither of which can be accurately predicted.

(3)
Represents percentage of options granted (1,489,275 in the aggregate) to all of our employees who were granted options under the 1998 Plan for the year ended December 31, 2005.

(4)
In accordance with the terms of the 1998 Plan, these options expire on the fifth anniversary of the closing date of the Acquisition. The expiration date and grant date present value shown above have been determined with regard to this provision.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the- Money Options at FY- End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Craig R. Koch	53,130	$711,235	1,072,346/0	$23,192/0
Joseph R. Nothwang	—	—	753,537/0	$22,145/0
Paul J. Siracusa	21,120	$276,883	453,583/0	$9,219/0
Michel Taride	—	—	210,295/0	$11,180/0
Gerald A. Plescia	—	—	324,439/0	$9,675/0

(1)
Under the existing 1998 Plan, in connection with the Acquisition, all unvested options have become vested and therefore exercisable. The information above has been determined with regard to this provision.

Long-Term Incentive Plan Awards

        In 1991, we established an Executive Long-Term Incentive Plan for certain officers and other key employees. The grant of awards and the size are determined by the achievement of certain qualitative and quantitative performance targets. A new five year performance cycle began on each January 1 since the establishment of the plan through January 1, 2005, but no new five year performance cycles will commence thereafter. For 2005 and all previous performance years, performance for a specific year has generally been measured against performance for the prior four year period and awards will be made in cash at the end of each performance period. The measurement criteria used for the performance year 2005 included our net income relative to the net income average for the S&P 500 and market share.

Long-Term Incentive Plan Awards in Last Fiscal Year

		Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights (#)
Name
			Threshold	Target	Maximum
Craig R. Koch	—	—	$0	$800,000	$1,600,000
Joseph R. Nothwang	—	—	0	400,000	800,000
Paul J. Siracusa	—	—	0	300,000	600,000
Michel Taride	—	—	0	180,000	360,000
Gerald A. Plescia	—	—	0	200,000	400,000

(1)
Target and maximum award grants in place for performance year 2005 are included in the above table for the named executive officers. Payouts for performance year 2005 are not included in the Summary Compensation Table.

        Target award grants have also been made for the performance years 2006, 2007 and 2008. The measurement and performance categories for awards for years subsequent to 2005 measure on an annual basis the achievement of financial performance criteria that more closely reflect our modified capital structure. The amount of the payments for the performance years subsequent to 2005 can range from zero to two times the amount of the target. Such target award grants made for each of these performance years to the named executive officers are as follows: Mr. Koch—$800,000; Mr. Nothwang—$400,000; Mr. Siracusa—$300,000 ($340,000 for performance year 2008); Mr. Taride—$240,000 and Mr. Plescia—$200,000 ($240,000 for performance year 2008). However, in the case of Mr. Koch, pursuant to an agreement between Mr. Koch and Hertz Holdings, following his retirement on or after January 1, 2007 (or earlier if requested by Hertz Holdings), Mr. Koch will receive a lump sum payment of $2.4 million in satisfaction of his 2006, 2007 and 2008 target award grants under this plan. See below.

Employment Agreements

        Mr. Koch currently serves us under an employment agreement which expires on April 30, 2010. The employment agreement is automatically extended for one additional year on May 1 of each year unless, not later than December 31st of the preceding year, we or Mr. Koch shall have given notice not to extend the agreement. Notwithstanding this, Mr. Koch has advised us that he intends to retire from Hertz on January 1, 2007, and Hertz Holdings has separately agreed to certain additional matters (as described below) in consideration for Mr. Koch's agreement to defer his retirement until that date.

        Under the employment agreement, Mr. Koch is currently employed as our Chairman, and the employment agreement provides that we have the absolute right to change Mr. Koch's duties and position at any time.

        The employment agreement also provides that Mr. Koch shall receive a base salary as reviewed and increased by us from time to time, subject to the condition that once increased, the base salary cannot be reduced below such increased amount for the remainder of the term of Mr. Koch's employment agreement. In addition, the employment agreement provides that Mr. Koch shall be entitled to participate in our incentive compensation plan, retirement, savings and stock option plans and fringe benefits or perquisites policy in effect from time to time.

        The employment agreement allows Hertz to terminate Mr. Koch's employment before the expiration of the agreement's term for "cause" (a narrowly defined list of acts of misconduct set forth in the agreement) or due to his "disability" (as defined below), or upon his death. Upon a termination of Mr. Koch's employment for "cause," he would be paid his accrued annual base salary through the date of termination and all other obligations we have under the employment agreement will cease.

        If Mr. Koch becomes disabled from full-time employment for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination, he may be terminated for disability. During such period of absence, he would receive his annual base salary, incentive compensation and participate in retirement, savings and stock option plans. Thereafter, he would participate in retirement, savings and stock option plans in accordance with our disability insurance plans and policies. If Mr. Koch dies, all compensation and benefits then accrued shall be paid to his estate or designated beneficiaries.

        The employment agreement does not allow us or Mr. Koch to terminate the employment agreement for any reason other than as described above. However, a separate change in control agreement, discussed below, does provide for certain compensation in the event of certain terminations of employment following a change in control of us.

        Under the employment agreement, Mr. Koch has also agreed, during and after the term of his employment, not to disclose any secret or confidential information relating to us, Ford or any subsidiaries or affiliates of us or Ford.

        Pursuant to an agreement between Hertz Holdings and Mr. Koch (which became effective upon the consummation of the Acquisition), (i) Mr. Koch will continue to receive his current base salary and employee benefits through December 31, 2006 and will receive a 2006 annual bonus equal to 1 times base salary, even if Hertz Holdings were to request that he retire from Hertz before that date, and, (ii) following his retirement from Hertz on or after January 1, 2007 (or earlier if so requested by Hertz Holdings), Mr. Koch will receive, in addition to all post-retirement benefits he has previously earned, a lump sum payment of $2.4 million in satisfaction of all of his then-outstanding award grants under our Executive Long-Term Incentive Plan and his benefits payable under the Supplemental Retirement and Savings Plan, or "SERP," or Supplemental Executive Retirement Plan, or "SERP II," will be calculated using the lower of the interest rate applicable at the time of his retirement and the interest rate that would have otherwise been applicable had Mr. Koch retired on December 31, 2005.

        Hertz Holdings entered into an employment agreement with Mark P. Frissora, who became our Chief Executive Officer and a director of Hertz Holdings and of Hertz effective July 19, 2006. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. For 2006, Mr. Frissora's bonus will be no less than the target bonus amount. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., he will receive a cash payment of $4,000,000, payable in two equal installments, 50% on December 31, 2006 and 50% on December 31, 2007, or the "replacement award." Mr. Frissora will also be entitled to receive the benefits and perquisites Hertz Holdings provides to its senior executives and, in the event of a change in control, will be entitled to a gross-up for any golden parachute taxes.

        If Mr. Frissora's employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by Hertz Holdings without Cause or by Mr. Frissora for Good Reason (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is entitled to severance if he executes a release of claims against Hertz Holdings and any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-compete and non-solicitation provisions for two years following the termination.

        Mr. Frissora has invested $6,000,000 in common stock of Hertz Holdings at a price of $5.68 per share. Hertz Holdings will make a payment to Mr. Frissora in respect of the tax liability in connection with his share purchase equal to $1,690,141. Mr. Frissora's shares cannot be sold until the earlier of (i) the fifth anniversary of their purchase or grant, (ii) the Sponsors have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora's employment by Hertz Holdings without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora's initial shares on the last to occur of an initial public offering or the second anniversary of the commencement of Mr. Frissora's employment. Mr. Frissora's shares will be subject to the same repurchase rights upon termination of his employment as are generally applicable to shares under the Stock Incentive Plan. See "—Hertz Holdings Stock Incentive Plan."

        At their joint meeting on October 12, 2006, the Boards of Directors of Hertz and Hertz Holdings approved the payment of an amount of $75,000 (subject to gross-up in order to offset all applicable taxes) to Mr. Frissora to partially compensate him for certain costs associated with the relocation of his primary residence from Illinois to the New York metropolitan area.

Change in Control and Non-Compete Agreements

        Prior to the Acquisition, Hertz and Ford entered into agreements with each of the named executive officers which provide for certain compensation and benefits upon certain terminations of employment following a "change in control" of Hertz, as described below, and provide for certain non-compete and non-solicitation terms that the executives have agreed to for our benefit. In connection with and effective upon the closing of the Acquisition, Hertz assumed any and all liabilities of Ford under these agreements. Each of the agreements only applies to a change in control which occurs within three years of the effective date of each agreement. However, if prior to either the occurrence of a change in control or the expiration of each agreement, a public offering of Hertz's shares occurs, then the terms of each agreement shall continue to apply for an initial period of two years following the date of the public offering; if no change in control occurs during this initial period, each agreement will be automatically extended each year for additional one-year periods, unless Hertz or the executive give 180 days written notice that the terms will not be extended. A "change in control" means the direct or indirect acquisition by any person or group within a 24-month period of Hertz's securities entitling such person or group to exercise 50% or more of the combined voting power of Hertz's securities, the transfer by sale, merger or otherwise of all or substantially all of Hertz's business or assets to any person or group within a 24-month period or the adoption of a plan of liquidation or dissolution applicable to Hertz. The Acquisition constituted a "change in control" under these agreements.

        Each change in control agreement provides that the executive will be entitled to the severance benefits described below if Hertz terminates the executive's employment following a change in control for any reason other than death, long-term disability or "cause," or if the executive terminates the executive's employment for "good reason." "Cause" under the agreements consists of (i) an act of dishonesty or knowing or willful breach of fiduciary duty intended to result in the executive's enrichment or gain at the expense of Hertz or any of Hertz's affiliates, (ii) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct damaging to Hertz's reputation or image or improper and unacceptable conduct, (iii) material violation of Hertz's standards of business conduct that warrants termination, (iv) refusal to comply with the lawful directions of the executive's superiors, (v) a deliberate, willful or intentional act that causes Hertz substantial harm, loss or injury or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the executive performs the duties he is reasonably expected to perform to achieve such goals or objectives. "Good reason" under the agreements consists of (i) the occurrence, without the executive's written consent, during the two-year period after a change in control of a reduction in the executive's annual base salary, (ii) Hertz's failure to pay the executive any portion of the executive's aggregate compensation, including annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement with us within 30 days, (iii) failure by Hertz to afford the executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the executive immediately prior to a change in control, (iv) certain changes in the executive's principal work location, (v) a material diminution in the executive's title or responsibilities, (vi) changes or terminations, in the aggregate materially adverse to the executive, in or of the terms of the health, life insurance and disability insurance benefits provided by Hertz to the executive (or, in the case of health benefits, to the executive's dependents) from those in effect immediately prior to the change in control or (vii) an adverse change or termination, as to the executive, of the terms of, or of the executive's participation in, any retirement plan provided by Hertz in which the executive participates or would, upon normal retirement, be entitled to participate or (viii) the failure of a successor to Hertz to assume our obligations under the agreements.

        Under the terms of each change in control agreement, the severance benefits Hertz would be obligated to pay or provide upon termination of the executive's employment in the manner described are as follows:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, the amount of such salary attributable to vacation earned but not taken and unreimbursed expenses incurred by the executive through the date of termination, and (ii) (x) one-twelfth of the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control, or (y) in the event the executive has not been eligible to earn an annual bonus from us in his position as a senior executive officer for three full calendar years preceding the change in control, one-twelfth of 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year (z) in each case multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs;

  •
  a lump sum cash payment equal to a multiple, as set forth below for each executive, of the sum of (i) the executive's annual base salary in effect immediately prior to the date of termination and (ii) (x) the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control or (y) in the event the executive has not been eligible to earn an annual bonus from Hertz in his position as a senior executive officer for three full calendar years preceding the change in control, 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year;

  •
  receipt of future payouts in accordance with any Long Term Incentive Plan in which the executive participated immediately prior to the date of termination, based on the performance results at the end of each performance period in respect of which there was a Long Term Incentive Plan grant in place for the executive as of the date of termination, as if the executive had retired in a company-approved retirement;

  •
  (i) maintenance, without any change in terms that is adverse to the executive, of any retirement plan of, or provided by Hertz in which the executive, immediately prior to the date of termination, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, and (ii) credit of an additional number of years, as set forth below, to the executive's years of age and "Years of Service" for all purposes under our SERP II (which is described below under "—Retirement Plans");

  •
  continuation of (i) all health benefits with respect to the executive (and, to the extent applicable, the executive's dependents) for an additional period of years, as set forth below, following the date of termination (with health benefits thereafter being available, but at the executive's expense, until the earlier of (x) the date the executive becomes reemployed and is (along with the executive's applicable dependents) covered, without qualification for preexisting conditions, under another employer's health plan and (y) the date on which the executive and the executive's spouse become eligible for coverage under any other comprehensive health benefit plan including Medicare), and (ii) all life insurance benefits, until the expiration of a set number of years, as set forth below, from the date of termination, provided, that any coverage for life insurance benefits shall cease on the date the executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer's benefit plan;

  •
  participation in Hertz's postretirement assigned car benefit plan at all times following termination without change to the terms and conditions of our postretirement assigned car benefit plan that is adverse to the executive; and

  •
  within the twelve months following the termination date, outplacement assistance up to a maximum of $25,000 paid directly to an outplacement service provider.

        For the purposes of the provisions above, the multiples and number of years for the following executives are: Mr. Koch, three times and three years; Mr. Nothwang, Mr. Siracusa, Mr. Taride and Mr. Plescia, two and a half times and two and a half years. In addition, under the terms of each agreement, in the event that the compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to excise tax imposed by Section 4999 of the Code, or any interests or penalties thereon, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation under the agreement does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

        Under the non-competition terms of each agreement, each named executive has agreed that while employed by us and for a period of one year following termination of employment due to a resignation, other than for a good reason under the agreement, or for cause, the executive will not directly or indirectly work, invest in or associate with any "competing enterprise," consisting of any entity that engages in the car or equipment rental business, subject to limited exceptions. In addition, pursuant to each agreement, for a period of two years after an executive's termination, each executive has agreed not to solicit any of our or our affiliates' employees. Each agreement also contains a covenant by the executive not to disclose any secret or confidential information relating to us and any of our affiliates during his employment and at all times thereafter.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a Non-Compete Agreement which provides that for the twelve months after leaving employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the twelve months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride twelve months notice to terminate his employment for any reason other than misconduct.

        On August 3, 2006, Hertz Europe Limited ("Hertz Europe"), an indirect wholly owned subsidiary of Hertz, entered into an agreement with Michel Taride, Executive Vice President of Hertz and President, Hertz Europe Limited, regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe purchased a property in London for a purchase price of £2.3 million, plus an estimated £100,000 in improvements, and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the Chief Executive Officer of Hertz. The agreement also provides that Hertz Europe will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property.

        The agreement grants to Mr. Taride the option to purchase the property at any time through June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe. In the event that Mr. Taride's employment is terminated by himself or by Hertz Europe, he has agreed pursuant to the agreement to vacate the property within a period of one month.

Retirement Plans

        Our retirement plan for U.S. employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the "Hertz Retirement Plan," was established on August 30, 1985. Previously, our employees participated in the retirement plan for the employees of RCA Corporation, or the "RCA Plan."

        The Hertz Retirement Plan is tax-qualified. Contributions were made by the employees and by us up to June 30, 1987. Effective July 1, 1987, we pay the entire cost.

        The benefit an employee receives under the Hertz Retirement Plan is based on a combination of the following factors:

  •
  a percentage of final average compensation (using the highest five consecutive of the last ten years of covered compensation);

  •
  years of credited service up to July 1, 1987; and

  •
  the accrued value of a cash account after July 1, 1987 which gets credited each year at a predetermined percentage of compensation.

        Compensation for these purposes includes salary or wages, bonuses, commissions, premium rate pay and vacation pay.

        We also maintain non-qualified pension plans for certain of our executives, including the named executive officers, which provide benefits in excess of the qualified plans including: (1) the Benefit Equalization Plan, or "BEP," that provides equalization benefits that cannot be provided under the Hertz Retirement Plan due to limitations imposed by the Code and (2) SERP or SERP II, each of which, when combined with the Hertz Retirement Plan, provides benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula had remained in effect until the employee's normal retirement date. As a result of a prior change in our corporate ownership which triggered a change in control provision, the SERP may not be amended or terminated, except if necessary to maintain legal compliance.

        Benefits payable under the plans are not reduced for Social Security or other offsets.

        The following table shows the annual pension benefits payable in aggregate under the applicable Hertz Retirement Plan, BEP, SERP and SERP II including amounts attributable to employee contributions from the RCA plan. The table indicates benefits for the named executive officers at various rates of final average compensation and years of service, based on retirement at age 65.

Pension Plan Table

	Years of Credited Service
Final Average Compensation
	20	25	30	35	40
$ 200,000	$62,800	$78,500	$94,200	$110,000	$125,700
400,000	126,800	158,500	190,200	222,000	253,700
600,000	190,800	238,500	286,200	334,000	381,700
800,000	254,800	318,500	382,200	446,000	509,700
1,000,000	318,800	398,500	478,200	558,000	637,700
1,200,000	382,800	478,500	574,200	670,000	765,700
1,400,000	446,800	558,500	670,200	782,000	893,700
1,600,000	510,800	638,500	766,200	894,000	1,021,700
1,800,000	574,800	718,500	862,200	1,006,000	1,149,700
2,000,000	638,800	798,500	958,200	1,118,000	1,277,700

Pension benefits are annual lifetime benefits with five years of payments guaranteed.

        Qualified pension and SERP benefits are computed by averaging the employee's highest five consecutive years of compensation in the ten years immediately before retirement. SERP II benefits are computed by averaging the employee's highest five years of compensation (not necessarily consecutive) in the ten years immediately before retirement.

        As of December 31, 2005, the total credited years of service under the plans for each of the named executive officers were as follows: Mr. Frissora, 0 years; Mr. Koch, 32 years; Mr. Nothwang, 28 years; Mr. Siracusa, 36 years; and Mr. Plescia, 19 years.

        In addition, under a predecessor RCA Corporation executive deferred compensation plan, Mr. Koch is eligible to receive a supplemental retirement benefit of approximately $4.4 million payable in 180 monthly installments commencing November 2011. In the event Mr. Koch dies prior to the commencement of this benefit, a portion of such amount will be paid to Mr. Koch's beneficiary in 120 monthly installments.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz (UK) 1972 Pension Plan and the Hertz (UK) Supplementary Unapproved Pension Scheme. These two plans are generally similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. As of December 31, 2005, Mr. Taride had total credited years of service under these plans of 6 years.

        We also have a postretirement assigned car benefit plan available to our officers at the level of senior vice president and above. Participation in the plan requires participation in the demonstration vehicle evaluation program as an active employee, a minimum of 20 years service with us and retirement at the age of 58 or above. Under the program we provide the participant with a car from our fleet and insure the car on the participant's behalf. The benefit is only available for a maximum of 15 years postretirement or until the participant reaches the age of 80, whichever is greater. Upon the death of the participant the vehicle then assigned to the participant will pass to the participant's surviving spouse.

Income Savings Plan

        Our Income Savings Plan, or the "Hertz Savings Plan," was established on August 30, 1985. Prior to that date, qualified employees participated in the RCA Income Savings Plan. The assets and liabilities maintained under that plan were transferred as of September 1, 1985 to the Hertz Savings Plan.

        The Hertz Savings Plan is a defined contribution plan and is available to certain full-time and part-time employees who have been credited with at least 1,000 hours of service during any calendar year. Employees covered by a collective bargaining agreement are not eligible unless their collective bargaining agreement makes the Hertz Savings Plan applicable to them.

        Effective June 3, 2002, eligible employees may generally elect to contribute 1% to 30% of their annual eligible pretax compensation. Contributions are subject to certain limitations by Internal Revenue regulations. We contribute 50% of the first 6% of the employee's contribution for a maximum matched contribution of 3% of the employee's eligible compensation.

        Our employees are immediately fully vested in their contributions and related earnings. Effective January 1, 2002, our contributions made to employees after that date become fully vested after the employee completes three or more years of service. Prior to January 1, 2002, employees became fully vested in the amount contributed by us and related earnings after completing five years of service.

        Each plan member determines to which fund, or funds, their contributions will be applied. The funds include a variety of equity and fixed income funds.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of our common stock to Hertz's named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of our common stock to those individuals. Our Board of Directors, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by our stockholders on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if we experience a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Generally, employees recognize ordinary income upon exercising options equal to the fair market value of the shares acquired on the date of exercise, minus the exercise price and we will have a corresponding tax deduction at that time.

        Unless sooner terminated by our Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, we made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, we sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). In addition, on May 18, 2006, we granted Hertz's key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of our common stock at $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued 112,000 options with an exercise price of $7.68 per share. Hertz Holdings will make a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a purchase price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share. Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of common stock of Hertz Holdings and was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share. All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        In connection with the special cash dividend of approximately $1.83 per share of our common stock, or $426.8 in the aggregate, to be paid upon completion of this offering to holders of record of our common stock on the dividend record date, our outstanding stock options (including options held by Messrs. Koch and Frissora) will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We will have an unrecognized stock-based compensation cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. The cost has been estimated assuming that the midpoint of the estimated offering range, or $17.00, is the fair value of the stock immediately after the payment of the special cash dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

        If Mr. Frissora's employment is terminated without Cause or for Good Reason, a pro rata portion of his unvested options that would have vested on the next anniversary of his employment commencement date will vest. If his employment is terminated for any other reason, Mr. Frissora's unvested options will also be cancelled. If Mr. Frissora's employment is terminated for Cause, his vested options will be cancelled. If his employment is terminated due to his death or disability, Mr. Frissora's vested options will remain exercisable for six months following his date of termination. If his employment is terminated without Cause or for Good Reason, Mr. Frissora's vested options will remain exercisable for 90 days after his date of termination. If Mr. Frissora terminates his employment without Good Reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment. In the event of a change in control, all of Mr. Frissora's unvested options will vest.

Hertz Holdings Stock Options

        No options were granted in the last fiscal year under the Hertz Global Holdings, Inc. Stock Incentive Plan. The table below sets out the options for Hertz Holdings stock granted to named executive officers in 2006.

Hertz Holdings Option Grants in Current Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Mark P. Frissora	800,000		5.05%	7.68	08/15/16
Mark P. Frissora	400,000		2.53%	10.68	08/15/16
Mark P. Frissora	400,000		2.53%	15.68	08/15/16
Craig R. Koch	112,000	(2)	0.71%	7.68	06/12/11	(3)
Joseph R. Nothwang	200,000		1.26%	5.68	05/05/16
Joseph R. Nothwang	300,000		1.89%	5.68	05/17/16
Joseph R. Nothwang	200,000		1.26%	10.68	05/17/16
Joseph R. Nothwang	200,000		1.26%	15.68	05/17/16
Paul J. Siracusa	200,000		1.26%	5.68	05/05/16
Paul J. Siracusa	300,000		1.89%	5.68	05/17/16
Paul J. Siracusa	200,000		1.26%	10.68	05/17/16
Paul J. Siracusa	200,000		1.26%	15.68	05/17/16
Michel Taride	100,000		0.63%	5.68	05/05/16
Michel Taride	300,000		1.89%	5.68	05/17/16
Michel Taride	200,000		1.26%	10.68	05/17/16
Michel Taride	200,000		1.26%	15.68	05/17/16
Gerald A. Plescia	80,000		0.51%	5.68	05/05/16
Gerald A. Plescia	300,000		1.89%	5.68	05/17/16
Gerald A. Plescia	200,000		1.26%	10.68	05/17/16
Gerald A. Plescia	200,000		1.26%	15.68	05/17/16

(1)
Options were granted under the Hertz Global Holdings, Inc. Stock Incentive Plan. For all options other than those granted to Mr. Koch, the options vest in five equal annual installments on the first through fifth anniversaries of the grant date (or, in the case of Mr. Frissora, his employment agreement commencement date) and have the following terms. If a grantee's employment with Hertz is terminated due to death or disability, any unvested options will vest. If a grantee's employment is terminated for Cause (as defined in the Stock Incentive Plan), all options, vested and unvested will be canceled. Generally, if a grantee's employment is terminated for any other reason, any unvested options will be canceled.

If Mr. Frissora's employment is terminated without cause or if Mr. Frissora terminates his employment for good reason, a pro rata portion of Mr. Frissora's unvested options that would have vested on the next anniversary of his employment commencement date will vest. If his employment is terminated for any other reason, Mr. Frissora's unvested options will be canceled. If Mr. Frissora's employment is terminated for cause, his vested options will be canceled. If his employment is terminated due to his death or disability, Mr. Frissora's vested options will remain exercisable for six months following his date of termination. If his employment is terminated without cause or for good reason, Mr. Frissora's vested options will remain exercisable for 90 days after his date of termination. If Mr. Frissora terminates his employment without good reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment. In the event of a change in control, all of Mr. Frissora's unvested options will vest.

Mr. Koch's options vest in three equal installments on June 12, 2007, June 12, 2008 and June 12, 2009. If his employment is terminated due to death or disability, any unvested options will vest. If Mr. Koch's employment is terminated prior to January 1, 2007, 56,000 of his options will immediately be canceled. If Mr. Koch's employment is terminated for cause (as defined in the Stock Incentive Plan) all options held by Mr. Koch, whether vested or unvested, will immediately be canceled. Following a termination of employment other than for cause, Mr. Koch's unvested options shall remain outstanding and become exercisable on the dates they otherwise would have vested had Mr. Koch's employment not been terminated. Following a termination of employment for any reason other than for cause, Mr. Koch's vested options shall remain outstanding until their normal expiration date, two years after the options vest.

(2)
After giving effect to the cancellation of the options granted to Mr. Koch on June 12, 2006 and the issuance of new options to Mr. Koch on August 15, 2006.

(3)
Mr. Koch's options expire on the second anniversary of the date on which they vest.

Compensation of Directors

        Commencing with the completion of this offering, our directors who are not also our employees will each receive a $150,000 annual retainer fee, of which 40% (i.e., $60,000) will be payable in cash and 60% (i.e., $90,000) will be payable in the form of stock options granted under the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Director Stock Incentive Plan," described below, and having a Black-Scholes value equal to such dollar amount. The chairperson of our audit committee will be paid an additional annual cash fee of $25,000 and each other member of our audit committee will be paid an additional annual cash fee of $10,000. The chairperson of our compensation committee will be paid an additional annual cash fee of $15,000 and each other member of our compensation committee will receive an additional annual cash fee of $10,000. Stock options will be granted annually in arrears, and cash fees will be payable quarterly in arrears, although a director may elect to receive in lieu of cash fees, shares of our common stock having the same value as such fees pursuant to our Director Stock Incentive Plan, described below. We will also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors and our directors will be entitled to free worldwide Hertz car rentals. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

  Director Stock Incentive Plan

        On October 12, 2006, our Board of Directors approved the Director Stock Incentive Plan. The stockholders of Hertz Holdings approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of our common stock, options to purchase shares of our common stock and "phantom shares," which are the right to receive shares of our common stock at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price no less than fair market value of such shares on the date of grant. Options granted as part of a directors' annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control).

        A director will recognize ordinary income upon exercising options granted under our Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and Hertz Holdings will have a corresponding tax deduction at that time.

	Equity Compensation Plan Information as of October 27, 2006(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	15,833,354	$6.96	12,666,646
Equity compensation plans not approved by securityholders	0	N/A	0
Total	15,833,354	$6.96	12,666,646

(1)
As of the end of the prior fiscal year, we had no equity compensation plans. This chart reflects information pertaining to the Hertz Global Holdings, Inc. Stock Incentive Plan and the Hertz Global Holdings, Inc. Director Stock Incentive Plan for the current fiscal year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        From January 1, 2005 through December 20, 2005, the Compensation Committee of Hertz's Board of Directors was composed of Gregory Smith, an employee and officer of Ford, and Craig R. Koch, an employee and officer of Hertz. Since December 21, 2005, the Committee has been composed of Messrs. David H. Wasserman, William E. Conway, Jr. and Robert F. End, all of whom are affiliates of the Sponsors but who are not employees or officers of Hertz or any of our subsidiaries. See "Certain Relationships and Related Party Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND SELLING STOCKHOLDERS

        As of October 27, 2006, there were 294 holders of the common stock of Hertz Holdings and no holders of the preferred stock of Hertz Holdings. The following table sets forth information as of June 30, 2006 with respect to the ownership of the common stock of Hertz Holdings by:

  •
  each person known to own beneficially more than 5% of the common stock of Hertz Holdings;

  •
  each of our directors;

  •
  each of the named executive officers in the Summary Compensation Table above;

  •
  all of our executive officers and directors as a group; and

  •
  other selling stockholders.

        To the extent the underwriters exercise their option to purchase additional shares, the selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned Before the Offering and After the Offering Assuming the Underwriters' Option is Not Exercised(1)			Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Exercised in Full
Name and Address of Beneficial Owner	Number	Percent Before the Offering	Percent After the Offering	Number	Percent
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(2)(3)	77,500,000	33.35%	24.17%	73,030,580	22.78%
Carlyle Partners IV, L.P. and related funds(3)(5)	76,500,000	32.92%	23.86%	72,088,250	22.48%
ML Global Private Equity Fund, L.P. and related funds(4)(6)	75,500,000	32.49%	23.55%	71,145,920	22.19%
CMC-Hertz Partners, L.P.(7)	25,000,000	10.76%	7.80%	23,558,252	7.35%
George W. Tamke(8)	—	*	*	—	*
Mark P. Frissora	1,056,338	*	*	1,056,338	*
Craig R. Koch	50,000	*	*	50,000	*
Nathan K. Sleeper(8)	—	*	*	—	*
David H. Wasserman(8)	—	*	*	—	*
William E. Conway, Jr.(9)	—	*	*	—	*
Gregory S. Ledford(9)	—	*	*	—	*
George A. Bitar(10)	—	*	*	—	*
Robert F. End(10)	—	*	*	—	*
Joseph R. Nothwang	100,000	*	*	100,000	*
Paul J. Siracusa	100,000	*	*	100,000	*
Michel Taride	50,000	*	*	50,000	*
Gerald A. Plescia	40,000	*	*	40,000	*
All directors and executive officers as a group (20 persons)	1,526,338	*	*	1,526,338	*

*
Less than 1%

(1)
The selling stockholders have granted the underwriters an option to purchase up to an additional 13,235,250 shares.

(2)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 49,651,532 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 27,520,000 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 328,468 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CDR CCMG Co-Investor L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P. and for CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(3)
Excludes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, Inc. and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 6 below.

(4)
Includes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 6 below.

(5)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 76,500,000 shares of the common stock of Hertz Holdings, of which Carlyle Partners IV, L.P. holds 63,918,543 shares; CEP II U.S. Investments, L.P. holds 9,622,633 shares; CP IV Coinvestment, L.P. holds 2,581,457 shares; and CEP II Participations S.àr.l. SICAR holds 377,367 shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TC Group IV, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership. Each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. may be considered an affiliate or associated person of a broker-dealer that is not participating in this offering. Each represents that it acquired its shares in the ordinary course of business and at the time of purchase the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

CEP II Participations S.àr.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR through its indirect subsidiary CEP II GP, L.P., which is the sole general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. Carlyle Offshore Partners II, Limited is the general partner of TCG Holdings Cayman, L.P. TCG Holdings Cayman, L.P. is the general partner of TC Group Cayman, L.P. TC Group Cayman, L.P. is the sole shareholder of CEP II Limited. CEP II Limited is the general partner of CEP II GP, L.P. Carlyle Offshore Partners II, Limited has 13 members with no member controlling more than 7.7% of the vote.

The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(6)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc.: (i) 41,496,000 shares of common stock held by ML Global Private Equity Fund, L.P., (ii) 5,000,000 shares of common stock held by Merrill Lynch Ventures L.P. 2001 and (iii) 4,004,000 shares of common stock held by ML Hertz Co-Investor, L.P. The address of each of the investment funds described in this footnote is c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080.

ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership ("ML Partners"), is the special limited partner of ML Global Private Equity Fund, L.P. The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Partners. The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision-making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners' general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly-owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. ("ML Ventures"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decisionmaking power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

The general partner of ML Hertz Co-Investor, L.P. is ML Hertz Co-Investor GP, L.L.C., whose sole managing member is ML Global Private Equity Fund, L.P., which may therefore be deemed to have beneficial ownership of the shares owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. expressly disclaims beneficial ownership of these shares, as do the entities and individuals discussed above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares of Hertz Holdings that ML Hertz Co-Investor, L.P. and ML Global Private Equity Fund, L.P. hold of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, L.P. and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of Hertz Holdings that Merrill Lynch Ventures, L.P. holds of record or may be deemed to beneficially own, and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of Hertz Holdings that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(7)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose managing members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until the eighth anniversary of the closing date of the Acquisition, ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz General Partner, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities and individuals discussed in Note (5) above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(8)
Does not include 77,500,000 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice Inc. Messrs. Tamke, Wasserman and Sleeper are directors of Hertz and Hertz Holdings and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.

(9)
Does not include 76,500,000 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Conway and Ledford are directors of Hertz and Hertz Holdings and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(10)
Does not include 75,500,000 shares of common stock held by investment funds associated with or designated by Merrill Lynch & Co., Inc., or over which such funds exercise voting control. Messrs. Bitar and End are directors of Hertz and Hertz Holdings and managing directors of the global private equity division of Merrill Lynch & Co., Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Merrill Lynch & Co., Inc. See Notes (5) and (6) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Hertz Holdings Dividends

        On June 30, 2006, we paid special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to our common stockholders. See "Recent Transactions—Hertz Holdings Dividend and Related Financing."

        Prior to the consummation of this offering, we intend to declare a special cash dividend, payable promptly following completion of this offering to holders of record of our common stock on the dividend record date. This dividend will be funded by the proceeds to us from the sale of the common stock offered hereby after deducting underwriting discounts and commissions and offering expenses, to the extent these net proceeds exceed the amounts required to repay obligations outstanding under the Hertz Holdings Loan Facility. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, this dividend will be payable in an amount of approximately $1.83 per share, or $426.8 million in the aggregate.

Stockholders Agreement

        On the Closing Date, Hertz Holdings entered into a stockholders agreement, or the "Stockholders Agreement," with investment funds associated with or designated by the Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of Hertz Holdings' directors. The director nominees include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with The Carlyle Group, two nominees of an investment fund associated with Merrill Lynch Global Private Equity and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in Hertz Holdings. Upon completion of this offering, the Stockholders Agreement will be amended and restated, among other things, to reflect an agreement of the Sponsors to increase the size of the Board of Directors. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders Agreement will provide that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board elected four independent directors, to be effective upon completion of this offering. See "Management—Directors and Executive Officers" and "—Composition of Our Board of Directors."

        The Stockholders Agreement also grants to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over the budget of Hertz Holdings and its subsidiaries, certain business combination transactions, the incurrence of additional material indebtedness, amendments to Hertz Holdings' certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz's chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in Hertz Holdings. The Stockholders Agreement also gives investment funds associated with the Sponsors preemptive rights with respect to certain issuances of equity securities of Hertz Holdings and its subsidiaries, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of shares of Hertz Holdings, as well as tag-along and drag-along rights and rights of first offer. Upon the completion of this offering, this agreement will be amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of shares of Hertz Holdings, in certain circumstances.

        In addition, the Stockholders Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders Agreement). The Stockholders Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        On the Closing Date, Hertz Holdings entered into a registration rights agreement, or the "Registration Rights Agreement," with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of common stock of Hertz Holdings and the eighth anniversary of the Acquisition closing date, to cause Hertz Holdings, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right will be limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if Hertz Holdings is eligible to use Form S-3. In the event Hertz Holdings registers any of its common stock following its initial public offering, these investment funds also have the right to require Hertz Holdings to use its best efforts to include shares of common stock of Hertz Holdings held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for Hertz Holdings to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of Hertz Holdings' securities.

Consulting Agreements

Sponsor Consulting Arrangements

        On the Closing Date, Hertz entered into consulting agreements, or the "Consulting Agreements," with Hertz Holdings and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate provides Hertz Holdings, Hertz and Hertz's subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, Hertz pays to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and Hertz may pay to them a fee for certain types of transactions that Hertz Holdings or its subsidiaries complete. If an individual nominated by CD&R serves as both Chairman of Hertz Holdings' board of directors and Chief Executive Officer of Hertz Holdings or Hertz for any quarter, Hertz will pay CD&R an additional fee of $500,000 for that quarter. In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Upon completion of this offering, each of these agreements will be terminated for a fee of $5 million ($15 million in the aggregate).

Other Consulting Arrangements

        In early October 2006, Hertz engaged Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, Tenzing Consulting LLC will provide supply chain management and corporate purchasing management consulting over an engagement period to be determined. In exchange for these services, Tenzing Consulting LLC will receive fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. The total amount of such fees and expenses are not expected to exceed $250,000.

Indemnification Agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of the consulting agreements described above under "—Consulting Agreements" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Prior to the completion of this offering, we will enter into indemnification agreements with each of our directors. The indemnification agreement will provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Financing Arrangements with Related Parties

Hertz Holdings Loan Facility

        On June 30, 2006, Hertz Holdings entered into a credit agreement, with respect to the Hertz Holdings Loan Facility, with Deutsche Bank AG, New York Branch as administrative agent and lender, and Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., as lenders, and the other financial institutions party thereto from time to time. Merrill Lynch Capital Corporation is an affiliate of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, and of Merrill Lynch & Co., one of the underwriters in this offering. The Hertz Holdings Loan Facility consists of a $1.0 billion term loan facility, all of which was funded at closing. For a detailed description of the credit agreement governing the Hertz Holdings Loan Facility and the terms of borrowings thereunder, see "Description of Certain Indebtedness—Hertz Holdings Loan Facility."

Senior Credit Facilities

        Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are affiliates of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, and Merrill Lynch & Co. is one of the underwriters in this offering The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing of the Acquisition. At closing, Hertz utilized $1,707 million of the Senior Term Facility to finance a portion of the Transactions. As of June 30, 2006, we had $1,741.8 million in borrowings outstanding under this facility, which is net of a discount of $41.6 million.

        Senior ABL Facility    In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are affiliates of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, and Merrill Lynch & Co. is one of the underwriters in this offering The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. At June 30, 2006, net of a discount of $25.5 million, Hertz and Matthews Equipment Limited had $368.1 million and the Canadian dollar equivalent of $260.5 million, respectively, in borrowings outstanding under this facility. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility.

        For a detailed description of the credit agreements governing the Senior Term Facility and the Senior ABL Facility and the terms of borrowings thereunder, see "Description of Certain Indebtedness—Senior Credit Facilities."

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

        On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, dated as of September 29, 2006, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering, and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, are lenders under the Fleet Financing Facility. The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. For a detailed description of the credit agreement governing the Fleet Financing Facility and the terms of the borrowings thereunder, see "Description of Certain Indebtedness—Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility."

Other Financing Arrangements

Senior Notes and Senior Subordinated Notes

        On December 21, 2005, CCMG Acquisition Corporation issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes. Interest on the Senior Notes is paid semi-annually, on January 1 and July 1 in each year, and the Senior Notes mature on January 1, 2014. Also on December 21, 2005, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually, on January 1 and July 1 in each year, and the Senior Subordinated Notes mature on January 1, 2016. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering, and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, acted as initial purchasers with respect to these offerings, for which they received customary fees and expenses. For a detailed description of these offerings, see "Description of Certain Indebtedness—Senior Notes and Senior Subordinated Notes."

ABS Program—U.S. Fleet Debt

        In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At June 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $197.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively. Each class of notes matures three, four or five years from December 21, 2005. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering, and of the investment funds associated with or designate by MLGPE, which are selling stockholders in this offering, acted as structuring advisors and agents under Hertz's asset-backed facilities and received customary compensation for such services. For a detailed description of these facilities, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt."

Other Relationships

        Affiliates of Merrill Lynch & Co., one of the underwriters in this offering, and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, also acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition, for which they received customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as a financial advisor to the Sponsors in connection with the Acquisition.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Hertz Holdings Loan Facility

  Overview

        On June 30, 2006, Hertz Holdings entered into a credit agreement, with respect to the Hertz Holdings Loan Facility, with Deutsche Bank AG, New York Branch as administrative agent and lender, and Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., as lenders, and the other financial institutions party thereto from time to time. The Hertz Holdings Loan Facility consists of a $1.0 billion term loan facility, all of which was funded at closing. The following is a brief description of the credit agreement governing the Hertz Holdings Loan Facility and the terms of borrowings thereunder.

  Maturity and Conversion; Prepayments

        The facility will mature on June 30, 2007. The term loan will not amortize. Any outstanding principal amount under the Hertz Holdings Loan Facility will be required to be repaid in full on the maturity date; however, unless a bankruptcy default has occurred and is continuing, at our option, the loan will be converted into, at our option, an equal aggregate principal amount of any of, or any combination of senior unsecured notes bearing interest at fixed or floating rates, payable in cash as and to the extent set forth under "—Interest" below or in-kind by capitalizing such interest to principal as set forth under "—Interest" below. No more than $500 million aggregate principal amount of such notes may bear interest that is payable in-kind.

        Such notes will mature on either, at our option, June 30, 2014 or June 30, 2016.

        Subject to certain exceptions, the Hertz Holdings Loan Facility is subject to mandatory prepayment and reduction in an amount equal to the net cash proceeds of certain equity offerings, including this offering, and certain incurrences of debt and offerings of debt securities.

  Guarantees; Security

        Our obligations under the Hertz Holdings Loan Facility are not guaranteed by any of our subsidiaries and are not secured by any collateral.

  Interest

        At our election, the interest rates per annum applicable to the loans under the Hertz Holdings Loan Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. The borrowing margins applicable to loans under the Hertz Holdings Loan Facility will increase by 1.5% per annum following the six-month anniversary of the closing date of the Hertz Holdings Loan Facility, and by 1.0% per annum during any period in which Deferred Interest (as defined below) is outstanding. Interest on the loan will be payable in cash on a quarterly basis, but only to the extent of funds actually available for distribution by Hertz under applicable law, under the Senior Term Facility and the Senior ABL Facility, in each case as amended, and under each indenture for Hertz's 8.875% Senior Dollar Notes due 2014, 7.875% Senior Euro Notes due 2014 and 10.5% Senior Subordinated Notes due 2016, or "Available Funds." The amount of interest that would otherwise have been payable on any interest payment date but for the Available Funds provision will not be due or payable on such interest payment date and will instead continue to accrue, or "Deferred Interest." We will be obligated to pay any Deferred Interest, including interest on any Deferred Interest, on any subsequent interest payment date when funds sufficient to pay such amounts become Available Funds actually available for distribution to Hertz Holdings as provided above. Any Deferred Interest and accrued interest thereon or on the loan that has not been repaid on or prior to June 30, 2007 will continue to accrue as interest on the applicable permanent financing replacing the Hertz Holdings Loan Facility and must be paid on or prior to the applicable final maturity date of such permanent financing.

  Fees

        We will pay customary fees in respect of the Hertz Holdings Loan Facility.

  Covenants

        The Hertz Holdings Loan Facility contains a number of covenants substantially similar to those for the Senior Notes and Senior Subordinated Notes that, among other things, will limit or restrict our ability to incur additional indebtedness or issue preferred shares, pay dividends on or make other distributions in respect of capital stock or make other restricted payments, make certain investments, limit dividends or other payments by restricted subsidiaries of Hertz Holdings to Hertz Holdings, sell certain assets, enter into certain types of transactions with affiliates, use assets as security for certain other indebtedness of Hertz Holdings without securing the Hertz Holdings Loan Facility, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and designate subsidiaries as unrestricted subsidiaries.

  Events of Default

        The Hertz Holdings Loan Facility contains customary events of default substantially similar to those for the Senior Notes and Senior Subordinated Notes, including non-payment of principal or interest, violation of covenants, cross acceleration to certain other material indebtedness, certain bankruptcy events, material invalidity of guarantees and material judgments.

Senior Credit Facilities

  Senior Term Facility

  Overview

        In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing of the Acquisition. At closing, Hertz utilized $1,707 million of the Senior Term Facility to finance a portion of the Transactions. As of June 30, 2006, we had $1,741.8 million in borrowings outstanding under this facility, which is net of a discount of $41.6 million. The following is a brief description of the credit agreement governing the Senior Term Facility and the terms of borrowings and letters of credit thereunder.

  Maturity; Prepayments

        The term loan facility and synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date.

        Subject to certain exceptions, the Senior Term Facility is subject to mandatory prepayment and reduction in an amount equal to:

  •
  the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, (3) certain insurance recovery and condemnation events and (4) certain sale and leaseback transactions; and

  •
  50% of annual excess cash flow (as defined in the credit agreement) for any fiscal year unless a specified leverage ratio target are met.

  Guarantees; Security

        Hertz's obligations under the Senior Term Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program, or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the Senior Term Facility and the guarantees thereunder are secured by security interests in substantially all of the tangible and intangible assets of Hertz and the guarantors, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and the guarantors and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by Hertz or any guarantor. The security and pledges are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt.

  Interest

        At Hertz's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        Hertz will pay (1) fees on the unused term loan commitments of the lenders, (2) letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing bank and (3) other customary fees in respect of the Senior Term Facility.

  Covenants

        The Senior Term Facility contains a number of covenants that, among other things, will limit or restrict the ability of Hertz and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior Term Facility, Hertz is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio, which utilize Corporate EBITDA in their calculations. Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

  Events of Default

        The Senior Term Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

  Senior ABL Facility

  Overview

        In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time.

        The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. At June 30, 2006, net of a discount of $25.5 million, Hertz and Matthews Equipment Limited had $368.1 million and the Canadian dollar equivalent of $260.5 million, respectively, in borrowings outstanding under this facility. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. The following is a brief description of the credit agreement governing the Senior ABL Facility and the terms of borrowings thereunder.

  Maturity; Amortization and Prepayments

        The Senior ABL Facility will mature on December 21, 2010. Subject to certain exceptions, the Senior ABL Facility is subject to mandatory prepayment in amounts equal to (i) the amount by which certain outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect and (ii) the net proceeds of (a) certain asset sales by Hertz and certain of its subsidiaries; (b) certain debt offerings by Hertz and certain of its subsidiaries, (c) certain insurance recovery and condemnation events, and (d) certain sale and leaseback transactions, subject in each case to availability thresholds under the revolving loan facility to be determined.

  Guarantees; Security

        The obligations of each of the borrowers under the Senior ABL Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than Hertz Equipment Rental Corporation, which will borrow on a joint and several basis with Hertz, subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of the Canadian borrowers are guaranteed, subject to limited exceptions, by each subsidiary of such Canadian borrowers, if any. The obligations of the U.S. borrowers under the Senior ABL Facility and the guarantees thereof are secured by security interests in substantially all of the tangible and intangible assets of each domestic borrower and each domestic guarantor, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and each domestic borrower and guarantor and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by each domestic borrower and guarantor. The obligations of the Canadian borrowers under the Senior ABL Facility and the guarantees, if any, made by their subsidiaries and by the domestic borrowers and guarantors are also secured by substantially all the tangible and intangible assets of such borrowers and guarantors. The liens securing the Senior ABL Facility are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt and other secured financing involving the Company's car rental fleet and related assets.

  Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        The borrower will pay (1) fees on the unused commitments of the lenders under the revolving loan facility, (2) a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and (3) other customary fees in respect of the Senior ABL Facility.

  Covenants

        The Senior ABL Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior ABL Facility, upon excess availability falling below certain levels, Hertz will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, which utilize Corporate EBITDA in their calculations. Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $50 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

  Events of Default

        The Senior ABL Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain

ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

  Amendments to Senior Credit Facilities

        On June 30, 2006, Hertz entered into amendments to each of its Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under these covenants in the credit facilities to enter into certain sale and leaseback transactions, to pay cash dividends to Hertz Holdings that would, among other things, provide Hertz Holdings with cash for the payment of interest on Hertz Holdings' indebtedness (including, but not limited to, the Hertz Holdings Loan Facility) and, in the case of the amendment to the Senior Term Facility, to make investments. The ability of Hertz to pay cash dividends to Hertz Holdings remains subject to Hertz's meeting specified financial tests, as described above, as well as requirements imposed by applicable Delaware law. The amendment to the Senior Term Facility also permits Hertz to use proceeds of the $293 million Delayed Draw Term Loan to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain other outstanding indebtedness of Hertz. On May 15, 2006, Hertz borrowed approximately $84.9 million under the Delayed Draw Term Loan and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the Senior ABL Facility.

Senior Notes and Senior Subordinated Notes

  Senior Notes

  Overview

        On December 21, 2005, CCMG Acquisition Corporation issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes. Interest on the Senior Notes is paid semi-annually, on January 1 and July 1 in each year, and the Senior Notes mature on January 1, 2014.

  Guarantees and Ranking

        The Senior Notes are the general unsecured obligations of Hertz. The Senior Notes are guaranteed by each domestic subsidiary of Hertz that guarantees Hertz's obligations under the Senior Credit Facilities. The Senior Notes rank senior in right of payment to all existing and future subordinated obligations of Hertz, and pari passu in right of payment with all existing and future senior indebtedness of Hertz. The Senior Notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The Senior Notes will be redeemable, at Hertz's option, in whole or in part, at any time and from time to time on and after January 1, 2010 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in Hertz's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the Senior Notes). The Senior Notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Senior Dollar Notes

Redemption Period	Price
2010	104.438%
2011	102.219%
2012 and thereafter	100.000%

Senior Euro Notes

Redemption Period	Price
2010	103.938%
2011	101.969%
2012 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to January 1, 2009, Hertz may redeem up to 35% of the original aggregate principal amount of the Senior Dollar Notes and up to 35% of the original aggregate principal amount of Senior Euro Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of Hertz, at a redemption price of 108.875%, for Senior Dollar Notes and 107.875% for Senior Euro Notes, in each case plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that Senior Dollar Notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of Senior Dollar Notes must remain outstanding after each such redemption of Senior Dollar Notes, and that Senior Euro Notes in an aggregate principal amount of equal to at least 65% of the original aggregate principal amount of Senior Euro Notes must remain outstanding after each such redemption of Senior Euro Notes.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the Senior Notes, each holder of Senior Notes has the right to require Hertz to repurchase some or all of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  Covenants

        The indenture governing the Senior Notes contains covenants limiting, among other things, Hertz's ability and the ability of its restricted subsidiaries to:

  •
  Incur additional indebtedness or issue preferred shares;

  •
  Pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

  •
  Make certain investments;

  •
  Limit dividends or other payments by its restricted subsidiaries to Hertz;

  •
  Sell certain assets;

  •
  Enter into certain types of transactions with affiliates;

  •
  Use assets as security for certain other indebtedness without securing the senior notes;

  •
  Consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

  •
  Designate subsidiaries as unrestricted subsidiaries.

        The restrictive covenants in the indenture governing the Senior Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount not to exceed 50% of an amount determined by reference to, among other things, consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

  Events of Default

        The indenture governing the Senior Notes also provides for customary events of default.

  Senior Subordinated Notes

  Overview

        On December 21, 2005, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually, on January 1 and July 1 in each year, and the Senior Subordinated Notes mature on January 1, 2016.

  Guarantees and Ranking

        The Senior Subordinated Notes are the general unsecured obligations of Hertz. The Senior Subordinated Notes are guaranteed on a senior subordinated basis by each domestic subsidiary of Hertz that guarantees Hertz's obligations under the Senior Credit Facilities. The Senior Subordinated Notes are subordinated in right of payment to the Senior Notes and rank pari passu in right of payment with all existing and future senior subordinated obligations of Hertz and senior in right of payment with all existing and future subordinated obligations of Hertz. The Senior Subordinated Notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The Senior Subordinated Notes will be redeemable, at Hertz's option, in whole or in part, at any time and from time to time on and after January 1, 2011 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in Hertz's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the Senior Subordinated Notes). The Senior Subordinated Notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price
2011	105.250%
2012	103.500%
2013	101.750%
2014 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to January 1, 2009, Hertz may redeem up to 35% of the original aggregate principal amount of the Senior Subordinated Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of The Hertz Corporation, at a redemption price of 110.5%, plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that Senior Subordinated Notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of Senior Subordinated Notes must remain outstanding after each such redemption.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the Senior Subordinated Notes, each holder of Senior Subordinated Notes has the right to require Hertz to repurchase some or all of such holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  Covenants

        The indenture governing the Senior Subordinated Notes contains covenants limiting, among other things, Hertz's ability and the ability of its restricted subsidiaries to:

  •
  Incur additional indebtedness or issue preferred shares;

  •
  Incur additional indebtedness ranking senior to or pari passu in right of payment with the Senior Subordinated Notes, but subordinate to Hertz's senior indebtedness;

  •
  Pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

  •
  Make certain investments;

  •
  Limit dividends or other payments by its restricted subsidiaries to Hertz;

  •
  Sell certain assets;

  •
  Enter into certain types of transactions with affiliates;

  •
  Use assets as security in other transactions without securing the senior notes;

  •
  Consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

  •
  Designate subsidiaries as unrestricted subsidiaries.

        The restrictive covenants in the indenture governing the Senior Subordinated Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount determined by reference to, among other things, consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

  Events of Default

        The indenture governing the Senior Subordinated Notes also provides for customary events of default.

Registration Rights

        On the Closing Date, Hertz entered into Exchange and Registration Rights Agreements, or, collectively, the "Exchange and Registration Rights Agreement," for the benefit of the holders of the Senior Notes and the Senior Subordinated Notes, respectively. Pursuant to the Exchange and Registration Rights Agreement, Hertz has agreed to use commercially reasonable efforts to file with the SEC one or more registration statements under the Securities Act relating to an exchange offer pursuant to which new notes substantially identical to the Senior Notes and the Senior Subordinated Notes will be offered in exchange for the then outstanding Senior Notes and Senior Subordinated Notes tendered at the option of the holders thereof. Hertz has further agreed to use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to become effective within 360 days following the Closing Date. If Hertz does not cause the Exchange Offer Registration Statement to become effective within 360 days following the Closing Date, or if Hertz fails to complete the exchange offer pursuant to the Exchange and Registration Rights Agreement within 390 days following the Closing Date, or if certain other conditions set forth in the Exchange and Registration Rights Agreement are not met, Hertz will be obligated to pay additional interest on the Senior Notes and Senior Subordinated Notes.

ABS Program

  U.S. Fleet Debt

  Overview

        In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At June 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $197.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from December 21, 2005. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors. The following is a brief description of the ABS Indenture, ABS Supplement and the U.S. Fleet Debt issued thereunder.

  Security

        The U.S. Fleet Debt is secured by, among other things, a pledge in collateral owned by HVF, including substantially all of the U.S. car rental fleet that we use in our daily rental operations, a lease agreement between Hertz and HVF and other related collateral agreements, as well as all monies on deposit from time to time in certain collection and cash collateral accounts and all proceeds thereof, and certain interest rate hedge agreements.

  Interest

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of $3,550 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of June 30, 2006, the fair value of the HVF Swaps was $119.2 million, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets."

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

  Covenants

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

  Events of Default and Amortization Events

        The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

  Pre-Acquisition ABS Notes

        Hertz Vehicle Financing LLC issued $600 million of asset-backed medium term notes on March 31, 2004 under our ABS Program. Of these notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (5.4% as of June 30, 2006) and matures in 2007. Payments of principal and interest relating to these notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. As of June 30, 2006, the aggregate principal amount of $584.9 million (net of a $15.1 million discount) of these pre-Acquisition ABS notes was outstanding. See "—U.S. Fleet Debt" for a discussion of the collateralization of these pre-Acquisition ABS notes. As of June 30, 2006, the average interest rate on these pre-Acquisition ABS notes was 3.3%.

  International Fleet Debt

  Overview

        In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies an aggregate amount equivalent to approximately $3,093.1 million (calculated as of June 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of the closing date of the Acquisition, the U.S. dollar equivalent of $1,781 million of International Fleet Debt was issued and outstanding under these facilities. At closing, Hertz utilized the proceeds from these financings to finance a portion of the Transactions. As of June 30, 2006, the foreign currency equivalent of $1,858.0 million in borrowings was outstanding under these facilities, net of a $9.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four tranches: (i) a Tranche A1 revolving bridge loan to one or more SPEs or subsidiaries conducting the vehicle rental business in each of Australia, Belgium, Canada, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom, or the "Tranche A International Fleet Debt Borrowers," subject to borrowing bases comprised of the vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); (ii) a Tranche A2 revolving bridge loan made on a subordinated basis to the Tranche A International Fleet Debt Borrowers, which, together with the Tranche A1 loans, are referred to as the "Tranche A Loans," subject to borrowing bases comprised of the vehicles and related assets of each such borrower; (iii) a Tranche B revolving loan, or the "Tranche B Loan," made to one or more SPEs or HIL's subsidiaries conducting the rental business in each of Brazil and New Zealand, subject to borrowing bases comprised of the vehicle rental vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); and (iv) a Tranche C revolving loan made to one or more SPEs or subsidiaries involved in the equipment rental business in each of France and Spain, subject to borrowing bases comprised of the equipment rental and related assets of each such borrower, or the "Tranche C Loan" (or, in the case of a borrower that is a SPE on-lending loan proceeds to an equipment-owning SPE or subsidiary, as the case may be, the equipment rental and related assets of such equipment-owning SPE or subsidiary). A portion of the Tranche C Loan will be available for the issuance of letters of credit.

        The subsidiaries conducting the vehicle rental business in certain European jurisdictions may, at their option, continue to engage in certain capital lease financing outside the International Fleet Debt Facilities. As of June 30, 2006, there were $129.4 million of such capital lease financings outstanding.

  Maturity; Prepayments

        The Tranche A Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche A Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of the issuance of asset-backed securities or funding via an asset-backed commercial paper program or any other type of asset-based financing of the vehicles and related assets of the Tranche A International Fleet Debt Borrowers, or a "Tranche A Take-Out Financing." The proceeds of any Tranche A Take-Out Financing will only be required to prepay and reduce the Tranche A2 loans to the extent exceeding amounts required to refinance in full the Tranche A1 loans.

        The Tranche B Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche B Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche B borrowers, (2) certain asset sales by the Tranche B borrowers and (3) (i) any Tranche A Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans and (ii) any Tranche C Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans.

        The Tranche C Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche C Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche C borrowers, (2) certain asset sales by the Tranche C borrowers, (3) the issuance of asset-backed securities and/or funding via an asset-backed commercial paper program or any other type of asset-based financing of the equipment rental and related assets of the Tranche C borrowers, or a "Tranche C Take-Out Financing" and (4) any Tranche A Take-Out Financing in excess of amounts required to refinance in full the Tranche A Loans.

  Guarantees; Security

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans in the manner and to the extent to be provided for in the definitive loan documentation.

        Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans and the guarantees thereof will be secured on a junior second priority basis by any assets securing the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A1 loans and the guarantees thereof.

        In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B Loan in such Brazilian subsidiary not exceeding $52.0 million, which guarantee is secured equally and ratably with borrowings under the Senior Term Facility. Pursuant to the June 30, 2006 amendments to the Senior Credit Facilities, Hertz may provide guarantees of up to $75.0 million of indebtedness of its Brazilian subsidiary which are secured equally and ratably with borrowings under the Senior Term Facility.

        The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

  Interest

        The interest rate per annum applicable to the Tranche A Loans is based on a fluctuating rate of interest measured by reference to one-month LIBOR or EURIBOR, as appropriate, plus a borrowing margin. The borrowing margins on Tranche A1 and Tranche A2 are subject to increase if HIL does not repay borrowings under Tranche A1 and Tranche A2, as applicable, within specified periods of time (generally, 15 months from the Closing Date) and upon the occurrence of certain other events. The interest rate per annum applicable to the Tranche B Loans is based on a fluctuating rate of interest measured by reference to the relevant local currency base rates plus a borrowing margin determined on the Closing Date. The interest rate per annum applicable to the Tranche C Loans is based on a fluctuating rate of interest measured by reference to one-month EURIBOR plus a borrowing margin.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

  Fees

        The borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay (1) fees on the unused commitments of the lenders under the applicable tranche, and (2) other customary fees and expenses in respect of the International Fleet Debt Facilities.

  Covenants

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates.

        In addition, HIL, the borrowers and the other subsidiaries of HIL are restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities at the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to us, as of June 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

  Events of Default

        The International Fleet Debt Facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, misrepresentation, cross default and cross acceleration to certain other material indebtedness, insolvency or certain bankruptcy events, material qualification of HIL's audited financial statements by its auditors, unlawfulness, illegality or repudiation of the International Fleet Debt Facilities, material judgments and change of control.

Pre-Acquisition Senior Notes and Euro Medium Term Notes

  Overview

        As of June 30, 2006, Hertz had outstanding approximately $713.0 million (net of a $5.4 million discount) aggregate principal amount of senior debt securities issued under, and subject to the terms of (i) an indenture, dated April 1, 1986, as amended and supplemented, between Hertz and JPMorgan Chase Bank, N.A., as trustee, or the "1986 Senior Indenture," (ii) an indenture, dated December 1, 1994, between Hertz and Wachovia Corporate Trust, as trustee, or the "1994 Senior Indenture," and (iii) an indenture, dated as of March 16, 2001, between Hertz and The Bank of New York, as trustee, or the "2001 Senior Indenture," and, collectively with the 1986 Senior Indenture and the 1994 Senior Indenture, the "Hertz Senior Indentures."

        The following series of notes are outstanding as of June 30, 2006 under the Hertz Senior Indentures: (1) 1986 Senior Indenture: 9% Senior Notes due November 1, 2009; (2) 1994 Senior Indenture: 6.30% Senior Notes due November 15, 2006, 7 5/8% Senior Notes due August 15, 2007, 6 5/8% Senior Notes due May 15, 2008, 6 1/4% Senior Notes due March 15, 2009, 7.40% Senior Notes due March 1, 2011, 7% Senior Notes due January 15, 2028; and (3) 2001 Senior Indenture: 4.7% Senior Notes due October 2, 2006, Floating Rate Notes due August 5, 2008, 6.350% Senior Notes due June 15, 2010, 7 5/8% Senior Notes due June 1, 2012 and 6.9% Notes due August 15, 2014.

        On September 30, 2003, Hertz issued $500 million of 4.7% Senior Promissory Notes, or the "4.7% Notes," due on October 2, 2006. On June 3, 2004, Hertz issued $600 million of 6.35% Senior Promissory Notes, or the "6.35% Notes," due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, Hertz entered into interest rate swap agreements, or "swaps," relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, Hertz paid interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered leaving an aggregate principal amount of $123.8 million outstanding at December 31, 2005, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives are recognized in the statement of operations. Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. As of December 31, 2005, the fair value adjustments relating to the swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the condensed consolidated balance sheet in "Accrued liabilities." During January 2006, we assigned these swaps to a third party in return for cash. As a result of the assignment of these swaps, we recorded a gain of $6.6 million which is reflected in our unaudited interim condensed consolidated statement of operations in "Selling, general and administrative" expenses.

        In addition, as of June 30, 2006, we had outstanding approximately €7.6 million of Euro medium term notes issued under our Euro Medium Term Note Program, or the "EMTN Program." The Euro medium term notes were issued by Hertz Finance Centre plc, or "HFC," and are fully guaranteed by Hertz. The Euro medium term notes mature in July 2007 and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As a result of the Acquisition, a significant portion of the Euro Medium Term Notes was tendered to us, leaving the aggregate principal amount of €7.6 million outstanding at December 31, 2005. In connection with the remaining balance of the Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes.

  Offers in Connection with the Acquisition

        In connection with the Acquisition, Hertz made offers to purchase for cash and consent solicitations relating to each series of securities outstanding under the Hertz Senior Indentures. The purpose of the solicitation of consents was to amend each of the Hertz Senior Indentures to eliminate restrictive covenants and the cross-acceleration event of default, and to amend certain other provisions contained therein.

        Hertz received the requisite consents with respect to each Hertz Senior Indenture to make the proposed amendments and Hertz entered into a supplemental indenture, or a "Supplemental Indenture," with respect to each Hertz Senior Indenture reflecting the proposed amendments, including the elimination of the restrictive covenants included therein. Each such Supplemental Indenture became effective prior to, and operative upon, the closing date of the Acquisition. The existing senior notes have maturities ranging from 2006 to 2028.

        In connection with the Acquisition, Hertz also made offers to repurchase all of the existing €200 million of Euro medium term notes outstanding under its EMTN Program. Hertz received tenders from holders of approximately $3,701.3 million of pre-existing senior notes and approximately €192.4 million of the existing Euro medium term notes pursuant to the tender offers, and purchased these tendered notes in connection with the Acquisition. The remaining Euro medium term notes come due July 2007. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

  Restrictive Covenants

        The Hertz Senior Indentures and the fiscal agency agreement for the EMTN Program each contained covenants relating to limitations on mergers, secured debt, sale leaseback transactions, and, with respect to the Hertz Senior Indentures only, dividends and certain loans and advances. Each of the restrictive covenants under the Hertz Senior Indentures has been eliminated, operative upon the closing of the Acquisition, pursuant to the Supplemental Indentures; however, the restrictive covenants under the fiscal agency agreement for the EMTN Program remain in effect and are described below.

  Limitations on Mergers

        Hertz may not consolidate with, merge into, or sell, convey or transfer its properties and assets substantially as an entirety to another person, if, as a result thereof, any property owned by Hertz or a restricted subsidiary, immediately prior thereto would become subject to any security interest, unless (i) all outstanding notes guaranteed or issued by Hertz under the EMTN Program are secured (equally and ratably with any other indebtedness of or guaranteed by Hertz then entitled thereto) by a prior lien upon such property or (ii) Hertz would be permitted to create such security interest pursuant to the provisions described below under "—Limitations on Secured Debt" without equally and ratably securing the outstanding notes guaranteed or issued by Hertz under the EMTN Program.

  Limitations on Secured Debt

        Subject to certain exceptions, including those set forth below, Hertz may not create, incur, assume or guarantee, and may not cause, suffer or permit a restricted subsidiary to create, incur, assume or guarantee, any secured indebtedness without making effective provisions whereby all outstanding notes guaranteed or issued by Hertz under the EMTN Program and any other indebtedness of or guaranteed by Hertz or such restricted subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the security interest securing such secured indebtedness equally and ratably with any and all other obligations and indebtedness thereby secured (subject, however, to applicable priorities of payment) so long as such secured indebtedness remains outstanding. However, the foregoing prohibition will not be applicable to:

  i)
  any security interest in favor of Hertz or a restricted subsidiary;

  ii)
  certain pre-existing security interests;

  iii)
  security interests existing on property at the time it is acquired by Hertz or a restricted subsidiary, provided, such security interest is limited to all or part of the property so acquired;

  iv)
  (a) any security interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a restricted subsidiary or (b) subject to the provisions referred to above under "—Limitations on Mergers," any security interest on property of a corporation existing at the time such corporation is merged into or consolidated with Hertz or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hertz or a restricted subsidiary (provided, in each such case, that such security interest does not extend to any property owned prior to such transaction by Hertz or any restricted subsidiary which was a restricted subsidiary prior to such transaction);

  v)
  mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business;

  vi)
  certain tax liens or assessments, and certain judgment liens;

  vii)
  certain security interests in favor of the United States of America or any state or any agency of the United States of America;

  viii)
  security interests on certain business equipment;

  ix)
  in the case of property (other than rental equipment) acquired after July 2, 2004 by Hertz or a restricted subsidiary, any security interest which secures an amount not in excess of the lesser of the purchase price or fair value of such property at the time of acquisition, provided that such security interest is limited to the property so acquired;

  x)
  security interests on properties financed through tax-exempt municipal obligations, provided that the security interest is limited to the property so financed; and

  xi)
  any refunding, renewal, extension or replacement (or successive refundings, renewals, extensions or replacements), in whole or in part, of any security interest referred to in the preceding clauses (i) through (x), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such security interest and that such refunding, renewal, extension or replacement is limited to all or part of the same property subject to the security interest being refunded, renewed, extended or replaced.

        Notwithstanding the foregoing provisions, Hertz and any one or more restricted subsidiaries may issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other secured indebtedness of Hertz and its restricted subsidiaries which would otherwise be subject to the foregoing restrictions (not including indebtedness permitted to be secured under clauses (i) through (xi) described under "—Limitations on Secured Debt" above), and the aggregate value of the sale and leaseback transactions in existence at such time (not including sale and leaseback transactions the proceeds of which have been or will be applied in accordance with the provisions described under "—Limitations on Sale and Leaseback Transactions" below), do not at the time of incurrence exceed 10% of the consolidated net worth and subordinated indebtedness of Hertz and its restricted subsidiaries.

  Limitations on Sale and Leaseback Transactions

        Hertz may not, and may not permit any restricted subsidiary to, engage in any sale and leaseback transaction unless (i) Hertz or such restricted subsidiary would be entitled, without reference to the provisions described in clauses (i) through (xi) under "—Limitations on Secured Debt" above, to incur secured indebtedness in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such sale and leaseback transaction, secured by a security interest on the property to be leased without securing all outstanding notes guaranteed or issued by Hertz under the EMTN Program as provided in the provisions described under "—Limitations on Secured Debt" above or (ii) Hertz or a restricted subsidiary apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of senior indebtedness of Hertz or of any restricted subsidiary (other than senior indebtedness owed to Hertz or any restricted subsidiary) then prepayable.

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

  Overview

        On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, dated as of September 29, 2006, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

  Maturity; Prepayments

        The Fleet Financing Facility will mature on December 21, 2011 but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing

Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

  Guarantees; Security

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

  Interest

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of October 20, 2006, borrowings under the Fleet Financing Facility bore interest at LIBOR plus 125 basis points, or approximately 6.57%.

  Fees

        The borrowers will pay fees on the unused commitments of the lenders under the Fleet Financing Facility and other customary fees in respect of the Fleet Financing Facility.

  Covenants

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business.

  Events of Default

        The Fleet Financing Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

DESCRIPTION OF CAPITAL STOCK

Overview

        The amended and restated certificate of incorporation of Hertz Holdings, which we refer to in this prospectus as our "certificate of incorporation," will become effective prior to the completion of this offering. It authorizes 2,000,000,000 shares of common stock, par value $.01 per share. There are currently 232,383,692 shares of our common stock issued and outstanding. In addition, our certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $.01 per share, none of which has been issued or is outstanding.

        Our amended and restated by-laws will also become effective upon the completion of this offering. We will refer to our amended and restated by-laws in this prospectus as our "by-laws."

        The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part. The descriptions reflect changes to our certificate of incorporation and by-laws that will occur upon the closing of this offering.

Common Stock

        Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Any director may be removed only for cause, upon the affirmative vote of the holders of greater than a majority of the outstanding shares of our common stock entitled to vote for the election of the directors.

        The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to Hertz Holdings, which is in turn subject to the restrictions set forth in our senior credit facilities and the indentures governing the senior notes and the senior subordinated notes. See "Dividend Policy."

        Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares of common stock offered by us in this offering, when issued, will be, fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Computershare Investor Services LLC is the transfer agent and registrar for our common stock.

Preferred Stock

        Under our certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Corporate Opportunities

        Our certificate of incorporation provides that our stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of our board of directors;

  •
  discourage some types of transactions that may involve an actual or threatened change in control of us;

  •
  discourage certain tactics that may be used in proxy fights;

  •
  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

  •
  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

  Unissued Shares of Capital Stock

        Common Stock.    We are issuing 88,235,500 shares of our authorized common stock in this offering. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

  Classified Board of Directors; Vacancies and Removal of Directors

        Our certificate of incorporation will provide that our board of directors will be divided into three classes whose members will serve three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation will provide that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of greater than a majority of the outstanding shares of our common stock entitled to vote for the election of the director. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

  Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent

        Our by-laws will require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Also, special meetings of the stockholders may only be called by the board of directors.

        In addition, our certificate of incorporation and by-laws will provide that action may be taken by written consent of stockholders only for so long as investment funds affiliated with or designated by the Sponsors collectively hold a majority of our outstanding common stock. After such time, any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the board of directors.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

  Limitation of Liability of Directors; Indemnification of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

        Prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

  Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

        The provisions of our certificate of incorporation governing, among other things, the removal of directors only for cause, the liability of directors, the elimination of stockholder actions by written consent upon investment funds affiliated with or designated by the Sponsors ceasing to collectively hold a majority of our outstanding common stock and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Certain provisions of our by-laws may be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

  Delaware Takeover Statute

        We expect to opt out of Section 203 Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

        After this offering, 320,618,692 shares of our common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 232,383,692 shares of our common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

        Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 28.5 million shares of common stock are reserved for issuance under our benefit plans.

Lock-Up Arrangements

        We, the Sponsors and our directors and executive officers named under "Principal Stockholders" have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of common stock, owned as of the date hereof directly (including holdings as a custodian) or with respect to which the party subject to the lock-up has beneficial ownership or (2) enter into any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of common stock, for 180 days after the date of this prospectus, except with the prior written consent of representatives of the underwriters. Following the lock-up periods, we estimate that approximately 229,500,000 shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration Rights Agreement

        Stockholders currently representing substantially all of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the then-outstanding shares of common stock; and

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  the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of the anticipated material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by non-United States holders, as defined below, who may purchase shares of our common stock and hold such shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, or persons who have acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

        As used in this discussion, the term "non-United States holder" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is not:

            (i)  an individual who is a citizen or resident of the United States;

           (ii)  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof or therein, including the District of Columbia;

          (iii)  an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or

          (iv)  a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

        An individual generally will be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, we urge you to consult your own tax advisor.

Dividends

        Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent they are paid out of our accumulated or current earnings and profits, as determined for U.S. federal income tax purposes. We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service ("IRS"), documentation or (ii) the dividends are effectively connected with a non-United States holder's conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

        Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of shares of our common stock unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder's conduct of a trade or business in the United States, or where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our common stock (such shorter period, the "Applicable Period").

        We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common shares are regularly traded on an established securities market and continue to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of our common stock only if such non-United States holder actually or constructively owned, during the Applicable Period, more than 5% of our common stock.

        Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        Generally, we must report annually to the IRS and to each non-United States holder any dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

        Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made by us or our paying agent to a non-United States holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if we or our paying agent has actual knowledge or reason to know that the payee is a U.S. person.

        Payments of the proceeds of the sale of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but not backup withholding, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a non-United States holder of our common stock will be allowed as a credit against such holder's U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        Hertz Holdings, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Wachovia Capital Markets, LLC

Total	88,235,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 13,235,250 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and, to the extent the underwriters exercise their option to purchase additional shares, the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 13,235,250 additional shares.

Paid by Hertz Holdings

No Exercise
Per Share	$
Total	$

Paid by the Selling Stockholders

Full Exercise
Per Share	$
Total	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Hertz Holdings and its executive officers and directors named under "Management—Directors and Executive Officers," and the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Hertz Holdings' historical performance, estimates of the business potential and earnings prospects of Hertz Holdings, an assessment of Hertz Holdings' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Hertz Holdings has been approved to list the common stock on the NYSE under the symbol "HTZ." In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

        Hertz Holdings will pay all of the expenses of the offering, excluding underwriting discounts and commissions of the selling stockholders to the extent the underwriters exercise their option to purchase additional shares. Hertz Holdings estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.7 million.

        Hertz Holdings and, to the extent the underwriters exercise their option to purchase additional shares, the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        At the request of Hertz Holdings, the underwriters are reserving up to 4,411,750 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends of Hertz Holdings through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

Affiliates of Certain of the Underwriters

        Affiliates of certain of the underwriters are lenders under the Hertz Holdings Loan Facility, and as such, will receive a significant portion of the proceeds from this offering that may result in the underwriters or their affiliates receiving more than 10% of the net proceeds of the offering. Because the underwriters may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the NASD. In addition, because affiliates of Merrill Lynch & Co. own more than 10% of Hertz Holdings' outstanding common stock, Merrill Lynch & Co. is deemed to be an affiliate of Hertz Holdings under Rule 2720(b)(1) of the NASD Conduct Rules and, therefore, the underwriters may also be deemed to have a conflict of interest under Rule 2720 of the NASD Conduct Rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Credit Suisse Securities (USA) LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Credit Suisse Securities (USA) LLC has received $10,000 additional compensation for such role.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Hertz Holdings and its subsidiaries, for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters provided, or arranged for a syndicate to provide, and acted as agents under the Hertz Holdings Loan Facility and received customary compensation for such services. In addition, affiliates of certain of the underwriters are lenders under Hertz's senior credit facilities and structuring advisors and agents under Hertz's asset-backed facilities and received customary compensation for such services. In addition, affiliates of certain of the underwriters acted as initial purchasers with respect to the December 2005 offerings of notes and as dealer managers and solicitation agents for Hertz's tender offers in connection with the Acquisition, for which they received customary fees and expenses. Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each acted as a financial advisor to the Sponsors in connection with the Acquisition. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially own approximately one-third of the shares of common stock of Hertz Holdings and will be selling stockholders in this offering to the extent the underwriters exercise their option to purchase additional shares. See "Security Ownership of Certain Beneficial Owners, Management and Selling Stockholders." In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the Fleet Financing Facility.

United Kingdom

        This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or "FSMA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Hertz Holdings, and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require Hertz Holdings to publish a prospectus pursuant to the Prospectus Directive.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares that may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by Hertz Holdings or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression 'Prospectus Directive' means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The European Economic Area selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by Hertz Holdings of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of CD&R Fund VII. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements as of December 31, 2005 and for the Successor period from December 21, 2005 to December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2005 and the financial statement schedules included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2004 and for the Predecessor period from January 1, 2005 to December 20, 2005 and each of the two years in the period ended December 31, 2004 and the financial statement schedules included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to the Predecessor Company's restatement of its financial statements as discussed in Note 1A to the Notes to the audited annual consolidated financial statements incuded elsewhere in this prospectus) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of Hertz Global Holdings, Inc. for the six-month periods ended June 30, 2006 and 2005, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 25, 2006 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Upon completion of this offering, Hertz Holdings will be subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. Upon completion of this offering, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the investor relations portion of our Internet website (http://www.hertz.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited interim condensed consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-2
Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-3
Consolidated Statements of Operations for the six months ended June 30, 2006 and 2005	F-4
Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited annual consolidated financial statements
Reports of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-35
Consolidated Statements of Operations for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 (restated) and for the years ended December 31, 2004 and 2003	F-36

Consolidated Statements of Stockholders' Equity for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 (restated) and for the years ended December 31, 2004 and 2003	F-37
Consolidated Statements of Cash Flows for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 (restated) and for the years ended December 31, 2004 and 2003	F-38
Notes to Consolidated Financial Statements	F-40
Schedule I—Condensed Financial Information of Registrant	F-91
Schedule II—Valuation and Qualifying Accounts for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the years ended December 31, 2004 and 2003	F-97

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Hertz Global Holdings, Inc.:

        We have reviewed the accompanying condensed consolidated balance sheet of Hertz Global Holdings, Inc. and its subsidiaries as of June 30, 2006 (Successor Company), and the related consolidated statements of operations for the six-month periods ended June 30, 2006 (Successor Company) and June 30, 2005 (Predecessor Company) and the consolidated statements of cash flows for the six-month periods ended June 30, 2006 (Successor Company) and June 30, 2005 (Predecessor Company). These interim financial statements are the responsibility of the Successor and Predecessor Companies' management.

        We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Successor Company as of December 31, 2005, and the related consolidated statements of operations, of stockholders' equity, and of cash flows for the period from December 21, 2005 to December 31, 2005 and the consolidated statements of operations, of stockholders' equity, and of cash flows of the Predecessor Company for the period from January 1, 2005 to December 20, 2005 (restated), management's assessment of the effectiveness of the Successor Company's internal control over financial reporting as of December 31, 2005 and the effectiveness of the Successor Company's internal control over financial reporting as of December 31, 2005; and in our reports dated July 14, 2006 and April 4, 2006, except for Note 1A, as to which the date is July 14, 2006, we expressed unqualified opinions thereon. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005 (Successor Company), is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP
FLORHAM PARK, NEW JERSEY
AUGUST 25, 2006

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in Thousands of Dollars)
Unaudited

	June 30, 2006	December 31, 2005
ASSETS
Cash and equivalents	$512,375	$843,908
Restricted cash	220,604	289,201
Receivables, less allowance for doubtful accounts of $1,258 and $460	1,321,697	1,823,188
Inventories, at lower of cost or market	126,924	105,532
Prepaid expenses and other assets	483,106	396,415
Revenue earning equipment, at cost:
Cars	9,576,610	7,439,579
Less accumulated depreciation	(613,586)	(40,114)
Other equipment	2,614,677	2,083,299
Less accumulated depreciation	(147,871)	(7,799)

Total revenue earning equipment	11,429,830	9,474,965

Property and equipment, at cost:
Land, buildings and leasehold improvements	958,718	921,421
Service equipment	548,224	474,110

	1,506,942	1,395,531
Less accumulated depreciation	(105,078)	(5,507)

Total property and equipment	1,401,864	1,390,024

Other intangible assets, net	3,204,424	3,235,265
Goodwill	1,052,603	1,022,381

Total assets	$19,753,427	$18,580,879

	Pro Forma June 30, 2006
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,130,997	$1,130,997	621,876
Accrued liabilities	951,397	951,397	879,928
Accrued taxes	113,866	113,866	115,462
Debt	13,940,235	13,940,235	12,515,005
Public liability and property damage	345,027	345,027	320,955
Deferred taxes on income	1,890,916	1,890,916	1,852,542
Dividend payable	426,795	—	—

Total liabilities	18,799,233	18,372,438	16,305,768

Minority interest	13,776	13,776	8,929
Stockholders' equity:
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 231,307,354 and 229,500,000 shares issued	2,313	2,313	2,295
Preferred Stock, $0.01 par value, 200,000,000 shares authorized, no shares issued	—	—	—
Additional capital paid-in	886,728	1,313,523	2,292,705
Retained earnings (deficit)	(52,764)	(52,764)	(21,346)
Accumulated other comprehensive income (loss)	104,141	104,141	(7,472)

Total stockholders' equity	940,418	1,367,213	2,266,182

Total liabilities and stockholders' equity	$19,753,427	$19,753,427	$18,580,879

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands of Dollars except per share data)
Unaudited

	Successor	Predecessor
	Six Months Ended June 30,
	2006	2005
Revenues:
Car rental	$2,992,312	$2,824,539
Equipment rental	783,342	630,094
Other	51,573	48,269

Total revenues	3,827,227	3,502,902

Expenses:
Direct operating	2,207,369	2,025,483
Depreciation of revenue earning equipment	843,474	756,437
Selling, general and administrative	359,488	318,905
Interest, net of interest income of $16,500 and $16,863	422,923	212,044

Total expenses	3,833,254	3,312,869

Income (loss) before income taxes and minority interest	(6,027)	190,033
Provision for taxes on income	(18,094)	(64,937)
Minority interest	(7,297)	(5,021)

Net income (loss)	$(31,418)	$120,075

Weighted average shares outstanding (in thousands)
Basic	230,059	229,500
Diluted	230,059	229,500
Pro forma weighted average shares outstanding (in thousands)
Basic	318,294
Diluted	318,294
Earnings (loss) per share
Basic	$(0.14)	$0.52
Diluted	$(0.14)	$0.52
Pro forma earnings (loss) per share
Basic	$(0.10)
Diluted	$(0.10)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands of Dollars)
Unaudited

	Successor	Predecessor
	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(31,418)	$120,075
Non-cash expenses
Depreciation of revenue earning equipment	843,474	756,437
Depreciation of property and equipment	99,525	93,089
Stock-based employee compensation expense	2,009	3,155
Amortization of intangible assets	30,847	392
Amortization of deferred financing costs	35,695	2,947
Amortization of debt discount	16,956	1,106
Provision for public liability and property damage	86,392	68,484
Loss on revaluation of foreign denominated debt	21,530	—
Provision for losses on doubtful accounts	9,175	7,627
Minority interest	7,297	3,057
Deferred income taxes	18,415	57,700
Changes in assets and liabilities, net of effects of purchase and sale operations Receivables	552,639	46,698
Due from affiliates	—	67,972
Inventories and prepaid expenses and other assets	(54,024)	(50,041)
Accounts payable	486,501	578,886
Accrued liabilities	78,475	(31,205)
Accrued taxes	(4,389)	25,756
Payments of public liability and property damage claims and expenses	(95,016)	(86,590)

Net cash provided by operating activities	2,104,083	1,665,545

Cash flows from investing activities:
Net change in restricted cash	70,756	(4,482)
Proceeds from sales of short-term investments, net	—	260,595
Revenue earning equipment expenditures	(7,540,300)	(7,640,642)
Proceeds from disposal of revenue earning equipment	4,899,511	4,611,722
Property and equipment expenditures	(130,629)	(186,803)
Proceeds from disposal of property and equipment	28,527	30,287
Proceeds from sales of available-for-sale securities	5	85

Net cash used in investing activities	(2,672,130)	(2,929,238)

Cash flows from financing activities:
Issuance of an intercompany note	—	1,185,000
Proceeds from issuance of long-term debt	1,088,842	9,286
Repayment of long-term debt	(102,506)	(505,676)
Short-term borrowings:
Proceeds	491,937	1,866,998
Repayments	(409,770)	(427,877)
Ninety day term or less, net	133,234	387,683
Proceeds from the sale of common stock	18,074	—
Payment of financing costs	(44,041)	—
Dividends paid	(999,248)	(1,185,000)

Net cash provided by financing activities	176,522	1,330,414

Effect of foreign exchange rate changes on cash and equivalents	59,992	(48,122)

Net increase (decrease) in cash and equivalents during the period	(331,533)	18,599
Cash and equivalents at beginning of period	843,908	677,965

Cash and equivalents at end of period	$512,375	$696,564

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$255,162	$208,419
Income taxes	11,952	7,464

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1—Basis of Presentation

        Hertz Global Holdings, Inc. is referred to herein as "Hertz Holdings." The Hertz Corporation is referred to herein as "Hertz." The terms "we," "us," and "our" refer to (i) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (ii) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries (including Hertz). 100% of Hertz's outstanding capital stock is owned by Hertz Investors, Inc. (previously known as CCMG Corporation), and 100% of Hertz Investors, Inc.'s capital stock is owned by Hertz Holdings. Hertz Holdings was incorporated on August 31, 2005 by the Sponsors (as defined below) to serve as the top-level holding company for Hertz, its primary operating company. Financial information for the Predecessor period is for the Hertz Corporation.

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz Holdings was incorporated in Delaware in 2005 and had no operations prior to the Acquisition (as defined below). Hertz was incorporated in Delaware in 1967. Ford Motor Company, or "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or collectively the "Sponsors," through CCMG Acquisition Corporation, an indirect wholly owned subsidiary of Hertz Holdings (previously known as CCMG Holdings, Inc.), acquired all of Hertz's common stock from Ford Holdings LLC for aggregate consideration of $4,379 million in cash and debt refinanced or assumed of $10,116 million and estimated transaction fees and expenses of $439 million.

        We refer to the acquisition of all of Hertz's common stock through a wholly owned subsidiary of Hertz Holdings as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions."

        To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, the following funds were used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. We refer to the Senior Dollar Notes and the Senior Euro Notes together as the "Senior Notes;"

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities;"

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which we issued under our existing asset-backed notes program, or the "ABS Program," under which an additional aggregate principal amount of $600 million of previously issued asset-backed medium term notes, or the "Pre-Acquisition ABS Notes," having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the Closing Date;

  •
  aggregate borrowings of the foreign currency equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case as of December 31, 2005), subject to borrowing bases comprised of rental vehicles, and related assets of certain of our foreign subsidiaries (all of which are organized outside the United States) or one or more special purpose entities, as the case may be, and rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities are referred to collectively as the "International Fleet Debt;" and

  •
  our cash on hand in an aggregate amount of approximately $6.1 million.

        In connection with the Transactions, we also refinanced a significant portion of our existing indebtedness, through the following transactions:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, of which additional notes in the aggregate principal amount of approximately $803.3 million remained outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro medium term notes with a maturity of July 2007, of which additional medium term notes in the aggregate principal amount of approximately €7.6 million remained outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above existing indebtedness.

        The term "Successor" refers to us following the Acquisition. The term "Predecessor" refers to us prior to the change in control on December 21, 2005.

        The summary of significant accounting policies set forth in Note 1 to our audited annual consolidated financial statements for the fiscal year ended December 31, 2005, has been followed in preparing the accompanying condensed consolidated financial statements and is included in this prospectus.

        In our opinion, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of results for a full year.

        The December 31, 2005 condensed consolidated balance sheet data was derived from our audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

        Certain prior period amounts have been reclassified to conform with current reporting.

Note 2—Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board, or the "FASB," revised its Statement of Financial Accounting Standards, or "SFAS," No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or "SAB No. 107," regarding the SEC Staff's interpretation of the revised statement. SAB No. 107 provides the Staff's views regarding interactions between the revised statement and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123. Adoption of the revised statement did not have, nor is it expected to have, a significant effect on our financial position, results of operations or cash flows. Effective with the Acquisition, all unvested options granted to our employees under Ford's 1998 Long-Term Incentive Plan became vested and exercisable. See Note 12–Related Party Transactions. In May, June and August 2006, Hertz Holdings completed offerings of equity securities to our senior management. See Note 9–Hertz Holdings Stock Incentive Plan.

        In June 2006, the FASB issued FASB Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15,

2006. We are currently reviewing FIN 48 to determine its impact, if any, on our financial position or results of operations.

        In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (i.e., Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross or net basis, is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

Note 3—Cash and Equivalents and Restricted Cash

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Restricted cash includes cash and investments that are not readily available for our normal disbursements. Restricted cash and investments are restricted for the acquisition of vehicles and equipment and other specified uses under our ABS Program and to satisfy certain of our self-insurance reserve requirements.

Note 4—Goodwill and Other Intangible Assets

        We account for goodwill under SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill and indefinite-lived intangible asset impairment tests in the second quarter of 2006, and determined that there was no impairment.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations," with intangible assets recorded in conformity with SFAS No. 142, requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist. The purchase price allocation is in the process of being finalized subject to the completion of a tax study.

        The following summarizes the changes in our goodwill, by segment (in thousands of dollars):

	Car Rental	Equipment Rental	Total
Balance as of December 31, 2005	$393,395	$628,986	$1,022,381
Changes as result of purchase accounting adjustments	7,862	12,572	20,434
Other changes(1)	3,767	6,021	9,788

Balance as of June 30, 2006	$405,024	$647,579	$1,052,603

(1)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets, net consisted of the following major classes (in thousands of dollars):

	June 30, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer-related	$611,831	$(32,445)	$579,386	$612,000	$(1,844)	$610,156
Other	1,384	(346)	1,038	1,209	(100)	1,109

Total	613,215	(32,791)	580,424	613,209	(1,944)	611,265

Indefinite-lived intangible assets:
Trade name	2,624,000	—	2,624,000	2,624,000	—	2,624,000

Total other intangible assets, net	$3,237,215	$(32,791)	$3,204,424	$3,237,209	$(1,944)	$3,235,265

        Amortization expense of other intangible assets for the six months ended June 30, 2006 and June 30, 2005 was approximately $30.8 million and $0.4 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 5—Taxes on Income

        The provision for taxes on income is based upon the estimated effective tax rate applicable for the full year. We currently estimate our full year effective tax rate to be approximately 36% for 2006. During the six months ended June 30, 2006, we established valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries. The effective tax rate prior to the additional valuation allowances for the six months ended June 30, 2006 of (115.9)% differs from the U.S. federal statutory rate of 35% primarily due to the mix of pretax operating results among countries with different tax rates, including countries where no tax benefit for losses can be recognized.

Note 6—Depreciation of Revenue Earning Equipment

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Successor	Predecessor
	Six Months Ended June 30,
	2006	2005
Depreciation of revenue earning equipment	$857,851	$788,773
Adjustment of depreciation upon disposal of the equipment	(26,345)	(41,240)
Rents paid for vehicles leased	11,968	8,904

Total	$843,474	$756,437

        The adjustment of depreciation upon disposal of revenue earning equipment for the six months ended June 30, 2006 and 2005 included net gains of $14.3 million and $19.1 million, respectively, on the disposal of vehicles in our car rental operations and net gains of $12.0 million and $22.1 million, respectively, on the disposal of equipment in our equipment rental operations. Depreciation rates being used to compute the provision for depreciation of revenue earning equipment were decreased effective January 1, 2006 in our domestic car rental operations and our U.S. and Canadian equipment rental operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold, resulting in net reductions in depreciation expense for the six months ended June 30, 2006 of $3.6 million and $10.5 million, respectively.

Note 7—Debt

        Our debt consists of the following (in thousands of dollars):

	June 30, 2006	December 31, 2005
Senior Term Facility, average interest rate: 2006, 7.4%; 2005, 8.5% (effective average interest rate: 2006, 7.5%; 2005, 8.7%); net of unamortized discount: 2006, $41,592; 2005, $44,806	$1,741,816	$1,662,194
Senior ABL Facility, average interest rate: 2006, 7.0%; 2005, 6.5% (effective average interest rate: 2006, 7.2%; 2005, 6.9%); net of unamortized discount: 2006, $25,495; 2005, $27,832	628,566	471,202
Senior Notes, average interest rate: 2006, 8.7%; 2005, 8.7% (effective average interest rate: 2006, 8.7%; 2005, 8.7%)	2,087,613	2,066,083
Senior Subordinated Notes, average interest rate: 2006, 10.5%; 2005, 10.5% (effective average interest rate: 2006, 10.5%; 2005, 10.5%)	600,000	600,000
U.S. Fleet Debt and Pre-Acquisition ABS Notes, average interest rate: 2006, 4.5%; 2005, 4.4% (effective average interest rate: 2006, 4.5%; 2005, 4.4%); net of unamortized discount: 2006, $15,227; 2005, $19,822	5,081,773	4,920,178
International fleet debt in foreign currencies, average interest rate: 2006, 4.5%; 2005, 4.4% (effective average interest rate: 2006, 4.5%; 2005, 4.5%); net of unamortized discount: 2006, $9,673; 2005, $16,063	1,987,446	1,831,722
Hertz Holdings Loan Facility, average interest rate: 2006, 10.5%, net of unamortized discount; 2006, $5,000	995,000	—
Promissory notes, average interest rate: 2006, 6.9%; 2005, 6.9% (effective average interest rate: 2006, 7.0%; 2005, 7.0%); net of unamortized discount: 2006, $5,363; 2005, $4,875; due 2006 to 2028	713,002	798,422
Notes payable, including commercial paper, average interest rate: 2006, 4.0%; 2005, 4.3%	6,659	100,362
Foreign subsidiaries' debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2006, 4.2%; 2005, 3.6%	84,331	3,139
Commercial paper, average interest rate: 2005, 2.8%	—	47,284
Other borrowings, average interest rate: 2006, 6.5%; 2005, 4.4%	14,029	14,419

Total	$13,940,235	$12,515,005

        The aggregate amounts of payments to be made upon the maturity of debt for each of the twelve-month periods ending June 30, in millions of dollars, are as follows: 2007, $4,286.8 (including $2,932.5 of other short-term borrowings); 2008, $339.5; 2009, $1,171.4; 2010, $1,240.7; 2011, $2,308.4; after 2011, $4,695.8.

        As of June 30, 2006, we had issued standby letters of credit totaling $458.7 million. Of this amount, $230.0 million has been issued for the benefit of the ABS Program and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United States, Canada and Europe and to support airport concession obligations in the United States and Canada. As of June 30, 2006, the full amount of these letters of credit was undrawn.

Predecessor

        As of June 30, 2006, we had approximately $713.0 million (net of a $5.4 million discount) outstanding in pre-acquisition promissory notes issued under three separate indentures at an average interest rate of 6.9%. These pre-acquisition promissory notes have maturities ranging from 2006 to 2028.

        As of June 30, 2006, we had approximately €7.6 million (or $9.5 million) outstanding in pre-acquisition Euro denominated medium term notes, in connection with which we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro denominated medium term notes. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro denominated medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

        We also had outstanding as of June 30, 2006 approximately $584.9 million in borrowings, net of a $15.1 million discount, consisting of Pre-Acquisition ABS Notes with an average interest rate of 3.3%. These Pre-Acquisition ABS Notes have maturities ranging from 2007 to 2009. See "U.S. Fleet Debt" for a discussion of the collateralization of the Pre-Acquisition ABS Notes.

Successor

Senior Credit Facilities

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000.0 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293.0 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility. On May 15, 2006, we borrowed approximately $84.9 million under the delayed draw facility and used the proceeds thereof to repay our 6.5% Senior Notes due 2006. As of June 30, 2006, we had $1,741.8 million in borrowings outstanding under this facility, which is net of a discount of $41.6 million. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012.

        Hertz, Hertz Equipment Rental Corporation, and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to

$200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At June 30, 2006, net of a discount of $25.5 million, Hertz and Matthews Equipment Limited had $368.1 million and the Canadian dollar equivalent of $260.5 million, respectively, in borrowings outstanding under this facility. The Senior ABL Facility will mature on December 21, 2010.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though Hertz Equipment Rental Corporation does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing). Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrower is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio. Under the Senior ABL Facility, upon excess availability falling below certain levels, specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, will apply. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

        Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $50 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

        On June 30, 2006, Hertz entered into amendments to each of its Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends (subject to the limitations described above) and, in the case of the amendment to the Senior Term Facility, to make investments. The amendment to the Senior Term Facility also permits Hertz to use proceeds of the unused portion of the $293.0 million delayed draw facility to repay borrowings outstanding under the Senior ABL Facility. On July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility.

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of June 30, 2006, $2,087.6 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. For the six months ended June 30, 2006, we incurred foreign currency transaction losses on our Senior Euro Notes of $21.5 million, which are recorded in the consolidated statement of operations in "Selling, general and administrative" expense. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with Hertz's affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and limitations on the types of liens that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default.

        The restrictive covenants in the indentures governing the Senior Notes and the Subordinated Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount determined by reference to consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of June 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $197.0 million in borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the Closing Date. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt and Pre-Acquisition ABS Notes. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of June 30, 2006 and December 31, 2005, the fair value of the HVF Swaps were $119.2 million and $37.0 million, respectively, which are reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the six months ended June 30, 2006, we recorded a benefit of $1.0 million in the consolidated statement of operations associated with previously recognized ineffectiveness on the HVF Swaps.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies up to an aggregate amount equivalent to approximately $3,093.1 million (calculated as of June 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of June 30, 2006, the foreign currency equivalent of $1,858.0 million in borrowings was outstanding under these facilities, net of a $9.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprised of the revenue earning equipment and related assets of each applicable borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52.0 million (or such other principal amount as may be agreed to by the Senior Credit Facilities lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The facilities under each of the tranches mature five years from the Closing Date. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz, as of June 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of June 30, 2006 and December 31, 2005, there were $129.4 million and $95.6 million, respectively, of such capital lease financings outstanding.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007. As of June 30, 2006, the fair value of the swaptions was $3.8 million, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." During the second quarter of 2006, the fair value adjustment related to these swaps was a loss of $0.4 million, which is recorded in the consolidated statement of operations in "Selling, general and administrative" expense.

Hertz Holdings Loan Facility and Dividend

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying special cash dividends to the holders of its common stock and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility will mature on June 30, 2007. However, unless a bankruptcy default has occurred and is continuing, at our option, the Hertz Holdings Loan Facility will be converted into, at our option, an equal aggregate principal amount of any of, or any combination of, senior unsecured notes bearing interest at fixed or floating rates and maturing on either, at our option, June 30, 2014 or June 30, 2016. Up to $500 million aggregate principal amount of such notes may bear interest that is payable in-kind. Under the terms of the Hertz Holdings Loan Facility, Hertz Holdings will be required to pay interest in cash, but only to the extent of funds actually available for distribution by Hertz in accordance with applicable law and the instruments governing certain of Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing such existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay such deferred interest in cash without violating these restrictions. As of June 30, 2006, the interest rate on the Hertz Holdings Loan Facility was 10.5%. This loan was converted to a LIBOR based loan with a rate of 8.59% on July 7, 2006. The borrowing margins applicable to loans under the Hertz Holdings Loan Facility will increase by 1.5% per annum following the six-month anniversary of the closing date of the Hertz Holdings Loan Facility, and by 1.0% per annum during any period in which any deferred interest is outstanding. The Hertz Holdings Loan Facility contains restrictive covenants (including restrictions on Hertz Holdings' ability to pay dividends to its stockholders) that are similar to the restrictions imposed by the indentures governing the Senior Notes and the Senior Subordinated Notes, except that such restrictions apply at the Hertz Holdings level rather than at the level of The Hertz Corporation. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay on June 30, 2006 special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders. The dividend was recorded as a reduction to additional capital paid in as there were insufficient retained earnings. It is anticipated that the Hertz Holdings Loan Facility will be repaid in whole or in part with the proceeds of a public offering by Hertz Holdings of its common stock, and, as a result, the restrictive covenants contained therein will be terminated.

Credit Facilities

        As of June 30, 2006, the following credit facilities were available for our use:

  •
  The Senior Term Facility had $208.1 million available to refinance certain existing debt under the delayed draw facility and $8.3 million available under the letter of credit facility. On July 10, 2006, $208.1 million was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $945.9 million of remaining capacity, all of which was available under the borrowing base limitation. Additionally, $184.1 million was available under the letter of credit facility.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $1,217.0 million unused and $293.0 million available under the borrowing base limitation.

  •
  The U.S. Fleet Debt had approximately $1,303.0 million of remaining capacity and $169.8 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

        As of June 30, 2006, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

        See also Note 15—Subsequent Events.

Note 8—Employee Retirement Benefits

        The following table sets forth the net periodic pension and postretirement health care and life insurance expense (in millions of dollars):

	Six Months Ended June 30,
	Pension Benefits				Health Care & Life Insurance (U.S.)
	Successor		Predecessor		Successor	Predecessor
	2006		2005		2006	2005
	U.S.	Non-U.S.	U.S.	Non-U.S.
Components of Net Periodic Benefit Cost:
Service cost	$14.0	$4.5	$12.2	$3.5	$0.2	$0.2
Interest cost	10.8	3.9	9.8	3.3	0.5	0.5
Expected return on plan assets	(12.1)	(3.7)	(10.7)	(2.7)	—	—
Amortization:
Amendments	—	—	0.2	—	—	—
Losses and other	—	0.2	1.9	1.0	—	0.1
Settlement loss	—	—	1.1	—	—	—

Net pension/postretirement expense	$12.7	$4.9	$14.5	$5.1	$0.7	$0.8

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. For the six months ended June 30, 2006, we contributed $19.3 million to our worldwide pension plans, including a discretionary contribution of $15.6 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We also participate in various "multiemployer" pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that in expense on our statement of operations and as a liability on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Note 9—Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz and Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of Hertz Holdings common stock to Hertz's named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings common stock to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings, will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our Chairman of the Board and former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). In addition, on May 18, 2006, Hertz Holdings granted Hertz's key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of Hertz Holdings common stock at $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 per share after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 per share after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the terms of the Stock Incentive Plan. The $10.00 per share purchase price and exercise price was based on the Board's determination of the fair market value of the common stock as of the grant date, as supported by an independent third party valuation.

        On June 12, 2006, Mr. Koch purchased 50,000 shares of Hertz Holdings common stock at a purchase price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend) and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June, 2006 were canceled and he was issued options to purchase 112,000 shares at an exercise price of $7.68 per share.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a purchase price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share. Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of common stock of Hertz Holdings and was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share.

        The five-year vesting period is the requisite service period over which compensation cost will be recognized for all grants except the one to Mr. Koch. For all grants except the one for Mr. Koch, we will recognize compensation cost on a straight-line basis over the five-year vesting period. For Mr. Koch, all of the compensation cost will be recognized over his expected service period in 2006. All employee options will be accounted for as equity-classified awards.

        The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of Hertz Holdings is not publicly traded, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of the common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we cannot reasonably estimate the volatility of the common stock. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

        The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.5 years, because that is the expected term of the options using the simplified approach allowed under SAB No. 107.

        The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.5 years, which is the expected term of the options. The assumed dividend yield is zero.

We assume that each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	May/June 2006 Grant
Expected volatility	50.2%
Expected dividends	0.0%
Expected term (years)	6.5
Risk-free rate	5.07%
Forfeiture rate (per year)	1.0%

        A summary of option activity under the Stock Incentive Plan as of June 30, 2006 is presented below. All of the outstanding options are non-vested and not exercisable.

	Non-vested Shares	Weighted- Average Exercise Price	Weighted- Average Grant- Date Calculated Value
Non-vested as of January 1, 2006	—	$—	$—
Granted	14,001,354	10.86	5.37
Vested	—	—	—
Forfeited or Expired	—	—	—

Non-vested as of June 30, 2006	14,001,354	$10.86	$5.37

        During the second quarter of 2006, we recognized compensation cost of approximately $2.0 million ($1.2 million net of tax) and, as of June 30, 2006, there was approximately $70.9 million of total unrecognized compensation cost related to non-vested stock options granted by Hertz Holdings under the Stock Incentive Plan. These remaining costs are expected to be recognized over the remainder of the five-year requisite service period that began on the grant date.

        On June 30, 2006, Hertz Holdings paid special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders. See Note 12—Related Party Transactions. In connection with the authorization of the special cash dividend, the Board of Hertz Holdings authorized the modification of the option exercise prices downward by an amount equal to the special cash dividend, thereby preserving the intrinsic value of the options, consistent with applicable tax law. An independent valuation was performed immediately before and after the modification. We have an unrecognized cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is expected to be recognized over the remainder of the five year requisite service period that began on the grant date.

        See also Note 15—Subsequent Events.

Note 10—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two segments: rental of cars and light trucks, or "car rental," and rental of industrial, construction and material handling equipment, or "equipment rental." The contributions of these segments, as well as "corporate and other," to revenues and income (loss) before income taxes and minority interest for the six months ended June 30, 2006 and 2005 are summarized below (in thousands of dollars). Corporate and other includes general corporate expenses, certain interest expense (including unallocated Acquisition related interest after the Closing Date), as well as other business activities such as third-party claim management services.

	Six Months Ended June 30,
	Revenues		Income (Loss) Before Income Taxes and Minority Interest
	Successor	Predecessor	Successor		Predecessor
	2006	2005	2006		2005
Car rental	$3,039,812	$2,869,013	$78,417	(1)	$133,351	(4)
Equipment rental	783,565	630,198	105,856	(2)	71,872	(5)
Corporate and other	3,850	3,691	(190,300)	(3)	(15,190)

Total	$3,827,227	$3,502,902	$(6,027)		$190,033

(1)
Includes a $3.6 million decrease in depreciation expense related to a change in revenue earning vehicle depreciation rates in our domestic car rental operations for the six months ended June 30, 2006.

(2)
Includes a $10.5 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our U.S. and Canadian equipment rental operations for the six months ended June 30, 2006.

(3)
Includes $154.7 million of net interest expense on corporate debt for the six months ended June 30, 2006.

(4)
Includes a $10.1 million decrease in depreciation expense related to a change in revenue earning vehicle depreciation rates in our domestic car rental operations.

(5)
Includes a $4.8 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our U.S. and Canadian equipment rental operations.

        The increase in total assets from December 31, 2005 to June 30, 2006 in our condensed consolidated balance sheet was primarily due to an increase in revenue earning vehicles in our car rental segment.

Note 11—Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) as of June 30, 2006 and December 31, 2005 includes (in thousands of dollars) an accumulated translation gain of $59,460 and an accumulated translation loss of $3,394, respectively, and an unrealized gain on cash flow hedges of $44,730 and unrealized loss on cash flow hedges of $4,078, respectively. Comprehensive income (loss) for the six months ended June 30, 2006 and 2005 was as follows (in thousands of dollars):

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

	Six Months Ended June 30,
	Successor	Predecessor
	2006	2005
Net income (loss)	$(31,418)	$120,075

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	62,854	(106,198)
Unrealized loss on available-for-sale securities	(49)	14
Change in fair value of cash flow hedges	48,808	—

Total other comprehensive income (loss)	111,613	(106,184)

Comprehensive income	$80,195	$13,891

Note 12—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        During the six months ended June 30, 2006, we purchased cars from Ford and its subsidiaries at a cost of approximately $2,865.8 million and sold cars to Ford and its subsidiaries under various repurchase programs for approximately $1,730.6 million.

Ford stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options became vested.

Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We had entered into a tax sharing agreement with Ford providing that we and Ford would make payments between us such that, with respect to any period, the amount of taxes to be paid by us (subject to certain adjustments) would be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local tax returns, rather than a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provided that our right to reimbursement would be determined based on usage of such foreign tax credits by the consolidated group.

        On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. In connection with the termination of the agreement, all payables and receivables under the agreement between us and Ford were cancelled, and neither we nor Ford have any future rights or obligations under the agreement.

        At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which required the consent of Ford, had to be made on or prior to September 15, 2006 and may have increased the purchase price. The election was not made.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Investors, Inc. and the Sponsors

Consulting agreements

        On the Closing Date, we entered into consulting agreements, or the "Consulting Agreements," with Hertz and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate will provide us and our subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, we or our affiliates will pay to each of the three Sponsors or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount. If an individual designated by Clayton, Dubilier & Rice, Inc., or "CD&R," serves as both Chairman of our board of directors and Chief Executive Officer for any quarter, we will pay CD&R an additional fee of $500,000 for that quarter. The Sponsor or its affiliate under each Consulting Agreement also agrees to provide us and our subsidiaries with financial, investment banking, management advisory and other agreed upon services with respect to proposed transactions, including any proposed acquisition, merger, full or partial recapitalization, reorganization of our structure or shareholdings, or sales of assets or equity interests. In connection with such transactional services, each Consulting Agreement provides that we may pay a fee (together with expenses) which may be based on a percentage of the transaction value, as defined in the agreements. No transactional services fees will paid under the Consulting Agreements in connection with this offering, and none were paid in connection with the Hertz Holdings Loan Facility. Each Consulting Agreement terminates upon the first to occur of (i) the consummation of an initial public offering by Hertz Holdings, if a majority of the Sponsor-designated directors have requested the termination of all Consulting Agreements, (ii) December 21, 2015, (iii) the date the applicable Sponsor and its affiliates cease to own at least 25% of the Hertz Holdings common stock it held on the Closing Date, and (iv) upon notice by the applicable Sponsor or its affiliate. We reevaluated our need for the Consulting Agreements in connection with the proposed initial public offering. In connection with this reevaluation, we determined it would be in our best interest to terminate the Consulting Agreements following the consummation of this offering, and the Sponsors agreed to terminate these agreements at that time for a fee of $5 million ($15 million in the aggregate).

Guarantees

        Hertz's obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by Hertz's immediate parent, Hertz Investors, Inc. (previously known as CCMG Corporation). Hertz Holdings is not a guarantor of these facilities. See Note 7—Debt.

Indemnification agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We have disclosed no liability because these liabilities are considered to be de minimus.

Other

        In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Of this amount, $35 million has been recorded as deferred finance charges and $40 million has been recorded as direct costs of the Acquisition. In addition, an affiliate of one of the Sponsors was engaged to provide advisory services to the Sponsors and was paid a fee of $5 million. This affiliate is in the business of providing such services and was engaged by the Sponsors in an arm's-length transaction.

Note 13—Commitments and Contingencies

Off-Balance Sheet Commitments

        As of June 30, 2006 and December 31, 2005, the following guarantees were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsor

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors. See Note 12—Related Party Transactions.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our condensed consolidated financial statements. As of June 30, 2006 and December 31, 2005, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our condensed consolidated balance sheet in "Accrued liabilities" were $4.0 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Legal Proceedings

        On May 18, 2006, plaintiffs' motion for nationwide opt-in certification in Jennifer Myers, individually and on behalf of all others similarly situated, v. The Hertz Corporation was denied in its entirety. The plaintiff pool is now limited to the named plaintiff and four others who previously joined the suit. Plaintiffs' request to seek an interlocutory appeal of the court's denial of class certification was denied on August 11, 2006. Plaintiffs are now seeking class certification for a New York state class on their derivative New York state labor law claims.

        On June 2, 2006, the District Court of Appeal of the State of Florida, Second District, affirmed the trial court's granting of summary judgment to us and the trial court's denial of the plaintiff's amended motion for class certification in Stephen Moore, on behalf of himself and all others similarly situated, v. The Hertz Corporation.

        On June 22, 2006, the Appellate Division of the Superior Court of New Jersey affirmed the trial court's dismissal of plaintiff's complaint in Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation. The plaintiff has since filed a petition for certification of an appeal to the New Jersey Supreme Court.

        In August 2006, a consent order was agreed to with the County of San Diego Department of Environmental Health resolving certain alleged tank testing violations through a combination of the payment of a cash penalty and certain credits for our compliance actions with the combination valued at less than $100,000.

        Among the PL/PD pending actions, the number of actions filed in Mississippi which seek damages for silicosis which the plaintiffs allegedly sustained from the use of equipment rented from HERC continues to decline. There are now only 12 actions pending, on behalf of 68 plaintiffs, and we expect that all of these actions will be dismissed before the end of 2006.

        See also Note 15—Subsequent Events.

Note 14—Earnings (Loss) Per Share

        As a result of the Acquisition, our capital structure consisted of 229,500,000 shares of common stock outstanding. Earnings (loss) per share reflect our post-Acquisition capital structure for all periods on a consistent basis. Basic earnings per share have been computed based upon the weighted average number of common shares outstanding. Dilutive earnings per share have been computed based upon the weighted average of common shares outstanding plus the effect of all potentially dilutive common stock equivalents. During second quarter of 2006, we made an equity offering to certain executive and key employees. This is not included in calculation of diluted earnings per share for that period as their effect is antidilutive.

        The following table sets forth the computation of basic and diluted earnings (loss) per common share (in thousands, except per share amounts):

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Basic and diluted earnings (loss) per common share:
Numerator:
Net income (loss)	$(31,418)	$120,075
Denominator:
Weighted average shares used in basic computation	230,059	229,500
Add: Stock options	—	—

Weighted average shares used in diluted computation	230,059	229,500

Earnings (loss) per common share—basic	$(0.14)	$0.52
Earnings (loss) per common share—diluted	$(0.14)	$0.52

Pro Forma Earnings (Loss) Per Share

        Assuming an initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of the prospectus, the pro forma earnings (loss) per common share has been computed to give effect to the issuance of 88,235,000 shares to be sold in the initial public offering, the proceeds of which will be used to repay the Hertz Holdings Loan Facility and the special cash dividend as discussed in Note 16.

Six Months Ended June 30, 2006
Basic and diluted pro forma loss per common share:
Numerator:
Net loss (as reported)	$(31,418)
Denominator:
Weighted average shares used in basic computation	230,059
Add: Shares to be sold in the initial public offering the proceeds of which will be used for the repayment of the Hertz Holdings Loan Facility and the payment of a dividend to stockholders	88,235

Pro forma weighted average shares used in basic and diluted computation(1)	318,294

Pro forma loss per common share—basic	$(0.10)
Pro forma loss per common share—diluted	$(0.10)

(1)
The pro forma diluted weighted average shares outstanding excludes the impact of approximately 14 million stock options because such impact would be antidilutive.

Note 15—Subsequent Events

CEO Employment Agreement

        On July 10, 2006, Mark P. Frissora accepted an offer of employment to serve as Chief Executive Officer and director of Hertz and Hertz Holdings effective as of July 19, 2006. On August 15, 2006, under the terms of an employment agreement entered into with Hertz Holdings, Mr. Frissora invested $6,000,000 in common stock of Hertz Holdings at a price of $5.68 per share. Hertz Holdings will make a payment to Mr. Frissora in respect of the tax liability in connection with his share purchase equal to $1,690,141. Mr. Frissora's shares cannot be sold until the earlier of (i) the fifth anniversary of their purchase or grant, (ii) the Sponsors have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora's employment by Hertz Holdings without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora's initial shares on the last to occur of an initial public offering or the second anniversary of the commencement of Mr. Frissora's employment. Mr. Frissora's shares will be subject to the same repurchase rights upon termination of his employment as are generally applicable to shares under the Stock Incentive Plan.

        On August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share. All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

        On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement, to mature on December 21, 2011, to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, dated as of September 29, 2006, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of October 20, 2006, borrowings under the Fleet Financial Facilities bore interest at LIBOR plus 125 basis points, or approximately 6.57%.

Legal Proceedings

        On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all other similarly situated persons v. Hertz Equipment Rental Corporation was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd. purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from us and who paid a Loss Damage Waiver, or "LDW," charge. The plaintiff also indicates that it may seek leave to expand its complaint and class definition to include all persons who were charged an "Environmental Recovery Fee" by us. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting us from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

        On October 13, 2006, Janet Sobel, Daniel Dugan, and Lydia Lee, individually and on behalf of all other similarly situated persons v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise at airports in Nevada and whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleges that the airport concession recovery fees violate certain provisions of Nevada law, including Nevada's Deceptive

Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

Note 16—Unaudited Pro Forma Liabilities and Stockholders' Equity

        As required by Securities and Exchange Commission pronouncements, unaudited pro forma liabilities and stockholders' equity has been presented to reflect the distribution of a dividend that will be paid from net proceeds from the closing of Hertz Holdings' initial public offering.

        The dividend has been calculated based upon the net proceeds from the expected sale of common stock in this offering in excess of the amount required to repay the obligations outstanding under the Hertz Holdings Loan Facility. The dividend is recorded as a reduction to additional capital paid-in to the extent retained earnings were insufficient in the amount of the dividend.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Hertz Global Holdings, Inc.:

        We have completed an integrated audit of Hertz Global Holdings, Inc.'s 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audit, are presented below.

Consolidated financial statements and financial statement schedules

        In our opinion, the consolidated financial statements listed in the accompanying index on F-1 present fairly, in all material respects, the financial position of Hertz Global Holdings, Inc. and its subsidiaries (Successor Company) at December 31, 2005, and the results of their operations and their cash flows for the period from December 21, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index on F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Controls and Procedures," that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
July 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholder of Hertz Global Holdings, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index appearing on F-1 present fairly, in all material respects, the financial position of Hertz Global Holdings, Inc. and its subsidiaries (Predecessor Company) at December 31, 2004, and the results of their operations and their cash flows for the period from January 1, 2005 to December 20, 2005 and for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index on F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1A to the consolidated financial statements, the Predecessor Company restated its financial statements for the period from January 1, 2005 to December 20, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
April 4, 2006, except for Note 1A, as to which the date is July 14, 2006

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in Thousands of Dollars)

	Successor	Predecessor
	December 31, 2005	December 31, 2004
ASSETS
Cash and equivalents	$843,908	$677,965
Restricted cash	289,201	2,901
Short-term investments	—	556,997
Receivables, less allowance for doubtful accounts of $460 and $30,447	1,823,188	1,282,290
Due from affiliates	—	445,235
Inventories, at lower of cost or market	105,532	83,287
Prepaid expenses and other assets	396,415	144,168
Revenue earning equipment, at cost:
Cars	7,439,579	8,380,688
Less accumulated depreciation	(40,114)	(783,499)
Other equipment	2,083,299	2,378,673
Less accumulated depreciation	(7,799)	(852,947)

Total revenue earning equipment	9,474,965	9,122,915

Property and equipment, at cost:
Land, buildings and leasehold improvements	921,421	1,296,196
Service equipment	474,110	1,232,739

	1,395,531	2,528,935
Less accumulated depreciation	(5,507)	(1,292,764)

Total property and equipment	1,390,024	1,236,171

Other intangible assets, net	3,235,265	1,570
Goodwill	1,022,381	542,875

Total assets	$18,580,879	$14,096,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$621,876	$786,037
Accrued salaries and other compensation	433,636	348,594
Other accrued liabilities	446,292	487,086
Accrued taxes	115,462	130,062
Debt	12,515,005	8,428,031
Public liability and property damage	320,955	391,696
Deferred taxes on income	1,852,542	849,700

Total liabilities	16,305,768	11,421,206

Commitments and contingencies
Minority interest	8,929	4,921
Stockholders' equity:
Common Stock, Hertz Holdings, $0.01 par value, 2,000,000,000 shares authorized, 229,500,000 shares issued	2,295	—
Preferred Stock, Hertz Holdings, $0.01 par value, 200,000,000 shares authorized, no shares issued	—	—
Common Stock, The Hertz Corporation, $0.01 par value, 3,000 shares authorized, 100 shares issued	—	—
Additional capital paid-in	2,292,705	983,132
Retained earnings (deficit)	(21,346)	1,479,217
Accumulated other comprehensive (loss) income	(7,472)	207,898

Total stockholders' equity	2,266,182	2,670,247

Total liabilities and stockholders' equity	$18,580,879	$14,096,374

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands of Dollars except share data)

	Successor	Predecessor	Predecessor
	For the periods from
		January 1, 2005 to December 20, 2005 Restated
	December 21, 2005 to December 31, 2005		Years ended December 31,
			2004	2003
Revenues:
Car rental	$129,448	$5,820,473	$5,430,805	$4,819,255
Equipment rental	22,430	1,392,461	1,161,955	1,037,754
Other	2,591	101,811	83,192	76,661

Total revenues	154,469	7,314,745	6,675,952	5,933,670

Expenses:
Direct operating	102,958	4,086,344	3,734,361	3,316,101
Depreciation of revenue earning equipment	43,827	1,555,862	1,463,258	1,523,391
Selling, general and administrative	15,167	623,386	591,317	501,643
Interest, net of interest income of $1,077, $36,156, $23,707 and $17,881	25,735	474,247	384,464	355,043

Total expenses	187,687	6,739,839	6,173,400	5,696,178

Income (loss) before income taxes and minority interest	(33,218)	574,906	502,552	237,492
(Provision) benefit for taxes on income	12,243	(191,332)	(133,870)	(78,877)
Minority interest	(371)	(12,251)	(3,211)	—

Net income (loss)	$(21,346)	$371,323	$365,471	$158,615

Weighted average shares outstanding (in thousands)
Basic	229,500	229,500	229,500	229,500
Diluted	229,500	229,500	229,500	229,500
Pro forma weighted average shares outstanding (in thousands) (unaudited)
Basic	317,735	317,735
Diluted	317,735	317,735
Earnings (loss) per share
Basic	$(0.09)	$1.62	$1.59	$0.69
Diluted	$(0.09)	$1.62	$1.59	$0.69
Pro forma earnings (loss) per share (unaudited)
Basic	$(0.07)	$1.17
Diluted	$(0.07)	$1.17

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in Thousands of Dollars except share data)

	Number of Shares	Common Stock	Preferred Stock	Additional Capital Paid-In	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Predecessor
Balance at:
DECEMBER 31, 2002	100	$—	$—	$983,132	$955,131	$(16,376)	$1,921,887
Net income					158,615		158,615
Translation adjustment changes						149,037	149,037
Unrealized holding losses on securities, net of tax of $61						(551)	(551)
Minimum pension liability adjustment, net of tax of $1,748						(3,597)	(3,597)

Total Comprehensive Income							303,504

DECEMBER 31, 2003	100	—	—	983,132	1,113,746	128,513	2,225,391
Net income					365,471		365,471
Translation adjustment changes						83,420	83,420
Unrealized holding losses on securities, net of tax of $8						(82)	(82)
Minimum pension liability adjustment, net of tax of $1,076						(3,953)	(3,953)

Total Comprehensive Income							444,856

DECEMBER 31, 2004	100	—	—	983,132	1,479,217	207,898	2,670,247
Net income (as restated)					371,323		371,323
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $281						424	424
Translation adjustment changes						(123,893)	(123,893)
Unrealized holding losses on securities, net of tax of $5						(37)	(37)
Minimum pension liability adjustment, net of tax of $5,891						(12,076)	(12,076)

Total Comprehensive Income							235,741
Dividend to Ford Motor Company					(1,185,000)		(1,185,000)

DECEMBER 20, 2005, as restated	100	—	—	983,132	665,540	72,316	1,720,988

Successor
Balance at:
DECEMBER 21, 2005	—	—	—	—	—	—	—
Sale of common stock	229,500,000	2,295		2,292,705			2,295,000
Net loss					(21,346)		(21,346)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $2,704						(4,078)	(4,078)
Translation adjustment changes						(3,394)	(3,394)

Total Comprehensive Loss							(28,818)

DECEMBER 31, 2005	229,500,000	$2,295	$—	$2,292,705	$(21,346)	$(7,472)	$2,266,182

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands of Dollars)

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Cash flows from operating activities:
Net income (loss)	$(21,346)	$371,323	$365,471	$158,615
Non-cash expenses:
Depreciation of revenue earning equipment	43,827	1,555,862	1,463,258	1,523,391
Depreciation of property and equipment	5,511	182,363	177,597	151,706
Amortization of other intangibles	2,075	749	607	1,024
Amortization of deferred financing costs	1,304	5,299	4,960	4,046
Amortization of debt discount	456	1,999	2,543	2,177
Stock-based employee compensation	—	10,496	5,584	6,039
Provision for public liability and property damage	1,918	158,050	153,139	178,292
Provision for losses for doubtful accounts	462	11,447	14,133	23,053
Minority interest	371	12,251	3,211	—
Deferred income taxes	(12,243)	(411,461)	129,576	260,848
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(121,497)	(547,302)	57,303	(95,527)
Due from affiliates	107,791	83,868	75,607	(269,543)
Inventories and prepaid expenses and other assets	(166,545)	(134,052)	(27,778)	(10,204)
Accounts payable	(58,565)	(41,290)	(58,318)	182,264
Accrued liabilities	(52,157)	51,364	50,831	(111,439)
Accrued taxes	1,881	572,452	12,315	49,825
Payments of public liability and property damage claims and expenses	(7,938)	(155,904)	(178,654)	(155,241)

Net cash flows provided by (used in) operating activities	$(274,695)	$1,727,514	$2,251,385	$1,899,326

The accompanying notes are an integral part of these financial statements.

	Successor	Predecessor	Predecessor
	For the periods from
			Years ended December 31,
		January 1, 2005 to December 20, 2005 Restated
	December 21, 2005 to December 31, 2005		2004	2003
Cash flows from investing activities:
Net change in restricted cash	$(273,640)	$(12,660)	$(2,901)	$—
Purchase of predecessor company stock	(4,379,374)	—	—	—
Proceeds from sales (purchases) of short-term investments, net	—	556,997	(56,889)	(500,108)
Revenue earning equipment expenditures	(234,757)	(12,186,205)	(11,310,032)	(9,436,581)
Proceeds from disposal of revenue earning equipment	199,711	10,106,260	8,740,920	7,874,414
Property and equipment expenditures	(8,503)	(334,543)	(286,428)	(226,747)
Proceeds from disposal of property and equipment	1,246	72,572	59,253	54,638
Available-for-sale securities:
Purchases	—	(243)	(11,261)	(12,114)
Sales	—	245	19,448	10,246
Changes in investment in joint venture	—	—	2,000	5,640

Net cash used in investing activities	(4,695,317)	(1,797,577)	(2,845,890)	(2,230,612)

Cash flows from financing activities:
Issuance of an intercompany note	—	1,185,000	—	—
Proceeds from issuance of long-term debt	8,641,068	27,162	1,985,981	510,853
Repayment of long-term debt	(5,118,559)	(619,402)	(913,635)	(712,057)
Short-term borrowings:
Proceeds	10,333	3,208,085	1,382,587	1,094,152
Repayments	(1,357,614)	(2,263,346)	(973,659)	(721,333)
Ninety-day term or less, net	364,009	270,715	(846,780)	130,294
Dividends paid	—	(1,185,000)	—	—
Proceeds from the sale of stock	2,295,000	—	—	—
Payment of financing costs	(192,419)	—	—	—

Net cash provided by financing activities	4,641,818	623,214	634,494	301,909

Effect of foreign exchange rate changes on cash	(1,894)	(57,120)	27,990	38,100

Net increase (decrease) in cash and equivalents during the period	(330,088)	496,031	67,979	8,723
Cash and equivalents at beginning of period	1,173,996	677,965	609,986	601,263

Cash and equivalents at end of period	$843,908	$1,173,996	$677,965	$609,986

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for: Interest (net of amounts capitalized)	$124,005	$416,436	$377,279	$357,585
Income taxes	(379)	29,883	(4,149)	31,481
Non-cash transactions reclassified for cash flow presentation:
Revaluation of net assets to fair market value, net of tax	$2,145,563	—	—	—
Non-cash settlement of outstanding balances with Ford	112,490	—	—	—

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Background and Change in Ownership

        Hertz Global Holdings, Inc. is referred to herein as "Hertz Holdings." The Hertz Corporation is referred to herein as "Hertz." The terms "we," "us," and "our" refer to (i) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (ii) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries (including Hertz). Hertz Holdings was incorporated on August 31, 2005 by the Sponsors (as defined below) to serve as the top-level holding company for Hertz, its primary operating company. Financial information for the Predecessor period is for The Hertz Corporation.

        Hertz Holdings was incorporated in Delaware in 2005 and there had been no operations prior to the Acquisition (as defined below). Hertz was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918. Ford Motor Company, or "Ford," first acquired an ownership interest in Hertz in 1987. Previously, Hertz had been a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired Hertz's outstanding capital stock from RCA Corporation in 1985. Hertz became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. Hertz continued as a wholly owned subsidiary of Ford until April 1997. In 1997, Hertz completed a public offering of approximately 50.6% of Hertz's Class A Common Stock, or the "Class A Common Stock," which represented approximately 19.1% of Hertz's economic interest. In March 2001, Ford, through a subsidiary, acquired all of Hertz's outstanding Class A Common Stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of that acquisition, Hertz's Class A Common Stock ceased to be traded on the New York Stock Exchange. However, because certain of Hertz's debt securities were sold through public offerings, Hertz continued to file periodic reports under the Securities Exchange Act of 1934.

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or collectively the "Sponsors," through CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings (previously known as CCMG Holdings, Inc.) acquired all of Hertz's common stock from a subsidiary of Ford, or the "Acquisition," for aggregate consideration of $4,379 million in cash and debt refinanced or assumed of $10,116 million and estimated transaction fees and expenses of $439 million. To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, or the "Transactions," the Sponsors used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. We refer to the Senior Dollar Notes, the Senior Subordinated Notes and the Senior Euro Notes together as the "Notes";

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities";

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which we issued under our existing asset-backed notes program, or the "ABS Program"; under which an additional $600 million of previously issued asset-backed medium term notes having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the closing date of the Acquisition;

  •
  aggregate borrowings of the U.S. dollar equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case at December 31, 2005), subject to borrowing bases comprised of rental vehicles, rental equipment, and related assets of certain of our foreign subsidiaries, (substantially all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities are referred to collectively as the "International Fleet Debt;" and

  •
  our cash on hand.

        At December 31, 2005, 100% of Hertz's outstanding capital stock is owned by Hertz Investors, Inc. (previously known as CCMG Corporation), and 100% of Hertz Investors, Inc.'s capital stock is owned by Hertz Holdings.

        The term "Successor" refers to us following the Acquisition. The term "Predecessor" refers to us prior to the Acquisition. CCMG Acquisition Corporation had no operations prior to the Acquisition. The "Successor period ended December 31, 2005" refers to the period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations," with intangible assets recorded in conformity with SFAS No. 142, "Goodwill and Other Intangible Assets," requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The preliminary allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist.

        The following table summarizes the estimated fair values of the assets purchased and liabilities assumed in the Acquisition (in millions of dollars):

Cash, cash equivalents and restricted cash	$1,184
Receivables	1,813
Inventories	104
Prepaid expenses and other assets	405
Revenue earning equipment, cars	7,415
Revenue earning equipment, other equipment	2,075
Property and equipment	1,390
Other intangible assets	3,237
Goodwill	1,022
Accounts payable and accrued liabilities	(1,662)
Debt	(12,512)
Public liability and property damage	(327)
Deferred taxes on income	(1,840)
Minority interest	(9)

Total contributed capital	$2,295

        The following table summarizes the preliminary allocation of the Acquisition purchase price (in millions of dollars):

Purchase price allocation:
Purchase price		$14,495
Estimated transaction fees and expenses		439

Total cash estimated purchase price		14,934
Less:
Debt refinanced	$8,346
Assumption of remaining existing debt	1,770
Fair value adjustment to tangible assets	247
Other intangible assets acquired	3,237
Deferred financing fees	312	13,912

Excess purchase price attributed to goodwill		$1,022

        The purchase price allocation reflected above is preliminary and subject to finalization. At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which requires the consent of Ford, can be made on or prior to September 15, 2006 and may increase the purchase price. The effect of such an election for tax purposes, if made, would be to treat the Acquisition as the purchase of assets rather than stock, increasing the tax basis of certain assets held by the Hertz group. As a result, the deferred taxes related to the acquired intangible assets (other than goodwill, for which no deferred taxes are provided) would be eliminated and goodwill would be reduced to the extent of the elimination of the deferred tax liability. At this time, it is unclear whether any such election will be made.

Principles of Consolidation

        The consolidated financial statements include the accounts of Hertz Global Holdings, Inc. and our domestic and foreign subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition

        Rental and rental-related revenue (including cost reimbursements from customers where we consider ourselves to be the principal versus an agent) are recognized over the period the revenue earning equipment is rented based on the terms of the rental or leasing contract.

Cash and Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        Restricted cash includes cash and investments that are not readily available for our normal disbursements. Restricted cash and investments are restricted for the acquisition of vehicles and other specified uses under our asset backed notes program and to satisfy certain of our self insurance reserve requirements.

Depreciable Assets

        The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment:
Cars	6 to 16 months
Other equipment	36 to 96 months
Buildings	20 to 50 years
Capitalized internal use software	1 to 10 years
Service cars and service equipment	3 to 25 years
Other intangible assets	5 to 10 years
Leasehold improvements	The shorter of their economic lives or the lease term.

        We follow the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are capitalized to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. When revenue earning equipment is acquired, we estimate the period we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Depreciation rates are reviewed on an ongoing basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value.

Environmental Liabilities

        The use of automobiles and other vehicles is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. To comply with environmental regulations, measures are taken at certain locations to reduce the loss of vapor during the fueling process and to maintain, upgrade and replace underground fuel storage tanks. We also incur and provide for expenses for the cleanup of petroleum discharges and other alleged violations of environmental laws arising from the disposition of waste products. We do not believe that we will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded at undiscounted amounts when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Public Liability and Property Damage

        Provisions for public liability and property damage on self-insured domestic and international claims are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. As of the Acquisition date, this liability was revalued on a discounted basis which approximated its fair value.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost.

Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in "Accumulated other comprehensive income (loss)" in the stockholders' equity section of the consolidated balance sheet. As of December 31, 2005, the accumulated foreign currency translation loss was $3.4 million and as of

December 31, 2004, the accumulated foreign currency gain was of $223.0 million. On the Acquisition date, the existing accumulated foreign currency translation gains and losses were eliminated from "Accumulated other comprehensive income (loss)" on our consolidated balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings.

Income Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We provided for current and deferred taxes as if we filed a separate consolidated tax return with our domestic subsidiaries, except that under a tax sharing arrangement with Ford, our right to reimbursement for foreign tax credits was determined based on the usage of such foreign tax credits by the consolidated group. On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. Prior to December 21, 2005, we repatriated $547.8 million of undistributed earnings. As of December 31, 2005, no provision has been made with respect to U.S. income taxes on $460.1 million in undistributed earnings of foreign subsidiaries that have been or are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes.

Advertising

        Advertising and sales promotion costs are expensed as incurred.

Legal Fees

        We accrue for legal fees and other directly related costs when it is probable that such costs will be incurred and the amounts can be reasonably estimated.

Impairment of Long-Lived Assets and Intangibles

        We evaluate the carrying value of goodwill for impairment at least annually in accordance with Financial Accounting Standards Board, or "FASB," Statement of Financial Accounting Standards, or "SFAS," No. 142 "Goodwill and Other Intangible Assets." See Note 2—Goodwill and Other Intangible Assets. Long-lived assets, other than goodwill, are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 144, these assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable. The carrying amounts of the assets are based upon our estimates of the undiscounted cash flows that are expected to result from the use and eventual disposition of the assets. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its fair value.

Stock Options (Predecessor only)

        Prior to the Acquisition, certain of our employees were granted options to purchase shares of Ford common stock under Ford's 1998 Long-Term Incentive Plan, or the "1998 Plan." Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under the modified prospective method of adoption we selected under the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," stock-based employee compensation expense recognized in 2003 is the same as that which would have been recognized had the fair value recognition provisions of SFAS No. 123 been applied to all awards from its original effective date.

        Effective with the Acquisition, all unvested options became vested and exercisable. The total stock-based compensation expense, net of related tax effects, was $6.8 million for the Predecessor period ended December 20, 2005, $3.6 million for the year ended December 31, 2004 and $3.9 million for the year ended December 31, 2003.

        The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions used for grants in 2005, 2004 and 2003: risk-free interest rate of 4.4%, 3.4% and 3.7%, respectively; volatility factors of 42%, 42% and 39%, respectively; dividend yields of 3.2%, 3.0% and 5.3%, respectively; and an average expected life of the options of seven years for 2005, 2004 and 2003.

Use of Estimates and Assumptions

        Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current reporting.

Recent Accounting Pronouncements

        In December 2004, the FASB issued FASB Staff Position No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," or "FSP 109-2." FSP 109-2 provides accounting guidance for non-U.S. earnings that are repatriated under the American Jobs Creation Act of 2004. SFAS No. 109, "Accounting for Income Taxes," requires a company to reflect in the period of enactment the effect of a new tax law. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million.

        In December 2004, the FASB revised its SFAS No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of the revised statement are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the United States Securities and Exchange Commission, or the "SEC," issued Staff Accounting Bulletin No. 107, or "SAB No. 107," regarding the SEC Staff's interpretation of the revised statement. SAB No. 107 provides the Staff's views regarding interactions between the revised statement and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123. Adoption of the revised statement did not have, nor is it expected to have, a significant effect on our financial position, results of operations or cash flows. Effective with the Acquisition, all unvested options granted to our employees under Ford's 1998 Long-Term Incentive Plan became vested and exercisable. During the three months ended March 31, 2006, we have not granted any new awards to our employees. See Note 15—Related Party Transactions and Note 17—Subsequent Events.

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or "FIN 47." FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional upon future events should be recognized at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 was effective no later than December 31, 2005, and did not have a material impact on our financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." Previously, APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not currently anticipate making any accounting changes which would be governed by this statement.

Note 1A—Restatement of Predecessor Financial Statements

        Hertz has restated its previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005, or the "Restatement." The Restatement revises, in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," Hertz's tax provision on repatriated foreign earnings.

        Prior to the Acquisition, Hertz and its domestic subsidiaries filed consolidated Federal income tax returns with Ford. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. The provision for taxes on income for the Predecessor period ended December 20, 2005, as originally reported, included $54.1 million of tax expense associated with that repatriation, of which $50.3 million was offset by foreign tax credits, resulting in net tax expense of $3.8 million. All Federal income taxes associated with the repatriation are to be reported and paid by Ford, as part of their consolidated income tax return. In June 2006, it was determined that there was an error in estimating the amount of Hertz's tax expense for the December 2005 repatriation, which is payable by Ford, and that it should be increased by $27.5 million to $31.3 million. This change resulted from a detailed study recently completed by Ford for the purpose of preparing their 2005 tax return.

        As Ford is responsible for the payment of this tax, we have determined that this error has no impact subsequent to the Acquisition. Because the liability for this tax rests with Ford, there is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or in the Successor period ended December 31, 2005. A summary of the effects of the Restatement on the previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005 is as follows (in thousands of dollars):

	Predecessor
	January 1, 2005 to December 20, 2005
	As Reported	As Restated
Provision for taxes on income	$(163,832)	$(191,332)
Net income	398,823	371,323
Earnings per share
Basic	$1.74	$1.62
Diluted	$1.74	$1.62

        The effect of the Restatement on the previously issued consolidated statement of cash flows for the Predecessor period ended December 20, 2005 is to decrease net income by $27.5 million and to increase the change in accrued taxes by $27.5 million.

Note 2—Goodwill and Other Intangible Assets

        We account for our goodwill under SFAS No. 142 "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill impairment test in the second quarter of 2005 and determined that there was no impairment. Certain other intangible assets are amortized over their estimated useful lives.

        The following summarizes the changes in our goodwill, by segment, for the periods presented (in thousands of dollars):

Predecessor	Car Rental	Equipment Rental	Total
Balance as of January 1, 2004	$364,160	$170,966	$535,126
Other changes(1)	1,447	6,302	7,749

Balance as of December 31, 2004	365,607	177,268	542,875
Other changes(1)	(1,740)	(6,441)	(8,181)

Balance as of December 20, 2005	$363,867	$170,827	$534,694

(1)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        The following summarizes the goodwill established as of the date of the Acquisition and a rollforward of goodwill to December 31, 2005 as reflected in the accompanying consolidated balance sheet (in thousands of dollars):

Successor	Car Rental	Equipment Rental	Total
Balance as of December 20, 2005	$363,867	$170,827	$534,694
Change as result of purchase accounting adjustments	29,555	458,112	487,667
Other changes(1)	(27)	47	20

Balance as of December 31, 2005	$393,395	$628,986	$1,022,381

(1)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets consisted of the following major classes as of December 31, 2005 (in thousands of dollars):

	Successor
	December 31, 2005
	Weighted-average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer-related	10 years	$612,000	$(1,844)	$610,156
Other	various	1,209	(100)	1,109

Total		613,209	(1,944)	611,265

Indefinite-lived intangible assets:
Trade name		2,624,000	—	2,624,000

Total other intangible assets		$3,237,209	$(1,944)	$3,235,265

        A valuation study is being finalized by an independent third party in order to value the various intangible assets as of December 21, 2005. As noted previously, the purchase allocation is preliminary and subject to change.

        Other intangible assets, net as of December 31, 2004 totaled $1.6 million and were primarily comprised of leaseholds, non-compete agreements and acquisitions of licensees.

        Amortization of other intangible assets for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and December 31, 2003 was $2.1 million, $0.7 million, $0.6 million and $1.0 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 3—Debt

        Our debt (in thousands of dollars) consists of the following:

	Successor	Predecessor
	December 31,
	2005	2004
Senior term facility, average interest rate: 2005, 8.5% (effective average interest rate: 2005, 8.7%); net of unamortized discount: 2005, $44,806	$1,662,194	$—
Senior ABL facility, average interest rate: 2005, 6.5% (effective average interest rate: 2005, 6.9%); net of unamortized discount: 2005, $27,832	471,202	—
Senior notes, average interest rate: 2005, 8.7% (effective average interest rate: 2005, 8.7%)	2,066,083	—
Senior subordinated notes, average interest rate: 2005, 10.5% (effective average interest rate: 2005, 10.5%)	600,000	—
U.S. fleet debt, average interest rate: 2005, 4.4%; 2004, 2.8% (effective average interest rate: 2005, 4.4%; 2004, 2.8%); net of unamortized discount: 2005, $19,822; 2004, $90	4,920,178	599,910
International fleet debt in foreign currencies, average interest rate: 2005, 4.4% (effective average interest rate: 2005, 4.5%); net of unamortized discount: 2005, $16,063	1,831,722	—
Notes payable, including commercial paper, average interest rate: 2005, 4.3%; 2004, 2.4%	100,362	993,856
Promissory notes, average interest rate: 2005, 6.9%; 2004, 6.5% (effective average interest rate: 2005, 7.0%; 2004, 6.5%); net of unamortized discount: 2005, $4,875; 2004, $10,874; due 2006 to 2028	798,422	5,100,533
Foreign subsidiaries' debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2005, 3.6%; 2004, 3.5%	3,139	667,678
Commercial paper, average interest rate: 2005, 2.8%; 2004, 2.5%	47,284	787,660
Other borrowings, average interest rate: 2005, 4.4%; 2004, 3.3%	14,419	278,394

Total	$12,515,005	$8,428,031

        The aggregate amounts of maturities of debt, in millions, are as follows: 2006, $2,774.9 (including $2,555.3 of commercial paper and other short-term borrowings); 2007, $377.9; 2008, $686.8; 2009, $1,050.5; 2010, $3,049.1; after 2010, $4,718.7.

        During the year ended December 31, 2005, short-term borrowings, in millions, were as follows: maximum amounts outstanding of $2,052.7 of commercial paper and $3,113.7 of bank borrowings; monthly average amounts outstanding of $1,569.5 of commercial paper (weighted-average interest rate 3.1%) and $1,798.3 of bank borrowings (weighted-average interest rate 5.2%).

        During the year ended December 31, 2004, short-term borrowings, in millions, were as follows: maximum amounts outstanding $2,851.8 of commercial paper and $755.3 of bank borrowings; monthly average amounts outstanding of $2,140.9 of commercial paper (weighted-average interest rate 2.0%) and $542.4 of bank borrowings (weighted-average interest rate 3.3%).

        The net amortized discount charged to interest expense for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended

December 31, 2004 and 2003 relating to debt and other liabilities, in millions of dollars, was $6.4, $6.1, $2.3 and $2.1, respectively.

        As of December 31, 2005, we had issued standby letters of credit totaling $215.1 million, primarily to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United States, Canada and in Europe and to support airport concession obligations in the United States and Canada. The full amount of these letters of credit was undrawn.

        As of December 31, 2005, a total of $200.0 million in letters of credit had been issued under our Asset Backed Securitization program, or the "ABS program," the full amount of which was undrawn.

        As of December 31, 2005, we had an aggregate principal amount of approximately $803.3 million outstanding in senior debt securities issued under three separate indentures and approximately €7.6 million in aggregate principal amount of Euro medium term notes (as discussed below). This remaining outstanding senior debt amount includes the untendered principal amounts on the 4.7% and 6.35% senior promissory notes and the $500.0 million of promissory notes discussed below. Hertz received tenders from holders of approximately $3,701.3 million of existing senior notes and approximately €192.4 million of the existing Euro medium term notes pursuant to tender offers, and purchased those tendered securities in connection with the Acquisition. Hertz also sought and received the requisite consents of holders of the senior notes to eliminate restrictive covenants and the cross-acceleration default set forth in the existing indentures. The existing senior notes have maturities ranging from 2006 to 2028. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

Predecessor

        On September 30, 2003, we issued $500 million of 4.7% Senior Promissory Notes, or the "4.7% Notes," due on October 2, 2006. On June 3, 2004, we issued $600 million of 6.35% Senior Promissory Notes, or the "6.35% Notes," due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements, or "swaps," relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As of December 31, 2004, the fair values of the interest rate swaps associated with the 4.7% Notes and the 6.35% Notes were $7.0 million and $11.5 million, respectively. The fair value relating to the swap on the 4.7% Notes was reflected in the consolidated balance sheet in "Other accrued liabilities" with an offsetting decrease in "Debt." The fair value related to the swap on the 6.35% Notes was reflected in the consolidated balance sheet in "Prepaid expenses and other assets" with a corresponding increase in "Debt." As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered leaving an aggregate principal amount of $123.8 million outstanding at December 31, 2005, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, as fair value hedge accounting must now be discontinued, any changes in the fair value of the derivatives are now recognized in the statement of operations. Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. As of December 31, 2005, the fair value adjustments relating to the swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the consolidated balance sheet in "Other accrued liabilities."

        During 2002, we established the ABS program to reduce our borrowing costs and enhance financing resources for our domestic car rental fleet. All debt issued under the ABS program is collateralized by the assets of the special purpose entities consisting of revenue earning vehicles we use in our car rental business, restricted cash and certain receivables related to revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium term notes. These instruments are issued by wholly owned and consolidated special purpose entities and are included in "Debt" in the consolidated balance sheet. As a result of the Acquisition, the asset backed commercial paper program was discontinued and all outstanding debt amounts were repaid.

        On March 31, 2004, we issued $600.0 million of asset backed medium term notes, or the "Medium Term Notes," under the ABS program. Of the $600.0 million of the Medium Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (4.5% as of December 31, 2005) and matures in 2007. Payments of principal and interest relating to the Medium Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. As of December 31, 2005, the aggregate principal amount of $600.0 million of asset backed Medium Term Notes were outstanding. The average interest rate as of December 31, 2005 was 3.1%. See "U.S. Fleet Debt" for a discussion of the collateralization of the Medium Term Notes.

        On July 2, 2004, we established a Euro Medium Term Note Program under which Hertz and/or Hertz Finance Centre plc, or "HFC," a wholly owned subsidiary of ours, can issue up to €650.0 million in Medium Term Notes, or the "Euro Medium Term Notes." On July 16, 2004, HFC issued €200.0 million of Euro Medium Term Notes under this program. The Euro Medium Term Notes are fully guaranteed by us, mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As a result of the Acquisition, a significant portion of the Euro Medium Term Notes was tendered to us, leaving the aggregate principal amount of €7.6 million outstanding at December 31, 2005. In connection with the remaining balance of the Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes. As of December 31, 2005, the interest rate on the Euro Medium Term Notes was 3.28%.

        On August 5, 2004, we issued $500.0 million of Promissory Notes consisting of $250.0 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250.0 million of 6.90% fixed rate notes due on August 15, 2014. As of December 31, 2005, the interest rate on the $250 million floating rate notes was 5.49%. As a result of the Acquisition, a significant portion of this debt was tendered, leaving the aggregate principal amount of $9.0 million of the floating rate notes and $21.1 million of the fixed rate notes outstanding at December 31, 2005.

Successor

Senior Credit Facilities

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing, at which time Hertz utilized $1,707.0 million of the Senior Term Facility to finance a portion of the Transactions. At December 31, 2005, we had $1,662.2 million in borrowings outstanding under this facility which amount is net of a discount of $44.8 million. The term loan facility and synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date. At the borrower's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. In addition, the borrower pays fees on the unused term loan commitments of the lenders, letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing banks and other customary fees in respect of the Senior Term Facility.

        Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At December 31, 2005, before a discount of $28 million, Hertz and Matthews Equipment Limited had aggregate principal amounts of $306 million and the Canadian dollar equivalent of $193 million, respectively, in borrowings outstanding under this facility. The Senior ABL Facility will mature on December 21, 2010. At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. The borrower will pay customary commitment and other fees in respect of the Senior ABL Facility.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by its immediate parent and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though HERC does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.)

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrower is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio. Under the Senior ABL Facility, upon excess availability falling below certain levels, specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, will apply. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and contain customary events of default.

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated the closing date of the Acquisition, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. At closing, CCMG Acquisition Corporation and Hertz utilized the proceeds of the offering of the Senior Notes and the Senior Subordinated Notes to finance a portion of the Transactions. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz being the surviving entity.

        At December 31, 2005, $2,066.1 million and $600.0 million in aggregate borrowings was outstanding under the Senior Notes and Senior Subordinated Notes, respectively. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Interest is payable on the Senior Notes and the Senior Subordinated Notes semiannually on January 1 and July 1 of each year, commencing July 1, 2006. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility.

        Both the senior indenture and the senior subordinated indenture contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to: incur more debt; pay dividends, redeem stock or make other distributions; make investments; create liens; transfer or sell assets; merge or consolidate; and enter into certain transactions with Hertz's affiliates. The senior subordinated indenture also contains subordination provisions and limitations on the types of liens that may be incurred. Each of the senior indenture and the senior subordinated indenture also contains certain mandatory and optional prepayment or redemption provisions, and customary events of default.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of the closing date of the Acquisition, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of the closing date of the Acquisition, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the closing date of the Acquisition, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At December 31, 2005, $4,300 million and $40 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the closing date of the Acquisition. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors. The following is a brief description of the ABS Indenture, ABS Supplement and the U.S. Fleet Debt issued thereunder.

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of the $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations.

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies an aggregate amount equivalent to approximately $2,930 million (calculated as of December 31, 2005), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. At closing, the U.S. dollar equivalent of $1,781 million of International Fleet Debt was issued under these facilities. At closing, we utilized the proceeds from these financings to finance a portion of the Transactions. At December 31, 2005, the U.S. dollar equivalent of $1,736 million was outstanding under these facilities, net of a $16 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprising the revenue earning equipment and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental cars and related assets of such fleet-owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52 million (or such other principal amount as may be agreed to by the relevant lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The loans under each of the tranches mature five years from the closing date of the Acquisition. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The interest rates per annum applicable to loans under the International Fleet Debt Facilities are based on fluctuating rates of interest measured by reference to one-month LIBOR, EURIBOR or their equivalents for local currencies as appropriate (in the case of the Tranche A1 and A2 loans); relevant local currency base rates (in the case of Tranche B loans); or one-month EURIBOR (in the case of the Tranche C loans), in each case plus a borrowing margin. In addition, the borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay fees on the unused commitments of the lenders under the applicable tranche, and other customary fees and expenses in respect of such facilities, and the Tranche A1 and A2 borrowing margins are subject to increase if HIL does not repay borrowings thereunder within specified periods of time and upon the occurrence of other specified events.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the facilities relating to the International Fleet Debt at the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets as of December 31, 2005.

        The International Fleet Debt Facilities contain customary events of default.

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in certain revenue earning equipment capital lease financings outside the

International Fleet Debt Facilities. As of December 31, 2005, there were $95.6 million of such capital lease financings outstanding.

        As of December 31, 2005, substantially all of our assets are pledged under one or more of the facilities noted above.

Credit Facilities

        At December 31, 2005, the following committed credit facilities were available for use:

        The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt, and a synthetic letter of credit facility in an aggregate amount of $250 million. As of December 31, 2005, the $293 million delayed draw facility was available, while the remaining aggregate principal amount of $1,707 million, representing the term loan portion, was drawn on the Closing Date.

        The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. As of December 31, 2005, the U.S. dollar equivalent of approximately $1,100 million was unused; availability is subject to the borrowing base limitation.

        The International Fleet Debt Facility provides (subject to availability under a borrowing base) revolving bridge loan facilities to lend in various currencies an aggregate amount of approximately $2,930 million. As of December 31, 2005, the U.S. dollar equivalent of approximately $1,178 million in aggregate principal amount was unused; availability is subject to a borrowing base limitation.

        In connection with the issuance of $4,300 million of medium term asset-backed notes under the U.S. Fleet Debt Facility, approximately $1,500 million of variable funding notes in two series were also issued but not funded. As of December 31, 2005, approximately $1,460 million of aggregate variable funding notes were unused; availability is subject to a borrowing base limitation.

        During 2005, in addition to those credit facilities in place at December 31, 2004 (as described below) the following borrowings and credit facilities were utilized:

  •
  On May 26, 2005, we entered into a Credit Agreement, or the "Interim Credit Facility," with an aggregate availability of up to $3.0 billion from external financial institutions. The Interim Credit Facility, as amended on July 5, 2005, provided a term facility of up to $1,650.0 million and a revolving credit facility of up to $700.0 million available to Hertz and a term facility of up to $350.0 million and a revolving credit facility of up to $300.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by Hertz, with unutilized capacity under the Canadian tranches available to be borrowed by Hertz. Amounts under the term facilities were fully drawn. Amounts under the revolving facilities were available to be borrowed throughout the term of the Interim Credit Facility. Effective July 26, 2005, $1,825.0 million of the Interim Credit Facility commitments provided by the three initial external financial institutions were syndicated and allocated to eight additional external financial institutions. The Interim Credit Facility matured on November 23, 2005. On November 23, 2005, Hertz and our subsidiary Hertz Canada Limited entered into a Replacement Interim Credit Facility with an aggregate availability of up to $2,575.0 million in credit facilities from external financial institutions to replace and refinance in full the indebtedness under the Interim Credit Facility, to provide working capital and to use for general corporate purposes. The Replacement Interim Credit Facility had terms substantially similar to the terms of the Interim Credit Facility and was scheduled to mature on February 28, 2006. The Replacement Interim Credit Facility was repaid with proceeds from the issuance of new debt securities in connection with the Acquisition.

  •
  On June 10, 2005, we declared and paid a dividend of $1,185.0 million on our outstanding common stock to our previous sole stockholder, Ford Holdings LLC, in the form of an Intercompany Note, or the "Intercompany Note." The Intercompany Note was repaid in connection with the Acquisition.

        At December 31, 2004, we had committed credit facilities totaling $2.8 billion.

        At December 31, 2004, $1.3 billion of the committed credit facilities were represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 23 participating banks. In addition to our direct borrowings, the multi-year and 364-day global facilities allowed certain subsidiaries of ours to borrow on the basis of a guarantee by us. The multi-year facilities were re-negotiated effective July 1, 2005 and totaled $953 million with expirations as follows: $35 million on June 30, 2006, $108 million on June 30, 2007, $102 million on June 30, 2008, $81 million on June 30, 2009 and $627 million on June 30, 2010. The multi-year facilities that were to expire in 2010 had an evergreen feature, which provided for the automatic extension of the expiration date one year forward unless the bank provides timely notice. Effective June 16, 2005, the 364-day global committed credit facilities, which totaled $94 million, were renegotiated and were to expire on June 15, 2006. Under the terms of the 364-day facilities, we were permitted to convert any amount outstanding prior to expiration into a two-year loan. The other committed facilities totaled $156 million and expired at various times during 2005 and 2006. As a result of the Acquisition, all of these committed credit facilities were terminated.

        Effective September 18, 2002, as part of the ABS program, we transferred $928 million of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, we waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of December 31, 2004, $814 million was available which was to expire in June 2006. During 2005, this credit facility was re-negotiated to expire in June 2007. In addition to the transfer of the 364-day commitments, we raised $215 million of committed credit support through an ABS letter of credit from banks that participate in our multi-year global committed credit facilities which was to expire in June 2007. In exchange for this credit support, we agreed to reduce the bank's multi-year facility commitment by one half of the amount of their ABS letter of credit participation. As a result of the Acquisition, this committed credit facility was terminated.

        In addition to these bank credit facilities, in February 1997, Ford extended us a line of credit of $500 million, which was to expire on June 30, 2007. This line of credit had an evergreen feature that provided on an annual basis for automatic one-year extensions of the expiration date, unless notice was provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminated however, at any time Ford ceased to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our outstanding capital stock. Our obligations under this agreement would have ranked pari passu with our senior debt securities. A commitment fee of 0.2% per annum was payable on the unused available credit. On May 2, 2005, we borrowed $250 million under this line of credit, which was repaid on May 31, 2005 with borrowings under the Interim Credit Facility. This line of credit was terminated as a result of the Acquisition.

        We maintained a Sales Agency Agreement with Ford Financial Services, Inc., or "FFS," a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acted as a dealer for our domestic commercial paper programs. We paid fees to FFS, which ranged from 0.03% to 0.05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolios. In 2005, we paid FFS $109,548 of such fees. FFS was under no obligation to purchase any of the notes for its own account. Through our subsidiary Hertz Australia Pty. Limited, we had a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. These commercial paper arrangements terminated as a result of the Acquisition.

        Borrowing for our international operations also consisted of loans obtained from local and international banks and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. We guaranteed only the commercial paper borrowings of our subsidiaries in Ireland, Canada, the Netherlands and Belgium, and guaranteed commercial paper and short-term bank loans of our subsidiary in Australia. All borrowings by international operations were either in the international operation's local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. At December 31, 2004, total debt for the foreign operations was $1,734 million, of which $1,455 million was short-term (original maturity of less than one year) and $279 million was long-term. At December 31, 2004, total amounts outstanding (in millions of U.S. dollars) under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $385, $321, $54 and $28, respectively.

Note 4—Available-for-Sale Securities

        As of December 31, 2005 and 2004, "Prepaid expenses and other assets" in our consolidated balance sheet includes available-for-sale securities at fair value. The fair value is calculated using information provided by independent quotation services as of December 31, 2005. These securities consisted solely of government debt obligations. For the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the years ended December 31, 2004 and 2003, proceeds, in millions of dollars, of $0.0, $0.2, $19.4 and $10.3, respectively, were received from the sale of available-for-sale securities, and in thousands of dollars, gross realized gains of $0, $0, $196, and $413 and gross realized losses of $0, $10, $193 and $54, respectively, were included in earnings. Actual cost was used in computing the realized gain and loss on the sale. Prior to and subsequent to the Acquisition, unrealized gains and losses are included in "Accumulated other comprehensive income (loss)" in our consolidated balance sheet. On the Acquisition date, the existing unrealized gains and losses were eliminated during purchase accounting from "Accumulated other comprehensive income (loss)" on our consolidated balance sheet.

        The following is a summary of available-for-sale securities at December 31, 2005 and December 31, 2004 (in thousands of dollars):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Successor
December 31, 2005
Government debt obligations	$2,403	$9	$(55)	$2,357
Predecessor
December 31, 2004
Government debt obligations	$2,795	$19	$(28)	$2,786

        The cost and estimated fair value of available-for-sale securities at December 31, 2005 are as follows (in thousands of dollars):

	Cost	Estimated Fair Value
Due in one year or less	$561	$540
Due after one year through five years	1,451	1,430
Due after five years through ten years	391	387

Total	$2,403	$2,357

Note 5—Purchases and Sales of Operations

       In June 1999, Hertz entered into a Limited Liability Company Agreement, or "LLC Agreement," with a subsidiary of Orbital Sciences Corporation, or "Orbital," whereby Navigation Solutions, L.L.C., or "Navigation Solutions," a limited liability company, was formed to purchase NeverLost vehicle navigation systems from another subsidiary of Orbital for installation in selected vehicles in our North American fleet. In July 2001, Orbital's subsidiary sold our membership interest in the limited liability company to a subsidiary of Thales North America, Inc., or "Thales," which also acquired the Orbital subsidiary from whom the NeverLost vehicle navigation systems are purchased. During 2003 and 2004 (prior to July 1), we received distributions of $5.6 million and $2.0 million, respectively, under the LLC Agreement, which represents a 40% ownership interest. In January 2004, along with Thales, Hertz amended the LLC Agreement to provide for Hertz to increase its ownership interest to 65% and for the limited liability company to purchase additional NeverLost vehicle navigation systems. For those periods prior to July 1, 2004, the results of operations and investment in this joint venture had been reported using the equity method of accounting. On July 1, 2004, Hertz's ownership interest in Navigation Solutions increased from 40% to 65% as a result of an equity distribution by Navigation Solutions to the other member of Navigation Solutions, effectively reducing its ownership interest to 35%. Based upon this ownership change, we began consolidating 100% of Navigation Solutions' balance sheet and results of operations into our financial statements and deducting the minority interest share relating to the 35% member.

Note 6—Employee Retirement Benefits

        Qualified U.S. employees, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan, or "Hertz Retirement Plan," a cash balance plan. Under this qualified Hertz Retirement Plan, we pay the entire cost and employees are not required to contribute.

        Most of our foreign subsidiaries have defined benefit retirement plans or participate in various insured or multi-employer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans.

        Company plans are generally funded, except for certain nonqualified U.S. defined benefit plans and in Germany, where unfunded liabilities are recorded.

        We sponsor defined contribution plans for certain eligible U.S. and non-U.S. employees. We match contributions of participating employees on the basis specified in the plans.

        We also sponsor postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants' contributions adjusted annually. An unfunded liability is recorded.

        We use a December 31 measurement date for the majority of our plans. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets, which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost. The benefit obligations as of the Closing Date were not materially different from the benefit obligations disclosed as of December 31, 2005 in the following table for all pension and postretirement healthcare and life insurance plans. The assets for the U.S. pension plans were $309.5 million as of the Closing Date.

        The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans for health care and life insurance covering domestic ("U.S.") employees and the retirement plans for foreign operations ("Non-U.S."), together with amounts included in our consolidated balance sheet and statement of operations (in millions of dollars):

	Pension Benefits				Health Care & Life Insurance (U.S.)
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2005	2004	2005	2004	2005	2004
Change in Benefit Obligation
Benefit obligation at January 1	$339.2	$276.2	$132.2	$97.6	$17.3	$14.1
Service cost	24.4	21.1	7.1	5.4	0.4	0.4
Interest cost	19.6	17.7	6.3	5.4	1.0	1.0
Employee contributions	—	—	1.4	1.2	0.1	0.1
Benefits paid	(10.7)	(6.6)	(2.2)	(2.2)	(0.4)	(0.4)
Foreign exchange translation	—	—	(17.8)	9.0	—	—
Actuarial loss	27.5	30.8	33.3	15.8	(0.2)	2.1

Benefit obligation at December 31	$400.0	$339.2	$160.3	$132.2	$18.2	$17.3

	Pension Benefits				Health Care & Life Insurance (U.S.)
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2005	2004	2005	2004	2005	2004
Change in Plan Assets
Fair value of plan assets at January 1	$270.5	$200.5	$83.9	$63.8	$—	$—
Actual return on plan assets	18.0	27.8	17.2	7.1	—	—
Company contributions	32.4	49.4	5.6	8.2	0.3	0.3
Employee contributions	—	—	1.4	1.2	0.1	0.1
Benefits paid	(10.7)	(6.6)	(2.2)	(2.2)	(0.4)	(0.4)
Foreign exchange translation	—	—	(10.5)	5.8	—	—
Other	—	(0.6)	(0.3)	—	—	—

Fair value of plan assets at December 31	$310.2	$270.5	$95.1	$83.9	$—	$—

Funded Status of the Plan
Plan assets less than benefit obligation	$(89.8)	$(68.7)	$(65.2)	$(48.3)	$(18.2)	$(17.3)
Unamortized:
Transition obligation	—	—	—	0.2	—	—
Prior service cost	—	4.1	—	0.1	—	—
Net losses and other	(0.7)	41.7	—	39.5	—	4.5

Net amount recognized	$(90.5)	$(22.9)	$(65.2)	$(8.5)	$(18.2)	$(12.8)

Amounts Recognized in the Balance Sheet Assets/(Liabilities)
Intangible assets (including prepaid assets)	$—	$10.6	$—	$0.8	$—	$—
Accrued liabilities	(90.5)	(40.1)	(65.2)	(24.2)	(18.2)	(12.8)
Deferred Income Tax	—	2.3	—	4.1	—	—
Accumulated other comprehensive loss, net of tax	—	4.3	—	10.8	—	—

Net amount recognized	$(90.5)	$(22.9)	$(65.2)	$(8.5)	$(18.2)	$(12.8)

Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31
Projected benefit obligation	$64.2	$53.3	$155.0	$127.4
Accumulated benefit obligation	51.1	40.1	127.6	103.9
Fair value of plan assets	—	—	90.8	80.3

	Pension Benefits				Health Care & Life Insurance (U.S.)
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2005	2004	2005	2004	2005	2004
Accumulated Benefit Obligation at December 31	$330.1	$277.6	$131.3	$107.2
Weighted-average assumptions as of December 31
Discount rate	5.50%	5.75%	4.65%	5.14%	5.50%	5.75%
Expected return on assets	8.75%	8.75%	6.88%	6.90%	N/A	N/A
Average rate of increase in compensation	4.3%	4.4%	3.6%	3.3%	N/A	N/A
Initial health care cost trend rate	—	—	—	—	10.0%	11.0%
Ultimate health care cost trend rate	—	—	—	—	5.0%	5.0%
Number of years to ultimate trend rate	—	—	—	—	8	9
	Pension Benefits
	U.S		Non-U.S.		U.S.	Non-U.S.	U.S.	Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Predecessor
	For the periods from		For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004		2003
Components of Net Periodic Benefit Cost:
Service cost	$0.7	$23.7	$0.2	$6.9	$21.1	$5.4	$17.3	$3.3
Interest cost	0.6	19.0	0.2	6.1	17.7	5.4	15.5	4.1
Expected return on plan assets	(0.6)	(20.8)	(0.2)	(5.4)	(17.9)	(4.5)	(15.9)	(2.8)
Amortization:
Transition	—	—	—	—	—	—	—	0.7
Amendments	—	0.5	—	—	0.5	—	0.5	—
Losses and other	0.1	3.5	0.1	1.8	1.8	1.2	2.1	1.2
Settlement loss	—	1.1	—	—	—	—	—	—

Net pension expense	$0.8	$27.0	$0.3	$9.4	$23.2	$7.5	$19.5	$6.5

Weighted-average discount rate for expense	5.75%	5.75%	5.14%	5.14%	6.25%	5.52%	6.75%	5.73%
Weighted-average assumed long-term rate of return on assets	8.75%	8.75%	6.90%	6.90%	8.75%	6.93%	8.75%	6.94%

        The discount rate used to determine the December 31, 2005 benefit obligations for U.S. pension plans is based on an average of three indices of high quality corporate bonds whose duration closely matches that of our plans. The rates on these bond indices are adjusted to reflect callable issues. For our plans outside the U.S., the discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches our plan.

        The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

	Health Care & Life Insurance (U.S.)
			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Components of Net Periodic Benefit Cost:
Service cost	$—	$0.4	$0.4	$0.4
Interest cost	0.1	0.9	1.0	0.8
Amortization:
Losses and other	—	0.2	0.2	0.1

Net postretirement expense	$0.1	$1.5	$1.6	$1.3

Weighted-average discount rate for expense	5.75%	5.75%	6.25%	6.75%
Initial health care cost trend rate	11.0%	11.0%	10.0%	10.0%
Ultimate health care cost trend rate	5.0%	5.0%	5.0%	5.0%
Number of years to ultimate trend rate	9	9	10	11

        Changing the assumed health care cost trend rates by one percentage point is estimated to have the following effects in whole dollars:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$109,000	$(95,000)
Effect on postretirement benefit obligation	$1,221,000	$(1,071,000)

        The estimated cost for postretirement health care and life insurance benefits is accrued on an actuarially determined basis. Retirement rate and salary increase assumptions were changed in 2003 to reflect historical experience, the effect of which was not considered material. The 2003 increase in the number of years to ultimate trend rate resulted from changes in trend assumptions.

        The provisions charged to income for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 for all other pension plans were approximately (in millions of dollars) $0.2, $8.0, $7.8 and $7.3, respectively.

        The provisions charged to income for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 for the defined contribution plans were approximately (in millions of dollars) $0.5, $14.8, $13.7 and $12.3, respectively.

Plan Assets

        Our major U.S. and Non-U.S. pension plans' weighted-average asset allocations at December 31, 2005 and 2004, by asset category, are as follows:

	Plan Assets
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor
Asset Category
	2005	2004	2005	2004
Equity securities	70.6%	72.4%	86.2%	84.6%
Fixed income securities	29.4	27.6	13.8	15.4

Total	100.0%	100.0%	100.0%	100.0%

        We have a long-term investment outlook for the assets held in our Company sponsored plans, which is consistent with the long-term nature of each plan's respective liabilities. We have two major plans which reside in the U.S. and the United Kingdom.

        The U.S. Plan, or the "Plan," currently has a target asset allocation of 70% equity and 30% fixed income. The equity portion of the Plan is invested in one passively managed index fund, one actively managed U.S. small/midcap fund and one actively managed international portfolio. The fixed income portion of the Plan is actively managed by a professional investment manager and is benchmarked to the Lehman Long Govt/Credit Index. The Plan currently assumes an 8.75% rate of return on assets which represents the expected long-term annual weighted-average return for the Plan in total. The annualized long-term performance of the Plan has generally been in excess of the long-term rate of return assumptions.

        The U.K. Plan currently invests in a professionally managed Balanced Consensus Index Fund which has the investment objective of achieving a total return relatively equal to its benchmark. The benchmark is based upon the average asset weightings of a broad universe of U.K. pension funds invested in pooled investment vehicles and each of their relevant indices. The asset allocation as of December 31, 2005, was 86.2% equity and 13.8% fixed income. The U.K. Plan currently assumes a rate of return on assets of 7.0%, which represents the expected long-term annual weighted-average return.

Contributions

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. From time to time we make contributions beyond those legally required. In 2005 and 2004, we made discretionary cash contributions of $28.0 million and $48.0 million, respectively, to our U.S. pension plan. In 2006, we expect to contribute, at a minimum, approximately $23 million to our worldwide pension plans, including contributions required by funding regulations, discretionary contributions and benefit payments for unfunded plans. The majority of what we expect to contribute relates to discretionary contributions to our U.K. Plan.

Estimated Future Benefit Payments

        The following table presents estimated future benefit payments (in millions of dollars):

	Pension Benefits	Healthcare & Life Insurance (U.S.)
2006	$14.0	$0.6
2007	16.9	0.7
2008	18.4	0.9
2009	23.0	1.0
2010	24.7	1.1
2011–2015	180.0	7.3

Note 7—Stock-Based Employee Compensation

       Certain of our employees participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan, or the "Incentive Plan." Options granted under the Incentive Plan became exercisable 33% after one year from the date of grant, 66% after two years and in full after three years.

        Effective with the Acquisition, all unvested options became vested and exercisable. We have no future liability for these options. As of the Acquisition date, the remaining life of all options outstanding became the lesser of five years from the Acquisition date, or the remainder of the original 10-year term. See Note 17—Subsequent Events.

        A summary of option transactions is presented below (all exercise prices and fair values are with respect to Ford common stock):

	Successor		Predecessor
	2005		2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at January 1	8,436,833	$23.14	7,227,817	$25.10	5,994,339	$29.43
Granted	1,489,275	$12.49	1,490,500	$13.26	1,473,625	$7.55
Expired or canceled	(256,313)	$22.65	(239,673)	$23.59	(240,147)	$25.38
Exercised	(104,980)	$7.55	(41,811)	$7.55	—	—

Outstanding at December 31	9,564,815	$21.73	8,436,833	$23.14	7,227,817	$25.10

Options exercisable at end of year	9,564,815	$21.73	5,608,824	$28.74	4,305,981	$30.57
Weighted-average fair value of options granted during year		$4.45		$4.62		$1.90

        The following table summarizes information about stock options at December 31, 2005:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number of Options	Remaining Contractual Life	Exercise Price
$41.40–$42.52	630,889	2.3	$41.42
$35.66	1,023,247	4.1	$35.66
$31.95–$35.19	974,158	3.1	$34.98
$27.42–$30.19	1,544,262	5.0	$27.80
$16.91	1,309,825	5.0	$16.91
$13.07–$13.26	1,409,200	5.0	$13.26
$12.49	1,458,325	5.0	$12.49
$7.55	1,214,909	5.0	$7.55

Note 8—Revenue Earning Equipment

       Revenue earning equipment consists of rental cars and industrial and construction equipment and leased cars under capital leases where the disposition of the cars upon termination of the lease is for our account.

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Depreciation of revenue earning equipment	$45,362	$1,605,243	$1,506,988	$1,504,482
Adjustment of depreciation upon disposal of the equipment	(2,123)	(68,307)	(57,212)	808
Rents paid for vehicles leased	588	18,926	13,482	18,101

Total	$43,827	$1,555,862	$1,463,258	$1,523,391

        The adjustment of depreciation upon disposal of revenue earning equipment for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the years ended December 31, 2004 and 2003 included (in millions of dollars) net gains of $1.3, $41.8, $25.8 and a net loss of $1.9, respectively, on the disposal of industrial and construction equipment, and net gains of $0.8, $26.5, $31.4 and $1.1, respectively, on the disposal of vehicles used in the car rental operations. Depreciation rates being used to compute the provision for depreciation of revenue earning equipment were decreased in our domestic car rental operations (effective April 1, July 1, and October 1, 2005) and in our North American equipment rental operations (primarily effective January 1 and July 1, 2005) to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold, resulting in net reductions in depreciation expense for the year ended December 31, 2005 of $21.8 million and $13.2 million, respectively.

        As a result of the Acquisition, the net book value of our revenue earning equipment was adjusted to its estimated fair value, resulting in a net increase of $93.1 million. This net increase in net book value resulted in an increase in depreciation expense of approximately $0.5 million for the Successor period ended December 31, 2005.

Note 9—Taxes on Income

        The provision (benefit) for taxes on income consists of the following (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Current:
Federal	$—	$577,573	$(22,950)	$(214,487)
Foreign	—	17,550	16,679	22,341
State and local	—	7,670	10,565	10,175

Total current	—	602,793	4,294	(181,971)

Deferred:
Federal	(5,711)	(435,037)	132,877	270,248
Foreign	(4,822)	11,224	(11,801)	(6,400)
State and local	(1,710)	12,352	8,500	(3,000)

Total deferred	(12,243)	(411,461)	129,576	260,848

Total provision (benefit)	$(12,243)	$191,332	$133,870	$78,877

        The principal items in the deferred tax provision (benefit) are as follows (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Difference between tax and book depreciation	$57,176	$(781,555)	$489,202	$145,208
Accrued and prepaid expense deducted for tax purposes when paid or incurred	(21,114)	16,391	(41,640)	(32,267)
Intangible assets	11,291	—	—	—
Tax operating loss (carryforwards) utilized	(57,229)	401,035	(341,090)	288,783
Foreign tax credit carryforwards	—	(48,471)	(8,556)	(105,980)
Federal and state alternative minimum tax credit (carryforwards) utilized	(2,367)	36,087	(3,288)	(34,896)
Increase (decrease) in valuation allowance	—	(34,948)	34,948	—

Total deferred provision (benefit)	$(12,243)	$(411,461)	$129,576	$260,848

        The principal items in the deferred tax liability at December 31, 2005 and 2004 are as follows (in thousands of dollars):

	Successor	Predecessor
	2005	2004
Assets:
Employee benefit plans	$126,454	$76,335
Tax operating loss carry forwards	101,156	448,458
Foreign tax credit carry forwards	—	140,533
Federal and state alternative minimum tax credit carry forwards	4,464	38,184
Accrued and prepaid expenses deducted for tax purposes when paid or incurred	145,608	186,635

Total Gross Assets	377,682	890,145
Less: Valuation Reserves	(21,377)	(59,821)

Total Net Assets	356,305	830,324

Liabilities:
Difference between book and tax depreciation	(1,027,906)	(1,680,024)
Intangible assets	(1,180,941)	—

Total Liabilities	(2,208,847)	(1,680,024)

Total	$(1,852,542)	$(849,700)

        At December 31, 2005, we had operating loss carryforwards for federal, state and foreign tax purposes totaling $101.2 million of which $63.4 million expire through 2025. The remaining $37.8 million may be carried forward indefinitely. It is anticipated that such operations will become profitable in the future and the carryforwards will be fully utilized. During 2005, foreign tax credit valuation reserves in the amount of $35.0 million were reversed when we determined that the foreign tax credits would be utilized in full.

        In October 2004, President Bush signed the "American Jobs Creation Act of 2004," which contains provisions related to the distribution of the earnings of foreign subsidiaries. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million. See Note 1A—Restatement of Predecessor Financial Statements.

        The principal items accounting for the difference in taxes on income computed at the U.S. statutory rate of 35% and as recorded are as follows (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Computed tax at statutory rate	$(11,626)	$201,217	$175,893	$83,122
Taxes on foreign earnings, net of utilized foreign tax credits	—	31,353	—	—
State and local income taxes, net of Federal income tax benefit	(1,112)	13,014	12,392	4,664
Income taxes on foreign earnings at effective rates different from the U.S. statutory rate, including the anticipated realization of certain foreign tax benefits and the effect of subsidiaries' gains and losses and exchange adjustments with no tax effect	926	(10,638)	(7,529)	(9,949)
Increase (decrease) in valuation allowance	—	(34,948)	34,948	—
Adjustments made to Federal and foreign tax accruals in connection with tax audit evaluations	—	—	(69,834)	—
Favorable foreign tax adjustments relating to tax return filings	—	(5,300)	(11,684)	—
All other items, net	(431)	(3,366)	(316)	1,040

Total provision (benefit)	$(12,243)	$191,332	$133,870	$78,877

Note 10—Lease and Concession Agreements

      We have various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and real estate leases under which the following amounts were expensed (in thousands of dollars):

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Rents	$3,500	$112,627	$100,243	$90,421
Concession fees:
Minimum fixed obligations	7,653	246,304	227,535	230,443
Additional amounts, based on revenues	5,544	178,431	182,069	132,860

Total	$16,697	$537,362	$509,847	$453,724

        As of December 31, 2005, minimum obligations under existing agreements referred to above are approximately as follows (in thousands of dollars):

	Rents	Concessions
Years ended December 31, 2006	$90,871	$217,232
2007	78,605	184,295
2008	65,377	130,643
2009	48,691	93,197
2010	33,939	67,929
Years after 2010	119,036	394,147

        Many of our concession agreements and real estate leases require us to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected in the table of minimum future obligations appearing immediately above.

        In addition to the above, we have various leases on revenue earning equipment and office and computer equipment under which the following amounts were expensed (in thousands of dollars):

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Revenue earning equipment	$588	$18,926	$13,482	$18,101
Office and computer equipment	466	14,984	15,338	13,075

Total	$1,054	$33,910	$28,820	$31,176

        As of December 31, 2005, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in thousands of dollars): 2006, $20,215; 2007, $6,876; 2008, $1,230; 2009, $506; 2010, $20; after 2010, $0.

Note 11—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two reportable segments: rental of cars and light trucks, or "car rental"; and rental of industrial, construction and material handling equipment, or "equipment rental." The contribution of these segments, as well as "corporate and other," for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 are summarized below (in millions of dollars). Corporate and other includes general corporate expenses, certain interest expense, as well as other business activities, such as claim management.

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Revenues
Car rental	$131.8	$5,915.0	$5,507.7	$4,888.2
Equipment rental	22.5	1,392.8	1,162.2	1,038.1
Corporate and other	0.2	6.9	6.1	7.4

Total	$154.5	$7,314.7	$6,676.0	$5,933.7

Income (loss) before income taxes and minority interest
Car rental	$(16.2)	$390.8	$437.7	$278.7
Equipment rental	(11.4)	250.5	87.8	(21.8)
Corporate and other	(5.6)	(66.4)	(22.9)	(19.4)

Total	$(33.2)	$574.9	$502.6	$237.5

Depreciation of revenue earning equipment
Car rental	$37.4	$1,344.1	$1,228.6	$1,258.3
Equipment rental	6.4	211.8	234.7	265.1
Corporate and other	—	—	—	—

Total	$43.8	$1,555.9	$1,463.3	$1,523.4

Depreciation of property and equipment
Car rental	$4.1	$141.1	$136.1	$111.0
Equipment rental	1.2	36.4	36.7	36.2
Corporate and other	0.2	4.9	4.8	4.5

Total	$5.5	$182.4	$177.6	$151.7

Amortization of intangibles
Car rental	$1.1	$0.7	$0.6	$0.4
Equipment rental	1.0	—	—	0.6
Corporate and other	—	—	—	—

Total	$2.1	$0.7	$0.6	$1.0

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Interest expense, net of interest income
Car rental	$15.8	$349.2	$305.0	$271.8
Equipment rental	3.4	86.4	72.0	75.8
Corporate and other	6.6	38.6	7.4	7.4

Total	$25.8	$474.2	$384.4	$355.0

Revenue earning equipment and property and equipment
Car rental
Expenditures	$234.9	$11,530.1	$10,885.7	$9,292.1
Proceeds from disposals	(199.8)	(9,927.2)	(8,554.3)	(7,700.8)

Net expenditures	$35.1	$1,602.9	$2,331.4	$1,591.3

Equipment rental
Expenditures	$8.2	$987.9	$707.8	$368.3
Proceeds from disposals	(1.1)	(251.4)	(245.5)	(227.6)

Net expenditures	$7.1	$736.5	$462.3	$140.7

Corporate and other
Expenditures	$0.2	$2.7	$3.0	$2.9
Proceeds from disposals	—	(0.3)	(0.4)	(0.7)

Net expenditures	$0.2	$2.4	$2.6	$2.2

	Successor	Predecessor
	December 31,
	2005	2004
Total assets at end of year
Car rental	$11,456.4	$10,351.2
Equipment rental	3,418.8	2,156.7
Corporate and other	3,705.7	1,588.5

Total	$18,580.9	$14,096.4

Revenue earning equipment, net, at end of year
Car rental	$7,399.5	$7,597.2
Equipment rental	2,075.5	1,525.7
Corporate and other	—	—

Total	$9,475.0	$9,122.9

        We operate in the United States and in foreign countries. Foreign operations are substantially in Europe. The operations within major geographic areas are summarized as follows (in millions of dollars):

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Revenues
United States	$123.7	$5,150.5	$4,678.2	$4,257.1
Foreign	30.8	2,164.2	1,997.8	1,676.6

Total	$154.5	$7,314.7	$6,676.0	$5,933.7

Income (loss) before income taxes and minority interest
United States	$(19.1)	$371.6	$322.8	$132.5
Foreign	(14.1)	203.3	179.8	105.0

Total	$(33.2)	$574.9	$502.6	$237.5

Depreciation of revenue earning equipment
United States	$35.5	$1,179.8	$1,107.3	$1,240.8
Foreign	8.3	376.1	356.0	282.6

Total	$43.8	$1,555.9	$1,463.3	$1,523.4

Depreciation of property and equipment
United States	$4.6	$140.3	$136.4	$114.0
Foreign	0.9	42.1	41.2	37.7

Total	$5.5	$182.4	$177.6	$151.7

Amortization of intangibles
United States	$1.3	$0.1	$—	$0.7
Foreign	0.8	0.6	0.6	0.3

Total	$2.1	$0.7	$0.6	$1.0

Interest expense, net of interest income
United States	$22.0	$414.4	$338.5	$316.3
Foreign	3.8	59.8	45.9	38.7

Total	$25.8	$474.2	$384.4	$355.0

Revenue earning equipment and property and equipment
United States
Expenditures	$188.9	$8,762.3	$7,928.5	$6,801.4
Proceeds from disposals	(131.8)	(6,940.8)	(5,818.6)	(5,452.9)

Net expenditures	$57.1	$1,821.5	$2,109.9	$1,348.5

Foreign
Expenditures	$54.4	$3,758.4	$3,668.0	$2,861.9
Proceeds from disposals	(69.1)	(3,238.1)	(2,981.6)	(2,476.2)

Net expenditures	$(14.7)	$520.3	$686.4	$385.7

	Successor	Predecessor
	December 31,
	2005	2004
Total assets at end of year
United States	$13,981.0	$10,098.9
Foreign	4,599.9	3,997.5

Total	$18,580.9	$14,096.4

Revenue earning equipment, net, at end of year
United States	$7,270.9	$6,704.5
Foreign	2,204.1	2,418.4

Total	$9,475.0	$9,122.9

Note 12—Litigation and Guarantees

      On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or "FSC," by us or all Texas residents who were charged a FSC by us. The petition alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification has been scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000.

        On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In

May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint by the end of October, which the plaintiff did. A third amended complaint was filed in November 2005 and we then answered the complaint. Discovery has now commenced.

        On December 13, 2005, Janelle Johnson, individually and on behalf of all other similarly situated persons v. The Hertz Corporation was filed in the Second Judicial District Court of the County of Bernalillo, New Mexico. As with the Gomez and Kochner cases, Johnson purports to be a class action, this time on behalf of all New Mexico residents who rented from us and who were charged a FSC. The complaint alleges that the FSC is unconscionable as a matter of law under pertinent sections of the New Mexico Uniform Commercial Code and that, under New Mexico common law, the collection of FSC does not constitute valid liquidated damages, but rather is a void penalty. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and its actual cost. In the alternative, the plaintiff requests that the court exercise its equitable jurisdiction and order us to cease and desist from our unlawful conduct and to modify our lease provisions to conform with applicable provisions of New Mexico statutory and common law. The complaint also asks for attorneys' fees and costs. We have removed the action to the U.S. District Court for the District of New Mexico and, in lieu of an answer, filed a motion to dismiss.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In February 2005, the Hazardous Materials Division of the San Diego Department of Environmental Health, or the "Department," indicated in writing that it was preparing to bring an administrative action against us due to an alleged noncompliance related to secondary containment testing for certain underground storage tanks located at one of our facilities. The Department verbally proposed a monetary penalty of approximately $113,000. We have commenced settlement discussions concerning the alleged violations.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for bodily injury, including death, and property damage, referred to as "PL/PD," arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them.

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

Guarantees

        At December 31, 2005, the following guarantees were issued and outstanding.

        Indemnifications:    In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

        Sponsor:    On the Closing Date of the Acquisition, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Environmental:    We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued and those losses are reflected in our consolidated financial statements. As of December 31, 2005 and 2004, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our consolidated balance sheet in "Other accrued liabilities" were $3.9 million and $5.4 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site.

        For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Note 13—Quarterly Financial Information (Unaudited)

        A summary of the quarterly operating results during 2005 and 2004 were as follows (in thousands of dollars except per share data):

	Predecessor					Predecessor				Successor
						For the periods from
	First Quarter 2005	Second Quarter 2005		Third Quarter 2005		October 1, 2005 to December 20, 2005 As Previously Reported(1)		October 1, 2005 to December 20, 2005 As Restated(1)		December 21, 2005 to December 31, 2005
Revenues	$1,640,573	$1,862,329		$2,123,630		$1,688,213		$1,688,213		$154,469
Operating income (loss): pre-tax income (loss) before interest expense and minority interest	134,691	267,386	(2)	405,460	(3)	241,616	(6)	241,616	(6)	(7,483	)(6)
Income (loss) before income taxes and minority interest	35,479	154,554	(2)	264,296	(3)(4)	120,577	(6)(7)	120,577	(6)(7)	(33,218	)(6)
Net income (loss)	20,875	99,200		205,221	(5)	73,527	(8)	46,027	(8)(9)	(21,346)
Net income (loss) per share	$0.09	$0.43		$0.89		$0.32		$0.20		$(0.09)
	Predecessor
	First Quarter 2004	Second Quarter 2004		Third Quarter 2004		Fourth Quarter 2004
Revenues	$1,456,244	$1,656,122		$1,879,197		$1,684,389
Operating income: pre-tax income before interest expense and minority interest	82,967	241,459	(10)	353,236		209,354	(12)
Income (loss) before income taxes and minority interest	(4,996)	146,716	(10)	250,864		109,968	(12)
Net income (loss)	(3,283)	95,466		184,440	(11)	88,848	(11)
Net income (loss) per share	$(0.01)	$0.42		$0.80		$0.39

(1)
Hertz has restated its previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A. The Restatement resulted in the previously reported provision for taxes on income to increase by $27.5 million and net income to decrease by $27.5 million, due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

(2)
Includes a $14.9 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(3)
Includes a $9.8 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(4)
Includes interest expense of $16.3 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid June 10, 2005).

(5)
Includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million.

(6)
The total combined fourth quarter of 2005 includes a $10.3 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(7)
Includes interest expense of $15.6 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005) for the Predecessor period October 1, 2005 to December 20, 2005. The note was repaid on December 21, 2005.

(8)
Includes favorable foreign tax adjustments of $5.3 million.

(9)
Includes a $31.3 million provision relating to the repatriation of foreign earnings.

(10)
Includes $7.0 million received regarding claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

(11)
Includes favorable foreign tax adjustments of $23.3 million in the third quarter of 2004 and net favorable domestic and foreign tax adjustments of $23.3 million in the fourth quarter of 2004.

(12)
Includes a final gain of $7.5 million from the condemnation of a car rental and support facility in Florida.

Note 14—Financial Instruments

      Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash equivalents, short term investments and trade receivables. We place our cash equivalents with a number of financial institutions and investment funds to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base, and their dispersion across different businesses and geographic areas. As of December 31, 2005, we had no significant concentration of credit risk.

Cash and Equivalents

        Fair value approximates cost indicated on the balance sheet at December 31, 2005 because of the short-term maturity of these instruments.

Debt

        For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to us for loans with similar terms and average maturities. Since all debt was recorded at fair value on December 21, 2005 due to the Acquisition, the fair value approximates carrying value at December 31, 2005. The fair value of all debt at December 31, 2004 approximated $8.63 billion, compared to carrying value of $8.43 billion.

Derivative Instruments and Hedging Activities

        We utilize certain derivative instruments to enhance our ability to manage risk relating to cash flow and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposures. We document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategies for undertaking various hedge transactions.

  Interest Rate Risk

        From time to time, Hertz enters into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, Hertz entered into interest rate swap agreements relating to the issuance of our 4.7% Notes due October 2, 2006. Effective June 3, 2004, Hertz entered into interest rate swap agreements relating to the issuance of 6.35% Notes due June 15, 2010. Under these agreements, Hertz pays interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As of December 31, 2004, the fair values of the interest rate swaps associated with the 4.7% Notes and the 6.35% Notes were $7.0 million and $11.5 million, respectively. The fair value relating to the interest rate swap on the 4.7% Notes was reflected in the consolidated balance sheet in "Other accrued liabilities" with an offsetting decrease in "Debt." The fair value related to the interest rate swap on the 6.35% Notes was reflected in the consolidated balance sheet in "Prepaid expenses and other assets" with a corresponding increase in "Debt." As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, as fair value hedge accounting must now be discontinued, any changes in the fair value of the derivatives are now recognized in earnings. As of December 31, 2005, the fair value adjustments relating to the interest rate swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the consolidated balance sheet in "Other accrued liabilities." Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in earnings. See Note 17—Subsequent Events.

        In connection with the Acquisition and the issuance of $3.55 billion of floating rate U.S. Fleet Debt, Hertz Vehicle Financing LLC, or "HVF," a consolidated special purpose entity, entered into seven interest rate swap agreements, or the "HVF swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with FAS 133. The HVF swaps were entered into for the purpose of locking in the interest cash outflows on the floating rate U.S. Fleet Debt. These agreements mature at various terms, in connection with the associated debt obligations, through November 25, 2011. Under these agreements, we pay interest at a fixed rate in exchange for variable rate receipts, effectively transforming the floating rate U.S. Fleet Debt Notes to fixed rate obligations. For the Successor period ended December 31, 2005, we recognized $1.0 million of additional interest expense, which resulted from the inherent ineffectiveness associated with the HVF swaps, as these interest rate swaps were entered into at off-market rates. HVF paid $44.8 million to reduce the fixed rate leg of the swap from the prevailing market rates to 4.5%. As of December 31, 2005, the fair value of these interest rate swap agreements was $37.0 million, which is reflected in the consolidated balance sheet in "Prepaid expenses and other assets."

        Also in connection with the issuance of $3.55 billion of floating rate U.S. Fleet Debt, Hertz entered into seven differential interest rate swap agreements, or the "differential swaps." These differential swaps were required to be put in place to protect the counterparties to the HVF swaps in the event of a default by HVF on the asset backed notes, which will cause a "rapid amortization" of the notes. In the event of a "rapid amortization period," the differential is transferred to Hertz. There was no initial payment associated with these differential swaps and their notional amounts are and will continue to be zero unless 1) there is an amortization event, which causes the rapid amortization of the loan balance, 2) there is an increased probability that an amortization event will occur, which would cause the rapid amortization of the loan balance, or 3) the debt is prepaid. Given this and that the initial assessment of the probability of the occurrence of an amortization event is considered remote, the current fair value of the differential swaps is considered to be zero. Should any of the above events occur, then the differential swaps will have a fair value, which will result in the differential swaps being recorded at fair value on the balance sheet, with a corresponding amount affecting earnings, as there is no qualifying hedge relationship.

        In connection with our Euro Medium Term Notes, or the "Euro Medium Term Notes," that were not tendered to us in connection with the Acquisition, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, maturing on July 16, 2007. The purpose of this swap is to lock in the interest cash outflows on the variable rate Euro Medium Term Notes. As the critical terms of the swap and remaining portion of the Euro Medium Term Notes match, the swap qualifies for cash flow hedge accounting and the shortcut method of assessing effectiveness, in accordance with FAS 133. Therefore, the fair value of the swap will be carried on the balance sheet, with offsetting gains or losses recorded in other comprehensive income. At December 31, 2005, the fair value of this swap was zero.

  Foreign Currency Risk

        We have entered into arrangements to manage exposure to fluctuations in foreign exchange rates, for selected marketing programs. These arrangements consist of the purchase of foreign exchange options. At December 31, 2005, the total notional amount of these instruments was $15.5 million, maturing at various dates in 2006 and 2007, and the fair value of all outstanding contracts, was approximately $0.3 million. The fair value of the foreign currency instruments was estimated using market prices provided by financial institutions. Gains and losses resulting from changes in the fair value of these instruments are included in earnings. The total notional amount included options to sell British Pounds, Yen, Canadian Dollars and Euro, in the amounts of $9.5 million, $2.3 million, $2.2 million and $1.5 million, respectively.

        We manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our foreign subsidiaries by entering into foreign currency forward contracts, or "forwards," at the time of the loans. The forward rate is reflected in the intercompany loan rate to the foreign subsidiaries, and as a result, the forward contracts have no material impact on earnings. At December 31, 2005, the total notional amount of these forwards was $31.4 million, maturing within one month. The total notional amount includes forwards to sell Euro and Australian dollars in the notional amounts of $17.7 million and $13.7 million, respectively.

        In connection with the Transactions, we issued €225,000,000 of Senior Euro Notes, which are currently not hedged. The foreign exchange transaction gains or losses resulting from the monthly translation of these Euro-denominated Notes into the U.S. Dollar, could have a material impact on our consolidated financial position, results of operations or cash flows.

Note 15—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect, wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        Over the three years ended December 31, 2005, on a weighted-average basis, approximately 45% of the cars acquired by us for our U.S. car rental fleet, and approximately 33% of the cars acquired by us for our international fleet, were manufactured by Ford and subsidiaries. During 2005, approximately 41% of the cars we acquired domestically were manufactured by Ford and subsidiaries and approximately 34% of the cars we acquired for our international fleet were manufactured by Ford and subsidiaries, which represented the largest percentage of any automobile manufacturer in that year.

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The amounts contributed by Ford for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 were (in millions of dollars) $1.3, $42.4, $38.1 and $47.9, respectively. The advertising contributions paid by Ford for the 2005 vehicle model year under the Master Supply and Advertising Agreement were less than the advertising contributions we received from Ford for the 2004 model year. We expect that contributions in future years may also be below levels for the 2005 model year based upon anticipated reductions in the number of Ford Vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations. We incurred net advertising expense for the Successor period ended December 31, 2005 and the

Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 of (in millions of dollars) $5.0, $159.9, $168.3 and $126.9, respectively.

        Under the terms of the Master Supply and Advertising Agreement we will be able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate the reduction in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford, its subsidiaries and affiliates are significant suppliers of cars to our international operations.

        During the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003, we purchased cars from Ford and its subsidiaries at a cost of approximately (in billions of dollars) $0.1, $4.7, $4.4 and $4.9, respectively and sold cars to Ford and its subsidiaries under various repurchase programs for approximately (in billions of dollars) $0.1, $3.5, $3.3 and $3.8, respectively.

Stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options became vested. See Note 1—Summary of Significant Accounting Policies and Note 7—Stock-Based Employee Compensation.

Financial arrangements

        In February 1997, Ford extended us a line of credit of $500.0 million, which was to expire on June 30, 2006. This line of credit had an evergreen feature that provided on an annual basis for automatic one-year extensions of the expiration date, unless notice was provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminated however, at any time Ford ceased to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our outstanding capital stock. Our obligations under this agreement would have ranked pari passu with our senior debt securities. A commitment fee of 0.2% per annum was payable on the unused available credit. This line of credit terminated as a result of the Acquisition.

        We maintained a Sales Agency Agreement with Ford Financial Services, Inc, or "FFS," a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acted as a dealer for our domestic commercial paper programs. Through our subsidiary Hertz Australia Pty. Limited, we had a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. These commercial paper agreements terminated as a result of the Acquisition.

        As of December 31, 2004, Ford owed us and our subsidiaries $445.2 million, the majority of which related to various car repurchase and warranty programs. The balance at December 31, 2004, also included $250.7 million which represented amounts due under a tax sharing agreement with Ford. As of December 31, 2004, we owed Ford $76.5 million, (which was included in "Accounts payable" in our consolidated balance sheet), relating to vehicles purchased, and included the liability for Ford stock-

based employee compensation. As a result of the Acquisition, all existing and future Ford receivables and payables relating to vehicles repurchased/sold and purchased, respectively, are classified as external manufacturer receivables and payables, respectively.

        We historically made short-term investments with a Ford-controlled investment fund that pooled and invested excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $557.0 million at December 31, 2004. Prior to the Acquisition, these short-term investments were liquidated.

Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We had entered into a tax sharing agreement with Ford providing that we and Ford would make payments between us such that, with respect to any period, the amount of taxes to be paid by us (subject to certain adjustments) would be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local returns, rather than a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provided that our right to reimbursement will be determined based on usage of such foreign tax credits by the consolidated group.

        On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. In connection with the termination of the agreement, all payables and receivables under the agreement between us and Ford were cancelled, and neither we nor Ford have any future rights or obligations under the agreement.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Investors, Inc. and the Sponsors

Consulting agreements

        On the Closing Date of the Acquisition, we entered into consulting agreements, or the "Consulting Agreements," with Hertz and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate will provide us and our subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, we or our affilates will pay to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and we may pay to them a fee for certain types of transactions that we or our subsidiaries execute. If an individual designated by Clayton, Dubilier & Rice, Inc., or "CD&R," serves as both Chairman of our board of directors and Chief Executive Officer for any quarter, we will pay CD&R an additional fee of $500,000 for that quarter.

Guarantees

        Our obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by Hertz Investors, Inc. (previously known as CCMG Corporation). See Note 3—Debt.

Indemnification agreements

        On the closing date of the Acquisition, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. See Note 12—Litigation and Guarantees.

        In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Of this amount, $35 million has been recorded as deferred finance charges and $40 million has been recorded as direct costs of the Acquisition. In addition, an affiliate of one of the Sponsors was engaged to provide advisory services to the Sponsors and was paid a fee of $5 million. This affiliate is in the business of providing such services and was engaged by the Sponsors in an arm's-length transaction.

Note 16—Earnings (Loss) Per Share

        As a result of the Acquisition, our capital structure consists of 229,500,000 shares of common stock outstanding. Earnings (loss) per share reflects our post-Acquisition capital structure for all periods on a consistent basis. We did not have any potentially dilutive instruments outstanding for any periods presented.

Unaudited Pro Forma Earnings (Loss) Per Share

        The unaudited pro forma earnings (loss) per common share (in thousands, except per share amounts) has been computed to give effect to the issuance of 88,235,000 shares to be sold in the initial public offering, the proceeds of which will be used to repay the Hertz Holdings Loan Facility and an additional dividend to the stockholders funded by the net proceeds from the sale of common stock in the initial public offering to the extent such proceeds exceed the amounts required to repay borrowings outstanding under the Hertz Holdings Loan Facility.

	For the Periods from
	January 1, 2005 to December 20, 2005	December 21, 2005 to December 31, 2005
Pro forma earnings (loss) per share:
Numerator:
Net income (loss) (as reported)	$371,323	$(21,346)
Denominator:
Weighted average shares used in basic computation	229,500	229,500
Add: Shares to be sold in the initial public offering the proceeds of which will be used for the repayment of the Hertz Holdings Loan Facility and the payment of a dividend to stockholders	88,235	88,235
Pro forma weighted average shares used in basic and diluted computation	$317,735	$317,735

Pro forma earnings (loss) per common share—basic	$1.17	$(0.07)
Pro forma earnings (loss) per common share—diluted	$1.17	$(0.07)

Note 17—Subsequent Events

Interest Rate Swaps

        During January 2006, we assigned our interest rate swaps relating to our 4.7% Notes due October 2, 2006 and our 6.35% Notes due June 15, 2010 to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of $6.6 million in our statement of operations in "Selling, general and administrative expenses."

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of Hertz Holdings stock to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals.

        The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the Hertz Holdings Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, we made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our retiring Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, we sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share. In addition, on May 18, 2006, we granted Hertz's key executives and employees (excluding Mr. Koch) options to acquire an additional 9,515,000 shares of our common stock at $10.00 per share, 800,000 shares at $15.00 per share and 800,000 shares at $20.00 per share. These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share.

        On June 29, 2006, in anticipation of the Hertz Holdings Dividend, the Board of Directors of Hertz Holdings modified the option exercise prices downward by an amount equal to the per share amount of the Hertz Holdings Dividend, thereby preserving the intrinsic value of the options, consistent with applicable tax law. We have an unrecognized cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is expected to be recognized over the remainder of the five year requisite vesting period that began on the grant date.

Swaptions

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

Hertz Holdings Loan Facility and Dividend

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a dividend to the holders of our common stock and paying fees and expenses related to the facility. Under the terms of the financing, Hertz Holdings will be required to pay interest in cash, but only to the extent that funds are available by way of dividend from Hertz to do so in accordance with applicable law and the instruments governing Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing Hertz's existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay the accrued and unpaid interest in cash without violating these restrictions. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million, in the aggregate to its common stockholders on June 30, 2006, or the "Hertz Holdings Dividend." It is anticipated that the Hertz Holdings Loan Facility will be repaid with the proceeds of an initial public offering.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

HERTZ GLOBAL HOLDINGS, INC.

PARENT COMPANY BALANCE SHEET
(in Thousands of Dollars)

December 31, 2005
Cash and equivalents	$—
Investments in subsidiaries	2,266,182

Total assets	$2,266,182

Stockholders' equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 229,500,000 shares issued	$2,295
Additional capital paid-in	2,292,705
Retained earnings (deficit)	(21,346)
Accumulated other comprehensive income (loss)	(7,472)

Total stockholders' equity	2,266,182

Total liabilities and stockholders' equity	$2,266,182

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.

PARENT COMPANY STATEMENT OF OPERATIONS
(in Thousands of Dollars)

For the period from
December 21, 2005 to December 31, 2005
Revenues	$—
Operating costs and expenses	—
Equity earnings (losses) of subsidiaries, net of tax	(21,346)

Net income (loss)	$(21,346)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.

PARENT COMPANY STATEMENT OF STOCKHOLDERS' EQUITY
(in Thousands of Dollars except share data)

	Number of Shares	Common Stock	Additional Capital Paid-in	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at:
DECEMBER 21, 2005	—	$—	$—	$—	$—	$—
Sale of common stock	229,500,000	2,295	2,292,705			2,295,000
Net loss				(21,346)		(21,346)
Translation adjustment changes					(3,394)	(3,394)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax					(4,078)	(4,078)

Total Comprehensive Loss						(28,818)

DECEMBER 31, 2005	229,500,000	$2,295	$2,292,705	$(21,346)	$(7,472)	$2,266,182

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.

PARENT COMPANY STATEMENT OF CASH FLOWS
(in Thousands of Dollars)

For the period from
December 21, 2005 to December 31, 2005
Cash flows from operating activities:
Net loss	$(21,346)
Equity (earnings) losses of subsidiaries, net of tax	21,346

Net cash flows provided by operating activities	—

Cash flows from investing activities:
Investment in and advances to consolidated subsidiaries	(2,295,000)

Net cash used in investing activities	(2,295,000)

Cash flows from financing activities:
Proceeds from the sale of common stock	2,295,000

Net cash provided by financing activities	2,295,000

Effect of foreign exchange rate changes on cash and equivalents	—

Net increase (decrease) in cash and equivalents during the period	—
Cash and equivalents at beginning of period	—

Cash and equivalents at end of period	$—

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$—
Income taxes	—

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.

NOTES TO PARENT COMPANY FINANCIAL STATEMENTS

Note 1—Background and Basis of Presentation

        Hertz Global Holdings, Inc., or "Hertz Holdings," is the top-level holding company that conducts substantially all of its business operations through its indirect subsidiaries. Hertz Holdings was incorporated in Delaware on August 31, 2005 in anticipation of the December 21, 2005 acquisition by its subsidiary, Hertz Investors, Inc., of the Hertz Corporation. Hertz Holdings had no operations prior to December 21, 2005, and accordingly, its results of operations and cash flows have only been presented for the post-acquisition 11-day period ended December 31, 2005.

        There are significant restrictions over Hertz Holdings' ability to obtain funds from its indirect subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, Hertz Holdings' investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Hertz Holdings' audited annual consolidated financial statements included elsewhere in this prospectus.

Note 2—Debt

        Hertz Holdings has no direct outstanding debt obligations, but its indirect subsidiaries do. For a discussion of the debt obligations of Hertz Holdings' indirect subsidiaries, see Note 3 to the Notes to the audited annual consolidated financial statements included elsewhere in this prospectus

Note 3—Commitments and Contingencies

        Hertz Holdings has no direct commitments and contingencies, but its indirect subsidiaries do. For a discussion of the commitments and contingencies of Hertz Holdings' indirect subsidiaries, see Note 10 to the Notes to the audited annual consolidated financial statements included elsewhere in this prospectus.

Note 4—Subsequent Events

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz Holdings approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of Hertz Holdings stock to its named executive officers, directors, and Hertz's key employees, as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        During the second quarter of 2006, we made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our retiring Chief Executive Officer). The offering closed on May 5, 2006. In connection with this offering, we sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share. In addition, on May 18, 2006, we granted Hertz's key executives and employees (excluding Mr. Koch) options to acquire an additional 9,515,000 shares of our common stock at $10.00 per share, 800,000 shares at $15.00 per share and 800,000 shares at $20.00 per share. On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share.

Hertz Holdings Loan Facility and Dividend

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a dividend to the holders of its common stock and paying fees and expenses related to the facility. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders on June 30, 2006, or the "Hertz Holdings Dividend." It is anticipated that the Hertz Holdings Loan Facility will be repaid with the proceeds of an initial public offering.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

			Additions
	Balance at Beginning of Period		Charged to Expense	Translation Adjustments	Deductions		Balance at End of Period
	(In thousands of dollars)
Allowance for doubtful accounts:
Successor
For the period from December 21, 2005 to December 31, 2005	$—	(a)	$462	$(10)	$(8	)(b)	$460
Predecessor
For the period from January 1, 2005 to December 20, 2005	$30,447		$11,447	$(1,202)	$22,529	(b)	$18,163
Year ended December 31, 2004	$35,758		$14,133	$1,123	$20,567	(b)	$30,447
Year ended December 31, 2003	$29,047		$23,053	$3,646	$19,988	(b)	$35,758

(a)
The underlying accounts receivable were revalued at their estimated net realizable value as of the date of the Acquisition. Accordingly, the allowance for doubtful accounts was valued at zero.

(b)
Amounts written off, net of recoveries.

P R O S P E C T U S

88,235,000 Shares

Common Stock

Hertz Global Holdings, Inc.

Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.

Deutsche Bank Securities	JPMorgan

Morgan Stanley

Credit Suisse	UBS Investment Bank	Wachovia Securities

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including                        , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

            , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE, Inc. listing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee	$195,432
National Association of Securities Dealers, Inc. filing fee	$75,500
NYSE listing fee	$250,000
Printing and engraving costs	$800,000
Legal fees and expenses	$3,000,000
Accountants' fees and expenses	$1,200,000
Blue sky qualification fees and expenses	$10,000
Transfer agent fees	$10,000
Miscellaneous	$159,068

Total	$5,700,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Hertz Holdings' By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended. Hertz Holdings expects to enter into indemnification agreements with its directors prior to completion of this offering providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the Delaware Corporation Law.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        On May 5, 2006, 1,757,354 shares of common stock of Hertz Holdings were sold to certain key employees of Hertz for an aggregate price of $17,573,540 ($10 per share). 1,752,354 of the shares were sold pursuant to an exemption from registration under Rule 701 of the Securities Act of 1933, as amended. 5,000 of the shares were sold pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended. On June 12, 2006, we sold 50,000 shares of common stock of Hertz Holdings to Craig R. Koch for an aggregate price of $500,000. These shares were sold pursuant to an exemption under Rule 701 of the Securities Act of 1933, as amended. On August 15, 2006, we sold a total of 1,076,338 shares of common stock of Hertz Holdings to Mark P. Frissora and two other members of management. These shares were sold pursuant to an exemption under Rule 701 of the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

        The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
2.1	Stock Purchase Agreement, dated as of September 12, 2005, among CCMG Holdings, Inc., Ford Holdings LLC and Ford Motor Company (Incorporated by reference to Exhibit 2 to the Quarterly Report on Form 10-Q of Ford Motor Company, as filed on November 7, 2005.)
3.1	Form of Amended and Restated Certificate of Incorporation of Hertz Global Holdings (filed as the exhibit of the same number of Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
3.2	Form of Amended and Restated By-Laws of Hertz Global Holdings (filed as the exhibit of the same number of Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.1.1	Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2	Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.3	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4	Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)

4.2.1	Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**
4.2.2	Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4	Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.3.1	Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1	Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.3	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1	Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**
4.5.2	Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**

4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**
4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**
4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**
4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.19	Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.20	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**

4.5.22	Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24	Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.25	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.26	Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.27	Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28	Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29	Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**
4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**
4.5.32	Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**

4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40	Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**
4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43	Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49	Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50	Pledges of Credit Rights of Insurance Policies Contract, dates as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**

4.5.52	Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53	Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54	Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**
4.5.55	Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**
4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. and BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**
4.6.1	Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2	Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3	Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4	Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties**

4.6.7	Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.7.1	Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.7.2	U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3	Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4	Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.5	Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties**

4.7.9	Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.8	Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**
4.9.1	Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.2	Series 2005-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.3	Series 2005-2 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.4	Series 2005-3 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.5	Series 2005-4 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.6	Amended and Restated Series 2004-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.7	Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor**
4.9.8	Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**
4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**

4.9.11	Amended and Restated Collateral Agency Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and Secured Party, and The Hertz Corporation, as Secured Party**
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13	Master Exchange Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC**
4.9.14	Escrow Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.**
4.9.15	Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class A-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.16	Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17	Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**
4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**

4.10	Form of Amended and Restated Stockholders Agreement among Hertz Global Holdings, Inc., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.11	Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.12	Form of Amendment No. 1 to the Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.13	Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder
4.13.1	First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan* **
10.1.1	First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan*
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan* **
10.3	Form of Stock Option Agreement under Stock Incentive Plan* **
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.5	Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to the Registration Statement No. 333- 125764 of The Hertz Corporation)*
10.6	Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to the Registration Statement No. 333-125764 of The Hertz Corporation)*

10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.15	RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan* **
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18	Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**
10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**
10.22	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**
10.23	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., and TC Group IV, L.L.C.**

10.24	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**
10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27	Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The Hertz Corporation filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28	Employment agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29	Form of Director Indemnification Agreement (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.30	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Clayton, Dubilier & Rice, Inc. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.31	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and TC Group IV, L.L.C. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.32	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Merrill Lynch Global Partners, Inc. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
15.1	Awareness letter of PricewaterhouseCoopers LLP
21.1	List of subsidiaries**
23.1	Consents of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1) †
23.3	Consent of F.W. Dodge (filed as Exhibit 23.3 to Amendment No. 1 to our Registration Statement on Form S-1 filed on August 25, 2006)
23.4	Consent of Euromonitor International (filed as Exhibit 23.4 to Amendment No. 2 to our Registration Statement on Form S-1 filed on September 18, 2006)
24.1	Powers of Attorney (included in the signature pages of our Registration Statement on Form S-1 filed on July 14, 2006)
24.2	Power of Attorney of Mark P. Frissora (filed as Exhibit 24.2 to Amendment No. 1 to our Registration Statement on Form S-1 filed on August 25, 2006)

24.3	Powers of Attorney (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)

*
Indicates management compensation plan.

**
Incorporated by reference to the exhibit of the same number to the Current Report on Form 8-K of The Hertz Corporation, as filed on March 31, 2006.

†
To be filed by amendment.

        As of October 27, 2006, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes as follows:

  (1)
  The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Global Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Park Ridge in the State of New Jersey, on October 27, 2006.

HERTZ GLOBAL HOLDINGS, INC.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 27, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ GEORGE W. TAMKE* George W. Tamke	Lead Director
/s/ CRAIG R. KOCH* Craig R. Koch	Director, Chairman of the Board
/s/ MARK P. FRISSORA* Mark P. Frissora	Chief Executive Officer and Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Executive Vice President and Chief Financial Officer
/s/ RICHARD J. FOTI* Richard J. Foti	Controller
/s/ NATHAN K. SLEEPER* Nathan K. Sleeper	Director
/s/ DAVID H. WASSERMAN* David H. Wasserman	Director
/s/ WILLIAM E. CONWAY, JR.* William E. Conway, Jr.	Director

/s/ GREGORY S. LEDFORD* Gregory S. Ledford	Director
/s/ GEORGE A. BITAR* George A. Bitar	Director
/s/ ROBERT F. END* Robert F. End	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
2.1	Stock Purchase Agreement, dated as of September 12, 2005, among CCMG Holdings, Inc., Ford Holdings LLC and Ford Motor Company (Incorporated by reference to Exhibit 2 to the Quarterly Report on Form 10-Q of Ford Motor Company, as filed on November 7, 2005.)
3.1	Form of Amended and Restated Certificate of Incorporation of Hertz Global Holdings (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
3.2	Form of Amended and Restated By-Laws of Hertz Global Holdings (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.1.1	Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2	Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.3	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4	Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.2.1	Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**
4.2.2	Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4	Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.3.1	Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**

4.3.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation. relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1	Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.3	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1	Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**
4.5.2	Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**
4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**

4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**
4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.19	Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.20	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.22	Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23	Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24	Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.25	Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**

4.5.26	Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.27	Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28	Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29	Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**
4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**
4.5.32	Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**
4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40	Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**

4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43	Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49	Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50	Pledges of Credit Rights of Insurance Policies Contract, dates as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**
4.5.52	Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53	Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54	Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**
4.5.55	Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**

4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. and BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**
4.6.1	Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2	Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3	Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4	Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties**
4.6.7	Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)

4.7.1	Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.7.2	U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3	Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4	Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.5	Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties**

4.7.9	Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.8	Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**
4.9.1	Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.2	Series 2005-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.3	Series 2005-2 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.4	Series 2005-3 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.5	Series 2005-4 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.6	Amended and Restated Series 2004-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.7	Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor**
4.9.8	Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**
4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**

4.9.11	Amended and Restated Collateral Agency Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and Secured Party, and The Hertz Corporation, as Secured Party**
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13	Master Exchange Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC**
4.9.14	Escrow Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.**
4.9.15	Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class Aa-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.16	Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17	Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**
4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**

4.10	Form of Amended and Restated Stockholders Agreement among Hertz Global Holdings, Inc., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.11	Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.12	Form of Amendment No. 1 to the Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.13	Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder
4.13.1	First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan* **
10.1.1	First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan*
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan* **
10.3	Form of Stock Option Agreement under Stock Incentive Plan* **
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.5	Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to the Registration Statement No. 333- 125764 of The Hertz Corporation)*
10.6	Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to the Registration Statement No. 333-125764 of The Hertz Corporation)*

10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to the Registration Statement No. 333-125764 of the Hertz Corporation)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.15	RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan* **
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18	Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**
10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**
10.22	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**
10.23	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Particippations S.à.r.l., and TC Group IV, L.L.C.**

10.24	Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**
10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27	Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The Hertz Corporation filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28	Employment letter agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29	Form of Director Indemnification Agreement (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.30	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Clayton, Dubilier & Rice, Inc. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.31	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and TC Group IV, L.L.C. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
10.32	Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Merrill Lynch Global Partners, Inc. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
15.1	Awareness letter of PricewaterhouseCoopers LLP
21.1	List of subsidiaries**
23.1	Consents of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)†
23.3	Consent of F.W. Dodge (filed as Exhibit 23.3 to Amendment No. 1 to our Registration Statement on Form S-1 filed on August 25, 2006)
23.4	Consent of Euromonitor International (filed as Exhibit 23.4 to Amendment No. 2 to our Registration Statement on Form S-1 filed on September 18, 2006)
24.1	Powers of Attorney (included in the signature pages of our Registration Statement on Form S-1 filed on July 14, 2006)
24.2	Power of Attorney of Mark P. Frissora (filed as Exhibit 24.2 to Amendment No. 1 to our Registration Statement on Form S-1 filed on August 25, 2006)

24.3	Powers of Attorney (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)

*
Indicates management compensation plan.

**
Incorporated by reference to the exhibit of the same number to the Current Report on Form 8-K of The Hertz Corporation, as filed on March 31, 2006.

†
To be filed by amendment.

        As of October 27, 2006, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

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CALCULATION OF REGISTRATION FEE
SUMMARY
Our Company
Our Segments
Our Markets
Our Strengths
Our Strategy
Recent Developments
Principal Stockholders
The Offering
Risk Factors
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
RECENT TRANSACTIONS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Hertz Global Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2005 (Dollars in millions except per share data)
Hertz Global Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 30, 2005 (Dollars in millions except per share data)
Hertz Global Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 30, 2006 (Dollars in millions except per share data)
Hertz Global Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of June 30, 2006 (Dollars in millions)
Hertz Global Holdings, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Dollars in millions)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Ford Option Grants in Last Fiscal Year(1)
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plan Awards in Last Fiscal Year
Pension Plan Table
Hertz Holdings Option Grants in Current Fiscal Year(1)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Dollar Notes
Senior Euro Notes
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
Paid by Hertz Holdings
Paid by the Selling Stockholders
LEGAL MATTERS
EXPERTS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in Thousands of Dollars) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in Thousands of Dollars except per share data) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in Thousands of Dollars) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Unaudited
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in Thousands of Dollars except share data)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in Thousands of Dollars except share data)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY BALANCE SHEET (in Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENT OF OPERATIONS (in Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENT OF STOCKHOLDERS' EQUITY (in Thousands of Dollars except share data)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENT OF CASH FLOWS (in Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX